SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

Davel Communications, Inc.

(Name of Registrant as Specified In Its Charter)

Davel Communications, Inc. and PhoneTel Technologies, Inc.

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

DAVEL COMMUNICATIONS, INC.
NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS
PHONETEL TECHNOLOGIES, INC.
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS
SUMMARY
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA
Davel Communications, Inc.(1)
Selected Historical and Pro Forma Financial Data
PhoneTel Technologies, Inc.(1)
Selected Historical Financial Data
COMPARATIVE PER SHARE DATA
COMPARATIVE MARKET PRICES AND DIVIDENDS
FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE
RISK FACTORS
Risk Factors Relating to the Transactions
Risk Factors Associated with Davel’s Business Following the Transactions
MEETINGS, VOTING AND PROXIES
Davel Annual Meeting of Stockholders
PhoneTel Special Meeting of Stockholders
BACKGROUND OF THE TRANSACTIONS
PROPOSAL NO. 1
APPROVAL OF THE TRANSACTIONS
General
Required Vote
Recommendation of the Davel Board of Directors; Reasons of Davel for the Transactions
Fairness Opinion of Davel Financial Advisor
Recommendation of the PhoneTel Board of Directors; Reasons of PhoneTel for the Transactions
Fairness Opinion of PhoneTel Financial Advisor
Interests of Certain Persons
Federal Income Tax Considerations
Regulatory Approvals
Accounting Treatment
Dissenters’ Rights
Resales of Davel Common Stock Received in Connection with the Transactions
Stock Exchange Listing of Davel Common Stock
THE MERGER AGREEMENT
Conversion of Shares in the PhoneTel Merger
Conversion of Shares in the Davel Merger
Conversion of PhoneTel Options and Warrants
Amendment to Davel’s 2000 Long-Term Equity Incentive Plan
Fractional Shares
Exchange of Stock Certificates
Representations and Warranties
Certain Covenants
No Solicitation of Acquisition Proposals
Indemnification
Conditions to Obligations to Effect the Transactions
Employee Matters
Termination
Effect of Termination
Amendment and Waiver
Amendment No. 1
The Exchange Agreement
The Commitment Letter
The PhoneTel Voting Agreements
The Davel Voting Agreements
OPERATION, MANAGEMENT AND BUSINESS OF DAVEL AFTER THE TRANSACTIONS
Business of Davel
Financing
Board of Directors
Executive Officers
Executive Compensation
Davel Principal Stockholders
Certain Relationships and Related Party Transactions
Listing of Davel Common Stock
Dividends
DAVEL UNAUDITED PRO FORMA FINANCIAL STATEMENTS
Davel Communications, Inc. Unaudited Pro Forma Condensed Consolidated Balance Sheet
Davel Communications, Inc. Unaudited Pro Forma Condensed Consolidated Statement of Operations
Davel Communications, Inc. Unaudited Pro Forma Condensed Consolidated Statement of Operations
Davel Communications, Inc. Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
PROPOSAL NO. 2
CHARTER AMENDMENTS
Davel Charter Amendment
PhoneTel Charter Amendment
REGULATORY MATTERS PERTAINING TO DAVEL AND PHONETEL
BUSINESS OF DAVEL
DAVEL MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS OF PHONETEL
PHONETEL MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS
BENEFICIAL OWNERSHIP OF PHONETEL COMMON STOCK
EXECUTIVE COMPENSATION OF PHONETEL
DESCRIPTION OF DAVEL CAPITAL STOCK
COMPARISON OF STOCKHOLDERS’ RIGHTS
DISSENTERS’ RIGHTS
Dissenters’ Rights of Davel Stockholders
Dissenters’ Rights of PhoneTel Stockholders
PROPOSAL NO. 3 ELECTION OF DAVEL’S DIRECTORS
DAVEL EXECUTIVE OFFICER AND DIRECTOR COMPENSATION AND BENEFITS
Executive Officers
Summary Compensation Table
Option Grants in Last Fiscal Year
Committees and Meetings of the Davel Board of Directors
Audit Committee Report
Beneficial Ownership of Davel Common Stock
Certain Relationships and Related Party Transactions
Compensation Committee Interlocks and Insider Participation
Performance Graph
SHAREHOLDER PROPOSALS FOR DAVEL ANNUAL MEETING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND INFORMATION
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
APPENDIX A
APPENDIX B
APPENDIX C
APPENDIX D
APPENDIX E

DAVEL COMMUNICATIONS, INC.

10120 Windhorst Road
Tampa, FL 33619

NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS

DATE: JULY 11, 2002

TIME: 9:00 A.M., LOCAL TIME
PLACE: 10120 WINDHORST ROAD
TAMPA, FLORIDA 33619

To the Stockholders of Davel Communications, Inc.:

      We invite you to attend our 2002 Annual Meeting of stockholders to consider and vote on the following:

•	To approve the transactions contemplated by a reorganization and merger agreement with PhoneTel Technologies, Inc. and related agreements under which (1) indebtedness of Davel in an aggregate amount, including accrued interest, of approximately $218.8 million (plus interest accrued after June 30, 2002) will be exchanged for 380,612,730 shares of Davel common stock; (2) indebtedness of PhoneTel in an aggregate amount, including accrued interest and fees, of approximately $33.2 million (plus interest accrued after June 30, 2002) will be exchanged for 112,246,511 shares of PhoneTel common stock; and (3) a wholly owned indirect subsidiary of Davel will merge with and into PhoneTel, with each share of PhoneTel common stock (including the shares issued in exchange for PhoneTel indebtedness) being converted into the right to receive 1.8233 shares of Davel common stock and PhoneTel surviving as a wholly owned indirect subsidiary of Davel;

•	To amend Davel’s certificate of incorporation to increase the number of authorized shares of Davel common stock from 50 million to 1 billion;

•	To elect six members of the board of directors of Davel who will serve until the earlier of the effective time of the transactions or the expiration of their terms; and

•	To transact such other business as may properly come before the meeting and any adjournments thereof.

      The effectiveness of the proposal to approve the transactions contemplated by the reorganization and merger agreement and related agreements and the proposal to approve the amendment of Davel’s certificate of incorporation are each contingent upon the approval of the other.

      Only holders of record of common stock, $.01 par value, of Davel, at the close of business on May 22, 2002, are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

By Order of the Board of Directors,

BRUCE W. RENARD
President

June 3, 2002
Tampa, Florida

     PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU SIGN AND RETURN YOUR PROXY CARD WITHOUT SPECIFYING THE MANNER IN WHICH YOU WOULD LIKE YOUR STOCK TO BE VOTED, YOUR STOCK WILL BE VOTED FOR THE APPROVAL OF THE PROPOSALS.

     THE BOARD OF DIRECTORS OF DAVEL UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE PROPOSALS.

PHONETEL TECHNOLOGIES, INC.

1001 Lakeside Avenue, 7th Floor
Cleveland, OH 44114

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

DATE: JULY 11, 2002

TIME: 9:00 A.M., LOCAL TIME
PLACE: PHONETEL TECHNOLOGIES, INC.
1001 LAKESIDE AVENUE, 7TH FLOOR
CLEVELAND, OHIO 44114

To the Stockholders of PhoneTel Technologies, Inc.:

      We invite you to attend our Special Meeting of stockholders to consider and vote on the following:

•	To approve the transactions contemplated by a reorganization and merger agreement with Davel Communications, Inc. and related agreements under which (1) indebtedness of Davel in an aggregate amount, including accrued interest, of approximately $218.8 million (plus interest accrued after June 30, 2002) will be exchanged for 380,612,730 shares of Davel common stock; (2) indebtedness of PhoneTel in an aggregate amount, including accrued interest and fees, of approximately $33.2 million (plus interest accrued after June 30, 2002) will be exchanged for 112,246,511 shares of PhoneTel common stock; and (3) a wholly owned indirect subsidiary of Davel will merge with and into PhoneTel, with each share of PhoneTel common stock (including the shares issued in exchange for PhoneTel indebtedness) being converted into the right to receive 1.8233 shares of Davel common stock and PhoneTel surviving as a wholly owned indirect subsidiary of Davel;

•	To amend PhoneTel’s articles of incorporation to increase the number of authorized shares of PhoneTel common stock from 45 million to 125 million; and

•	To transact such other business as may properly come before the meeting and any adjournments thereof.

      The effectiveness of the proposal to approve the transactions contemplated by the reorganization and merger agreement and related agreements and the proposal to approve the amendment of PhoneTel’s articles of incorporation are each contingent upon the approval of the other.

      Only holders of record of common stock, $.01 par value, of PhoneTel, at the close of business on May 28, 2002, are entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

By Order of the Board of Directors,

JOHN D. CHICHESTER
Chief Executive Officer

June 3, 2002
Cleveland, Ohio

     PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU SIGN AND RETURN YOUR PROXY CARD WITHOUT SPECIFYING THE MANNER IN WHICH YOU WOULD LIKE YOUR STOCK TO BE VOTED, YOUR STOCK WILL BE VOTED FOR THE APPROVAL OF THE PROPOSALS.

     THE BOARD OF DIRECTORS OF PHONETEL UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE PROPOSALS.

JOINT PROXY STATEMENT/ PROSPECTUS PROPOSED MERGERS — YOUR VOTE IS VERY IMPORTANT

      The boards of directors of Davel and PhoneTel have both approved a reorganization and merger agreement, which we refer to as the “merger agreement,” that would have the effect of causing PhoneTel to become a wholly owned indirect subsidiary of Davel. We refer to this merger as the “PhoneTel merger.” In the PhoneTel merger, each PhoneTel stockholder will receive 1.8233 shares of Davel common stock for each share of PhoneTel stock held by the stockholder.

      Prior to the completion of the PhoneTel merger, PhoneTel’s junior lenders (described below) will exchange approximately $33.2 million of outstanding PhoneTel debt (plus interest accrued after June 30, 2002) for PhoneTel common stock, which will subsequently be exchanged for Davel common stock in the PhoneTel merger, and Davel’s junior lenders (described below) will exchange approximately $218.8 million of outstanding Davel debt (plus interest accrued after June 30, 2002) for all of the outstanding common stock of DF Merger Corp., which is currently a wholly owned indirect subsidiary of Davel. We refer to these exchanges as the “Davel debt exchange” and the “PhoneTel debt exchange,” and we refer to PhoneTel’s lenders and Davel’s lenders that are parties to the credit agreements being restructured in the debt exchanges as the “junior lenders” and to the debt being restructured as “junior indebtedness.” Following the Davel debt exchange, pursuant to the merger agreement, DF Merger Corp. will be merged into Davel Financing Company, L.L.C., a wholly owned subsidiary of Davel, with Davel’s junior lenders receiving shares of Davel common stock in exchange for their shares of DF Merger Corp. We refer to this merger as the “Davel merger” and refer to the debt exchanges, together with the PhoneTel merger and the Davel merger, as the “transactions.” The debt exchanges are a condition to the completion of the PhoneTel merger.

      We expect the Davel common stock to continue to trade on the Nasdaq OTC Market under the symbol “DAVL.OB.”

We are asking Davel stockholders to approve:

•	The merger agreement and the related agreements under which the transactions will be effected;

•	The amendment of Davel’s certificate of incorporation to increase Davel’s authorized shares to 1 billion, approval of which is necessary to permit the transactions to occur; and

•	The election of six directors to the Davel board of directors who will serve until the earlier of the effective time of the transactions or the expiration of their terms.

We are asking PhoneTel stockholders to approve:

•	The merger agreement and the related agreements under which the transactions will be effected;

•	The amendment of PhoneTel’s articles of incorporation to increase the authorized shares to 125 million, approval of which is necessary to permit the transactions to occur.

Be sure to read the “Risk Factors” beginning on page 19.

       YOUR VOTE IS IMPORTANT. Please vote on these proposals by completing and mailing the enclosed proxy card, even if you plan to attend a stockholders meeting. Also, you should read this document carefully before you vote. It provides detailed information about the transactions. You may obtain more information about Davel and PhoneTel from documents that we have filed with the SEC.

      Neither the SEC nor any state securities regulators have approved the Davel common stock to be issued in connection with this document or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.

      The date of this joint proxy statement/prospectus is June 3, 2002, and it is first being mailed to stockholders of Davel and PhoneTel on or about June 4, 2002.

JOINT PROXY STATEMENT/ PROSPECTUS TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS	1
SUMMARY	6
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA	13
Davel Communications, Inc. Selected Historical and Pro Forma Financial Data	13
PhoneTel Technologies, Inc. Selected Historical Financial Data	15
COMPARATIVE PER SHARE DATA	16
COMPARATIVE MARKET PRICES AND DIVIDENDS	17
FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE	18
RISK FACTORS	19
Risk Factors Relating to the Transactions	19
Risk Factors Associated with Davel’s Business Following the Transactions	22
MEETINGS, VOTING AND PROXIES	25
Davel Annual Meeting of Stockholders	25
PhoneTel Special Meeting of Stockholders	26
BACKGROUND OF THE TRANSACTIONS	28
PROPOSAL NO. 1
APPROVAL OF THE TRANSACTIONS	32
General	32
Required Vote	33
Recommendation of the Davel Board of Directors; Reasons of Davel for the Transactions	33
Fairness Opinion of Davel Financial Advisor	35
Recommendation of the PhoneTel Board of Directors; Reasons of PhoneTel for the Transactions	38
Fairness Opinion of PhoneTel Financial Advisor	40
Interests of Certain Persons	44
Federal Income Tax Considerations	45
Regulatory Approvals	46
Accounting Treatment	46
Dissenters’ Rights	46
Resales of Davel Common Stock Received in Connection with the Transactions	46
Stock Exchange Listing of Davel Common Stock	47
THE MERGER AGREEMENT	47
Conversion of Shares in the PhoneTel Merger	47
Conversion of Shares in the Davel Merger	47
Conversion of PhoneTel Options and Warrants	48
Amendment to Davel’s 2000 Long-Term Equity Incentive Plan	48
Fractional Shares	48
Exchange of Stock Certificates	48
Representations and Warranties	50
Certain Covenants	52
No Solicitation of Acquisition Proposals	55
Indemnification	55
Conditions to Obligations to Effect the Transactions	55
Employee Matters	56
Termination	56
Effect of Termination	57
Amendment and Waiver	57
Amendment No. 1	57
The Exchange Agreement	57
The Commitment Letter	62
The PhoneTel Voting Agreements	63
The Davel Voting Agreements	64
OPERATION, MANAGEMENT AND BUSINESS OF DAVEL AFTER THE TRANSACTIONS	64
Business of Davel	64
Financing	65
Board of Directors	65
Executive Officers	66
Executive Compensation	66
Davel Principal Stockholders	67
Certain Relationships and Related Party Transactions	67
Listing of Davel Common Stock	67
Dividends	67

DAVEL UNAUDITED PRO FORMA FINANCIAL STATEMENTS	69
Unaudited Pro Forma Condensed Consolidated Balance Sheet	69
Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Three Months Ended March 31, 2002	70
Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Year Ended December 31, 2001	71
Davel Communications, Inc. Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	72
PROPOSAL NO. 2
CHARTER AMENDMENTS	76
Davel Charter Amendment	76
PhoneTel Charter Amendment	77
REGULATORY MATTERS PERTAINING TO DAVEL AND PHONETEL	78
BUSINESS OF DAVEL	83
DAVEL MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	92
BUSINESS OF PHONETEL	107
PHONETEL MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS	115
BENEFICIAL OWNERSHIP OF PHONETEL COMMON STOCK	130
EXECUTIVE COMPENSATION OF PHONETEL	131
DESCRIPTION OF DAVEL CAPITAL STOCK	133
COMPARISON OF STOCKHOLDERS’ RIGHTS	134
DISSENTERS’ RIGHTS	141
Dissenters’ Rights of Davel Stockholders	141
Dissenters’ Rights of PhoneTel Stockholders	141
PROPOSAL NO. 3
ELECTION OF DAVEL’S DIRECTORS	144
DAVEL EXECUTIVE OFFICER AND DIRECTOR COMPENSATION AND BENEFITS	145
Executive Officers	145
Summary Compensation Table	146
Option Grants in Last Fiscal Year	147
Compensation Committee Report	150
Audit Committee Report	151
Beneficial Ownership of Davel Common Stock	153
Certain Relationships and Related Party Transactions	154
Compensation Committee Interlocks and Insider Participation	154
Performance Graph	155
SHAREHOLDER PROPOSALS FOR DAVEL ANNUAL MEETING	155
LEGAL MATTERS	156
EXPERTS	156
WHERE YOU CAN FIND INFORMATION	156
INDEX TO FINANCIAL STATEMENTS	F-1
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS	F-2
APPENDIX A
Davel Charter Amendment	A-1
APPENDIX B
PhoneTel Charter Amendment	B-1
APPENDIX C
Fairness Opinion of Marshall & Stevens, Inc. with Respect to the Transactions	C-1
APPENDIX D
Fairness Opinion of Ladenburg Thalman & Co., Inc. with Respect to the Transactions	D-1
APPENDIX E
Statutory Provisions under Ohio Law with Respect to Dissenters’ Rights	E-1

ii

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS

Q1:	What are the transactions?

A1:	The transactions are a series of proposed transactions involving Davel, PhoneTel, Davel’s junior lenders and PhoneTel’s junior lenders. This series of transactions has two principal components: (1) the PhoneTel and Davel mergers and (2) the debt exchanges. The mergers and the debt exchanges are described in Questions 2, 3 and 4 below.

For more information, see pages 47 and 57.

Q2:	What is the PhoneTel merger?

A2:	This is the proposed transaction that will combine the businesses of Davel and PhoneTel. Immediately after the debt exchanges, a subsidiary of Davel will merge with and into PhoneTel, which will survive as a subsidiary of Davel.

For more information, see pages 47 and 48.

Q3:	What is the Davel merger?

A3:	The Davel merger will facilitate the Davel debt exchange. Davel’s junior lenders will exchange approximately $218.8 million of outstanding Davel debt (plus interest accrued after June 30, 2002) for all of the outstanding common stock of DF Merger Corp., which is currently a wholly owned subsidiary of Davel. Following the Davel debt exchange and immediately prior to the PhoneTel merger, DF Merger Corp. will be merged into Davel Financing Company, L.L.C., a wholly owned subsidiary of Davel, with Davel’s junior lenders receiving shares of Davel common stock in exchange for their shares of DF Merger Corp.

For more information, see pages 47 and 48.

Q4:	What are the debt exchanges?

A4:	Immediately prior to the PhoneTel merger, Davel’s junior lenders will exchange approximately $218.8 million (plus interest accrued after June 30, 2002) of Davel’s outstanding debt for 93% of the fully-diluted Davel common stock, and PhoneTel’s junior lenders will exchange approximately $33.2 million (plus interest accrued after June 30, 2002) of PhoneTel’s outstanding debt for 87% of the fully-diluted PhoneTel common stock. Together, Davel’s and PhoneTel’s junior lenders will own 90.81% of the fully-diluted Davel common stock after the transactions. After the debt exchanges and the mergers, $100 million of the approximately $352 million in aggregate principal amount of debt owed to Davel’s and PhoneTel’s respective junior lenders as of the date of this joint proxy statement/prospectus will remain outstanding as part of Davel’s consolidated debt.

For more information, see page 57.

Q5:	What will happen to PhoneTel as a result of the PhoneTel merger?

A5:	After the PhoneTel merger, PhoneTel will be an indirect wholly owned subsidiary of Davel.

For more information, see pages 47 and 48.

Q6:	What are the purposes of the transactions?

A6:	The transactions have two principal purposes. First, the transactions are expected to produce an entity whose strengths exceed that of either Davel or PhoneTel as they currently exist. The synergies resulting from the transactions should allow the merged entity to capture benefits from both (1) more favorable vendor and customer relationships as a result of its improved financial condition and (2) decreased costs stemming from more efficient concentration of payphone routes and the elimination of redundant operating, general and administrative expenses. Second, the transactions will create an entity with a far lower debt burden than that which is currently carried by Davel and PhoneTel. This debt reduction will mean that the merged entity will have lower debt servicing costs than are currently borne by the two companies. By operating with a reduced debt level and correspondingly reduced debt servicing costs, the merged entity should be better positioned to compete in the highly competitive public communications industry than can either Davel or PhoneTel alone.

For more information, see pages 33 and 38.

Q7:	What will PhoneTel stockholders receive if the transactions occur?

A7:	Stockholders of PhoneTel will receive 1.8233 shares of Davel common stock for each share of PhoneTel common stock they own. For more information, see page 47.

Q8:	What will Davel stockholders receive if the transactions occur?

A8:	Stockholders of Davel will receive nothing in the mergers but are expected to benefit from the synergies resulting from the PhoneTel merger and from the greatly reduced debt level Davel will operate under after the debt exchange.

For more information, see page 33.

Q9:	What are the tax considerations of the transactions?

A9:	The transactions are intended to be tax-free to you for federal income tax purposes (other than, in the case of PhoneTel stockholders, with respect to cash received instead of fractional shares).

For more information, see page 45.

Q10:	What Davel stockholder votes are required?

A10:	The transactions will not occur unless there is an affirmative vote of the holders of a majority of the shares of Davel’s common stock outstanding as of the record date approving (1) the merger agreement and the related agreements under which the transactions will be effected and (2) the Davel charter amendment. The Davel charter amendment is described in Question 11 below. Each holder of Davel common stock is entitled to one vote per share.

For more information, see pages 25 and 33.

Q11:	What is the Davel charter amendment?

A11:	The Davel charter amendment is an amendment to Davel’s certificate of incorporation that will increase the authorized common stock of Davel from 50 million to 1 billion shares. The Davel charter will not be amended if the merger agreement and the related agreements are not approved by both Davel and PhoneTel stockholders. The Davel charter amendment is necessary to effect the Davel merger and the PhoneTel merger.

For more information, see pages 25 and 76.

Q12:	What PhoneTel stockholder votes are required?

A12:	The transactions will not occur unless there is an affirmative vote of the holders of a majority of the shares of PhoneTel’s common stock outstanding as of the record date approving (1) the merger agreement and the related agreements under which the transactions will be effected and (2) the PhoneTel charter amendment. The PhoneTel charter amendment is described in Question 13 below. Each holder of PhoneTel common stock is entitled to one vote per share.

For more information, see pages 27 and 33.

Q13:	What is the PhoneTel charter amendment?

A13:	The PhoneTel charter amendment is an amendment to PhoneTel’s articles of incorporation that will increase the authorized common stock of PhoneTel from 45 million to 125 million shares. The PhoneTel charter amendment is necessary to effect the PhoneTel debt exchange.

For more information, see page 77.

Q14:	When do you expect the transactions to be completed?

A14:	We are working towards completing the transactions as soon as possible. For the transactions to occur, they must be approved by the stockholders of both companies and certain other conditions set forth in the exchange and merger agreements must be satisfied. These conditions are described in greater detail in Questions 15 and 16 below. If the stockholders of PhoneTel and Davel approve the transactions, we expect to complete the transactions in the third quarter of 2002.

Q15:	What are the principal conditions to the PhoneTel merger?

A15:	The merger agreement is subject to a number of conditions that must be satisfied before the transactions can be completed. These conditions include, among others:

•	approval of the merger agreement and the related agreements under which the transactions will be effected by the Davel and PhoneTel stockholders;

•	absence of any judgment, injunction, order or decree or other action permanently enjoining, restraining or otherwise prohibiting the transactions;

•	consummation of the debt exchanges; and

•	continued availability of Davel’s and PhoneTel’s new $10 million senior credit facility.

       For more information, see pages 55 and 56.

Q16:	What are the principal conditions to the debt exchanges?

A16:	The debt exchanges are subject to a number of conditions that must be satisfied before the transactions can be completed. These conditions include, among others:

•	approval of the merger agreement and the related agreements under which the transactions will be effected by the Davel and PhoneTel stockholders;

•	absence of any event or circumstance that shall have occurred between January 1, 2002 and the time of the PhoneTel merger that has caused or would reasonably be expected to cause a material adverse effect to either Davel or PhoneTel;

•	satisfaction of the conditions to the closing of the merger agreement (other than the consummation of the debt exchanges);

•	receipt of all material applicable governmental and contractual consents;

•	absence of any arbitration or adversarial proceeding seeking to enjoin or challenge the transactions;

•	entry into a registration rights agreement among Davel, Davel’s junior lenders and PhoneTel’s junior lenders;

•	receipt of certain legal opinions by Davel’s junior lenders and PhoneTel’s junior lenders; and

•	absence of any assertion of appraisal rights by any PhoneTel stockholder in connection with the transactions or the waiver of such requirement by the Davel and PhoneTel junior lenders.

       For more information, see pages 61 and 62.

Q17:	Do the Davel stockholders have appraisal rights in connection with the transactions?

A17:	No. Davel stockholders are not entitled to dissenters’ rights or appraisal rights in connection with the transactions.

For more information, see pages 26 and 141.

Q18:	Do the PhoneTel stockholders have appraisal rights in connection with the transactions?

A18:	Yes. Under Ohio law, PhoneTel stockholders are entitled to dissenters’ rights in connection with the PhoneTel merger.

For more information, see page 138 and pages 141 to 143.

Q19:	What do I need to do now?

A19:	After you read and consider carefully the information contained in this document, please fill out and sign and date your proxy card. Then mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the Davel Annual Meeting or the PhoneTel Special Meeting, as applicable.

Q20:	What if I don’t vote?

A20:	If you are a Davel stockholder and you:

•	fail to execute and mail either your proxy card or voting instructions, telephone your response or vote in person, your stock will not be counted for purposes of establishing a quorum and your failure to respond will have the same effect as a vote AGAINST the approval of the merger agreement and the related agreements under which the transactions will be effected and the Davel charter amendment but will have no effect upon the election of the six nominees to the Davel board of directors;

•	execute and mail your voting instructions, and your stock is held by a brokerage firm or a bank, and you do not indicate how you want to vote, your stock will be counted for purposes of establishing a quorum and your broker or bank non-vote will have the same effect as a vote AGAINST the approval of the merger agreement and the related agreements under which the transactions will be effected and the Davel charter amendment but will have no effect upon the election of the six nominees to the Davel board of directors; or

•	execute and mail your proxy card, telephone your response or vote in person and you are a registered holder and do not indicate how you want to vote, your stock will be voted FOR the approval of the merger agreement and the related agreements under which the transactions will be effected and the Davel charter amendment and FOR the election of the six nominees to the Davel board of directors.

       For more information, see pages 25 and 26.

       If you are a PhoneTel stockholder and you:

•	fail to execute and mail either your proxy card or voting instructions, telephone your response or vote in person, your stock will not be counted for purposes of establishing a quorum and your failure to respond will have the same effect as a vote AGAINST the approval of the merger agreement and the related agreements under which the transactions will be effected and the PhoneTel charter amendment;

•	execute and mail your voting instructions, and your stock is held by a brokerage firm or a bank, and you do not indicate how you want to vote, your stock will be counted for purposes of establishing a quorum and your broker or bank non-vote will have the same effect as a vote AGAINST the approval of the merger agreement and the related agreements under which the transactions will be effected and the PhoneTel charter amendment; or

•	execute and mail your proxy card, telephone your response or vote in person and you are a registered holder and do not indicate how you want to vote, your stock will be voted FOR the approval of the merger agreement and the related agreements under which the transactions will be effected and the PhoneTel charter amendment.

       For more information, see pages 26 and 27.

Q21:	If my stock is held in “street name” by my broker, will my broker vote my stock for me?

A21:	You should contact your brokerage firm or bank and it can give you instructions on how to vote your stock. Your broker cannot vote your stock unless it receives appropriate instructions from you.

For more information, see pages 25 to 27.

Q22:	Can I change my vote or revoke my proxy after I have mailed my signed proxy card?

A22:	Yes. You can change your vote at any time before your proxy is voted at the Davel Annual Meeting or the PhoneTel Special Meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these methods, you must timely submit your notice of revocation or your new proxy card to the appropriate company at the address shown below. Third, you can attend the Davel Annual Meeting or the PhoneTel Special Meeting and vote in person. Simply attending a meeting, however, will not revoke your proxy. If you have instructed a broker to vote your stock, you must follow directions received from your broker to change your vote.

For more information, see pages 26 and 27.

Q23:	If I am a PhoneTel stockholder, should I send in my stock certificates now?

A23:	No. After we have completed the transactions, we will send you written instructions informing you how to exchange your stock certificates. Please DO NOT send in your stock certificates with your proxy.

For more information, see page 49.

Q24:	What should I do if I have other questions?

A24:	If you are a Davel stockholder and have any questions about the transactions, how to complete and submit your proxy card, or if you would like to request additional copies of this document, contact Davel’s corporate secretary as follows:

Davel Communications, Inc.
10120 Windhorst Road
Tampa, FL 33619
(813) 628-8000

If you are a PhoneTel stockholder and have any questions about the transactions, how to complete and submit your proxy card, or if you would like to request additional copies of this document, contact PhoneTel’s corporate secretary as follows:

PhoneTel Technologies, Inc.
1001 Lakeside Avenue, 7th Fl.
Cleveland, OH 44114
(216) 241-2555

      You may also obtain free copies of documents publicly filed by Davel and PhoneTel at the SEC’s Internet World Wide Web site at “http://www.sec.gov” and for Davel at Davel’s Internet World Wide Web site at “http://www.davelgroup.com”. We are not incorporating the contents of these World Wide Web sites into this document, but are providing this information for your convenience.

      For more information on how to obtain copies of documents that Davel and PhoneTel have filed with the SEC, see “Where You Can Find Information” on page 156.

SUMMARY

      In this summary, we highlight selected information which we describe in greater detail elsewhere in this document. This summary does not contain all of the important information contained in this document. You should read carefully this entire document and the other documents to which we refer you for a more complete understanding of the transactions. In addition, we incorporate by reference into this document important information about Davel and PhoneTel that is set forth in other documents that these companies have filed publicly with the SEC. You may obtain information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find Information” that begins on page 156. As used in this document, unless the context requires otherwise, “we” means Davel and PhoneTel.

General

      Davel and PhoneTel are parties to a merger agreement and related agreements that would result in (1) the exchange of an aggregate amount of approximately $218.8 million of junior indebtedness of Davel (plus interest accrued after June 30, 2002) for shares of Davel common stock representing 59.06% of Davel’s fully-diluted common stock following the transactions, (2) the exchange of an aggregate amount of approximately $33.2 million of junior indebtedness of PhoneTel (plus interest accrued after June 30, 2002) for shares of PhoneTel common stock that will be exchanged in the PhoneTel merger for 31.75% of Davel’s fully-diluted common stock following the transactions, and (3) the businesses of Davel and PhoneTel being combined. Following the transactions, the Davel and PhoneTel junior lenders will own approximately 90.81% of Davel’s fully-diluted common stock. The merger agreement and the related agreements under which the transactions will be effected must be approved by the stockholders of each of Davel and PhoneTel in order for the combination to be completed. If the merger agreement and the related agreements under which the transactions will be effected and the charter amendments are approved and the other conditions to completion of the transactions are satisfied, PhoneTel will become a wholly owned indirect subsidiary of Davel. This joint proxy statement/prospectus is being sent to stockholders of both companies. It contains important information, including information about your ownership interest in Davel following the transactions, that you should consider in determining how you wish to vote at the stockholder meetings that Davel and PhoneTel will hold to consider and vote upon these proposals.

The Companies

Davel Communications, Inc.

(See page 83)

      Davel is one of the leading independent payphone service providers, or IPPs, in the United States. Davel owns and operates a network of approximately 48,000 payphones in 44 states and the District of Columbia.

      Davel’s principal executive offices are located at 10120 Windhorst Road, Tampa, Florida 33619, and Davel’s phone number is (813) 628-8000.

PhoneTel Technologies, Inc.

(See page 107)

      PhoneTel is also one of the leading IPPs in the United States with an installed base of approximately 29,000 payphones in service in 45 states and the District of Columbia.

      PhoneTel’s principal executive offices are located at 1001 Lakeside Avenue, 7th Floor, Cleveland, Ohio 44114, and PhoneTel’s phone number is (216) 241-2555.

      Following completion of the transactions, the business of Davel will include the business of PhoneTel. Davel will be the largest IPP in the United States, with an installed base of approximately 77,000 payphones.

Reasons for the Transactions

(See pages 33 and 38)

      Completion of the transactions should enable Davel, which will be the largest independent payphone provider in the United States, to compete more effectively in the U.S. payphone industry. We believe that Davel should be able to achieve synergies, cost savings and other benefits, such as the following:

•	enhanced likelihood of its being able to operate as a going concern;

•	improved financial structure with significantly less indebtedness;

•	enhanced relationships with vendors and customers due to improved financial condition;

•	reduction in overhead costs from the elimination of duplicative administrative and operational facilities and personnel;

•	greater bargaining power to negotiate lower line and transmission costs; and

•	increased route efficiencies due to higher concentrations of payphones in certain areas.

The Stockholder Meetings

Davel Annual Meeting

(See page 25)

      The Davel Annual Meeting of Stockholders is scheduled to be held on July 11, 2002, at 9:00 a.m., local time, at 10120 Windhorst Road, Tampa, Florida. Stockholders of Davel will be asked to consider and vote upon the following proposals at the Davel Annual Meeting:

•	the merger agreement and the related agreements under which the transactions will be effected;

•	the Davel charter amendment; and

•	the election of six directors to the Davel board of directors who will serve until the earlier of the effective time of the transactions or the expiration of their terms.

      Although the first two proposals are separate matters to be voted upon by Davel stockholders, each of these proposals is conditioned upon the other. This means that BOTH of these proposals must be approved by Davel stockholders in order for Davel to obtain the requisite Davel stockholder approval to complete the transactions. Accordingly, if you wish to approve the merger agreement and the related agreements, you should vote to approve BOTH of these proposals.

PhoneTel Special Meeting

(See page 26)

      At the PhoneTel Special Meeting of Stockholders, which is scheduled to be held on July 11, 2002, at 9:00 a.m., local time, at 1001 Lakeside Avenue, 7th Floor, Cleveland, Ohio 44114, PhoneTel stockholders will be asked to consider and vote upon the following proposals:

•	the merger agreement and the related agreements under which the transactions will be effected; and

•	the PhoneTel charter amendment.

      Although these two proposals are separate matters to be voted upon by PhoneTel stockholders, each of these proposals is conditioned upon the other. This means that BOTH of these proposals must be approved by PhoneTel stockholders in order for PhoneTel to obtain the requisite PhoneTel stockholder approval to complete the transactions. Accordingly, if you wish to approve the merger agreement and the related agreements, you should vote to approve BOTH of these proposals.

Description of the Transactions

      The transactions are comprised of two principal components: (1) the PhoneTel and Davel mergers and (2) the debt exchanges. The completion of the mergers and debt exchanges are each conditioned upon the completion of the other.

The PhoneTel Merger

(See pages 47 and 48)

      The boards of directors of Davel and PhoneTel have both approved the merger agreement under which PhoneTel will merge with a newly formed, wholly owned indirect subsidiary of Davel. As a result of this merger, PhoneTel will become a wholly owned indirect subsidiary of Davel. If you are a PhoneTel stockholder, you will receive 1.8233 shares of Davel common stock for each share of PhoneTel common stock that you own at the time of completion of the transactions.

The Davel Merger

(See pages 47 and 48)

      Under the merger agreement, DF Merger Corp. will merge with and into Davel Financing Company, L.L.C., with Davel Financing Company, L.L.C. surviving. In the Davel merger, the 1,000 shares of the common stock of DF Merger Corp., all of which will be owned by Davel’s junior lenders as a result of the Davel debt exchange, will be converted into 380,612,730 shares of Davel common stock. If you are a current Davel stockholder, you will not receive anything in the Davel merger.

The Debt Exchanges

(See page 57)

      The boards of directors of both Davel and PhoneTel have approved an exchange agreement under which the Davel debt exchange and PhoneTel debt exchange will occur, which we refer to as the “exchange agreement.”

      Davel Debt Exchange. Under the terms of the exchange agreement, Davel’s junior lenders will receive all of the outstanding shares of DF Merger Corp. in exchange for that amount of debt as will reduce Davel’s junior bank debt to $63.5 million. While the exact amount of debt that is exchanged will vary depending on when the transactions are completed (because the completion date affects how much interest accrues on the debt), a completion date in the third quarter of 2002 will eliminate between $218.8 million and $223.3 million of Davel’s then outstanding indebtedness. The Davel junior lenders will then receive 380,612,730 shares of Davel common stock in exchange for their shares of DF Merger Corp. pursuant to the Davel merger.

      PhoneTel Debt Exchange. Under the exchange agreement, PhoneTel’s junior lenders will receive 112,246,511 shares of PhoneTel common stock in exchange for that amount of debt as will reduce PhoneTel’s junior bank debt to $36.5 million. While the exact amount of debt that is exchanged will vary depending on when the transactions are completed (because the completion date affects how much interest and fees accrue on the debt), a completion date in the third quarter of 2002 will eliminate between $33.2 million $36.9 million of PhoneTel’s then outstanding debt. PhoneTel’s junior lenders will then exchange this PhoneTel common stock for 204,659,064 shares of Davel common stock in the PhoneTel merger.

The Restructured Credit Facility

(See page 62)

      The boards of directors of both Davel and PhoneTel have approved a commitment letter pursuant to the transactions which anticipates the remaining outstanding debt of both Davel and PhoneTel held by the junior lenders being consolidated into a single $100 million credit facility, which we refer to as the “restructured credit facility.” After the completion of the transactions, Davel and all of its subsidiaries, including PhoneTel, will be liable for the restructured credit facility, and the restructured credit facility will be subordinated to a new $10 million senior credit facility that was jointly entered into by Davel and PhoneTel as of February 19, 2002 and funded on February 20, 2002, which we refer to as the “new $10 million senior credit facility”.

Amendment of the Davel Restated Certificate of Incorporation

(See page 76)

      To accomplish the transactions, Davel is proposing to amend its restated certificate of incorporation to increase the number of authorized shares to 1 billion. Approval of the Davel charter amendment is a condition to the completion of the transactions.

Amendment of the PhoneTel Restated Articles of Incorporation

(See page 77)

      To accomplish the PhoneTel debt exchange, PhoneTel is proposing to amend its restated articles of incorporation to increase the number of authorized shares to 125 million. Approval of the PhoneTel charter amendment is a condition to the completion of the transactions.

Ownership of Davel Following the Transactions

      The following table sets forth the stock ownership percentages for stockholders both before and immediately after completion of the transactions:

	Ownership of	Ownership of	Ownership of
	Davel Prior to	PhoneTel Prior to	Davel Following
	the Transactions	the Transactions	the Transactions(1)

Davel
Stockholders (or optionholders) prior to the transactions	100%	—	1.91%
Davel’s junior lenders	—	—	59.06%
PhoneTel
Stockholders (or optionholders) prior to the transactions	—	100%	3.28%
PhoneTel’s junior lenders	—	—	31.75%

(1)	Assumes the exercise of all currently exercisable options or warrants to acquire Davel common stock or PhoneTel common stock, as of March 31, 2002. The remaining 4% of the Davel common stock following the transactions will be reserved for the issuance of stock options to employees of Davel and its subsidiaries.

Recommendations of the Davel Board of Directors

(See page 33)

      The Davel board of directors has reviewed carefully the terms of the transactions. It has received an opinion from Marshall & Stevens, Inc. as to the fairness, from a financial point of view, of the transactions to Davel stockholders. The Davel board of directors has determined that approval of the merger agreement and the related agreements, including the exchange agreement and the commitment letter for the restructured junior credit facility, under which the transactions will be effected, as well as the Davel charter amendment, are in the best interests of Davel and its stockholders. The Davel board of directors has unanimously approved the merger agreement, the related agreements and the Davel charter amendment and recommends that Davel’s stockholders vote FOR the merger agreement and the related agreements under which the transactions will be effected, the Davel charter amendment and the election of the persons nominated to the Davel board of directors.

Recommendation of the PhoneTel Board of Directors

(See page 38)

      The PhoneTel board of directors has reviewed carefully the terms of the transactions. It has received an opinion from Ladenburg, Thalmann & Co., Inc. as to the fairness, from a financial point of view, of the consideration to be received by the PhoneTel stockholders in the transactions contemplated by the merger agreement. The PhoneTel board of directors has determined that the merger agreement and the related agreements, including the exchange agreement and the commitment letter for the restructured junior credit facility, under which the transactions will be effected, as well as the PhoneTel charter amendment, are in the best interests of PhoneTel and its stockholders. The PhoneTel board of directors has unanimously approved the merger agreement, the related agreements and all acts required to effect the transactions, including the PhoneTel charter amendment and recommends that PhoneTel’s stockholders vote FOR the merger agreement and the related agreements under which the transactions will be effected and the PhoneTel charter amendment.

      Copies of the fairness opinions of Marshall & Stevens, Inc. and Ladenburg, Thalmann & Co., Inc. are attached to this joint proxy statement/prospectus as Appendices C and D, respectively. WE URGE YOU TO READ THESE OPINIONS CAREFULLY.

Required Votes to Complete the Transactions

      To complete the transactions, the following stockholder approvals are required:

Davel Stockholders

(See page 33)

•	the holders of a majority of the outstanding shares of Davel common stock must approve the merger agreement and the related agreements, including the exchange agreement and the commitment letter for the restructured junior credit facility, under which the transactions will be effected, as well as the Davel charter amendment.

PhoneTel Stockholders

(See page 33)

•	the holders of a majority of the outstanding shares of PhoneTel common stock must approve the merger agreement and the related agreements, including the exchange agreement and the commitment letter for the restructured junior credit facility, under which the transactions will be effected, as well as the PhoneTel charter amendment.

      Voting agreements have been entered into with holders of 3,325,820 shares of Davel’s outstanding common stock (representing about 30% of all outstanding shares) who have agreed to vote in favor of the transactions. (See page 64)

      Voting agreements have been entered into with holders of 4,183,780 shares of PhoneTel’s common stock (representing about 41% of all outstanding shares) who have agreed to vote in favor of the transactions. (See page 63)

Dissenters’ Rights

(See page 141)

      All PhoneTel stockholders have the opportunity under Ohio law to exercise dissenters’ rights in connection with the PhoneTel merger and have the “fair value” of their shares paid to them in cash. The full text of the relevant sections of the Ohio law governing dissenters’ rights are attached as Appendix E to this document. Davel stockholders are not entitled under Delaware law to dissenters’ rights in connection with the transactions.

Exchange of Stock Certificates

(See page 48)

      If you are a PhoneTel stockholder, you should NOT send your stock certificates with the proxy card enclosed with this document. You will receive further instructions after the PhoneTel merger is completed.

      After completion of the PhoneTel merger, you will be asked to submit your stock certificates representing your PhoneTel common stock and will receive in exchange new stock certificates representing shares of Davel common stock.

Conditions to the Transactions

(See pages 55 and 56)

      We are working towards completing the proposed transactions as soon as possible. We currently expect to complete the transactions in the third quarter of 2002. However, there are several conditions to the transactions that must be satisfied (or waived) before the transactions can be completed. In the event that any of these conditions is not satisfied, the transactions may not occur.

      In particular, we will not waive the condition that the proposed transactions and charter amendments receive the necessary approvals of the stockholders of Davel and PhoneTel and we will not complete the transactions without having obtained such approval.

      Completion of the transactions is also conditioned upon satisfaction or waiver of the other conditions to closing. These conditions include, among others, the following:

•	the SEC having declared the registration statement effective for the shares to be issued in connection with the transactions;

•	Davel and PhoneTel completing the debt exchanges;

•	the absence of any judgment, injunction, order or decree or other action permanently enjoining, restraining or otherwise prohibiting the transactions;

•	the continued availability of Davel and PhoneTel’s new $10 million senior credit facility;

•	the absence of any event or circumstance that shall have occurred between January 1, 2002 and the time of the PhoneTel merger that has caused or would reasonably be expected to cause a material adverse effect on either Davel or PhoneTel;

•	the receipt of all material applicable governmental and contractual consents;

•	the signing of a registration rights agreement among Davel, Davel’s junior lenders and PhoneTel’s junior lenders;

•	the receipt of certain legal opinions by Davel’s junior lenders and PhoneTel’s junior lenders

•	the absence of any assertion of appraisal rights by any PhoneTel stockholder in connection with the transactions; and

•	the execution of definitive agreements relating to the restructured credit facility.

      If either Davel or PhoneTel waives a material condition to the PhoneTel merger, it will then consider resoliciting your approval of the merger agreement and the related agreements under which the transactions will be effected and the charter amendments. Whether the boards of directors of Davel and PhoneTel decide to resolicit proxies from you will depend upon whether a stockholder could reasonably be expected to want to know, before signing a proxy, that the condition has been waived.

      Davel and PhoneTel are making or will make certain filings and notifications in certain states and municipalities where Davel will operate after the PhoneTel merger.

Conflicts of Interest of Boards and Management

(See pages 44 and 45)

      Certain members of the PhoneTel board of directors and PhoneTel management have interests in the transactions in addition to their interests as PhoneTel stockholders. In particular, previously unvested options held by certain PhoneTel executives will vest as a result of the PhoneTel merger. In addition, it is expected that

John D. Chichester, Chief Executive Officer of PhoneTel, and Bruce W. Renard, President of Davel, will serve on Davel’s board of directors after the transactions and that John D. Chichester and Richard P. Kebert, Chief Financial Officer of PhoneTel, will serve on Davel’s executive management team after the transactions.

Federal Income Tax Considerations

(See page 45)

      Davel and PhoneTel intend that the PhoneTel merger be treated for federal income tax purposes as a reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended.

      Assuming that the PhoneTel merger constitutes such a reorganization, neither Davel nor PhoneTel will recognize any gain or loss as a result of the merger. In addition, holders of shares of PhoneTel common stock who exchange their shares of PhoneTel common stock for shares of Davel common stock will not (other than with respect to cash received instead of fractional shares) recognize gain or loss in the PhoneTel merger.

      We urge PhoneTel stockholders to consult with a tax advisor for a full understanding of the tax consequences to them of the PhoneTel merger. Certain stockholders may be subject to special treatment under federal, state, local and foreign tax laws that is not explained in this joint proxy statement/prospectus.

Comparison of Stockholders’ Rights

(See page 134)

      Davel and PhoneTel are incorporated in different states having differing corporation laws. In addition, the organizational documents of the two companies vary. As a result, the rights, protections and duties that PhoneTel stockholders have as stockholders of PhoneTel will be different from those that they will have if they receive shares of Davel common stock.

Continued Listing of Common Stock

      The Davel common stock is expected to continue to be listed on the Nasdaq OTC Market.

Election of Directors

(See page 144)

      Davel stockholders are also being asked to vote upon the election of six directors to Davel’s board of directors who will serve until the earlier of the effective time of the transactions or until the expiration of their terms.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

      We are providing the following historical financial information to aid you in your analysis of the financial aspects of the proposed transactions.

Davel Communications, Inc.(1)

Selected Historical and Pro Forma Financial Data

      We derived the following information for the years ended December 31, 1997 through 2001 from Davel’s audited financial statements for such periods. We derived the information for the three months ended March 31, 2001 and 2002 from Davel’s unaudited financial statements. In Davel’s opinion, this unaudited financial data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of its financial position and results of operations for such interim periods. We derived the pro forma financial data below from the unaudited condensed consolidated pro forma financial statements presented elsewhere in this joint proxy statement/prospectus. See “Davel Unaudited Pro Forma Financial Statements.”

      The information is only a summary, and you should read it in conjunction with the historical financial statements and related notes on pages F-2 through F-36 of this joint proxy statement/prospectus and other information that has been filed with the SEC. See “Where You Can Find Information” on page 156.

	Year Ended December 31,(2)					Three Months Ended March 31,

								Pro Forma
	1997	1998(3)	1999	2000	2001	2001	2002	2002

	(In thousands, except per share data)
Consolidated Operations Data:
Revenues	$158,411	$194,818	$175,846	$126,271	$90,618	$23,235	$17,262	$26,014
Operating income (loss)(4)(5)	6,043	(25,782)	(57,089)	(84,342)	(16,002)	(4,915)	(3,292)	(6,454)
Net loss from continuing operations before extraordinary item	(9,500)	(49,663)	(78,746)	(111,480)	(43,414)	(12,628)	(7,841)	(8,050)
Extraordinary gain (loss) from debt extinguishments	—	(17,856)	—	—	—	—	—	172,657
Gain from discontinued operations	2,092	607	—	—	—	—	—	—

Net (loss) income(4)(5)	$(7,408)	$(66,912)	$(78,746)	$(111,480)	$(43,414)	$(12,628)	$(7,841)	$164,774

Operations data, per share:
Loss from continuing operations before extraordinary item	$(1.27)	$(5.68)	$(7.40)	$(10.02)	$(3.89)	$(1.13)	$(0.70)	$(0.01)
Extraordinary gain from debt extinguishments	—	(1.98)	—	—	—	—	—	0.28
Gain from discontinued operations	0.25	0.07	—	—	—	—	—	—

Net (loss) income(4)(5)	$(1.02)	$(7.59)	$(7.40)	$(10.02)	$(3.89)	$(1.13)	$(0.70)	$0.27

Weighted average common shares outstanding, basic and diluted	8,407	9,029	10,660	11,126	11,169	11,170	11,169	615,020
Cash dividends declared per common share	—	—	—	—	—	—	—	—
Consolidated Balance Sheet Data (end of period):
Total assets	$180,786	$273,018	$180,761	$93,187	$68,325	$86,158	$63,401	$124,665
Current maturities of long-term debt and capital lease obligations	2,671	11,525	21,535	239,083	237,726	239,086	241,342	7,837
Long-term debt and capital lease obligations, less current maturities	107,076	225,451	206,509	839	308	651	1,536	127,648
Mandatorily redeemable preferred stock	16,284	—	—	—	—	—	—	—
Stockholders’ equity (deficit)	20,290	1,649	(75,079)	(186,392)	(229,813)	(199,060)	(237,647)	(44,018)
Book value per common share(6)	0.47	0.16	(6.80)	(16.69)	(20.58)	(17.82)	(21.28)	(0.07)

(1)	As discussed in Note 2 to Davel’s consolidated financial statements for the years ended December 31, 2001, 2000 and 1999, Davel has incurred recurring losses, has a substantial working capital deficiency and has been unable to comply with the terms of its junior credit facility. These conditions raise substantial doubt about Davel’s ability to continue as a going concern. Davel management’s plans in regard to these matters are also discussed in Note 2 to those consolidated financial statements. As discussed in Note 14 to those consolidated financial statements, non-coin dial-around revenues during the period from November 7, 1996 to April 20, 1999 are the subject of review and reconsideration by the FCC. As a result of the proceedings, the FCC has determined that there will be an industry-wide reconciliation to true up underpayments and overpayments made during that period as between the payphone providers, including Davel, and the relevant dial-around carriers. While the timing and amounts of such true up payments, if any, are not currently determinable, in management’s opinion the final resolution of and implementation of this reconciliation process, and the outcome of any related administrative or judicial review of such adjustments, could potentially have a material adverse effect on Davel. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

(2)	On December 23, 1998, Davel consummated its merger with Peoples Telephone Company, Inc., which was accounted for as a pooling-of-interests. Accordingly, all financial data has been restated to reflect the combined operations of Davel and Peoples for all periods presented.

(3)	Results for the year ended December 31, 1998 include the results of Communications Central Inc. from February 3, 1998, its date of acquisition.

(4)	The historical financial information includes impairment and other non-recurring charges of $10,814, $51,224, and $49,002 during the years ended December 31, 1998, 1999, and 2000, respectively.

(5)	The historical financial information includes restructuring charges and other merger-related expenses of $4,325 and $1,570 during the years ended December 31, 1998 and 1999, respectively.

(6)	Book value per common share represents stockholders equity, reduced for preferred interests in the Company, divided by the number of common shares outstanding at the end of the respective period.

PhoneTel Technologies, Inc.(1)

Selected Historical Financial Data

      We derived the following information for the years ended December 31, 1997 through 2001 from PhoneTel’s audited financial statements for such periods. We derived the information for the three months ended March 31, 2001 and 2002 from PhoneTel’s unaudited financial statements. In PhoneTel’s opinion, this unaudited financial data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of its financial position and results of operations for such interim periods. The information is only a summary, and you should read it in conjunction with the historical financial statements and related notes on pages F-37 through F-76 of this joint proxy statement/prospectus and other information that has been filed with the SEC. See “Where You Can Find Information” on page 156.

	Predecessor Company(2)			Successor Company

			Ten Months	One
			and	Month			Three Months
	Year Ended		Seventeen	and Thirteen	Year Ended		Ended
	December 31,		Days Ended	Days Ended	December 31,		March 31,
			November 17,	December 31,
	1997	1998	1999	1999	2000	2001	2001	2002

	(In thousands, except per share data)
Consolidated Operations Data:
Revenues	$97,917	$80,470	$61,495	$7,071	$58,844	$44,971	$11,356	$8,752
Operating loss	(5,929)	(24,600)	(17,500)	(1,570)	(37,492)	(31,060)	(3,511)	(3,246)
Loss from continuing operations(3)	(23,254)	(44,817)	(36,884)	(2,694)	(48,406)	(42,581)	(6,217)	(6,819)
Extraordinary gain from debt extinguishments	—	—	77,172	—	—	—	—	—

Net (loss) income(3)	$(23,254)	$(44,817)	$40,288	$(2,694)	$(48,406)	$(42,581)	$(6,217)	$(6,819)

Operations data, per share:
Loss from continuing operations before extraordinary item	$(1.51)	$(2.73)	$(2.03)	$(0.26)	$(4.75)	$(4.18)	$(0.61)	$(0.67)
Extraordinary gain from debt extinguishments	—	—	4.11	—	—	—	—	—

Net (loss) income per common share(3)	$(1.51)	$(2.73)	$2.08	$(0.26)	$(4.75)	$(4.18)	$(0.61)	$(0.67)

Weighted average common shares, basic and diluted	16,040	16,923	18,754	10,189	10,190	10,190	10,190	10,190
Cash dividends per common share	—	—	—	—	—	—	—	—
Consolidated Balance Sheet Data (end of period):
Total assets	$169,826	$150,674	$127,804	$124,399	$81,189	$49,428	$77,031	$47,829
Current maturities of long-term debt and capital leases	636	166,691	1,159	1,172	51,647	62,635	53,554	69,847
Long-term debt and capital leases, less current maturities	150,222	6	47,992	48,642	1,062	1,116	1,075	2,380
Mandatorily redeemable preferred stock	7,716	9,112	—	—	—	—	—	—
Stockholders’ equity (deficit)	(4,042)	(51,598)	63,492	60,798	12,431	(30,150)	6,214	(36,969)
Book value per common share(4)	(0.25)	(2.75)	6.23	5.97	1.22	(2.96)	0.61	(3.63)

(1)	As discussed in Note 3 to PhoneTel’s consolidated financial statements for the years ended December 31, 1999 through 2001, PhoneTel has incurred recurring losses, has a substantial working capital deficiency and has been unable to comply with the terms of its debt agreements. These conditions raise substantial doubt about PhoneTel’s ability to continue as a going concern. PhoneTel’s management’s plans in regard to these matters are also discussed in Note 3 to such consolidated financial statements. As discussed in Note 4 to those consolidated financial statements, non-coin dial-around revenues during the period from November 7, 1996 to April 20, 1999 are the subject of review and reconsideration by the FCC. As a result of the proceedings, the FCC has determined that there will be an industry-wide reconciliation to true up underpayments and overpayments made during that period as between the payphone providers, including PhoneTel, and the relevant dial-around carriers. While the timing and amounts of such true up payments, if any, are not currently determinable, in management’s opinion the final resolution of and implementation of this reconciliation process, and the outcome of any related administrative or judicial review of such adjustments, could potentially have a material adverse effect on PhoneTel. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

(2)	As of November 17, 1999, the date that PhoneTel emerged from Chapter 11 proceedings, it adopted fresh start accounting, pursuant to the provisions of Statement of Position No. 90-7 of the American Institute of Certified Public Accountants. As a result, financial information subsequent to that date for the successor company reflects a new basis of accounting and is, therefore, not comparable with the financial information of the predecessor company.

(3)	The historical information includes charges related to location contracts of $864, $21,205 and $17,582 during the ten months and seventeen days ended November 17, 1999, and the years ended December 31, 2000 and 2001, respectively.

(4)	Book value per common share represents stockholders equity, reduced for preferred interests in PhoneTel, divided by the number of common shares outstanding at the end of the respective period.

COMPARATIVE PER SHARE DATA

      We have summarized below the per share information for our respective companies on a historical, pro forma combined and equivalent basis. The PhoneTel per share equivalents are calculated by multiplying the Davel amounts by the exchange ratio of 1.8233.

		Three Months
	Year Ended	Ended
	December 31, 2001	March 31, 2002

Davel:
Historical per common share:
Loss from continuing operations(1)	$(3.89)	$(0.70)
Dividends paid	—	—
Book value(2)	(20.58)	(21.28)
Pro forma combined per common share(3):
Loss from continuing operations	$(0.08)	$(0.01)
Dividends paid	—	—
Book value	(0.07)	(0.07)
PhoneTel:
Historical per common share:
Loss from continuing operations(1)	$(4.18)	$(0.67)
Dividends paid	—	—
Book value(2)	(2.96)	(3.63)
Equivalent pro forma combined per common share:
Loss from continuing operations	$(0.15)	$(0.02)
Dividends	—	—
Book value	(0.13)	(0.13)

(1)	Historical income from continuing operations per common share for Davel and PhoneTel represents basic and diluted earnings per share before extraordinary items.

(2)	Historical book value per share information for Davel and PhoneTel is computed by dividing historical stockholders’ equity (deficit) by the number of shares outstanding at the end of each period presented, excluding common stock equivalents.

(3)	Pro forma combined data per common share were computed giving effect to the transactions described in “Unaudited Pro Forma Financial Statements.”

COMPARATIVE MARKET PRICES AND DIVIDENDS

      Davel common stock is traded on the Nasdaq OTC Market under the symbol “DAVL.OB.” PhoneTel common stock is traded on the Nasdaq OTC Market under the symbol “PHTE.OB.” The following table sets forth the high and low closing sales prices per share of such securities as reported on the Nasdaq OTC Market as applicable, based on published financial sources, rounded to the nearest cent for the periods indicated. No cash dividends have been paid on the Davel common stock or the PhoneTel common stock.

	Davel Common Stock			PhoneTel Common Stock(1)

			Dividends			Dividends
			Declared			Declared
	High	Low	Per Share	High	Low	Per Share

1999:
First Quarter	$18.13	$7.00	—	$—	$—	—
Second Quarter	8.50	5.25	—	—	—	—
Third Quarter	6.50	3.94	—	—	—	—
Fourth Quarter	5.38	3.00	—	—	—	—
2000:
First Quarter	$5.75	$2.00	—	$2.38	$1.00	—
Second Quarter	2.38	.34	—	1.25	.28	—
Third Quarter	1.59	.19	—	.53	.28	—
Fourth Quarter	.19	.02	—	.31	.13	—
2001:
First Quarter	$.06	$.03	—	$.31	$.17	—
Second Quarter	.23	.03	—	.17	.12	—
Third Quarter	.09	.04	—	.11	.01	—
Fourth Quarter	.05	.01	—	.05	.01	—
2002:
First Quarter	$.05	$.02	—	$.06	$.03	—
Second Quarter (through May 31, 2002)	.04	.03	—	.05	.02	—

(1)	Common stock of reorganized PhoneTel began trading in December 1999.

      Set forth below are the last reported sale prices of Davel’s common stock and PhoneTel’s common stock on February 20, 2002 (the last trading day prior to the announcement of the PhoneTel merger) and on May 31, 2002 (the most recent practicable date prior to the date of this joint proxy statement/prospectus), as well as the equivalent pro forma sales prices of PhoneTel common stock on such dates, as determined by multiplying the Davel common stock price by the exchange ratio of 1.8233.

	Davel	PhoneTel	Davel
	Common Stock	Common Stock	Equivalent

February 20, 2002	.04	.03	.073
May 31, 2002	.03	.04	.055

      You are urged to obtain current market information for Davel’s and PhoneTel’s common stock. We can give no assurance as to the market prices of Davel’s or PhoneTel’s common stock at the date of the mergers. There is no minimum or maximum initial value for the consideration to be received by those PhoneTel stockholders who receive Davel common stock in the PhoneTel merger. See “Risk Factors — The PhoneTel merger consideration will fluctuate in value, so you will not know the exact market value of the Davel common stock that PhoneTel stockholders will receive at the time you vote on the proposals” and “ — Davel’s stock price has been and may continue to be quite depressed, which may adversely affect the holders of Davel’s common stock and its ability to raise capital.”

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

      Materials included in this document contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document. The factors that could cause actual results of Davel, PhoneTel, or a combined Davel and PhoneTel, to differ materially, many of which are beyond the control of Davel or PhoneTel, include, but are not limited to, the following:

•	the businesses of Davel and PhoneTel may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected benefits and synergies from the combination may not be realized within the expected time frame or at all;

•	revenues following the transaction may be lower than expected;

•	operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction;

•	generating incremental growth in the customer base of the combined company may be more costly or difficult than expected;

•	the effects of legislative and regulatory changes;

•	the tax treatment of the proposed transactions;

•	an inability to retain necessary authorizations from the FCC and state utility or telecommunications authorities;

•	an increase in competition from cellular phone and other wireless products and wireless service providers;

•	the introduction of new technologies and competitors into the telecommunications industry;

•	changes in labor, telephone line service, equipment and capital costs;

•	future acquisitions, strategic partnerships and divestitures;

•	general business and economic conditions; and

•	other risks described from time to time in periodic reports filed by Davel or PhoneTel with the SEC.

      All future written and oral forward-looking statements by the companies or persons acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for their ongoing obligations to disclose material information as required by the federal securities laws, the companies have no obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events. You should also read carefully the factors described in the “Risk Factors” section of this document.

RISK FACTORS

      You should read and consider carefully each of the following factors, as well as the other information incorporated by reference in this joint proxy statement/prospectus, before you vote on the proposals. Certain of the following factors relate specifically to the transactions that we are proposing for your consideration. Others are factors more generally associated with the businesses of Davel and PhoneTel.

Risk Factors Relating to the Transactions

The transactions will have a substantial dilutive effect on current Davel stockholders and PhoneTel stockholders.

      The transactions will have a substantial dilutive effect on current Davel stockholders and PhoneTel stockholders. Immediately following the transactions, current Davel’s stockholders and option holders will own (or have the right to acquire pursuant to options) approximately 1.91% of the company and current PhoneTel stockholders and option and warrant holders will own (or have the right to acquire pursuant to options and warrants) approximately 3.28% of the company, in each case on a fully diluted basis. Davel’s and PhoneTel’s junior lenders will own an aggregate of approximately 90.81% of the company on a fully diluted basis, with the remaining 4% representing shares reserved for issuance under Davel’s amended stock option plan. Following the transactions, your percentage ownership of Davel’s common stock will be significantly less than your current percentage ownership of either Davel or PhoneTel.

Following the transactions, Davel’s and PhoneTel’s junior lenders will hold approximately 90.81% of Davel’s stock on a fully-diluted basis. This concentration of ownership will further reduce the liquidity of Davel’s common stock.

      Following the transactions, Davel’s and PhoneTel’s junior lenders will hold approximately 90.81% of Davel’s stock on a fully-diluted basis. In addition, Davel’s common stock is not currently listed on a national exchange and it is not contemplated that it will be listed on a national securities exchange in the foreseeable future, which reduces the liquidity of Davel’s common stock. The concentration of ownership following the transactions will further reduce the liquidity of Davel’s common stock, which could make it more difficult for Davel stockholders to sell their stock following the transactions, or to sell their stock at favorable prices.

The PhoneTel merger consideration will fluctuate in value, so you will not know the exact market value of the Davel common stock that PhoneTel stockholders will receive at the time you vote on the proposals.

      PhoneTel stockholders are not assured of receiving consideration in the transactions having a set market value or a minimum market value. If the transactions are completed, each share of PhoneTel common stock will be converted into 1.8233 shares of Davel common stock. As a result, at the time of the PhoneTel Special Meeting and the Davel Annual Meeting, you will not know the exact market value of the Davel common stock that PhoneTel stockholders will receive when the transactions are completed.

      No adjustment will be made to the number of shares of Davel common stock to be received by PhoneTel stockholders in the event of any increase or decrease in the market price of PhoneTel common stock or Davel common stock. The market prices of PhoneTel common stock and Davel common stock when the transactions take place may vary from their prices at the date of this joint proxy statement/prospectus and from their prices at the time you vote on the proposals relating to the transactions. On February 20, 2002 (the last trading day prior to the announcement of the merger agreement), the closing market prices of Davel common stock and PhoneTel common stock were $.04 and $.03, respectively; on May 31, 2002, the closing market prices of Davel common stock and PhoneTel common stock were $0.03 and $0.04, respectively. During the twelve-month period ending on May 31, 2002 (the most recent practicable date prior to the printing of this joint proxy statement/prospectus), the closing market price of Davel common stock varied from a low of $0.01 to a high of $0.14 and the closing market price of PhoneTel common stock varied from a low of $0.01 to a high of $0.13. Changes in the market prices of Davel common stock and PhoneTel common stock may result from, among other things:

•	changes in market perceptions of the synergies and cost savings expected to result from the transactions;

•	changes in the business, operations or prospects of Davel or PhoneTel;

•	changes in the laws and regulations affecting the payphone industry (see “Regulatory Matters Pertaining to Davel and Phonetel.”); and

•	changes in general market and economic conditions.

If Davel is unable to successfully integrate PhoneTel, we may not be able to continue as a going concern.

      Pursuant to a servicing agreement entered into between Davel and PhoneTel in June 2001, each of Davel and PhoneTel became obligated to perform certain services for the other in specific geographic areas, thereby permitting each company to reduce the number of its leased locations and field operations personnel. Notwithstanding this contractual relationship, the combination of Davel and PhoneTel involves the integration of separate companies that have previously operated independently and have different corporate cultures. The process of combining the companies may be disruptive to their businesses and may cause an interruption of, or a loss of momentum in, such businesses. While management of both companies believes that the implementation of the servicing agreement may limit such disruptions and difficulties, to the extent they occur, they may cause Davel to fail to realize the cost savings, synergies and revenue enhancements that we currently expect to result. If this were to occur, Davel may not be able to continue to operate as a going concern.

      Disruptions and difficulties in integrating the companies’ business may result from the following events, among others:

•	loss of key employees or customers;

•	possible inconsistencies in standards, controls, procedures and policies among the companies being combined and the need to implement company-wide financial, accounting, information and other systems;

•	failure to maintain the quality of services that the companies have historically provided;

•	the need to coordinate geographically diverse organizations; and

•	the diversion of management’s attention from the day-to-day business of the companies as a result of the need to deal with the above disruptions and difficulties.

If we do not realize the cost savings and other synergies we expect to realize from the transactions, we may not be able to continue as a going concern.

      Even if Davel is able to integrate PhoneTel’s operations successfully, there can be no assurance that the integration will result in the realization of the full benefits of the cost savings and synergies that we currently expect to result from the integration or that the benefits will be achieved within the time frame that we currently expect. If we are unable to realize cost savings and synergies from the transactions, Davel may not be able to continue as a going concern.

      Achieving the economies of scale that we currently anticipate will result from the transactions depends, in part, on negotiations with third party providers of goods and services, the results of which are difficult to predict. Accordingly, the amount and timing of the resulting cost savings are inherently difficult to estimate. The cost savings and other synergies from the transactions may be offset by costs incurred in integrating the companies. The cost savings and other synergies from the transactions may also be offset by increases in other expenses, by operating losses or by problems in the business unrelated to the transactions.

Following the transactions, we will continue to have substantial indebtedness, which could impact our future prospects. We may not have sufficient cash flow to service our indebtedness.

      Following the transactions, Davel will continue to have significant debt service obligations. As of December 31, 2001, on a pro forma basis giving effect to the transactions, Davel would have had approximately $135.2 million of indebtedness and a deficit of $40.0 million of stockholders’ equity. Davel’s ability to service its indebtedness will depend on its future performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors. Some of these factors are beyond Davel’s control. If Davel were unable to service its indebtedness, it may not be able to continue to operate as a going concern. Even if Davel were able to continue as a going concern, it would be forced to pursue one or more alternative strategies such as selling assets, further restructuring or refinancing its indebtedness. We may not be able to effect any of the these strategies on satisfactory terms, if at all.

      The degree to which Davel is leveraged could have other important consequences. For example, a substantial portion of Davel’s cash flow from operations must be dedicated to the payment of principal of and interest on its indebtedness. Davel may also be more vulnerable to economic downturns, may be limited in its ability to withstand competitive pressures and may have reduced flexibility in responding to changing business, regulatory and economic conditions.

Davel’s and PhoneTel’s junior lenders, who will hold approximately 90.81% of Davel’s common stock following the transactions, will continue to be lenders under Davel’s restructured credit facility. The interests of these lenders may be different than the interests of Davel’s other stockholders.

      Davel’s and PhoneTel’s junior lenders, who will hold approximately 90.81% of Davel’s common stock on a fully-diluted basis following the transactions, will continue to be lenders under Davel’s restructured credit facility. These lenders will have the ability to elect the board of directors, to select the company’s management and control all aspects of the company’s operations, including significant corporate transactions. In the event of a bankruptcy or other liquidating event, these lenders, as secured creditors, would be entitled to be paid in full prior to the common stockholders of the company receiving anything for their common stock. As a result, these lenders may have interests with respect to their investment that differ from those of other stockholders.

The new $10 million senior credit facility and the terms of the restructured credit facility will contain numerous restrictive covenants that will restrict the operation of Davel’s business.

      The new $10 million senior credit facility contains and the terms of the restructured credit facility will contain, numerous restrictive covenants that will limit the discretion of Davel regarding certain business matters. These covenants will place significant restrictions on Davel’s ability to incur additional indebtedness, create liens or other encumbrances, make certain payments, investments, loans and guarantees and sell or otherwise dispose of assets and merge or combine with another entity. A failure to comply with the obligations in the new $10 million senior credit facility or the restructured credit facility could result in an event of default under these facilities, which, if not cured or waived, could permit acceleration of the indebtedness under these facilities. If this indebtedness were accelerated, Davel may not be able be able to operate as a going concern. These facilities will also contain covenants that restrict or prohibit Davel’s ability to pay dividends and make other distributions to you as a stockholder. See “The Merger Agreement — The Commitment Letter” and “Operation, Management and Business of Davel After the Transactions — Financing.”

Davel’s stock price has been and may continue to be quite depressed, which may adversely affect the holders of Davel’s common stock and its ability to raise capital.

      Davel and PhoneTel believe that the following factors, among others, may cause the market price of Davel’s common stock to remain low, which would adversely affect the holders of Davel’s common stock and its ability to raise capital:

•	the uncertainty regarding, and the market perceptions of, the synergies and cost savings expected to result from the transactions;

•	the outlook for the payphone industry in general and the prospects of Davel in particular;

•	a failure of Davel’s results of operations to improve;

•	changes in, or the implementation of, the laws and regulations affecting the payphone industry (see “Regulatory Matters Pertaining to Davel and Phonetel.”); and

•	general market and economic conditions.

      In addition, broad market fluctuations may adversely affect the market price of Davel’s common stock.

Davel has not obtained Arthur Andersen’s consent to be named in this joint proxy statement/prospectus as having certified its consolidated financial statements as of and for the two years ended December 31, 2000. This may limit your ability to assert claims against Arthur Andersen.

      Davel has not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen to Davel’s naming it in this joint proxy statement/prospectus as having certified its consolidated financial statements for the two years ended December 31, 2000, as required by Section 7 of the Securities Act. Accordingly, you will not be able to sue Arthur Andersen pursuant to Section 11(a)(4) of the Securities Act and therefore your right of recovery under that section may be limited as a result of the lack of consent.

Risk Factors Associated with Davel’s Business Following the Transactions

The increase in wireless communications, including cellular personal communication systems, has reduced demand for our services.

      The increase in wireless communications, including cellular personal communication systems, has reduced demand for payphones, resulting in a decrease in both Davel’s and PhoneTel’s revenues. We believe that millions of Americans continue to rely on payphones as a primary communication tool; nevertheless, we believe that continued expansion of cellular and other wireless technologies may continue to erode our revenue base. If this trend towards greater wireless communications were to continue, it could have a material adverse effect on our revenues and on our financial condition and results of operations.

If we are unable to collect the revenue we anticipate collecting as a result of the FCC’s ruling requiring long-distance companies to pay dial-around compensation to payphone operators, or if the FCC’s ruling is modified or reversed, it would have a material adverse effect on our revenues.

      The FCC’s April 5, 2001 rulings which expanded the responsibility of facilities-based telecommunications carriers to pay payphone service providers, or “PSPs,” such as Davel, compensation from dial-around calls became effective on November 23, 2001. Dial-around calls are non-coin calls placed by payphone users using carrier access codes or toll-free subscriber numbers beginning with codes such as 1-800 or 1-888, which allow the payphone user to “dial around” the operator service provided by the PSP. The effect of the decision was to require the first long-distance carrier to handle a dial-around call originating from a payphone to track and pay compensation on the call, regardless of whether other carriers may subsequently transport or complete the call. Previously, these carriers were not responsible for paying dial-around compensation for calls completed by switch-based resellers such as prepaid-calling card companies. Dial-around compensation accounts for a material percentage of each of Davel’s and PhoneTel’s revenues. There is a risk that long-distance carriers may not be able to correctly monitor, record and pay dial-around compensation to PSPs such as Davel, in which case we may be unable to challenge successfully payments from long-distance carriers that are believed to be delinquent or deficient. If we are unable to collect the revenue we expect to collect as a result of this FCC ruling, it could have a material adverse effect on our business.

      In addition, this FCC ruling is subject to a pending petition for court review. If the ruling were adversely modified or reversed, it could have a material adverse effect on our revenues. For more information, see “Regulatory Matters Pertaining to Davel and PhoneTel — Federal Regulation of Local Coin and Dial-Around Calls.”

Reconciliation of dial-around compensation underpayments and overpayments for the period November 7, 1996 to April 20, 1999 could potentially have a material adverse effect on our revenues.

      Non-coin dial-around revenues during the period November 7, 1996 to April 20, 1999 are the subject of review and reconsideration by the FCC. As a result of the proceedings, the FCC has determined that there will be an industry-wide reconciliation to reflect “true-up” underpayments and overpayments made during that period as between the payphone providers, including Davel, and the relevant dial-around carriers. While the timing and amounts of such true-up payments, if any, are not currently determinable, the final resolution and implementation of this reconciliation process, and the outcome of any related administrative or judicial review of such adjustments, could potentially have a material adverse effect on our revenues and our business. See “Regulatory Matters Pertaining to Davel and PhoneTel — Federal Regulation of Local Coin and Dial-Around Calls.”

If increased local coin call rates result in a decrease in coin call volume that is not offset by the higher rates, our revenues could be adversely affected.

      As allowed by the FCC’s 1997 Payphone Order, the local coin call rates on most payphones were generally deregulated in October 1997. Beginning in November 2001, Davel began to increase its local coin call rates on the majority of its installed base to $0.50 per call for varying call durations. The increased rates may contribute to a reduction in the volume of coin calls being placed from the payphones, which could offset in part the increased revenue from the higher coin rate. While any negative impact on call volume resulting from the higher coin rate could moderate over time, Davel may not experience call volumes comparable to historical levels. If the increase in local coin call rates results in a decrease in coin call volume that is not offset by the higher rates, we could suffer a material adverse effect on our revenues and our business.

We are subject to significant regulation that could change in a manner adverse to us.

      The payphone industry is subject to substantial federal, state and local regulation, which has changed substantially in recent years. The regulations governing the payphone industry could continue to change in the future and could change in a manner adverse to us. In February 1996, Congress enacted the Telecommunications Act of 1996, which we refer to as the “1996 Telecom Act,” which has significantly altered the regulatory landscape in which payphone companies operate. Uncertainties relating to the impact and timing of the implementation of the new regulatory framework continue to exist. These uncertainties include:

•	the amount of future revenue relating to “dial-around compensation” and the right of payphone operators to receive retroactive compensation for dial-around calls;

•	pending matters in several federal courts relating to the validity and constitutionality of the 1996 Telecom Act, potential future legislative efforts to revise relevant portions of the 1996 Telecom Act, as well as other uncertainties relating to the impact, timing and implementation of the 1996 Telecom Act;

•	pending matters before the FCC and numerous state regulatory bodies relating to the cost to payphone providers of obtaining access to local lines owned by incumbent local exchange carriers, or “LECs”;

•	the impact of changes to FCC rules that remove restrictions on the ability of regional bell operating companies, or “RBOCs,” to select the long-distance carrier that serves their payphones, which RBOCs have alleged impair their ability to compete with IPPs; and

•	the possible adoption of new fees or other charges by the FCC and/or state and local regulatory authorities.

See “Regulatory Matters Pertaining to Davel and PhoneTel — Other Provisions of the 1996 Telecom Act and FCC Rules.”

The proliferation of local regulation and taxation of payphone services could have a material adverse effect on our results of operations by restricting our ability to deploy payphones in certain areas and by increasing the cost of operating our payphones in certain areas.

      We believe that an increasing number of municipalities and other units of local government have begun to impose taxes, license fees and operating rules on the operations and revenues of payphones. The payphone industry has experienced a proliferation of local ordinances that ban or limit the deployment of payphones in various communities and/or impose siting restrictions, fees and other operational constraints on payphone operators. The proliferation of local government licensing, restriction, taxation and regulation of payphone services could have an adverse effect on the results of operations of Davel and other PSPs unless the industry is successful in resisting or moderating this trend. See “Business of Davel — State and Local Regulation,” and “Business of PhoneTel–State and Local Regulation.”

Any reduction in the number of available alternatives to the line services provided by local telephone companies could result in our paying higher line and usage charges for our payphones which, in turn, could adversely affect our results of operations.

      Recent economic turmoil in the telecommunications industry has caused a disruption in local line and usage services provided by competitive local exchange carriers, or “CLECs.” As certain CLECs have struggled to maintain their operations, we face a reduction in the number of viable alternatives to incumbent local telephone companies that are able to provide lower-cost local line and usage services to payphone operators such as Davel and PhoneTel. Any loss of such alternative, low-cost providers could result in our paying higher line and usage charges for our payphones which, in turn, could adversely affect our results of operations.

We operate in a highly competitive environment and many of our competitors have greater financial, marketing and other resources than we do.

      Davel and PhoneTel operate in a highly competitive environment with limited barriers to entry. Each of the companies compete for payphone locations with local exchange carriers and other IPPs. Some competitors are larger than Davel is, and will still be larger following the PhoneTel merger, and have substantially greater financial, marketing and other resources than we do. Davel may not be able to compete successfully with those competitors. Certain RBOCs, in particular, have the ability to exercise their market power to compete for our national and large regional customers. In addition, many local exchange carriers faced with competition from Davel, PhoneTel and other independent payphone providers have increased their compensation arrangements with owners of the properties on which their payphones are located to offer more favorable commission schedules. This could result in Davel offering higher commissions to these location owners. Higher commissions could have a material adverse effect on Davel by impeding its ability to maintain profitability and repay indebtedness and by increasing operating expenses as a percentage of revenues. In addition, in a deregulated payphone environment, certain local exchange carriers may develop increasingly aggressive marketing and acquisition strategies, which could have a material adverse effect on Davel’s ability to implement its business and acquisition strategies.

Our business could be adversely affected if we do not keep pace with rapid technological changes and new services.

      Continuous technological change, frequent service, product innovations and evolving industry standards characterize the telecommunications industry. We believe that the future success of Davel will depend in part on its ability to anticipate technological changes and respond in a timely and effective manner to meet new industry standards. Any failure to keep pace with technological change (including the technical support component required to operate payphones) and new customer service demands could have a material adverse effect on Davel by impeding its ability to maintain profitability and repay indebtedness.

If we are unable to attract and retain qualified employees, or if we were to lose some of our key executive officers, it could have a material adverse effect on our business.

      In connection with Davel’s and PhoneTel’s efforts to streamline operations, increase revenues, reduce costs and bring our staffing and structure into line with our current and anticipated requirements, Davel and PhoneTel significantly reduced their workforces by approximately 18.9% and 29.0%, respectively, during 2001. The workforce reductions may create anxiety and uncertainty and may adversely effect employee morale. In addition, the decline in the value of our common stocks has reduced the benefits of option grants and other performance and retention incentives. As a result, we could lose members of our senior management or other employees that we would prefer to retain, which could have a material adverse effect on our business.

The existence of extreme weather conditions could have a material adverse effect on our revenues.

      Our revenues are affected by seasonal variations, geographic distribution of payphones and type of location. Because many of our payphones are located outdoors, weather patterns have differing effects on our results depending on the region of the country where the payphones are located. For example, most of the payphones located in Florida produce substantially higher call volume in the first and second quarters than at other times during the year, while most of the payphones located in the Midwestern and eastern United States produce their highest call volume during the second and third quarters. Consequently, extreme weather conditions, such as an unusually cold winter in the Midwestern and eastern United States, could result in lower than anticipated payphone revenues from the affected region which could, in turn, have a material adverse effect on our revenues and our business.

The U.S. Government has indicted Davel’s former independent auditors, Arthur Andersen LLP, in connection with its investigation of Enron Corporation. It is possible that events arising out of the indictment may adversely affect the ability of Arthur Andersen to satisfy any claims against it.

      Davel’s former independent auditors, Arthur Andersen LLP, have informed Davel that on March 14, 2002, an indictment was unsealed charging Arthur Andersen with federal obstruction of justice arising from the government’s investigation of Enron Corporation. It is possible that events arising out of the indictment may adversely affect the ability of Arthur Andersen to satisfy any claims arising from its provision of auditing and other services to Davel, including claims that may arise out of Arthur Andersen’s audit of Davel’s financial statements for the two years ended December 31, 2000, which are included elsewhere in this joint proxy statement/prospectus.

MEETINGS, VOTING AND PROXIES

Davel Annual Meeting of Stockholders

      Purpose of Davel Annual Meeting. The purpose of the Davel Annual Meeting is to consider and vote upon (1) a proposal to approve the merger agreement and the related agreements, including the exchange agreement and the commitment letter for the restructured junior credit facility, under which the transactions will be effected, (2) a proposal to approve and adopt the Davel charter amendment, and (3) a proposal to elect the six nominees to the Davel board of directors, who will serve until the earlier of the effective time of the transactions or until the expiration of their terms.

      The Davel board of directors has unanimously approved the merger agreement and the related agreements, including the exchange agreement and the commitment letter for the restructured junior credit facility, under which the transactions will be effected and the Davel charter amendment and unanimously recommends that Davel stockholders vote FOR the approval of the merger agreement and the related agreements under which the transactions will be effected, the adoption of the Davel charter amendment and the election of the six nominees to the Davel board of directors. The completion of the transactions is conditioned upon approval by the Davel stockholders.

      Date, Place and Time; Record Date. The Davel Annual Meeting is scheduled to be held on July 11, 2002 at Davel’s headquarters, located at 10120 Windhorst Road, Tampa, Florida. Stockholders who are present at the Davel Annual Meeting in person or by proxy will be entitled to one vote for each of their shares of Davel common stock held of record at the close of business on May 22, 2002 (the “Davel record date”). At the close of business on the Davel record date, 11,169,440 shares of Davel common stock were issued and outstanding and entitled to vote on the merger agreement and the charter amendment.

      Voting Rights. Each share of Davel common stock outstanding on the Davel record date is entitled to one vote. A majority of the shares issued and outstanding and entitled to vote, present in person or by proxy, will constitute a quorum for the transaction of business at the Davel Annual Meeting. Abstentions and broker non-votes (proxies from brokers or nominees indicating that they have not received voting instructions from the beneficial owners or other persons entitled to vote shares) will be considered present for the purpose of establishing a quorum, whereas a failure to execute and mail either the proxy card or voting instructions will not be counted for such purposes. In determining whether the proposals have received the requisite number of affirmative votes, abstentions, broker non-votes and failures to execute either the proxy card or voting instructions will have the same effect as votes cast against approval, except in the election of directors.

      We are seeking the affirmative vote of the holders of a majority of the outstanding shares of Davel common stock in favor of the merger agreement and the related agreements under which the transactions will be effected.

Although the approval of Davel’s stockholders is not required under applicable corporation law for the approval of the merger agreement and the related agreements under which the transactions will be effected, Davel has agreed, pursuant to the exchange agreement, to seek approval of Davel’s stockholders for these transactions. Davel will not consummate the transactions unless this proposal receives the affirmative vote of the holders of a majority of the outstanding shares of Davel common stock. The affirmative vote of the holders of a majority of the outstanding shares of Davel common stock is required under Delaware corporation law to approve the Davel charter amendment.

      David R. Hill and EGI-DM Investments, L.L.C., holders of approximately 30% in the aggregate of the shares of Davel common stock outstanding as of the record date, have agreed to vote for the approval of the merger agreement and the related agreements under which the transactions will be effected and Davel charter amendment. See “The Merger Agreement — The PhoneTel Voting Agreements.”

      The six nominees to the Davel board of directors receiving the highest number of votes in their favor shall be elected directors of Davel, who will serve until the earlier of the effective time of the transactions or until the expiration of their terms. If the merger agreement is approved, the Davel board of directors will be constituted as set forth in the merger agreement as of the completion of the transactions.

      Only votes cast FOR a nominee will be counted. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authorization to vote for one or more of the nominees will result in the respective nominees receiving fewer votes.

      The Davel stockholders entitled to vote on the merger agreement and the related agreements under which the transactions will be effected may not exercise dissenters’ rights pursuant to the Delaware Law. See “Dissenters’ Rights — Dissenters’ Rights of Davel Stockholders.”

      Proxies. Proxies are being solicited on behalf of the Davel board of directors. All shares represented by properly executed proxies received in time for the Davel Annual Meeting will be voted in accordance with the instructions specified thereon. If no instructions are specified, the shares will be voted FOR approval and adoption of the merger agreement and the related agreements under which the transactions will be effected, FOR approval and adoption of the Davel charter amendment and FOR the election of the six nominees to the Davel board of directors, who will serve until the earlier of the effective time of the transactions or until the expiration of their terms. Holders of proxies will be authorized to vote the shares represented thereby in their discretion as to any matters incident to the conduct of the Davel Annual Meeting.

      A stockholder giving a proxy may revoke it at any time before it is voted. Proxies may be revoked by (1) filing with the Secretary of Davel a written notice of revocation bearing a later date than the proxy; (2) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Davel before the taking of the vote at the Davel Annual Meeting; or (3) attending the Davel Annual Meeting and voting in person. Attending the Davel Annual Meeting will not by itself revoke a proxy.

      The expenses of soliciting proxies for the Davel Annual Meeting, if any, will be paid by Davel (except that Davel and PhoneTel will share equally in expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus) and will include reimbursement of banks, brokerage firms, nominees, fiduciaries and other custodians for expenses of forwarding solicitation materials to beneficial owners of voting shares. The solicitation is being made by mail and may also be made in person or by letter, telephone, telecopy, telegram or other means of communication by directors, officers and employees of Davel and its subsidiaries who will not be additionally compensated therefor.

      The Davel Annual Meeting may be adjourned to another date or place for any proper purpose.

PhoneTel Special Meeting of Stockholders

      Purpose of PhoneTel Special Meeting. The purpose of the PhoneTel Special Meeting is to consider and vote upon (1) a proposal to approve the merger agreement and the related agreements, including the exchange agreement and the commitment letter for the restructured junior credit facility, and (2) a proposal to approve and adopt the PhoneTel charter amendment.

      The PhoneTel board of directors has unanimously approved the merger agreement and the related agreements under which the transactions will be effected, including the exchange agreement and the commitment letter for the restructured junior credit facility, and the PhoneTel charter amendment and unanimously recommends that PhoneTel stockholders vote FOR the approval of the merger agreement and the related agreements under which the transactions will be effected and the PhoneTel charter amendment. The completion of the PhoneTel merger is conditioned upon the approval by PhoneTel stockholders at the PhoneTel Special Meeting of these proposals.

      Date, Place and Time; Record Date. The PhoneTel Special Meeting is scheduled to be held on July 11, 2002, at 9:00 a.m., local time, at the principal executive offices of PhoneTel, which are located at 1001 Lakeside Avenue, 7th Floor, Cleveland, Ohio. Stockholders who are present at the PhoneTel Special Meeting in person or by proxy will be entitled to vote their shares of PhoneTel common stock held of record at the close of business on May 28, 2002 (the “PhoneTel record date”). At the close of business on the PhoneTel record date, 10,189,684 shares of PhoneTel common stock were issued and outstanding and entitled to vote.

      Voting Rights. Each share of PhoneTel common stock outstanding on the PhoneTel record date is entitled to one vote. A majority of the shares issued and outstanding and entitled to vote, present in person or by proxy, will constitute a quorum for the transaction of business at the PhoneTel Special Meeting. Abstentions and broker non-votes (proxies from brokers or nominees indicating that they have not received voting instructions from the beneficial owners or other persons entitled to vote shares) will be considered present for the purpose of establishing a quorum. In determining whether the proposals have received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as votes cast against approval.

      We are seeking the affirmative vote of the holders of a majority of the outstanding shares of PhoneTel common stock in favor of the transactions and the PhoneTel charter amendment. Although the approval of PhoneTel’s stockholders is required under Ohio law for the PhoneTel merger, certain aspects of the transactions, including the debt exchanges, do not require approval under applicable corporation law. PhoneTel has, however, agreed, pursuant to the exchange agreement, to seek approval of PhoneTel’s stockholders for all aspects of the transactions. PhoneTel will not consummate the transactions unless the proposal to approve the merger agreement and the related agreements pursuant to which the transactions will be effected receives the affirmative vote of the holders of a majority of the outstanding shares of PhoneTel common stock. Pacholder Associates, Inc., CIBC World Markets Corp., and certain affiliates of American Express Financial Corporation, holders of 4,183,780, or approximately 41.1% of the outstanding shares of PhoneTel common stock in the aggregate, have agreed to vote for approval of the merger agreement and the related agreements under which the transactions will be effected. See “The Merger Agreement — The Davel Voting Agreements.”

      Dissenters’ rights are available to PhoneTel stockholders under Ohio law in connection with the PhoneTel merger. See “The Merger Agreement — Voting Agreements” and “Dissenters’ Rights — Dissenters’ Rights of PhoneTel Stockholders.”

      Proxies. Proxies are being solicited on behalf of the board of directors of PhoneTel. All shares represented by properly executed proxies received in time to be voted at the PhoneTel Special Meeting will be voted in accordance with the instructions specified thereon. If no instructions are specified, the shares will be voted FOR the approval of the merger agreement and the related agreements under which the transactions will be effected and FOR the PhoneTel charter amendment. Holders of proxies are also authorized to vote the shares represented thereby in their discretion as to any matters incident to the conduct of the PhoneTel Special Meeting.

      A stockholder giving a proxy may revoke it at any time before it is voted. Proxies may be revoked by (1) filing with the Secretary of PhoneTel a written notice of revocation bearing a later date than the proxy; (2) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of PhoneTel before the taking of the vote at the PhoneTel Special Meeting; or (3) attending the PhoneTel Special Meeting and voting in person. Attendance at the PhoneTel Special Meeting will not by itself revoke a proxy.

      The expenses of soliciting proxies for the PhoneTel Special Meeting will be paid by PhoneTel (except PhoneTel and Davel will share equally in expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus and the registration statement of which this joint proxy statement/prospectus forms a part) and will include reimbursement of banks, brokerage firms, nominees, fiduciaries and other custodians for expenses of forwarding solicitation materials to beneficial owners of voting shares. The solicitation is being made by mail and may also be made in person or by letter, telephone, telecopy, telegram or other means of communication by directors, officers and employees of PhoneTel and its subsidiaries who will not be additionally compensated therefor.

      The PhoneTel Special Meeting may be adjourned to another date or place for any proper purpose.

BACKGROUND OF THE TRANSACTIONS

      During recent years, IPPs such as Davel and PhoneTel have faced increasing competition from providers of cellular telephone services and other wireless communications technologies. This competition has led to lower coin and non-coin revenues and diminishing profitability of the payphone routes maintained by each of Davel and PhoneTel.

      For several years, each of Davel and PhoneTel has taken measures to consolidate existing payphone routes, thereby lowering its cost structure and achieving other synergies, and has explored and pursued other acquisition and consolidation opportunities. On June 11, 1998, as part of a prior consolidation strategy, Davel and PhoneTel entered into a merger agreement, which we refer to as the “former merger agreement,” to combine the two companies. On July 5, 1998, Peoples Telephone Company, Inc., a publicly held, independent payphone provider, also entered into a merger agreement with Davel.

      On September 29, 1998, Davel announced that it was exercising its contractual rights to terminate the former merger agreement, alleging breaches of representations, warranties and covenants by PhoneTel. On October 1, 1998, Davel filed a lawsuit in Delaware Chancery Court seeking damages, rescission of the former merger agreement and a declaratory judgment that such alleged breaches occurred. The complaint was subsequently amended, to allege, among other things, equitable fraud and breach of contract. See “Business of Davel — Legal Proceedings.” On October 27, 1998, PhoneTel filed its answer to the amended complaint denying the substantive allegations contained in Davel’s complaint and filed a counterclaim against Davel for breach of contract. At the same time, PhoneTel filed a third party claim against Peoples (acquired by Davel on December 23, 1998) for tortious interference with contract alleging that Peoples induced Davel not to comply with the terms of the former merger agreement. Since the date Davel filed the lawsuit, the litigation had been proceeding and was pending in the Delaware Chancery Court. As described below, a settlement agreement has been entered into between Davel and PhoneTel with respect to this lawsuit.

      Shortly after termination of the former merger agreement, PhoneTel was unable to make the interest payment due on its then outstanding senior notes due to declining revenues caused by competition from wireless communications companies and the impact of aggressive marketing of dial-around services offered by interexchange carriers, or “IXCs.” Further, PhoneTel was not in compliance with certain financial covenants under its existing credit facility at December 31, 1998. At the end of 1998, PhoneTel entered into discussions with an unofficial committee of senior noteholders in an attempt to restructure its debt. In January 1999, PhoneTel announced that it had reached an agreement in principle with the unofficial committee and, on July 14, 1999, filed a “prepackaged plan” of reorganization. On October 20, 1999, the U.S. Bankruptcy Court in the Southern District of New York confirmed PhoneTel’s plan of reorganization. On November 17, 1999, PhoneTel emerged from bankruptcy. See “Business of PhoneTel — Events Leading Up to PhoneTel’s Chapter 11 Bankruptcy Reorganization” and “— Confirmation and Consummation of the Prepackaged Plan.”

      In April 2000, in connection with a review by PhoneTel of strategic alternatives for its business following emergence from bankruptcy proceedings, PhoneTel approached Ladenburg Thalmann & Co. Inc. to examine potential advertising and product opportunities, including related capital raising.

      In August 2000, a representative of Ladenburg, Mr. Jonathan Intrater, contacted Raymond A. Gross, then chairman and chief executive officer of Davel, to inquire as to Davel’s interest in initiating new discussions with PhoneTel about a possible business combination between the two companies.

      In early September 2000, Mr. Gross traveled to New York City to meet with Peter G. Graf, a director of PhoneTel. Mr. Intrater was also present. At that meeting, Messrs. Gross and Graf discussed, on a preliminary basis, the possibility of a business combination involving Davel and PhoneTel. In the third week of September 2000, Mr. Gross traveled to Cleveland, Ohio to meet with John D. Chichester, Chief Executive Officer of PhoneTel, to continue preliminary discussions regarding the possibility of such a business combination. On October 2, 2000, Davel and PhoneTel executed a confidentiality agreement, which set forth the terms and conditions pursuant to which the companies would exchange certain proprietary and confidential information to allow each company to further evaluate a potential business combination. Thereafter, each of Davel and PhoneTel received financial and other business information from the other and initiated due diligence investigations.

      On October 25, 2000, Mr. Chichester, Richard Kebert, Chief Financial Officer of PhoneTel, Mr. Gross and Paul Lucking, then Chief Operating Officer of Davel, attended a meeting in Tampa to develop a preliminary estimate of annualized cost savings that would result from a combination of the operations of Davel and PhoneTel. Based upon this estimate, the companies deemed it appropriate to conduct further due diligence. The companies exchanged lists identifying certain documents and information required to conduct further independent due diligence. On November 27, 2000 and November 28, 2000, Mr. Gross, Mr. Lucking, Marc S. Bendesky, Chief Financial Officer of Davel, Chip Cummins, then Manager of Financial Planning and Analysis of Davel, and Paul Tripp, Associate General Counsel of Davel, visited the corporate headquarters of PhoneTel to review the documentation requested. Also participating in the due diligence session were Mr. Ned Kleinschmidt and Mr. Fred Nuttall of FTI/ Policano & Manzo, LLC, a consulting group retained to represent the interests of the Davel lending group. Mr. Matthew Sheppe and Mr. Douglas Kleinberg of Ladenburg were also present on behalf of PhoneTel.

      On November 30, 2000 and December 1, 2000, Mr. Chichester, Mr. Kebert, Kevin Schottlaender, a director of PhoneTel, Phillip Newton, then Director of Management Information Systems of PhoneTel, Jeff Sobieski, then Assistant General Counsel of PhoneTel, and Colleen Tullius, Senior Operations Manager of PhoneTel, traveled to Tampa to review certain requested documentation that was provided to them at an off-site location. Also participating in the due diligence session were Mr. Kleinberg, Mr. Sheppe and Mr. Sheldon Howell of Ladenburg and Tammy Martin, PhoneTel’s former General Counsel who was engaged by the Company as a project consultant.

      In early December 2000, Mr. Gross and Mr. Bendesky traveled to Cleveland and met with certain members of PhoneTel’s management to continue Davel’s review of PhoneTel and its reorganized business. At the meeting, representatives of PhoneTel provided information with respect to PhoneTel’s financial performance, operations and organization, and the attendees discussed the synergies that could possibly be expected to result from a business combination of Davel and PhoneTel.

      In late December 2000, PhoneTel management proposed that Davel and PhoneTel enter into a stock-for-stock merger transaction pursuant to which the percentage ownership of the combined entity to be held by each company’s stockholders, including those lenders receiving shares in exchange for certain outstanding indebtedness, would be based primarily on each company’s respective earnings before interest, taxes, impairment charge, depreciation and amortization expense, which we refer to as “EBITDA.” Under this proposal, each of the companies’ respective stockholder groups (including both companies’ junior lenders) would, following the merger, own approximately 50% of the combined entity.

      In early 2001, Davel and PhoneTel began in earnest to discuss with one another and with their respective lenders the proposal for a merger between the companies. Davel management asserted that the exchange ratio to be used in a possible merger would need to be based not only on the companies’ respective EBITDA, but also on each company’s revenues and payphone count. Davel management believed that consideration of these additional factors was necessary, because it viewed PhoneTel’s comparatively higher EBITDA as a temporary difference. Davel’s management believed that, through its continuing cost reduction activities, it would eventually be able to reduce its cost structure to a level more consistent with that of PhoneTel, which had been able to accelerate its cost reduction strategies in its recent bankruptcy reorganization. Although Ladenburg had provided advice to PhoneTel prior to such date, on January 8, 2001, PhoneTel and Ladenburg signed an engagement letter officially appointing Ladenburg as its exclusive financial advisor in connection with the PhoneTel merger. The term of

Ladenburg’s engagement letter was subsequently extended on January 16, 2002. At a meeting of PhoneTel’s board of directors on January 30, 2001, PhoneTel’s board, assisted by Ladenburg, concurred that the installed payphone base of each company was a reasonable basis for determining the exchange ratio.

      On February 7, 2001, the Davel board of directors established a special committee comprised of Messrs. William C. Pate, Robert D. Hill and Theodore C. Rammelkamp, Jr. to evaluate, negotiate and approve the terms of any strategic transaction involving PhoneTel. On February 8, 2001, Messrs. Gross and Pate met with representatives of Ladenburg and members of the PhoneTel board of directors. During these discussions, the structure of a proposed business combination and the exchange ratio were tentatively agreed upon (based on a variety of economic and non-economic factors) as follows: (1) PhoneTel would merge with and into a newly formed subsidiary of Davel, with PhoneTel surviving as a wholly owned subsidiary of Davel; and (2) holders of PhoneTel common stock (including its junior lenders receiving common stock in exchange for a portion of PhoneTel’s outstanding indebtedness) would receive approximately 36.5% of the outstanding capital stock of the combined entity, and holders of Davel common stock (including its junior lenders receiving common stock in exchange for a portion of Davel’s outstanding indebtedness) would own approximately 63.5% of the outstanding capital stock of the combined entity. The tentatively agreed upon ownership allocation between the stockholders of each company represented a fixed exchange ratio, which we refer to as the “exchange ratio,” of 1.8233 shares of Davel common stock for each share of PhoneTel common stock to be outstanding immediately prior to the closing of the merger.

      On February 15, 2001, the special committee of Davel’s board of directors determined it to be in the best interests of Davel to proceed to negotiate the terms of a proposed merger with PhoneTel on the terms that had been discussed and recommended that Davel’s full board of directors authorize Davel’s management to proceed in doing so. At a board of directors meeting of Davel on February 21, 2001, at which members of the special committee presented its analysis and conclusions, Davel’s full board determined that a merger with PhoneTel on the terms described would be in the best interests of Davel and its stockholders and authorized management to proceed with negotiations of a merger and the corresponding definitive agreements.

      In March 2001, Messrs. Fording, Valerio, Kleinschmidt and Nuttall and Ms. Quinn met with PhoneTel management in Cleveland to conduct due diligence on behalf of the Davel lender group.

      On March 27, 2001, the PhoneTel board of directors met and considered PhoneTel’s need to maximize economies of scale as promptly as practicable. Also at that meeting, Messrs. Chichester and Intrater provided the PhoneTel board of directors with the status of negotiations related to the proposed transactions, including preliminary debt and equity structure discussions. The board of directors discussed generally the time frame for completing the proposed transactions. In this context, the board of directors directed that Mr. Chichester prepare a proposed plan for joint operation and an estimate of the cash needs of the combined companies pending the closing and authorized Mr. Chichester to begin discussions with Davel to explore the possibility of entering into an interim servicing agreement, in order to recognize certain efficiencies prior to the closing of the merger.

      On March 29, 2001 representatives of the constituents of the proposed transactions met at the offices of Policano & Manzo in New York, for the purpose of reviewing the proposed transactions and to reach a consensus on the general terms and conditions of the transactions. In attendance were: representing Davel, Mr. Gross and Mr. Pate; representing PhoneTel, Mr. Chichester, Mr. Graf, Eugene Davis, Director, and Mr. Intrater and Mr. Sheppe of Ladenburg; representing the Davel lender group, Mr. Kleinschmidt and Mr. Nuttall of Policano & Manzo, Michael Valerio of PNC Bank N. A., Kathryn Quinn of BNP Paribas, and Timothy Fording of Cerberus Partners; and representing the PhoneTel lender group, Kevin Coyle and Amy Lam of Foothill Capital Corporation and Shawn Dixon of Foothill Capital Partners. Alternative proposals of the terms of the exchange and the combined companies’ debt and equity structure were presented and discussed. In addition the proposed senior management of the post-transaction entity was reviewed. A preliminary understanding was reached regarding the amounts of indebtedness and common stock to be exchanged in the debt-for-equity exchange. In April 2001, the representatives of the two lender groups secured the full lender groups’ agreement with the proposed terms of the exchange.

      Between February and June 2001, Davel and PhoneTel management and their respective advisors negotiated the terms and conditions of the proposed merger to be set forth in a letter of intent. Management of each company also conducted numerous meetings and calls with representatives of their respective lenders in efforts to obtain agreement from the lenders as to the terms and conditions of the debt restructuring that would be required for the merger to occur. In order to begin additional cost savings initiatives in anticipation of a future business combination, Davel and PhoneTel also negotiated the servicing agreement. Pursuant to the servicing agreement, each of Davel and PhoneTel became obligated to perform certain services for the other in specified geographic areas, thereby permitting each company to reduce the number of its leased locations and field operations personnel.

      On May 17, 2001, Messrs. Chichester and Bruce W. Renard, Davel’s then general counsel, met individually and together with the following representatives of the lender group in Las Vegas, Nevada: Messrs. Fording, Kleinschmidt and Valerio, and Ms. Lam. The purpose of these meetings was to discuss and negotiate the proposed senior management structure of the merged companies and to establish, in substance, the expected compensation plans for that senior management team.

      On May 30, 2001 and June 8, 2001, PhoneTel’s and Davel’s respective boards of directors each approved the servicing agreement and the letter of intent and authorized their respective officers to finalize and execute the same. On June 12, 2001, Davel and PhoneTel entered into the letter of intent for the proposed merger and also entered into the servicing agreement.

      Between June and September 2001, the initial cost savings initiatives contemplated by the servicing agreement were implemented, and the terms of the merger agreement between Davel and PhoneTel were negotiated. Various legal, financial and accounting matters relating to the proposed transactions were also discussed. An exchange agreement providing for the issuance of shares by each of Davel and PhoneTel to their respective junior lenders in exchange for a portion of the outstanding indebtedness owed by them, together with a commitment letter for the restructured credit facility by their junior lenders, was also negotiated. Davel and PhoneTel also negotiated the terms of a settlement of the litigation between them pending in the Delaware Chancery Court. The letter of intent was extended by Davel and PhoneTel from time to time as necessary to accommodate these continuing negotiations.

      By the end of September 2001, Davel and PhoneTel, based on then current liquidity issues, determined that it was important for each of them to raise additional working capital to fund the costs of completing the proposed transactions and for other operating needs. On November 12, 2001, Davel and PhoneTel jointly engaged Ladenburg on a non-exclusive basis for the purpose of assisting them in identifying sources of, and raising, new debt. During November 2001, Davel and PhoneTel each began negotiations with affiliates of Madeleine L.L.C. and ARK-CLO 2000-1, Limited, which we refer to as the “senior lenders,” to obtain a new senior credit facility. Davel and PhoneTel agreed with the senior lenders on February 19, 2002 to implement a new $10 million senior credit facility pursuant to which each company would borrow $5 million for which both companies would be jointly and severally liable.

      On June 26, 2001 and November 9, 2001, Messrs. Chichester and Kebert met with representatives of Foothill at Foothill’s offices in Los Angeles. At each meeting, PhoneTel management reviewed the current status of the negotiations related to the proposed transactions as well as PhoneTel’s current requirements for additional capital.

      Negotiation of the definitive agreements continued until February 2002. On February 4, 2002, at a special telephonic meeting of the PhoneTel board of directors, PhoneTel’s management updated the PhoneTel board of directors on the status and terms of the proposed transactions and the proposed commitment letter, exchange agreement and merger agreement, as well as the new $10 million senior credit facility. Representatives of Ladenburg discussed Ladenburg’s financial analyses relating to the proposed transactions. PhoneTel’s legal advisors also reviewed in detail the terms of the merger agreement, commitment letter and exchange agreement as well as the new $10 million senior credit facility and other legal aspects of the transactions. In addition, Ladenburg delivered its oral opinion, subsequently confirmed in writing, to the effect that, as of such date, the consideration to be received in the transactions was fair from a financial point of view to holders of PhoneTel common stock. After discussion, the PhoneTel board of directors unanimously determined that the transactions contemplated by the merger agreement and the related agreements under which the transactions will be effected were in the best interests of PhoneTel’s stockholders and approved the merger agreement and the related agreements under which the transactions will be effected and authorized PhoneTel’s officers to commence preparation of a proxy statement in order to solicit approval of the transactions from PhoneTel’s stockholders. For a discussion of the reasons for the PhoneTel board of directors’ decision and the factors considered by the PhoneTel board of directors, including the opinion of Ladenburg, see “Approval of the Transactions — Recommendation of the PhoneTel Board of Directors; Reasons of PhoneTel for the Transactions.”

      Both the special committee of the Davel board of directors and the full board met on February 11, 2002 to further consider the proposed transactions. At the meetings, Davel’s management and legal and financial advisors made presentations regarding the proposed transactions. Davel’s legal advisors summarized the terms of the proposed merger agreement and related agreements and discussed with the special committee and the full board their fiduciary duties to Davel’s stockholders and creditors. Davel’s management presented its evaluation of PhoneTel and the proposed transactions and summarized results of due diligence conducted on PhoneTel. Davel’s financial advisor, Marshall & Stevens, Inc., reviewed with the Davel board of directors various financial and other information and delivered its oral opinion, subsequently confirmed in writing, that, as of February 11, 2002, the merger was fair from a financial point of view to the stockholders of Davel. Thereafter, the special committee (and, upon the recommendation of the special committee, the entire board of directors) unanimously approved the merger agreement and the transactions contemplated thereby. For further details of the reasons for the Davel board of directors’ decision and the factors considered by the Davel board of directors, including the opinion of Marshall & Stevens, see “Approval of the Transactions — Recommendation of the Davel Board of Directors; Reasons of Davel for the Transactions.”

      Effective as of February 19, 2002, Davel and PhoneTel entered into the merger agreement and the related transaction agreements, including the exchange agreement and commitment letter, the material terms of which are described in “The Merger Agreement” below. Contemporaneously with the signing of the merger agreement, Davel and PhoneTel (1) settled the pending litigation between them, conditional upon consummation of the merger; (2) entered into amendments, consents and waivers with their respective junior lenders to obtain relief under their existing credit facilities; (3) entered into the exchange agreement and commitment letter with all of the junior lenders; and (4) entered into the new $10 million senior credit facility with the senior lenders.

      On May 7, 2002, Davel and PhoneTel executed an amendment to the merger agreement that specifically named the nominees to the board of directors of Davel following the transactions. Each of the Davel and PhoneTel boards of directors unanimously approved the amended merger agreement effective May 7, 2002.

PROPOSAL NO. 1

APPROVAL OF THE TRANSACTIONS
General

      Davel stockholders and PhoneTel stockholders are being asked to approve a merger agreement pursuant to which (1) PhoneTel will merge with a subsidiary of Davel, with PhoneTel as the surviving corporation, resulting in each share of PhoneTel common stock being converted into the right to receive 1.8233 shares of Davel common stock, and (2) DF Merger Corp., a corporation formed for the purpose of effecting the Davel debt exchange, which will be wholly owned by Davel’s junior lenders after the Davel debt exchange, will merge into Davel Financing Company, L.L.C., a subsidiary of Davel, resulting in the lenders exchanging approximately $218.8 million of Davel’s outstanding debt (plus interest accrued after June 30, 2002) for 380,612,730 shares of Davel common stock. See “The Merger Agreement.”

      Prior to consummation of the Davel merger and the PhoneTel merger, PhoneTel will issue to its junior lenders, 112,246,511 shares of its common stock in exchange for approximately $33.2 million of PhoneTel’s outstanding indebtedness (plus interest accrued after June 30, 2002). The shares of PhoneTel common stock issued to PhoneTel’s junior lenders will then be exchanged in the PhoneTel merger for shares of Davel common stock. As a result of the transactions contemplated by the merger agreement, immediately following consummation of the transactions, approximately 1.91% of Davel’s common stock will be owned by, or reserved for issuance to, Davel’s current stockholders and optionholders, respectively, and approximately 3.28% of Davel’s common stock will be owned by, or reserved for issuance to, PhoneTel’s current stockholders and optionholders, respectively, in each case as measured on a fully diluted basis. The companies’ junior lenders will own approximately 90.81% of Davel’s common stock on a fully diluted basis immediately following consummation of the transactions, with the remaining 4% representing shares reserved for issuance under Davel’s amended stock option plan. See “Risk Factors — The transactions will have a substantial dilutive effect on current Davel stockholders and PhoneTel stockholders.”

Required Vote

      The affirmative vote of (1) a majority of the outstanding shares of common stock entitled to vote at the Davel Annual Meeting and (2) a majority of the outstanding shares of common stock entitled to vote at the PhoneTel Special Meeting is required to approve Proposal 1.

Recommendation of the Davel Board of Directors; Reasons of Davel for the Transactions

      On February 7, 2001, the Davel board of directors established a special committee comprised of Messrs. Pate, Robert Hill, and Rammelkamp to evaluate, negotiate and approve the terms of any strategic transaction involving PhoneTel. The special committee’s work continued until February 11, 2002, when it voted to recommend the transactions to the full Davel board of directors.

      At meetings of the Davel board of directors on February 7, February 21, March 27, April 26, May 11, May 16, June 8, September 10 and December 12, 2001 and January 11 and February 11, 2002, the Davel board received and considered the presentations of Davel’s management, the special committee and, at certain of such meetings, its legal and financial advisors regarding the proposed transactions. On February 11, 2002, the Davel board of directors unanimously approved the transactions, including the terms of the merger agreement.

      THE DAVEL BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE TRANSACTIONS, INCLUDING THE TERMS OF THE MERGER AGREEMENT, ARE FAIR TO AND IN THE BEST INTERESTS OF DAVEL AND ITS STOCKHOLDERS AND RECOMMENDS THAT DAVEL STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE RELATED AGREEMENTS, INCLUDING THE EXCHANGE AGREEMENT AND THE COMMITMENT LETTER, UNDER WHICH THE TRANSACTIONS WILL BE EFFECTED.

      In reaching its determination to approve the transactions, including the terms of the merger agreement, the Davel board of directors considered the following factors:

•	Opportunities for Efficiencies and Cost Savings. The Davel board of directors considered that Davel, when combined with PhoneTel, will be the largest independent payphone provider in the United States, with an installed base of approximately 80,000 payphones. The Davel board of directors also considered that Davel, together with PhoneTel, would have opportunities for increasing profitability through significant cost savings, operating efficiencies, economies of scale, stronger market position and other synergies stemming from the combination of such companies. Principal areas of cost savings include lower line and transmission costs, lower field operating costs through more efficient concentration of payphone routes and elimination of duplicative administrative and operational facilities. The Davel board of directors was advised by management that, excluding the effect of one-time merger-related expenses, the combined company was estimated to achieve, within one year after the closing of the merger transactions, annual savings and improvements attributable to such operating factors of approximately $13.1 million from the transactions.

•	Enhanced Sales and Marketing Opportunities. The Davel board of directors considered (1) the current trend toward consolidation of IPPs, (2) the prospect for further changes in the IPP sector and the telecommunications industry as a whole, and (3) the importance of operational scale, greater financial resources and an expanded customer base in becoming a market leader in providing payphone services and remaining competitive in the long term. In that regard, the Davel board of directors considered that the transactions would expand the number of payphones to be operated by Davel from approximately 50,000 to approximately 80,000, establishing Davel as the market leader among IPPs. The Davel board of directors considered that these factors would further Davel’s goal of becoming the premier IPP in the

United States, capable of providing payphone service to national and regional location owners throughout the United States, significantly reducing the need to utilize brokers or subcontractors, as compared to the RBOCs, other LECs and other competitors that operate principally within a specific geographical region. The Davel board of directors considered that such factors may enhance the combined entity’s ability to procure national accounts that require payphone service over a broad or dispersed geographical base.

•	Financial Considerations. In evaluating the transactions, the Davel board of directors considered information with respect to the financial condition, results of operations and businesses of PhoneTel, on both historical and prospective bases, and current industry, economic and market conditions as they would be likely to affect PhoneTel.

•	Pro Forma Impact on Davel. The Davel board of directors considered information relating to the pro forma impact of the transactions on the financial condition and results of operations of Davel. The Davel board of directors also considered the dilutive effect of the issuance of additional stock in connection with the transactions and the likely effect of such issuance on the earnings per share and cash flow per share of Davel. While the Davel board of directors recognized that the transactions would be substantially dilutive with respect to earnings (loss) per share following consummation of the transactions, the Davel board of directors also considered the prospect that the transactions would become accretive to earnings per share in the future and therefore provide greater returns to Davel and its stockholders than would be the case if the transactions were not to occur.

•	Debt Burden/ Financing Costs. The Davel board of the directors considered that Davel is not currently able to service its debt without a substantial restructuring of its bank indebtedness and that the transactions offer the best reasonable available opportunity for such a restructuring. As a result of the Davel debt exchange, the outstanding indebtedness (excluding the new $10 million senior credit facility and $0.3 million of other senior debt) will be reduced from approximately $282.3 million (plus interest accrued after June 30, 2002) to $63.5 million. When combined with PhoneTel’s indebtedness, the total indebtedness owed to the junior lenders will be reduced from approximately $352.0 million (plus interest accrued after June 30, 2002) to $100.0 million. Following the transactions, Davel’s indebtedness would consist of the $100.0 million restructured credit facility, the new $10 million senior credit facility and $1.4 million of other debt. The Davel board of directors also considered annual cost savings attributable to reductions in financing costs that it expects will result from the transactions, which were estimated to be approximately $17 million on a combined basis. It also took into account the uncertainties and risks associated with achieving potential savings related to reductions in financing costs, including general economic factors, the condition of the financial markets and factors affecting the telecommunications and payphone industries.

•	Interests of Davel’s Creditors. The Davel board of directors considered that Davel is currently insolvent and that, in accordance with the current case law relating to directors’ fiduciary duties in the context of an insolvent company, directors may be required to consider the interests of a company’s creditors. Accordingly, the board considered as favorable to its determination the fact that Davel’s junior lenders favored the transactions.

•	Opportunities with Respect to Future Acquisitions. The Davel board of directors also considered the effect of the combined financial resources of Davel and PhoneTel and the ability of Davel to effect subsequent acquisitions. The Davel board of directors considered the additional costs savings that can be realized from future acquisitions due to the expanded market presence and increased payphone route density of Davel.

•	Increased Financial Resources. The Davel board of directors considered that the combined company will have greater cash flow and other financial resources than Davel currently has, thereby increasing the likelihood of Davel’s operating as a going concern.

•	Fairness Opinion. The Davel board of directors considered as favorable to its determination the opinion rendered at its February 11, 2002 meeting by Marshall & Stevens, Inc. (subsequently confirmed in writing) that, as of February 11, 2002, and based upon and subject to the matters expressed in the opinion, the consideration to be paid by Davel in connection with the PhoneTel merger was fair to Davel and its stockholders from a financial point of view. The written opinion of Marshall & Stevens, Inc. and the analyses underlying such opinion are summarized below, and a complete copy of such opinion, setting forth the procedures followed, the matters considered, the scope of the review undertaken and the assumptions made by Marshall & Stevens, Inc., is included as Appendix C to this joint proxy statement/prospectus. See “— Fairness Opinion of Davel Financial Advisor.”

•	Compatible Technology. The Davel board of directors also considered that virtually all of the payphones operated by PhoneTel are technologically compatible with those of Davel, thereby permitting ready integration of field and technical support functions.

•	Terms of the Merger Agreement and Related Agreements. The Davel board of directors took into consideration the terms of the merger agreement and the agreements contemplated thereby, including the form and amount of consideration to be paid to stockholders of PhoneTel and the representations, warranties, covenants and conditions contained in such agreements.

•	Tax and Accounting Treatment. The Davel board of directors considered that the transactions are expected to be tax-free to stockholders of Davel and PhoneTel (other than with respect to cash received in lieu of fractional shares of Davel common stock).

      The foregoing discussion of the factors considered by the Davel board of directors is not intended to be exhaustive but is believed to include all material factors considered by the Davel board of directors. In light of the number and variety of factors the Davel board of directors considered in connection with its evaluation of the transactions, the Davel board of directors did not find it practicable to, and did not, assign any specific or relative weights to the foregoing factors, and individual directors may have given differing weights to different factors.

Fairness Opinion of Davel Financial Advisor

      On April 26, 2001, Davel engaged Marshall & Stevens, Inc. to analyze, and deliver its advice and opinion with respect to the fairness of, the PhoneTel merger. Davel selected Marshall & Stevens based upon its reputation within the southeastern region of the United States, its proximity to Davel and cost considerations.

      On February 11, 2002, Marshall & Stevens delivered its oral opinion to the Davel board of directors, subsequently confirmed in a written opinion dated February 11, 2002, that, as of such date and based upon and subject to the assumptions, limitations and qualifications set forth in the written opinion, the PhoneTel merger was fair to Davel’s stockholders from a financial point of view.

      The full text of the Marshall & Stevens opinion, which sets forth certain assumptions made, procedures followed, matters considered, limitations on, and scope of its review in rendering the opinion, is attached to this joint proxy statement/prospectus as Appendix C and is incorporated by reference herein. THE SUMMARY OF THE MARSHALL & STEVENS OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED TO THIS JOINT PROXY STATEMENT/ PROSPECTUS. DAVEL STOCKHOLDERS ARE URGED TO CAREFULLY READ THE OPINION IN ITS ENTIRETY.

      You should note that the Marshall & Stevens opinion is addressed to the Davel board of directors and addresses the fairness of the merger from a financial point of view and does not address any other aspect of the proposed merger or the merger agreement, nor does it constitute a recommendation to any Davel stockholder as to how to vote at the Davel annual meeting. Marshall & Stevens did not, and was not requested by Davel to, make any recommendations as to the exchange ratio or to solicit third party indications of interest in acquiring all or part of Davel.

      In arriving at its opinion, Marshall & Stevens reviewed, among other things:

•	the letter of intent and the draft Agreement and Plan of Reorganization and Merger as of February 11, 2002;

•	the related servicing agreement between Davel and PhoneTel as part of the overall review of the transactions;

•	certain publicly available financial statements and other business and financial information of Davel and PhoneTel, respectively;

•	past and current operations and financial condition of Davel;

•	financial performance and financial position of Davel and PhoneTel;

•	reported prices and trading activity for the Davel common stock and the PhoneTel common stock;

•	financial forecasts relating to Davel, including and excluding the proposed transactions as prepared by the management of Davel;

•	information relating to strategic, financial and operational benefits anticipated from the transactions as prepared by the management of Davel, as well as Davel’s future outlook and prospects both with and without the proposed transactions;

•	management’s pro forma impact of the transactions on Davel’s EBITDA and earnings;

•	the insolvency position of Davel; and

•	information prepared or discussed with Marshall & Stevens by members of senior management of Davel relating to the relative contributions of Davel and PhoneTel to the merged company.

      Marshall & Stevens also held discussions with members of the senior management of Davel regarding Davel’s history, financial performance and future prospects. In addition, Marshall & Stevens performed financial analysis of the proposed combined company and conducted such other studies, analyses, inquiries and investigations as it deemed appropriate.

      In preparing its opinion, Marshall & Stevens relied on the accuracy and completeness of all information that was publicly available, supplied or communicated to Marshall & Stevens by or on behalf of Davel or PhoneTel, and Marshall & Stevens has not assumed any responsibility to independently verify that information. Marshall & Stevens also assumed that the financial forecasts provided to it were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Davel and PhoneTel. The opinion does not address the relative merits of the proposed merger and any other transactions or strategies, which may have been discussed as alternatives to the proposed merger. Davel did not place any limitations on Marshall & Stevens with respect to the procedures followed or factors considered in rendering the opinion. In addition, Marshall & Stevens did not make an independent evaluation or appraisal of the assets and liabilities of Davel or PhoneTel and was not furnished with any such evaluation or appraisal. However, the valuation of certain assets and the assets of Davel in aggregate was conducted in conjunction with an insolvency analysis performed in connection with the proposed debt restructuring associated with the transactions.

      The following is a summary of the material financial analyses used by Marshall & Stevens in connection with providing its opinion to the Davel board of directors. Marshall & Stevens utilized substantially the same type of financial analyses in connection with providing the written opinion attached as Appendix C.

      Marshall & Stevens reviewed the historical pricing of Davel and PhoneTel. The common stock of both companies is thinly traded over-the-counter, with the stock of both companies trading below $.05 per share during the three months ending February 11, 2002. Based on the shares outstanding, the implied market capitalizations of both companies have remained below $600,000 during the three months ending February 11, 2002. However, a comparison of the implied market capitalization is of limited use, given the relatively low price per share range and low trading volumes of both companies.

      Marshall & Stevens reviewed the historical financial statements for Davel to ascertain the financial position and performance of the company. Davel is a financially distressed company, with a negative owners’ equity position of approximately $230 million as of December 31, 2001. Although the historical rationalization of payphones since 1999 may have reduced the potential losses, Davel has incurred substantial net losses for the past five consecutive years. Davel operated with slightly positive EBITDA (earnings before interest, tax, depreciation and amortization) of approximately $3 million during fiscal year 2001. However, the company’s current cash flow from operations is not sufficient to service existing debt levels, which exceeded $270 million at December 31, 2001.

      Marshall & Stevens reviewed the economic and industry outlook for the payphone industry. The highly competitive payphone industry, the regulatory environment and the subsequent changes resulting from deregulation have contributed to Davel’s unfavorable performance and continue to contribute to the uncertainty regarding Davel’s future performance. Although recent regulatory changes appear favorable to the payphone industry, the outcome is unknown. Continuing changes in industry dynamics, particularly the impact of increased cellular phone usage may continue to result in reduced usage of payphones and adversely affect Davel’s future financial performance.

      The prospects of Davel were evaluated to determine its long-run viability on a stand-alone basis. Davel is continuing its aggressive monitoring of the payphone base and removal of under-performing payphones. However, there is a high degree of uncertainty regarding the identification of relocation sites with greater potential for profitability. Marshall & Stevens performed a test for insolvency using appropriate discounted cash flow valuation methodology based on management’s projections, which excluded the transactions. Marshall & Stevens concluded that Davel’s liabilities exceeded the fair market value of its assets by approximately $235 million, resulting in a high degree of insolvency.

      Marshall & Stevens reviewed the proposed impact on the financial position of Davel resulting from the debt restructuring of Davel in connection with proposed PhoneTel merger, including the proposed exchange of Davel’s consolidated debt into equity securities. Although current ownership will be substantially diluted, the benefits related to the debt reduction substantially improves the owners’ equity position of Davel and substantially improves the probability of a financial recovery resulting from a reduction in debt service requirements. In addition, management anticipates a substantial improvement in long-term financial performance resulting from the proposed transactions with post-merger EBITDA anticipated to be approximately 2.5 times Davel’s anticipated long-term annual EBITDA levels of approximately $6.7 million on a stand-alone basis.

      The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Accordingly, Marshall & Stevens believes that its analysis must be considered in its entirety, and to do otherwise could create a misleading or incomplete view of the process underlying the opinion. In its analysis, Marshall & Stevens made numerous assumptions regarding the performance of Davel and PhoneTel, the industry and the economy, many of which are beyond the control of Davel and PhoneTel. The estimates used in the analysis are not necessarily indicative of actual values or predictive of future values, which may vary significantly from those set forth herein and in the written opinion. In addition, analyses relating to the value of the businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty and none of Davel, PhoneTel or Marshall & Stevens assumes responsibility for the accuracy of such analyses and estimates.

      The analyses were prepared solely for the purpose of Marshall & Stevens providing its opinion to the Davel board of directors as to the fairness of the transactions from a financial point of view. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Davel, PhoneTel, Marshall & Stevens or any other person assumes responsibility if future results are materially different from those forecast. As described above, Marshall & Stevens’ opinion to the Davel board of directors was one of many factors taken into consideration by the Davel board of directors in making its determination to approve and adopt the merger agreement. The foregoing summary describes material financial analyses used by Marshall & Stevens in connection with providing its opinion to the Davel board of directors, but does not purport to be a complete description of the analysis performed by Marshall & Stevens in connection with such opinion and is qualified by reference to the written opinion of Marshall & Stevens set forth in Appendix C hereto.

      Marshall & Stevens is continually engaged in the valuation of businesses and their securities. Marshall & Stevens is familiar with Davel, having been engaged by Davel to provide an insolvency analysis, as well as the subject fairness opinion in connection with the proposed merger with PhoneTel.

      In connection with rendering its opinion, Marshall & Stevens has been paid a fee of $70,000, which includes fees paid for providing the insolvency analysis. The terms of this engagement did not allocate the fee between these two efforts. Davel has also agreed to reimburse Marshall & Stevens for its reasonable out-of-pocket expenses. No portion of Marshall & Stevens’ fee is contingent upon the successful completion of the proposed transactions. In addition, Davel has agreed to indemnify Marshall & Stevens and its employees, directors, officers, control persons, affiliates and agents against certain liabilities incurred in connection with its services, including liabilities under federal securities laws.

Recommendation of the PhoneTel Board of Directors; Reasons of PhoneTel for the Transactions

      At meetings of the PhoneTel board of directors on January 30, March 27, May 25, May 30, July 27, September 28 and October 30, 2001 and February 4, 2002, the PhoneTel board of directors received and considered the presentations of PhoneTel’s management and, at certain of such meetings, its legal and financial advisors regarding the proposed transactions. On February 13, 2002, the PhoneTel board of directors unanimously approved the transactions, including the terms of the merger agreement.

      THE PHONETEL BOARD OF DIRECTORS HAS APPROVED THE TRANSACTIONS BY UNANIMOUS VOTE AND BELIEVES THAT THE TERMS OF THE TRANSACTIONS ARE FAIR TO, AND IN THE BEST INTERESTS OF, PHONETEL’S STOCKHOLDERS. ACCORDINGLY, THE PHONETEL BOARD OF DIRECTORS RECOMMENDS THAT PHONETEL’S STOCKHOLDERS VOTE TO APPROVE THE TRANSACTIONS, INCLUDING THE MERGER AGREEMENT AND RELATED AGREEMENTS.

      The following discussion of the information and factors considered by the PhoneTel board of directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the transactions, the PhoneTel board of directors did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination, although individual members of the PhoneTel board of directors may have given different weights to different factors. In the course of its deliberations, the PhoneTel board of directors did not establish a range of value for PhoneTel; however, based on the factors outlined below, including the advice of its financial advisor, Ladenburg, the PhoneTel board of directors determined that the transactions are advisable and in the best interests of PhoneTel and its stockholders. For a discussion of the interests of certain members of PhoneTel’s management and the PhoneTel board of directors in the transactions, see “— Interests of Certain Persons.”

      In reaching its decision to approve the transactions, and to recommend that PhoneTel stockholders vote to approve the transactions and the transaction agreements, the PhoneTel board of directors considered various factors, including:

•	the business, operations, properties, assets, financial condition and operating results of PhoneTel and the fact that, on a combined basis with Davel, the companies will likely have greater financial stability and strength due to (i) lower field operating costs as a result of higher concentration of payphone routes and elimination of redundant branch offices, as well as (ii) the elimination of redundant general and administrative expenses in connection with the combination of the headquarters of both companies;

•	efficiencies generated as a result of the servicing agreement from July 2001 to December 2001, which resulted in the elimination of 21 district operation facilities, 104 field service vehicles and a reduction of 114 field service operations personnel on a combined basis with Davel, which reductions have resulted in a significant cost saving for PhoneTel;

•	reports, analyses and opinions of PhoneTel’s management, based on their financial advisors’ due diligence investigations and analysis of publicly available information concerning the businesses, technology, products, operations, financial condition and prospects of Davel;

•	PhoneTel’s future prospects, including the range of reasonable prospects for PhoneTel stockholder value with PhoneTel continuing as an independent entity, compared to the effect of a combination with Davel, in light of the financial condition and prospects of PhoneTel and the current economic and business environment, including, but not limited to, other possible strategic alternatives for PhoneTel which the PhoneTel board of directors has examined, including continuing to execute its stand-alone business plan or engaging in various restructuring strategies;

•	the current market price of PhoneTel common stock and the decline in such market price during the past two years;

•	the presentation by Ladenburg with respect to its financial analyses of PhoneTel and Davel and the opinion of Ladenburg, as to the fairness of the transactions to the holders of shares of PhoneTel common stock (see “Approval of the Transactions — Fairness Opinion of PhoneTel Financial Advisor”);

•	PhoneTel’s ability to continue as an independent going concern, in light of the following facts: (i) PhoneTel’s current working capital, liquidity and capital resources may be limited by its ability to generate sufficient cash flow from its operations or its investment or financing activities, (ii) PhoneTel has suffered recurring losses from operations and (iii) PhoneTel currently has a net capital deficiency;

•	the fact that PhoneTel is currently insolvent, and in accordance with the current case law relating to directors’ fiduciary duties in the context of an insolvent company, directors may be required to consider the interests of a company’s creditors;

•	the fact that prior to execution of the eighth amendment to PhoneTel’s credit facility on February 19, 2002, PhoneTel was in default under its junior credit facility, and that PhoneTel’s junior lenders’ execution of the eighth amendment was conditioned upon PhoneTel simultaneously entering into the transaction agreements;

•	the fact that the new $10 million senior credit facility was conditioned upon PhoneTel entering into the transaction agreements and that, without the proceeds of the new $10 million senior credit facility, PhoneTel might not have been able to meet its current working capital requirements and pay certain of its past due obligations (see “Operation, Management and Business of Davel after the Transactions — Financing”);

•	the pro forma debt structure of Davel as a result of the debt exchange set forth in the exchange agreement compared to the current debt levels of both companies (see “The Merger Agreement — The Exchange Agreement”);

•	the terms and conditions of the merger agreement, which were the result of extensive arm’s-length negotiations, including the PhoneTel merger consideration, the representations and warranties of Davel, and the conditions to closing, including the requirement that the transactions are conditioned upon approval of the merger agreement by holders of a majority of the outstanding voting power of the PhoneTel common stock and the Davel common stock (see “The Merger Agreement”);

•	the potential impact of the transactions on the interests of PhoneTel’s customers, suppliers and employees, and the communities in which PhoneTel operates, including the impact resulting from cost-saving initiatives and from being a stakeholder in a larger, more dynamic combined company;

•	the degree of risk that the synergies and cost savings anticipated to be achieved in the merger would not be achieved, and that the operations of the two companies would not be successfully integrated;

•	the risk that the combined company would be unable to sustain the level of earnings currently projected;

•	the adverse effects on PhoneTel’s business, operations and financial condition should it not be possible to consummate the transactions following the public announcement that the merger agreement had been entered into;

•	the interests that the PhoneTel management and the PhoneTel board of directors may be deemed to have in the merger that are in addition to their interests as stockholders of PhoneTel generally (see “— Interests of Certain Persons”); and

•	the other risks associated with the transactions and with PhoneTel’s and Davel’s businesses. (see “Risk Factors”).

Fairness Opinion of PhoneTel Financial Advisor

      On January 8, 2001, the PhoneTel board of directors engaged Ladenburg to act as financial advisor in connection with the transactions, which engagement was subsequently extended on January 16, 2002, due to Ladenburg’s extensive knowledge of the payphone industry, and PhoneTel’s prior relationship with Mr. Jonathan Intrater, who had assisted PhoneTel with various other financing transactions. As part of the current engagement, the PhoneTel board of directors requested the opinion of Ladenburg as to whether the consideration to be paid to PhoneTel’s existing common stockholders with respect to the transactions contemplated by the merger agreement was fair. On February 4, 2002, during a telephonic meeting of the PhoneTel board of directors, Ladenburg rendered an oral opinion, which opinion was confirmed by delivery to the PhoneTel board of directors of a written opinion dated February 19, 2002, to the effect that, as of that date and based on and subject to matters described in its opinion, the consideration to be paid to the holders of common stock of PhoneTel was fair from a financial point of view to the common stockholders of PhoneTel.

      The full text of Ladenburg’s written opinion dated February 19, 2002, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached to this joint proxy statement/prospectus as Exhibit D.

      Ladenburg’s opinion is addressed to the board and relates only to the fairness, from a financial point of view, of the consideration to be received by the public stockholders as provided for in the transactions contemplated by the merger agreement. The opinion does not address any other aspect of the merger or any other related transaction and does not constitute a recommendation to any holder of the common stock as to whether such stockholder should vote or act with respect to any matters relating to the merger. THE SUMMARY OF LADENBURG’S OPINION DESCRIBED BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. YOU ARE ENCOURAGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

      In arriving at its opinion, Ladenburg has:

•	reviewed the merger agreement and related documents which have been provided to Ladenburg;

•	reviewed PhoneTel’s annual financial statements contained in its Annual Reports on Form 10-K filed with the SEC for the fiscal years ended December 31, 1999 and 2000, respectively, and its quarterly financial statements contained in its Quarterly Reports on Form 10-Q filed with the SEC for the periods ending March 31, 2001, June 30, 2001 and September 30, 2001, respectively;

•	reviewed Davel’s annual financial statements contained in its Annual Reports on Form 10-K filed with the SEC for the fiscal years ended December 31, 1999 and 2000, respectively, and its quarterly financial statements contained in its Quarterly Reports on Form 10-Q filed with the SEC for the periods ending March 31, 2001, June 30, 2001 and September 30, 2001, respectively;

•	reviewed certain other historical operating and financial information and projections, provided by the managements of PhoneTel and Davel relating to their respective business prospects;

•	met with certain members of senior management and the board of directors of PhoneTel and certain members of senior management and certain board members of Davel to discuss their respective business and operations, historical operations and financial condition and future prospects, and their views of the benefits and other implications of the transactions;

•	visited PhoneTel’s headquarters and offices in Cleveland, Ohio and Davel’s headquarters and offices in Tampa, Florida;

•	reviewed the historical stock prices and trading volumes of PhoneTel and Davel’s common stock;

•	compared the results of operations of PhoneTel with those of certain companies which Ladenburg deemed to be reasonably comparable to PhoneTel;

•	reviewed the financial terms, to the extent publicly available, of certain comparable transactions; and

•	conducted such other analyses and examinations and considered such other financial, economic and market criteria as Ladenburg deemed necessary in arriving at its opinion.

      In rendering its opinion, Ladenburg assumed, without independent verification, the accuracy and completeness of all the financial and other information regarding PhoneTel that had been provided to Ladenburg by PhoneTel. Ladenburg was not retained to and did not complete any independent valuation or appraisal of the assets and liabilities of PhoneTel, nor did Ladenburg verify any of the records of PhoneTel. With respect to all legal matters, Ladenburg relied on the information provided by PhoneTel and its respective agents.

      This summary is necessarily based on economic, market and other considerations in effect on, and the information made available to Ladenburg as of the date of its opinion. It should be understood that subsequent developments may affect the results with resulting changes in the materials herein.

      This summary is not a complete description of Ladenburg’s opinion to the PhoneTel board of directors or the financial analyses performed and factors considered by Ladenburg in connection with its opinion. Ladenburg believes that the analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could result in a misleading conclusion.

      In connection with the opinion, Ladenburg made certain assumptions with respect to industry performance, general business and economic conditions and other matters which were deemed appropriate, many of which are beyond PhoneTel’s control. As a result, the opinion is not necessarily representative of actual values or prospects for PhoneTel, which may be significantly more or less favorable. Estimates of value of companies do not purport to be appraisals or to necessarily reflect the prices at which companies may be sold.

      In arriving at its opinion, Ladenburg performed the following primary analyses, among others:

(i) PhoneTel Comparable Company Analysis — Using publicly available information, Ladenburg attempted to compare selected historical, current and projected operating and financial data and financial ratios for PhoneTel with certain data from selected publicly traded companies engaged primarily in the payphone business. Ladenburg determined that Davel, which is insolvent, was the only publicly traded payphone company that was comparable to PhoneTel and thus, relevant financial data needed to do comparable company analysis was not available. Ladenburg determined that certain rural telephone companies would provide as an appropriate comparable analysis to PhoneTel as possible, although Ladenburg believes that those rural telephone companies values are inflated as they include valuations of those companies’ wireless and cable businesses.

The companies selected for a comparable company analysis were: CT Communications, Inc., Davel Communications, Inc., Hector Communications Corporation, and North Pittsburgh Systems, Inc. (collectively, the “comparable companies”).

Ladenburg reviewed, among other things, the following data with respect to the comparable companies: operating statement data, including latest twelve months (“LTM”) operating income (“EBIT”), LTM operating cash flow (“LTM EBITDA”), LTM Net Income and Property, Plant and Equipment (“PP&E”). Utilizing this information, Ladenburg calculated a range of market multiples for the comparable companies by dividing the “Enterprise Value” (total common shares outstanding multiplied by closing market price per share on February 19, 2002, or “Market Equity Value”, plus total debt and preferred stock, minus cash and cash equivalents) for each comparable company by, among other things, the companies’ LTM EBIT, LTM EBITDA, LTM Net Income and PP&E. For the comparable companies: (a) the LTM EBIT multiples ranged from 11.90x to 15.58x (13.74x mean, 13.74x median), LTM EBITDA multiples ranged from 5.93x to 39.89x

(17.82x mean, 7.63x median), (c) LTM Net Income multiples ranged from 9.74x to 28.09x (20.52x mean, 23.72x median); and (d) the LTM PP&E multiples were 1.88x to 4.94x (2.92x mean, 2.43x median).

Ladenburg then compared the market multiples for the comparable companies to the multiples being offered to PhoneTel. Based on a merger consideration (as of December 31, 2001) to PhoneTel of $64.8 million, PhoneTel’s implied multiples were as follows: (a) LTM EBITDA multiple was 50.21x, which was above the range of 5.93x to 39.89x, and (b) LTM PP&E multiple was 4.14x, which was within the range of 1.88x to 4.94x. PhoneTel’s merger consideration is defined as the amount of PhoneTel’s outstanding debt to be converted into equity, which, as of December 31, 2001 was $26.1 million, plus the amount of PhoneTel’s debt after it is restructured, which is $42.6 million, plus the market value of PhoneTel’s equity as of December 31, 2001 ($.26 million), less cash on hand as of December 31, 2001 ($4.2 million) resulting in a total of $64.8 million. Ladenburg noted that because PhoneTel’s interest on its outstanding debt will accrue between December 31, 2001 and the date the merger occurs, PhoneTel’s merger consideration will increase, because more of PhoneTel’s outstanding debt will be converted into the same amount of equity.

(ii) PhoneTel Comparable Transaction Analysis — Ladenburg determined that there were no comparable transactions which had occurred in the payphone industry since 1999. Ladenburg noted that the closest comparable transaction was PhoneTel’s pending sale of 1,081 of its payphones located in Montana to an independent third party for $648,600, or a price of $600 per phone. Ladenburg conducted a liquidation analysis (discussed in Section IV below) based on the sale of PhoneTel’s phones in Montana. Ladenburg also noted that ETS Payphones, Inc., which is currently in bankruptcy, held a sale for its New York and Puerto Rico assets, for which no one placed a bid.

Although Ladenburg does not believe there are any comparable transactions except the sale of PhoneTel’s Montana phones, Ladenburg did review certain selected publicly available financial data, including Enterprise Value to LTM EBIT, LTM EBITDA, and LTM Net Income regarding one transaction (the “comparable transaction”) with a deal value (including net debt) of $56.3 billion.

Ladenburg noted that the selected transaction reviewed was not identical to the merger and, accordingly, the analysis of this comparable transaction necessarily involves complex consideration and judgments concerning differences in financial and operating characteristics of PhoneTel and Davel and other factors that would affect the value of the comparable transaction. Such factors include, among other things, the general market conditions prevailing at the time of such transactions, the fact that the value of telephone companies are inflated in comparison to payphone companies as they include cellular and cable businesses, the general market conditions in the payphone industry, and the fact that Davel and PhoneTel, the two largest remaining public independent payphone providers, are both insolvent, and the next three largest independent payphone providers are either in bankruptcy (ETS Payphones, Inc.), or are distressed companies themselves (Pacific Coin and NSC Communications, neither of whose bank debt trades).

The comparable transaction selected, which took place in June, 1999, was: the acquisition of 100% of US West by Qwest.

Ladenburg calculated the multiples of each of the aforementioned selected data points for the comparable transaction. The multiples calculated for the comparable transaction were: (a) LTM EBIT multiple was 18.70x, (b) LTM EBITDA multiple was 10.67x, and (c) LTM Net Income multiple was 30.80x.

Based on a merger consideration to PhoneTel of $64.8 million, as previously defined, PhoneTel’s implied multiples were as follows: (a) the LTM EBITDA multiple being paid to PhoneTel was 50.21x, which Ladenburg noted was well above the multiple of 10.67x for the Qwest – US West transaction.

(iii) PhoneTel Discounted Cash Flow Analysis — Ladenburg performed a Discounted Cash Flow (“DCF”) analysis for PhoneTel on a standalone basis, using financial information provided by PhoneTel’s management for the years ending December 31, 2001 through December 31, 2004. For the DCF analysis, Ladenburg discounted the projected unleveraged free cash flows (earnings before interest and taxes, plus depreciation and amortization, less capital expenditures and changes in working capital) for the respective four years and the terminal value (calculated as a multiple of EBITDA). From this enterprise value, Ladenburg subtracted all debt obligations appearing on PhoneTel’s balance sheet at December 31, 2001, based on financial information provided by PhoneTel’s management, and added the cash balance on such balance sheet to arrive at an implied equity value (“equity value”). The terminal value was computed by applying multiples ranging from 3.0x to 5.0x to the forecasted EBITDA of the last year projected.

Applying discount rates of 16% to 20% based on Ladenburg’s and industry analysts’ estimated weighted average cost of capital for PhoneTel, Ladenburg calculated PhoneTel’s negative equity value ranging from ($35.5) million to ($23.6) million at EBITDA multiples ranging from 3x to 5x. Ladenburg noted that the mean negative equity value observation assuming a weighted average cost of capital of 18% and a terminal multiple of 4.0x was ($30.0) million.

(iv) PhoneTel Liquidation Analysis — Ladenburg performed a liquidation analysis for PhoneTel, based upon an estimated liquidation value of PhoneTel’s saleable assets, which included PhoneTel’s payphones, vehicles, cash and computers. Based on conversations with PhoneTel, Ladenburg estimated the liquidation value of PhoneTel’s cash, computers and vehicles to be $5.5 million, $4.5 million of cash, consisting of cash in payphones and in a bank account, $.5 million in vehicles and $.5 million in computer equipment.

Ladenburg then created three scenarios to determine a price per phone value of PhoneTel’s 30,072 phones existing as of January 31, 2002. The first scenario was based on PhoneTel’s pending sale of 1,081 of its payphones in Montana for $648,600 to an independent third party, for an average price of $600 per phone, which when applied to PhoneTel’s 30,072 phones resulted in a total liquidation value of $18.0 million (the “Montana scenario”). Because the amount of phones sold and geographic location of payphones may affect their value, Ladenburg conducted two additional scenarios based on PhoneTel’s sale of its Montana phones. The first scenario involved determining a price per phone based on the sale of the Montana phones plus a 20% premium (the “Montana +20% scenario”) and the second scenario involved determining a price per phone based on the sale of the Montana phones with a 20% discount (the “Montana –20% scenario”). Ladenburg determined the average price per phone for the Montana +20% scenario at $720 per phone and $21.6 million for all of PhoneTel’s phones and the average price per phone for the Montana –20% scenario at $480 per phone and $14.4 million for all of PhoneTel’s phones.

Ladenburg then, for each scenario, added the liquidation value of the assets and subtracted PhoneTel’s outstanding debt (including interest) to determine, upon a liquidation, what would remain to be divided by the equity holders. For the Montana +20% scenario, the Montana scenario and the Montana –20% scenario, the amount remaining to be divided by the equity holders was ($37.8) million, ($41.4) million and ($45.0) million, respectively.

(v) PhoneTel Debt for Equity Swap Analysis — Ladenburg performed a debt for equity swap analysis to determine if the percentage of PhoneTel’s equity to be received by PhoneTel’s existing junior lenders was fair considering the amount of debt the junior lenders and PhoneTel’s current equity holders were going to exchange into equity. Ladenburg took the amount of debt (including interest) PhoneTel’s junior lenders were going to exchange for equity, $27.3 million as of January 31, 2002, and added that amount to PhoneTel’s existing market capitalization as of February 19, 2002, resulting in a total adjusted market capitalization of $27.6 million. Ladenburg then determined that PhoneTel’s junior lenders contributed 99.1% to the adjusted market capitalization and PhoneTel’s current equity holders contributed 0.9% to the adjusted market capitalization.

Ladenburg then compared that 99.1% to the 87% of the equity the junior lenders are to receive upon the merger and the 0.9% to the 9% the current equity holders were to receive upon the merger and determined that the junior lenders were receiving less equity in the merger than their contribution to PhoneTel’s adjusted market capitalization and the current equity holders were receiving more equity in the merger than their contribution to the adjusted market capitalization. Ladenburg also noted that because interest on PhoneTel’s outstanding debt will accrue between January 31, 2002 and the date the merger occurs, PhoneTel’s junior lenders will convert more debt into equity, resulting in the junior lenders contributing more than 99.1% to PhoneTel’s adjusted market capitalization without receiving any additional equity in return.

(vi) PhoneTel Contribution/ Exchange Ratio Analysis — Ladenburg performed a contribution and exchange ratio analysis by comparing what PhoneTel’s and Davel’s relative contributions to a combined company’s revenue, revenue less fixed costs and number of phones would have been for the last six months of 2000 and the last quarter of 2000. Ladenburg determined that for the last quarter of 2000, PhoneTel would have contributed 33.2% of revenues of a combined company, 37.0% of revenues less fixed costs of a combined company and 35.1% of number of phones of a combined company. Ladenburg determined that for the last six months of 2000, PhoneTel would have contributed 33.1% of revenues of a combined company, 38.7% of revenue less fixed costs of a combined company and 34.9% of number of phones of a combined company. Ladenburg then compared those contribution percentages to the exchange ratio of 36.5% of the combined company PhoneTel is to receive in the merger and determined that for revenue and number of phones PhoneTel’s exchange ratio is higher than its contribution ratio and for revenue less fixed costs PhoneTel’s exchange ratio is lower, but within 2.2% of PhoneTel’s contribution ratio. Ladenburg also calculated the contribution percentages for the three month period ending September 30, 2001 to the exchange ratio. This calculation revealed that for the three-month period ending September 30, 2001, PhoneTel would have contributed 33.6% of revenues of a combined company, 37.5% of revenues less fixed costs of a combined company and 35.9% of number of phones of a combined company. Ladenburg then compared those contribution percentages to the exchange ratio of 36.5% of the combined company PhoneTel is to receive in the merger and determined that for revenue and number of phones PhoneTel’s exchange ratio is higher than its contribution ratio and for revenue less fixed costs PhoneTel’s exchange ratio is lower, but within 1.0% of PhoneTel’s contribution ratio. Ladenburg also noted that because the three-month period ending September 30, 2001 included certain cost savings achieved by both companies due to the servicing agreement, and that these cost savings may not have been equally attributed to both companies, these calculations for the three-month period ending September 30, 2001 may not be as accurate an estimate as in the prior periods for which the calculations were made.

In connection with rendering its opinion, Ladenburg has been paid a fee of $175,000, which will be credited against Ladenburg’s fee of 1 1/4% of the aggregate consideration of the transactions. PhoneTel has agreed to reimburse Ladenburg for its reasonable out-of-pocket expenses. No portion of Ladenburg’s $175,000 fee for the fairness opinion is contingent upon the successful completion of the proposed transactions. In addition, PhoneTel has agreed to indemnify Ladenburg and its employees, directors, officers, control persons, affiliates, and agents against certain liabilities incurred in connection with Ladenburg’s services, including liabilities, under federal securities laws.

Interests of Certain Persons

      Appointment of Davel Board Members. John D. Chichester, Phonetel’s current Chief Executive Officer, and Bruce W. Renard, Davel’s current President, have both been named, pursuant to an amendment to the merger agreement, as directors of Davel following the transactions.

      Indemnification of Directors. Pursuant to the merger agreement, Davel has agreed to provide certain indemnification to the present and former directors of PhoneTel and has agreed to maintain directors’ and officers’ liability insurance to such individuals under certain circumstances. For further detail regarding these arrangements, see “The Merger Agreement — Indemnification.”

      Stock Options. Pursuant to the merger agreement, each outstanding option to acquire PhoneTel common stock (each a “PhoneTel option”) will be automatically converted into an option to acquire shares of Davel common stock. The number of shares of Davel common stock to be subject to each converted option will be equal to the number of shares of PhoneTel common stock subject to the original option immediately prior to the PhoneTel merger multiplied by the exchange ratio (rounded to the nearest whole number of shares of Davel common stock) at an exercise price per share equal to the exercise price for each such share of PhoneTel common stock subject to such option divided by the exchange ratio (rounded down to the nearest whole cent). Following such conversion, all other terms and conditions governing each converted PhoneTel option will continue to apply. The value of such converted options will depend on the market price of Davel common stock following completion of the transactions. As of March 31, 2002, the following officers and directors of PhoneTel held the following number of PhoneTel options, which are convertible into options to acquire the following number of shares of Davel common stock:

		Number of		Post-Merger
	Pre-Merger	PhoneTel	Post-Merger	Number of
Name	Exercise Price	Shares	Exercise Price	Davel Shares

John Chichester	1.16	50,000	0.6362	91,165
	0.01	75,000	0.0055	136,748
Richard Kebert	1.56	30,000	0.8556	54,699
Peter Graf	1.14	20,000	0.6252	36,466
Eugene Davis	1.14	20,000	0.6252	36,466
Kevin Schottlaender	1.14	20,000	0.6252	36,466

In addition, any unvested portion of the foregoing stock options will become immediately vested at the effective time of the merger.

      Employment Agreements. Effective April 1, 2000, PhoneTel entered into an employment agreement with Mr. Chichester. The agreement provided that he would be President and Chief Executive Officer of PhoneTel and had a term of two years from April 1, 2000 that may be extended for an additional one year period (known as the “extended term”). On February 28, 2002, the employment agreement was amended to change the extended term from one year to successive periods of 90 days which automatically renew until canceled, and to amend certain other provisions relating to Mr. Chichester’s bonus.

      The employment agreement, as amended, provided that, in the event of a change of control of PhoneTel, such as the PhoneTel merger with Davel, Mr. Chichester could, upon 30 days’ written notice, terminate the agreement, unless he had been advised by PhoneTel, or its successor, that subsequent to the change of control he is to be retained for the remainder of the extended term and that he will perform substantially the same functions as those that he performed prior to the change of control; provided, however, that Mr. Chichester shall not be required to relocate his primary residence to another location. In the event the agreement is terminated by Mr. Chichester in accordance with the foregoing, Mr. Chichester shall be entitled to the following: (i) immediate vesting of all unvested stock incentive options previously granted, (ii) a severance payment equal to his salary for remaining months in the extended term, and (iii) his prorated annual bonus. Additionally, the amount of the severance payment would be increased by a factor of 20% to account for loss of benefits.

      It is expected by the parties that Mr. Chichester will be retained as Davel’s Chief Executive Officer after the merger. However, in the event that Mr. Chichester is not retained for the remainder of the extended term or if he is required to relocate his primary residence to another location and terminates his employment agreement, PhoneTel would be required to pay Mr. Chichester a severance payment as described above.

Federal Income Tax Considerations

      The following is a summary of the material anticipated U.S. federal income tax consequences of the transactions to holders of PhoneTel common stock who hold such stock as a capital asset. This summary is based on applicable provisions of the Internal Revenue Code, Treasury regulations thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the consequences of the transactions and, in particular, may not address U.S. federal income tax considerations applicable to stockholders subject to special treatment under U.S. federal income tax law (including, for example, non-U.S. persons, financial institutions, dealers in securities, insurance companies or tax-exempt entities, holders who acquired PhoneTel common stock or Davel common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold PhoneTel common stock or Davel common stock as part of a hedge, straddle or conversion transaction). This summary also does not address any tax consequences resulting from the pre-merger exchange of outstanding Davel debt for 93% of the Davel common stock as part of the Davel debt exchange. In addition, no information is provided herein with respect to the tax consequences of the transactions under applicable foreign, state or local laws and no ruling has been or will be requested from the IRS with respect to the federal income tax consequences of the transactions. Holders of PhoneTel common stock and holders of Davel common stock are urged to consult with their tax advisors regarding the tax consequences of the transactions to them, including the effects of federal, state, local, foreign and other tax laws.

      Subject to the limitations and qualifications referred to herein, assuming the PhoneTel merger qualifies as a tax-free reorganization, the following federal income tax consequences will result:

•	No gain or loss will be recognized by the holders of PhoneTel common stock who exchange all of their PhoneTel common stock solely for Davel common stock pursuant to the PhoneTel merger (except with respect to cash received in lieu of a fractional share interest in Davel common stock);

•	The aggregate tax basis of the Davel common stock received by holders of PhoneTel common stock who exchange all of their PhoneTel common stock solely for Davel common stock pursuant to the PhoneTel merger will be the same as the aggregate tax basis of the PhoneTel common stock surrendered in exchange therefor (reduced by any basis amount allocable to the fractional share interest in Davel common stock for which cash is received);

•	Cash received by a holder of PhoneTel common stock in lieu of a fractional share interest in Davel common stock will be treated as received in redemption of such fractional share interest, and a holder of PhoneTel common stock should generally recognize capital gain or loss for federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of PhoneTel common stock allocable to such fractional share interest; and

•	The holding period of a share of Davel common stock received in the PhoneTel merger (including fractional share interests deemed received and redeemed as described above) will include the holder’s holding period in the PhoneTel common stock surrendered in exchange therefor.

Regulatory Approvals

      As a result of the transactions, PhoneTel and Davel are required to make certain filings in, and obtain certain approvals from, the public service commissions and local governmental authorities in the various states in which Davel will own and operate payphones, which process is underway.

Accounting Treatment

      The PhoneTel merger will be accounted for under the “purchase” method of accounting in accordance with generally accepted accounting principles. Therefore, the fair market value of the aggregate consideration paid by Davel in connection with the PhoneTel merger will be allocated to PhoneTel’s assets and liabilities based on their fair market values, with any excess being treated as goodwill.

Dissenters’ Rights

      Davel. Dissenters’ rights are not available to Davel stockholders in connection with the PhoneTel merger.

      PhoneTel. PhoneTel stockholders may under Ohio law elect to exercise dissenters’ rights in connection with the PhoneTel merger and have the “fair value” of their shares paid to them in cash. See “Dissenters’ Rights — Dissenters’ Rights of PhoneTel Stockholders.” The full text of the relevant sections of the Ohio law governing dissenters’ rights are attached as Appendix E to this document.

Resales of Davel Common Stock Received in Connection with the Transactions

      Shares of Davel common stock issued to holders of PhoneTel common stock upon consummation of the transactions have been registered under the Securities Act. Such securities may be traded freely without restriction by those stockholders who are not deemed to be “affiliates” of Davel or PhoneTel, as that term is defined in the rules promulgated under the Securities Act.

      Shares of Davel common stock received by those holders of PhoneTel common stock who are deemed to be “affiliates” of PhoneTel at the time of the PhoneTel Special Meeting or of Davel common stock who are deemed to be “affiliates” of Davel at the time of the Davel Annual Meeting may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted thereunder.

      The registration statement of which this joint proxy statement/prospectus forms a part does not cover any reoffers or resales of Davel common stock received by affiliates of Davel or PhoneTel.

Stock Exchange Listing of Davel Common Stock

      It is expected that the shares of Davel common stock issued in connection with the transactions will continue to be quoted and traded on the Nasdaq OTC Market under the symbol “DAVL.OB.”

THE MERGER AGREEMENT

      Effective as of February 19, 2002, Davel, Davel Financing Company, L.L.C. (“Davel Financing”), DF Merger Corp. (“D Sub”), PT Merger Corp. (“P Sub”) and PhoneTel entered into the merger agreement. Pursuant to the merger agreement, (1) P Sub, a wholly owned subsidiary of Davel Financing, will be merged with and into PhoneTel, with PhoneTel surviving as a wholly owned subsidiary of Davel Financing, and being referred to as the “PhoneTel surviving corporation” and (2) D Sub, which immediately prior to the Davel merger will become wholly owned by Davel’s junior lenders, will be merged with and into Davel Financing, with Davel Financing surviving as a wholly owned subsidiary of Davel.

      The following information with respect to the transactions is qualified in its entirety by reference to the complete text of the merger agreement, the exchange agreement and the commitment letter, copies of which are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find Information.” These agreements set forth all of the material terms and conditions upon which the transactions are to be effected.

Conversion of Shares in the PhoneTel Merger

      In connection with the PhoneTel merger, each share of PhoneTel common stock will be converted into the right to receive 1.8233 shares of Davel common stock, which we refer to as the “PhoneTel merger consideration.” After the PhoneTel merger, all such shares of PhoneTel common stock will no longer be outstanding and will automatically be canceled and cease to exist, and each holder of PhoneTel common stock will cease to have any rights with respect to the PhoneTel common stock, except the right to receive the PhoneTel merger consideration and any cash in lieu of fractional shares of Davel common stock to be paid as described below. After the PhoneTel merger, there will be no transfers on the stock transfer books of PhoneTel or the PhoneTel surviving corporation of shares of PhoneTel common stock. The PhoneTel merger is conditioned upon the completion of the debt exchanges and the Davel merger.

Conversion of Shares in the Davel Merger

      D Sub is a newly formed corporation which was formed by Davel for the purpose of effecting the Davel debt exchange. Immediately prior to the Davel merger, Davel’s junior lenders will exchange approximately $218.8 million in the aggregate of Davel’s outstanding indebtedness (plus interest accrued after June 30, 2002) for all 1,000 of the outstanding shares of D Sub common stock currently owned by Davel Financing. Following the Davel debt exchange, D Sub will be wholly owned by such lenders. Pursuant to the Davel merger, the D Sub common stock will then be converted into the right to receive 380,612.73 shares of Davel common stock, which we refer to as the “Davel merger consideration.” After the Davel merger, all such shares of D Sub Stock will no longer be outstanding and will automatically be canceled and cease to exist, and each holder of such D Sub Stock will cease to have any rights with respect to the D Sub common stock, except the right to receive the Davel merger consideration. After the Davel merger, there will be no transfers on the stock transfer books of Davel or the Davel surviving company of shares of D Sub common stock. The Davel merger is conditioned upon the completion of the PhoneTel merger and the debt exchanges.

Conversion of PhoneTel Options and Warrants

      Each PhoneTel option will be automatically converted into an option to acquire shares of Davel common stock. The number of shares of Davel common stock to be subject to each converted PhoneTel Option will be equal to the number of shares of PhoneTel common stock subject to the original option immediately prior to the PhoneTel merger multiplied by the exchange ratio, at an exercise price per share equal to the original exercise price divided by the exchange ratio. Each outstanding warrant for PhoneTel common stock will be converted into a warrant to purchase that number of shares of Davel common stock equal to the number of shares of PhoneTel common stock subject to the original warrant immediately prior to the PhoneTel merger multiplied by the exchange ratio, at an exercise price per share equal to the original exercise price divided by the exchange ratio. The duration and other terms and conditions of the PhoneTel options and warrants shall be the same. As of March 31, 2002, there were 270,000 unexercised stock options outstanding under the PhoneTel 1999 Management Incentive Plan, 75,000 unexercised non-Plan management options outstanding and 1,077,024 unexercised warrants outstanding.

Amendment to Davel’s 2000 Long-Term Equity Incentive Plan

      The Davel 2000 Long-Term Equity Incentive Plan (“Davel’s Option Plan”) has been amended to increase the number of options reserved and available for grant thereunder to permit 4% of Davel’s common stock (on a post-transaction, fully diluted basis) to be granted to employees of Davel after the transactions. It is expected that Davel’s option plan will be administered by the compensation committee of the Davel board of directors. See “Operation Management and Business of Davel of the Transactions — Executive Compensation”.

Fractional Shares

      No fractional shares of Davel common stock will be issued in the transactions; instead, Davel will pay to each holder of PhoneTel common stock who would otherwise be entitled to a fractional share of Davel common stock, after taking into account all certificates formerly representing shares of PhoneTel common stock delivered by such holder of PhoneTel common stock, an amount in cash, without interest, determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the closing bid prices for a share of Davel common stock as reported on the Nasdaq OTC Market during the ten consecutive trading days ending on the second trading day prior to the date of the PhoneTel Special Meeting.

Exchange of Stock Certificates

PhoneTel Stock Certificates

      Prior to the PhoneTel merger, Davel will deposit with the exchange agent the certificates representing the shares of Davel common stock, which we refer to as the “Davel certificates,” and an estimated amount of cash to be paid in respect of any dividends or other distributions and in lieu of fractional shares to which a holder of certificates formerly representing PhoneTel common stock, which we refer to as the “PhoneTel certificates,” would otherwise be entitled pursuant to the merger agreement.

      As soon as reasonably practicable after the PhoneTel merger, the exchange agent will mail to each holder of record of shares of PhoneTel common stock transmittal materials for use in exchanging such holder’s PhoneTel certificates for Davel certificates. Upon surrender of PhoneTel certificates for cancellation to the exchange agent, together with a letter of transmittal, duly executed, and such other documents as may reasonably be required by the exchange agent, the holder of such PhoneTel certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Davel common stock which such holder has the right to receive, any dividends or other distributions with respect thereto and any cash payable in lieu of any fractional share of Davel common stock, and the surrendered PhoneTel certificates shall be canceled. Until surrendered, each of the PhoneTel certificates shall be deemed at any time after the PhoneTel merger to represent only the right to receive upon such surrender that number of whole shares of Davel common stock which the holder thereof has the right to receive, any dividends or other distributions payable to the holder thereof and cash in lieu of any fractional share of Davel common stock. No interest shall be paid or shall accrue on any cash payable to holders of PhoneTel certificates.

Holders of PhoneTel common stock should not send in their PhoneTel certificates until they receive the transmittal materials from the exchange agent.

      None of Davel, PhoneTel or the exchange agent shall be liable to any person in respect of any shares of Davel common stock, any dividends or distributions with respect thereto, or any cash in lieu of fractional shares of Davel common stock, in each case, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any PhoneTel certificates shall not have been surrendered prior to the date on which the PhoneTel merger consideration or any dividends, distributions or cash payable to the holder of such PhoneTel certificates would otherwise escheat to or become the property of any governmental entity, such PhoneTel merger consideration, dividends, distributions or cash shall, to the extent permitted by applicable law, become the property of the PhoneTel surviving corporation, free and clear of all claims or interest of any person previously entitled thereto.

      No dividends or other distributions, or cash in lieu of fractional shares, with respect to Davel common stock with a record date occurring after the PhoneTel merger will be paid to the holder of any unsurrendered PhoneTel certificates until the holder thereof surrenders such PhoneTel certificates in accordance with the terms of the merger agreement. After the proper surrender of PhoneTel certificates, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Davel common stock represented by such PhoneTel certificates.

D Sub Stock Certificates

      As soon as reasonably practicable after the Davel merger, the exchange agent will mail to each holder of record of shares of D Sub common stock transmittal materials for use in exchanging such holder’s certificates formerly representing D Sub common stock (which we refer to as the “D Sub certificates”) for the Davel merger consideration. Upon surrender of a D Sub certificate for cancellation to the exchange agent, together with a letter of transmittal, duly executed, and such other documents as may reasonably be required by the exchange agent, the holder of such D Sub certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Davel common stock that such holder has the right to receive and any dividends or other distributions with respect thereto, and the surrendered D Sub certificate shall be canceled. Until surrendered, each D Sub certificate shall be deemed at any time after the Davel merger to represent only the right to receive upon such surrender that number of whole shares of Davel common stock that the holder thereof has the right to receive and any dividends or other distributions payable to the holder thereof. No interest shall be paid or shall accrue on any cash payable to holders of D Sub certificates.

Holders of D Sub common stock should not send in their D Sub certificates until they receive the transmittal materials from the exchange agent.

      None of Davel, D Sub or the exchange agent shall be liable to any person in respect of any shares of Davel common stock or any dividends or distributions with respect thereto, in each case, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any D Sub certificate shall not have been surrendered prior to the date on which the Davel merger consideration or any dividends, distributions or cash payable to the holder of such D Sub certificate would otherwise escheat to or become the property of any governmental entity, such Davel merger consideration, dividends or distributions shall, to the extent permitted by applicable law, become the property of the Davel Financing surviving corporation, free and clear of all claims or interest of any person previously entitled thereto.

      No dividends or other distributions with respect to D Sub common stock with a record date occurring after the Davel Effective Time will be paid to the holder of any unsurrendered D Sub certificate until the holder thereof surrenders such D Sub certificate in accordance with the terms of the merger agreement. After the proper surrender of a D Sub certificate, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Davel common stock represented by such D Sub certificate.

Representations and Warranties

      In the merger agreement, PhoneTel has made various representations and warranties to Davel relating to, among other things, the following:

•	PhoneTel’s incorporation, existence, good standing, corporate power and similar corporate matters;

•	PhoneTel’s authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

•	PhoneTel’s capitalization;

•	PhoneTel’s ownership of subsidiaries and other investments;

•	the absence of conflicts, violations and defaults under PhoneTel’s articles of incorporation or code of regulations, under agreements or other obligations to which PhoneTel is bound, and under any applicable federal, state, local or foreign order, injunction, decree, statute, rule or regulation, subject to certain exceptions;

•	the documents and reports filed with the SEC and the accuracy and completeness of the information contained therein;

•	the absence of undisclosed liabilities, subject to certain exceptions;

•	the absence of certain material changes or events, since the filing with the SEC of PhoneTel’s last Annual Report on Form 10-K, subject to certain exceptions;

•	the absence of pending or threatened investigations or litigation, subject to certain exceptions;

•	certain contracts and commitments of PhoneTel;

•	environmental and safety matters;

•	compliance with tax obligations;

•	certain employment agreements to which PhoneTel or any of its subsidiaries is a party and change of control provisions in such agreements;

•	the employee benefit plans of PhoneTel and their compliance with legal requirements;

•	PhoneTel’s and its subsidiaries’ licenses, permits and approvals;

•	real property owned by PhoneTel or any of its subsidiaries and real estate leases to which PhoneTel or any of its subsidiaries is a party;

•	the intellectual property of PhoneTel and its subsidiaries;

•	compliance with certain instruments and laws;

•	certain employee and labor matters;

•	the registration statement filed with the SEC and this joint proxy statement/prospectus, and the accuracy and completeness of the information provided therein and herein;

•	except as disclosed in the merger agreement, the absence of certain fees arising from the transactions;

•	the receipt of a fairness opinion from PhoneTel’s financial advisor;

•	the voting requirements for approval of the transactions by the PhoneTel stockholders;

•	compliance with the requirements of state takeover statutes;

•	PhoneTel’s title to, the condition of, and the location agreements for a specified number of payphones; and

•	the average net revenue of PhoneTel’s payphones.

      In the merger agreement, Davel has made various representations and warranties to PhoneTel relating to, among other things, the following:

•	Davel’s and P Sub’s incorporation, existence, good standing, corporate power and similar corporate matters;

•	Davel’s and P Sub’s authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

•	Davel’s capitalization;

•	Davel’s ownership of subsidiaries and other investments;

•	the absence of conflicts, violations and defaults under Davel’s or its subsidiaries’ certificate of incorporation or bylaws, or comparable organizational documents, under agreements or other obligations to which Davel or any of its subsidiaries is bound and under any applicable federal, state, local or foreign order, injunction, decree, statute, rule or regulation, subject to certain exceptions;

•	the documents and reports filed with the SEC and the accuracy and completeness of the information contained therein;

•	the absence of undisclosed liabilities, subject to certain exceptions;

•	the absence of certain material changes or events since the filing with the SEC of Davel’s last Annual Report on Form 10-K, subject to certain exceptions;

•	the absence of pending or threatened investigations or litigation, subject to certain exceptions;

•	certain contracts and commitments of Davel;

•	environmental and safety matters;

•	compliance with tax obligations;

•	certain employment agreements to which Davel or any of its subsidiaries is a party and change of control provisions in such agreements;

•	the employee benefit plans of Davel and their compliance with legal requirements;

•	the obtaining of licenses, permits and approvals;

•	compliance with certain instruments and laws;

•	certain employee and labor matters;

•	the registration statement filed with the SEC and this joint proxy statement/prospectus, and the accuracy and completeness of the information provided therein and herein;

•	compliance with the requirements of state takeover statutes;

•	except as disclosed in the merger agreement, the absence of certain fees arising from the transactions;

•	the receipt of a fairness opinion from Davel’s financial advisor;

•	the voting requirements for approval of the transactions by the Davel stockholders;

•	Davel’s title to, the condition of, and the location agreements for a specified number of payphones; and

•	the average net revenue of Davel’s payphones.

      All representations and warranties of PhoneTel and Davel expire upon the completion of the transactions.

Certain Covenants

      Prior to the PhoneTel merger, except as contemplated by the merger agreement, the servicing agreement between Davel and PhoneTel or pursuant to certain disclosures made by PhoneTel, PhoneTel has agreed that, without the prior written consent of Davel:

•	the businesses of PhoneTel and its subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, PhoneTel shall use its best efforts to preserve intact, and to cause each subsidiary to preserve intact their business organization and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with their suppliers, distributors, customers and others having business relationships with them and PhoneTel shall notify Davel as promptly as practicable of any event or occurrence or emergency not in the ordinary and usual course of the business of PhoneTel or any of its subsidiaries and material to the business of them taken as a whole;

•	neither PhoneTel nor any subsidiary shall amend its articles of incorporation or code of regulations or comparable organizational documents or split, combine or reclassify the outstanding PhoneTel common stock or declare, set aside or pay any dividend payable in cash, stock or property with respect to the PhoneTel common stock;

•	other than the issuance of shares of capital stock by a subsidiary to PhoneTel and the issuance of shares of capital stock upon exercise of certain existing options or warrants, PhoneTel and each of its subsidiaries shall not issue or agree to issue any additional shares of, or rights of any kind to acquire shares of, any class of its capital stock or modify any term of any option, warrant or other right to acquire shares of its capital stock;

•	neither PhoneTel nor any of its subsidiaries shall enter into or amend any contract or agreement with any labor unions;

•	except as specifically permitted, PhoneTel shall not authorize, recommend, propose or announce an intention to authorize, recommend, or propose, or enter into an agreement in principle or an agreement with respect to any merger, consolidation or business combination, any acquisition or disposition of a material amount of assets or securities, including, without limitation, the assets or securities of any of its subsidiaries, or any change in its capitalization, or enter into, other than in the ordinary course of business, a material contract or any release or relinquishment of any material contract rights;

•	neither PhoneTel nor any of its subsidiaries shall enter into or amend any employment, severance or change-of-control agreement or any bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, group insurance or other benefit plan except as required by law or regulation or make any contribution to any such plan except for contributions specifically required by law or pursuant to the terms of such plans;

•	PhoneTel shall not create, incur or assume any long-term debt or, except in the ordinary course of business under existing lines of credit or except to fund out-of-pocket costs incurred in connection with the transactions, create, incur, assume, maintain or permit to exist any short-term indebtedness, or assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person, except wholly owned PhoneTel subsidiaries in the ordinary course of business consistent with past practice, or make any loans, advances or capital contributions to, or investments in, any other person, except wholly owned PhoneTel subsidiaries, and other certain exceptions;

•	neither PhoneTel nor any of its subsidiaries shall declare or make any dividend or distribution of cash, securities or other property to their respective stockholders or junior lenders, except as may be agreed to in writing by each party and their junior lenders;

•	neither PhoneTel nor any of its subsidiaries shall agree in writing to take any action prohibited by any of the above items or any action that would result in a breach in any material respect of any covenant, agreement, or representation or warranty set forth in the merger agreement;

•	PhoneTel and its subsidiaries shall take all reasonable actions necessary in order to remain duly qualified and in good standing in each required jurisdiction;

•	PhoneTel shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of obtaining approval by its stockholders of the transactions;

•	PhoneTel’s board of directors shall unanimously recommend the transactions and adoption of the merger agreement and use reasonable best efforts to obtain the approval thereof from PhoneTel’s stockholders;

•	PhoneTel shall give Davel full access during normal business hours throughout the period prior to the closing date to PhoneTel’s and its subsidiaries’ offices, properties, business, marketing plans, books, files and records;

•	PhoneTel shall take all actions necessary to allow warrants for its common stock to be exercised;

•	PhoneTel shall and shall cause its subsidiaries to hold in confidence all trade secrets and confidential information concerning Davel and its subsidiaries; and

•	PhoneTel shall use all commercially reasonable efforts to deliver the Davel affiliate agreements in the form attached to the merger agreement.

      Prior to the PhoneTel merger, except as contemplated by the merger agreement or the servicing agreement between Davel and PhoneTel, without the prior written consent of PhoneTel, Davel has agreed that:

•	the businesses of Davel and its subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, Davel shall use its best efforts to preserve intact and cause each subsidiary to preserve intact, their business organization and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with their suppliers, distributors, customers and others having business relationships with them and Davel shall notify PhoneTel as promptly as practicable of any event or occurrence or emergency not in the ordinary and usual course of the business of Davel or any of its subsidiaries and material to the business of them taken as a whole;

•	neither Davel nor any of its subsidiaries shall amend its certificate of incorporation or bylaws or comparable organization documents or split, combine or reclassify the outstanding Davel common stock or declare, set aside or pay any dividend payable in cash, stock or property with respect to the Davel common stock;

•	other than the issuance of shares of capital stock by a subsidiary to Davel and the issuance of shares of capital stock upon exercise of certain existing options or warrants, Davel and each of its subsidiaries shall not issue or agree to issue any additional shares of, or rights of any kind to acquire shares of, any class of its capital stock or modify any term of any option, warrant or other rights to acquire shares of any of its capital stock;

•	neither Davel nor any of its subsidiaries shall enter into or amend any contract or agreement with any labor unions;

•	except as specifically permitted, Davel shall not authorize, recommend, propose or announce an intention to authorize, recommend, or propose, or enter into an agreement in principle or an agreement with respect to any merger, consolidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any change in its capitalization, or enter into, other than in the ordinary course of business, a material contract or any release or relinquishment of any material contract rights;

•	neither Davel nor any of its subsidiaries shall enter into or amend any employment, severance or change-of-control agreement or any bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, group insurance or other benefit plan except as required by law or regulation or make any contribution to any such plan except for contributions specifically required by law or pursuant to the terms of such plans;

•	Davel shall not create, incur or assume any long-term debt or, except in the ordinary course of business under existing lines of credit or except to fund out-of-pocket costs incurred in connection with the transactions, create, incur, assume, maintain or permit to exist any short-term indebtedness, or assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person, except wholly owned Davel subsidiaries in the ordinary course of business consistent with past practice, or make any loans, advances or capital contributions to, or investments in, any other person, except wholly owned Davel subsidiaries and certain other exceptions;

•	neither Davel nor any of its subsidiaries shall declare or make any dividend or distribution of cash, securities or other property to their respective stockholders or junior lenders, except as may be agreed to in writing by each party and their junior lenders;

•	neither Davel nor any of its subsidiaries shall agree in writing to take any action prohibited by the items above or any action that would result in a breach in any material respect of any covenant, agreement, or representation or warranty set forth in the merger agreement;

•	Davel shall and shall cause its subsidiaries to hold in confidence all trade secrets and confidential information concerning PhoneTel and its subsidiaries;

•	Davel shall give PhoneTel full access during normal business hours throughout the period prior to the closing date to Davel and its subsidiaries’ offices, properties, business, marketing plans, books, files and records;

•	Davel shall cause both D Sub and P Sub to perform their obligations under the merger agreement and to consummate the transactions on the terms and conditions set forth in the merger agreement;

•	Davel’s board of directors shall unanimously recommend the transaction and adoption of the merger agreement and use reasonable best efforts to obtain the approval thereof from Davel’s stockholders; and

•	Davel shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of obtaining approval by its stockholders of the transactions.

      The merger agreement also contains certain other agreements relating to the conduct of the parties prior to the PhoneTel merger, including those requiring the parties:

•	to use their reasonable best efforts to take necessary actions to consummate the transactions;

•	to cooperate in the preparation of this joint proxy statement/prospectus and the registration statement of which it forms a part and any other filed disclosure document;

•	to consult with each other before issuing any press release or making any public statement with respect to the merger agreement or the transactions and not to issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or regulation;

•	to notify each other of any communication from any person alleging that its consent may be required in connection with the transactions or from any governmental entity in connection with the transactions, of any proceedings commenced or threatened against PhoneTel, Davel or their subsidiaries that relate to the transactions, or of any action that would constitute a breach of any representation, warranty, covenant or agreement of it set forth in the merger agreement;

•	to use reasonable best efforts to obtain from their respective independent accountants customary comfort letters;

•	to use their reasonable best efforts to render true and correct the representations and warranties in the merger agreement as of the closing, refrain from taking any action that would render any such representation or warranty untrue or incorrect as of such time and perform or cause to be satisfied each agreement, covenant or condition to be performed by it; and

•	to determine the nominees for the Davel board of directors following the transactions.

No Solicitation of Acquisition Proposals

      In the merger agreement, Davel and PhoneTel have agreed that they will not, and they will use reasonable best efforts to cause their officers, directors, employees, investment bankers, attorneys, accountants and other agents not to, initiate, solicit, or encourage any inquiries relating to, or the making of, any acquisition proposal or engage in negotiations with or discussions with, or furnish any information to, any third party relating to any acquisition proposal.

      An acquisition proposal means any proposal made by a third party, other than by Davel or P Sub with respect to the PhoneTel common stock, to acquire, directly or indirectly (1) more than 25% of the shares and/or voting power of the PhoneTel common stock or the Davel common stock, as the case may be, then outstanding pursuant to a merger, consolidation or other business combination, purchase of shares, tender offer or exchange offer or similar transaction, including, without limitation, any single or multi-step transaction or series of related transactions or (2) all or a substantial portion of the business or assets of PhoneTel and its subsidiaries or of Davel and its subsidiaries, as the case may be.

      Davel and PhoneTel shall each advise the other in writing of its receipt, directly or indirectly, of any inquiries relating to an acquisition proposal promptly following such receipt. Following receipt by either of them, directly or indirectly, of any acquisition proposal (or any inquiry referred to above), such party shall furnish the other party either a copy of such acquisition proposal (or such inquiry) or a written summary of such acquisition proposal (or such inquiry).

Indemnification

      Davel has agreed to indemnify, for six years following the PhoneTel merger, the present and former officers, directors and trustees of PhoneTel and its subsidiaries to the fullest extent permitted by law for costs and expenses incurred in respect of actions taken prior to and including the PhoneTel merger in connection with their duties as such and to maintain for six years following the PhoneTel merger applicable directors’ and officers’ liability insurance no less favorable to the present and former directors and officers of PhoneTel than those in effect by Davel or PhoneTel, as measured using the policy with higher limits and lower retention amounts as of the date of the merger agreement.

Conditions to Obligations to Effect the Transactions

      The obligation of each of the parties to consummate the transactions is conditioned upon the satisfaction of each of the following:

•	the merger agreement and the transactions shall have been approved by the requisite vote of the holders of PhoneTel common stock and the holders of Davel common stock;

•	no judgment, injunction, order or decree shall have been issued by any governmental entity and become final and nonappealable that permanently enjoins, restrains or otherwise prohibits the transactions;

•	the registration statement of which this joint proxy statement/prospectus forms a part shall have become effective and no stop order suspending the effectiveness of such registration statement shall have been issued;

•	the debt exchanges shall have been completed; and

•	the new $10 million senior credit facility shall continue to be available to Davel.

      The obligations of Davel to consummate the transactions are further conditioned upon the satisfaction of each of the following:

•	the representations and warranties of PhoneTel set forth in the merger agreement shall be true and correct in all material respects as if made on the closing date (except where the failure to be true and correct in the aggregate would not be reasonably likely to have a material adverse effect) and PhoneTel shall have complied with or performed in all material respects all agreements and covenants required to be complied with or performed by it under the merger agreement at or prior to the closing date; and

•	the PhoneTel merger shall have been contemporaneously consummated.

      The obligations of PhoneTel to consummate the transactions are further conditioned upon the satisfaction of each of the following:

•	the representations and warranties of Davel set forth in the merger agreement shall be true and correct in all material respects as if made on the closing date (except where the failure to be true and correct in the aggregate would not be reasonably likely to have a material adverse effect) and Davel and P Sub shall have complied with or performed in all material respects all agreements and covenants required to be complied with or performed by them under the merger agreement at or prior to the closing date; and

•	the Davel merger shall have been contemporaneously consummated.

Employee Matters

      Davel has agreed that individuals who are employed by PhoneTel or any of its subsidiaries immediately prior to the closing date shall remain employees of the PhoneTel surviving corporation or its subsidiaries as of the closing date; provided that this covenant does not confer upon any such employee the right to continued employment by PhoneTel or any of its subsidiaries after the closing date. Davel shall, or shall cause PhoneTel or any of its subsidiaries to, give affected employees full credit for purposes of eligibility and vesting under any employee benefit plans or arrangements maintained by Davel, PhoneTel or any of its subsidiaries for such affected employees’ service with Davel, PhoneTel or any affiliate thereof to the same extent recognized immediately prior to the closing date of the transactions.

      The PhoneTel surviving corporation will continue to honor all employment, severance, separation and other compensation agreements disclosed to Davel and existing as of the closing date between PhoneTel and any affected employee of PhoneTel as of the closing date. Davel shall, no later than the effective time of the PhoneTel merger, enter into an employment agreement with Mr. Chichester to serve as Chief Executive Officer of Davel.

Termination

      The merger agreement may be terminated, and the transactions may be abandoned, at any time prior to the closing date:

•	by the mutual written consent of PhoneTel and Davel;

•	by either PhoneTel or Davel, if the transactions have not been completed by August 31, 2002 (provided no party may terminate the merger agreement pursuant to this subsection if such party’s failure to fulfill any of its obligations under the merger agreement is the reason the transactions did not close on such date);

•	by either PhoneTel or Davel, if there shall be adopted or enacted any law or regulation that makes consummation of the transactions illegal or otherwise prohibited or if any final, nonappealable judgment, injunction, order or decree is entered enjoining Davel or PhoneTel from consummating the transactions;

•	by either PhoneTel or Davel, if the merger agreement shall not have been approved and adopted by the PhoneTel stockholders or the Davel stockholders;

•	by Davel (provided that Davel is not then in breach of its obligations under the merger agreement in any material respect), if PhoneTel shall have breached in any material respect any of its representations, warranties, covenants or agreements contained in the merger agreement and shall not have cured such breach within 30 days after PhoneTel receives written notice of such breach from Davel; or

•	by PhoneTel (provided that PhoneTel is not then in breach of its obligations under the merger agreement in any material respect), if Davel shall have breached in any material respect any of its representations, warranties, covenants or agreements contained in the merger agreement and shall not have cured such breach within 30 days after Davel receives written notice of such breach from PhoneTel.

Effect of Termination

      If the merger agreement is terminated pursuant to its terms, the merger agreement shall become void and of no effect with no liability on the part of any party except that

•	certain covenants shall survive such termination; and

•	such termination will not relieve any party from liability for any breach of the merger agreement by it or any failure by it to perform its obligations thereunder.

Amendment and Waiver

      At any time prior to the closing date, the parties may

•	extend the time for the performance of any of their obligations under the merger agreement;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant thereto, and except for specified requirements set forth therein and for required governmental filings and approvals, waive compliance with any of the agreements or conditions contained therein, provided that no waiver by PhoneTel shall be effective unless consented to by its lenders;

•	waive any provision of the merger agreement if in writing by the party against whom the waiver is to be effective, provided that no waiver by PhoneTel shall be effective unless consented to by its lenders; and

•	amend at any time by an agreement in writing among all of the parties, except that, after the approval of the stockholders of Davel or PhoneTel, no such amendment or waiver to any of the terms and conditions of the merger agreement may, without further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received by such stockholders in the transactions, (ii) any term of the articles of incorporation of the PhoneTel surviving corporation (except for alterations or changes that could otherwise be adopted by the board of directors of the PhoneTel surviving corporation following the transactions) or (iii) any of the terms or conditions of the merger agreement if such alteration or change would adversely affect the holders of any class or series of shares of capital stock of Davel or PhoneTel.

Amendment No. 1

      On May 7, 2002, Davel, Davel Financing, D Sub, P Sub and PhoneTel entered into an amendment to the merger agreement. Pursuant to the amendment, the Davel board of directors will consist of the following individuals immediately following the transactions: Andrew C. Barrett, James N. Chapman, John D. Chichester, Kevin P. Genda and Bruce W. Renard.

The Exchange Agreement

      As contemplated by the merger agreement, immediately prior to the Davel merger, Davel’s junior lenders will assign to Davel Financing approximately $218.8 million of Davel’s existing outstanding indebtedness (plus interest accrued after June 30, 2002) and such amount of the indebtedness will be canceled and no longer be outstanding and due. In exchange for the assignment of such amount of outstanding indebtedness, Davel Financing will transfer all 1,000 of the outstanding shares of D Sub common stock to Davel’s junior lenders. As described above, pursuant to the Davel merger, each share of D Sub common stock owned by Davel’s junior lenders will be converted into the right to receive the Davel merger consideration.

      As contemplated by the merger agreement, immediately prior to the PhoneTel merger, PhoneTel’s junior lenders will assign to PhoneTel approximately $33.2 million of PhoneTel’s existing outstanding indebtedness under the PhoneTel credit agreement (plus interest accrued after June 30, 2002) and such amount of the indebtedness will be canceled and no longer be outstanding and due, in exchange for the issuance by PhoneTel to such lenders of 112,246,511 shares of PhoneTel common stock.

      The Davel debt exchange and the PhoneTel debt exchange are each described in further detail in an exchange agreement, dated as of February 19, 2002, by and among Davel, Davel Financing, D Sub, PhoneTel,

Cherokee Communications, Inc., a subsidiary of PhoneTel, and the persons identified as Davel’s junior lenders and PhoneTel’s junior lenders in such agreement.

Representations and Warranties

      In the exchange agreement, PhoneTel and Cherokee Communications have made various representations and warranties to the other parties to the exchange agreement relating to, among other things, the following:

•	PhoneTel’s and Cherokee’s incorporation, existence, good standing, corporate power and similar corporate matters;

•	PhoneTel’s authorization, execution, delivery and fulfillment of the exchange agreement and related matters;

•	the absence of conflicts, violations and defaults under PhoneTel’s and Cherokee’s organizational documents, under agreements or other obligations by which PhoneTel or any of its subsidiaries is bound or to which assets are subject, and under any applicable federal, state, local or foreign order, injunction, decree, statute, rule or regulation, subject to certain exceptions;

•	the enforceability of the exchange agreement against PhoneTel and Cherokee;

•	the obtaining of approvals, authorizations or other actions by, or filing with, governmental entities;

•	PhoneTel’s capitalization with and without giving effect to the issuance of shares to PhoneTel’s junior lenders;

•	the absence of any action, suit, arbitration, inquiry, proceeding or investigation involving PhoneTel in connection with the transactions;

•	the accuracy of all representations and warranties given therein;

•	the registration statement filed with the SEC and this joint proxy statement/prospectus, and the accuracy and completeness of the information provided therein and herein;

•	the absence of applicable anti-takeover statutes or applicable anti-takeover provisions in the PhoneTel organizational documents; and

•	except as disclosed in the exchange agreement, the absence of certain fees arising from the transactions.

      In the exchange agreement, Davel, D Sub and Davel Financing have made various representations and warranties to the other parties to the exchange agreement relating to, among other things, the following:

•	Davel’s and D Sub’s incorporation, existence, good standing, corporate power and similar corporate matters and Davel Financing’s formation, existence, good standing, company power and similar company matters;

•	Davel’s, D Sub’s and Davel Financing’s authorization, execution, delivery and fulfillment of the exchange agreement and related matters;

•	the absence of conflicts, violations and defaults under Davel’s, D Sub’s or Davel Financing’s organizational documents, under agreements or other obligations by which Davel or any of its subsidiaries is bound or to which assets are subject, and under any applicable federal, state, local or foreign order, injunction, decree, statute, rule or regulation, subject to certain exceptions;

•	the enforceability of the exchange agreement against Davel, D Sub and Davel Financing;

•	the obtaining of approvals, authorizations or other actions by, or filing with, governmental entities;

•	Davel’s and D Sub’s capitalizations with and without giving effect to the exchange of D Sub common stock with Davel’s junior lenders;

•	the absence of any action, suit, arbitration, inquiry, proceeding or investigation involving Davel in connection with the transactions;

•	the accuracy of all representations and warranties given therein;

•	the registration statement filed with the SEC and this joint proxy statement/prospectus, and the accuracy and completeness of the information provided therein and herein;

•	the absence of applicable anti-takeover statutes or applicable anti-takeover provisions in the Davel organizational documents; and

•	the absence of certain fees arising from the transactions.

      In the exchange agreement, PhoneTel’s junior lenders have made various representations and warranties to the other parties to the exchange agreement relating to, among other things, the following:

•	PhoneTel’s junior lenders’ incorporation, existence and good standing;

•	PhoneTel’s junior lenders’ power, authorization, execution, delivery and fulfillment of the exchange agreement and related matters;

•	the absence of conflicts, violations and defaults under any law or regulation by which PhoneTel’s junior lenders are bound, under agreements or other obligations by which PhoneTel’s junior lenders are bound or to which any of their assets are subject;

•	the enforceability of the exchange agreement against PhoneTel’s junior lenders;

•	the obtaining of approvals, authorizations or other actions by, or filing with, governmental entities;

•	the ownership of the loans exchanged by PhoneTel’s junior lenders pursuant to the exchange agreement;

•	the absence of certain fees arising from the transactions;

•	the investment intent of PhoneTel’s junior lenders pursuant to the actions contemplated by the exchange agreement; and

•	the designation of each of PhoneTel’s current lenders as an accredited investor.

      In the exchange agreement, Davel’s junior lenders have made various representations and warranties to the other parties of the exchange agreement relating to, among other things, the following:

•	Davel’s junior lenders’ incorporation, existence and good standing;

•	Davel’s junior lenders’ power, authorization, execution, delivery and fulfillment of the exchange agreement and related matters;

•	the absence of conflicts, violations and defaults under any law or regulation by which Davel’s junior lenders are bound, under agreements or other obligations by which Davel’s junior lenders are bound or to which any of their assets are subject;

•	the enforceability of the exchange agreement against Davel’s junior lenders;

•	the obtaining of approvals, authorizations or other actions by, or filing with, governmental entities;

•	the ownership of the loans exchanged by Davel’s junior lenders pursuant to the exchange agreement;

•	the absence of certain fees arising from the transactions;

•	the investment intent of Davel’s junior lenders pursuant to the actions contemplated by the exchange agreement; and

•	the designation of each of Davel’s current lenders as an accredited investor.

      All representations and warranties of PhoneTel, Davel, Davel’s junior lenders and PhoneTel’s junior lenders expire on the termination of the Merger Agreement. Rights in respect of any breach of a representation or warranty prior to termination of the merger agreement will not be affected by the termination of the merger agreement.

Certain Covenants

      Unless otherwise authorized in writing by the Davel syndication agent with the consent of Davel’s junior lenders and by the PhoneTel syndication agent with the consent of PhoneTel’s junior lenders, and except as otherwise expressly contemplated in the exchange agreement, Davel, D Sub and Davel Financing have agreed:

•	to use their reasonable best efforts to take necessary actions to consummate the transactions and to keep Davel’s junior lenders and PhoneTel’s junior lenders fully informed of all matters relating to the transactions;

•	that Davel shall use its reasonable best efforts to cause the registration statement of which this joint proxy statement/prospectus forms a part to become effective prior to the closing of the exchange;

•	in the event that any shares of Davel common stock become listed on any securities exchange or automated quotation system, Davel will cause the shares of Davel common stock owned by Davel’s junior lenders and PhoneTel’s junior lenders to be so listed;

•	to use their reasonable best efforts to obtain any governmental approval or any contractual consents necessary or required to consummate the transactions;

•	that Davel will promptly notify the Davel syndication agent and the PhoneTel syndication agent of any communication from any person alleging that its consent may be required in connection with the transactions or from any governmental entity in connection with the transactions, of any proceedings commenced or threatened against Davel, D Sub or Davel Financing that relate to the transactions, or of any action that would constitute a breach of any representation, warranty, covenant or agreement of it set forth in any of the transaction agreements;

•	that they will not agree to any material amendment of the merger agreement without the prior written authorization of the Davel syndication agent with the consent of Davel’s junior lenders and PhoneTel’s syndication agent with the consent of PhoneTel’s junior lenders;

•	to consult with the Davel syndication agent and PhoneTel syndication agent before issuing any press release or making any public statement with respect to the merger agreement or the transactions and not to issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or regulation;

•	to use their reasonable best efforts to obtain all approvals, authorizations or other actions by any governmental authority and to make all filings necessary for the validity and enforceability of their obligations under the exchange agreement; and

•	to use their reasonable best efforts to obtain all contractual approvals necessary for them to comply with their obligations under the transaction agreements.

      Unless otherwise authorized in writing by the Davel syndication agent with the consent of Davel’s junior lenders and by the PhoneTel syndication agent and with the consent of PhoneTel’s junior lenders, and except as otherwise expressly contemplated in the exchange agreement, PhoneTel and Cherokee have agreed:

•	to use their reasonable best efforts to take all necessary actions to consummate the transactions and to keep Davel’s junior lenders and PhoneTel’s junior lenders fully informed of all matters relating to the transactions;

•	to use their reasonable best efforts to obtain any governmental approval or any contractual consents necessary or required to consummate the transactions;

•	that PhoneTel will promptly notify the Davel syndication agent and the PhoneTel syndication agent of any communication from any person alleging that its consent may be required in connection with the transactions or from any governmental entity in connection with the transactions, of any proceedings commenced or threatened against PhoneTel or Cherokee that relate to the transactions, or of any action that would constitute a breach of any representation, warranty, covenant or agreement of it set forth in any of the transaction agreements;

•	that they will not agree to any material amendment of the merger agreement without the prior written authorization of the Davel syndication agent with the consent of Davel’s junior lenders and the PhoneTel syndication agent with the consent of PhoneTel’s junior lenders;

•	to consult with the Davel syndication agent and PhoneTel syndication agent before issuing any press release or making any public statement with respect to the merger agreement or the transactions and not to issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or regulation;

•	to use their reasonable best efforts to obtain all approvals, authorizations or other actions by any governmental authority and to make all filings necessary for the validity and enforceability of their obligations under the exchange agreement; and

•	to use their reasonable best efforts to obtain all contractual approvals necessary for them to comply with their obligations under the transaction agreements.

Conditions to the Obligations under the Exchange Agreement

      The obligation of each of Davel’s junior lenders and PhoneTel’s junior lenders to consummate the exchanges is conditioned upon the satisfaction or waiver of each of the following:

•	the representations and warranties of Davel, D Sub, Davel Financing, PhoneTel and Cherokee set forth in the transaction agreements shall be true and correct in all material respects as if made at the effective time of the debt exchanges;

•	Davel, D Sub, Davel Financing, PhoneTel and Cherokee shall have complied with or performed in all material respects all agreements and covenants required to be complied with or performed by them under the exchange agreement at or prior to the Davel merger and the articles of incorporation of PhoneTel shall have been amended to increase the authorized capital stock of PhoneTel to an amount sufficient to effectuate the PhoneTel debt exchange;

•	no fact, circumstance or event shall have occurred between January 1, 2002 and the effective time of the exchanges that has had or would reasonably be expected to have either a Davel material adverse effect or PhoneTel material adverse effect;

•	a certificate of an authorized officer of each of Davel and PhoneTel shall have been delivered to both the Davel syndication agent and PhoneTel syndication agent stating that the foregoing conditions have been met;

•	all material applicable governmental approvals and contractual consent shall have been obtained;

•	except for the consummation of the exchanges, each of the conditions to the closing of the mergers shall have been met or the waiver thereof shall have been approved by the junior lenders;

•	no litigation, arbitration, or adversarial proceeding shall be pending or threatened against any party to the exchange agreement or any other transaction agreement seeking to enjoin or challenge the mergers, the exchanges or any other transaction contemplated in the transaction agreements;

•	the registration statement of which this joint proxy/prospectus forms a part shall have become effective and not subject to any stop order or other authorization and all authorizations required in connection with the exchanges shall have been received;

•	no appraisal rights shall have been asserted by any stockholder of Davel or PhoneTel in connection with the transactions;

•	Davel shall have entered into a registration rights agreement with Davel’s junior lenders and PhoneTel’s junior lenders;

•	Davel’s junior lenders and PhoneTel’s junior lenders shall have received the required legal opinions; and

•	a definitive agreement effecting the financial restructuring of Davel’s and PhoneTel’s loans shall have been executed by Davel and Davel’s junior lenders and PhoneTel’s junior lenders, as more fully contemplated by the commitment letter.

      The obligation of Davel, D Sub, Davel Financing, PhoneTel and Cherokee to consummate the debt exchanges is conditioned upon the satisfaction or waiver of each of the following:

•	the representations and warranties of Davel’s junior lenders and PhoneTel’s junior lenders set forth in the exchange agreement shall be true and correct in all material respects as if made on the effective time of the debt exchanges;

•	no litigation, arbitration, or adversarial proceeding or governmental entity seeking to restrain, enjoin or otherwise prohibit the consummation of any of the transactions contemplated in the transaction agreements shall have occurred;

•	except for the debt exchanges, each of the conditions to the closing of the mergers set forth in the merger agreement shall have been met or waived; and

•	the registration statement of which this joint proxy/prospectus forms a part shall have become effective and not subject to any stop order or other authorization and all authorizations required in connection with the debt exchanges shall have been received.

Termination

      The rights and obligations of the parties to the exchange agreement terminate upon any termination of the merger agreement.

Effect of Termination

      No termination of the exchange agreement will affect any party’s rights in respect of any breach by any other party of any provision of the exchange agreement occurring prior to its termination.

Amendment and Waiver

      The exchange agreement may be amended, modified, or supplemented by an instrument in writing signed by all of the parties. Any provision of the exchange agreement may be waived if, and only if, such waiver is in writing and signed by each party against whom the waiver is to be effective.

The Commitment Letter

      As contemplated by the merger agreement, immediately following consummation of the debt exchanges, $100 million in the aggregate of Davel’s and PhoneTel’s junior secured debt will be outstanding. This $100 million will be restructured and consolidated under a single set of loan documents, pursuant to which Davel’s junior lenders and PhoneTel’s junior lenders will cross-assign these loans and Davel and PhoneTel will each agree to be jointly and severally liable to the lenders for the indebtedness under the restructured credit facility.

      The terms of the restructured credit facility are more fully described in a Commitment Letter, dated as of February 19, 2002, by and among Davel, Davel Financing, PhoneTel and Cherokee, on the one hand, and Davel’s junior lenders and PhoneTel’s junior lenders, on the other hand.

      Term loans. The restructured credit facility will consist of: (1) a $50 million principal amount cash-pay term loan with interest to be payable in kind monthly through May 31, 2003, and thereafter to be paid monthly in cash from a required payment of $1,250,000 commencing on July 1, 2003, with such payment increasing to $1,500,000 with the payment due and owing on January 1, 2005, which amount will be applied first to interest and fees owing, with the balance applied to principal, with such payments continuing until and including the maturity date, on which date the unpaid balance of such term loan and any accrued and unpaid interest would be due and payable in full, provided that no such payments will be made while any amounts are owing on the new

$10 million senior credit facility; and (2) a $50 million principal amount payment-in-kind term loan (the “PIK term loan”) to be repaid in full on the maturity date, subject to earlier repayment as set forth below under “ — Excess Cash Flow.”

      Interest. Amounts outstanding under the term loans will accrue interest from and after the closing date at the rate of ten (10%) percent per annum, calculated based upon a year of 360 days for actual days elapsed. Interest on the PIK term loan will accrue from the closing date and will be payable in kind. All interest payable in kind would be added to the principal amount of the respective term loan on a monthly basis and thereafter treated as principal for all purposes (including the accrual of interest upon such amounts). Upon the occurrence and during the continuation of an event of default under the restructured credit facility, all interest would be increased by 4 percentage points above the per annum rate otherwise applicable thereto.

      Maturity Date. The maturity date of the restructured credit facility will be December 31, 2005.

      Prepayment. Davel and PhoneTel will have the right to prepay the term loans, in whole or in part, at any time, without penalty or premium. Amounts owing on the PIK term loan will be mandatorily prepayable, after payment in full of the new $10 million senior credit facility, from (1) the net proceeds of any asset disposition and (2) the proceeds of any Regulatory Receipts (as defined in the loan documents for the new $10 million senior credit facility) received by Davel that exceeds 120% of the amount set forth for such category in Davel’s budget.

      Excess Cash Flow. After payment in full of the new $10 million senior credit facility, Davel will prepay amounts owing on the PIK term loan from fifty percent (50%) of quarterly Excess Cash Flow (as defined in the loan documents for the new $10 million senior credit facility).

      Conditions to Commitment. The obligation of lenders to enter into the restructured credit facility is subject to customary closing conditions and to the conditions that (1) since the date of the commitment letter, no material adverse change shall have occurred in Davel’s financial condition, operations, business or assets or in the value of any of the collateral for the facility; and (2) the mergers and the debt exchanges shall have been completed.

      Security. All obligations owed under the restructured facility will be secured by all of Davel and its subsidiaries’ property and assets (which security interest will have a second priority until such time as no amounts are owing under the $10 million credit facility and will have a first priority thereafter).

      Covenants. Davel will agree that any changes in the composition of its senior management team will require the written consent of the lenders under the restructured credit facility. The definitive loan documentation for the restructured credit facility will contain customary affirmative and negative covenants, and in addition will contain financial covenants relating to minimum EBITDA targets and limitations on capital expenditures.

      Rank. Indebtedness under the restructured credit facility will be subordinated to the indebtedness under the new $10 million senior credit facility.

      Fees and Expenses. Davel and PhoneTel will agree to pay to pay the agent under the restructured facility a closing fee in the amount of $1 million for the ratable benefit of the lenders. In lieu of payment in cash, this additional interest shall be paid in the form of payment-in-kind interest that would be added to the principal amount of the PIK term loan on the closing date and thereafter treated as principal for all purposes (including the accrual of interest upon such amount). In addition, Davel and PhoneTel will agree to pay the agent a servicing fee for the sole and separate account of the agent in the amount of $30,000 per month for each month or portion thereof in which any amounts are outstanding on either of the term loans. Davel and PhoneTel will also agree to reimburse the agent for certain of the agent’s fees and expenses in connection with the restructured credit facility.

      Expiration of Commitment. The commitment set forth in the commitment letter expires on August 31, 2002.

The PhoneTel Voting Agreements

      In connection with the execution of the merger agreement, each of David R. Hill and EGI-DM Investments, L.L.C. executed Voting Agreements with PhoneTel, dated as of January 19, 2002, to vote all shares of Davel common stock owned by them in favor of the merger agreement, any transactions contemplated by the merger agreement and the amendment to the Davel charter. As of the Davel record date, Mr. Hill and EGI-DM Investments collectively owned 3,325,820 shares, or approximately 30% of the total outstanding shares, of Davel common stock.

The Davel Voting Agreements

      On November 1, 2001, each of AXP Bond Fund, Inc., AXP Variable Portfolio-Bond Fund, a series of AXP Variable Portfolio Income Series, Inc., AXP Variable Portfolio-Managed Fund, a series of AXP Variable Portfolio Managed Series, Inc., Income Portfolio, a series of IDS Life Series Fund, Inc., Managed Portfolio, a series of IDS Life Series Fund, Inc., AXP Variable Portfolio-Extra Income Fund, a series of AXP Variable Portfolio Income Series, Inc. and High Yield Portfolio, a series of Income Trust, (each an affiliate of American Express Financial Corporation) entered into a voting agreement, effective as of February 19, 2002, with Davel, pursuant to which such holders agreed to vote all 3,070,380 shares of PhoneTel common stock they held, in the aggregate, in favor of the transactions contemplated by the merger agreement. In addition, on July 10, 2001 and July 31, 2001, CIBC World Markets Corp. and Pacholder Associates, Inc., respectively, entered into voting agreements with Davel, pursuant to which they each agreed to vote all 608,000 shares and 505,400 shares, respectively, of PhoneTel common stock held by them on the date of their respective execution, in favor of the transactions contemplated by the merger agreement.

      Under the above described voting agreements, the holders of an aggregate of 4,183,780, or approximately 41.1% of the outstanding shares of PhoneTel common stock have committed to vote in favor of the transactions.

OPERATION, MANAGEMENT AND BUSINESS OF DAVEL AFTER THE TRANSACTIONS

      Statements in “Operation, Management and Business of Davel after the Transactions” relating to matters that are not historical facts are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Davel to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such known and unknown risks, uncertainties and other factors include, but are not limited to, those described under “Risk Factors” and elsewhere in this joint proxy statement/prospectus.

Business of Davel

      Following completion of the transactions, the business of Davel will consist of the businesses of Davel and PhoneTel. See “Business of Davel” and “Business of PhoneTel.” Davel will be the largest independent payphone provider in the United States, with an installed base of approximately 77,000 payphones, virtually all of which would be “smart” microprocessor-based telephones enabling sophisticated remote monitoring (including verification of coin activity and equipment malfunctions).

      Davel and PhoneTel expect to achieve significant cost savings, operating efficiencies, economies of scale, stronger market position and other synergies from the combination of their operations and improved debt structure. Principal areas of cost savings include lower line and transmission costs, lower field operating costs through more efficient concentration of payphone routes and elimination of duplicative administrative and operational facilities. Davel believes that, excluding the effect of one-time transaction-related expenses, Davel will, within one year after the closing of the transactions, achieve annual savings and improvements attributable to such operating factors of approximately $13.1 million.

      Davel’s expanded payphone base will enable it to provide payphone service throughout the United States under a national brand name, without significant use of brokers or subcontractors — as compared to RBOCs, other LECs and other competitors that do not operate nationally but operate principally within a specific geographical region (and that rely on third parties to provide payphone services outside of such region). Davel believes that its ability to service national accounts will uniquely position it to market to location owners with operations that are national or multi-regional and who seek one provider to service their accounts.

      Davel believes that its expanded payphone base, the cost savings and synergies associated with the transactions, its increased operational scale and improved debt structure and its greater market presence will result in a stronger combined company and enable Davel to take advantage of new business opportunities as they emerge in the public communications industry and other related telecommunications sectors.

      For a description of Davel’s business strategy, see “Business of Davel — Business Strategy.”

      Davel is organized under the laws of the State of Delaware. It is anticipated that Davel’s principal executive offices following the transactions will be located at 1001 Lakeside Avenue, 7th Floor, Cleveland, Ohio 44114.

Financing

      Following the transactions, Davel and PhoneTel will have reduced their outstanding indebtedness under their existing junior credit facilities to $100 million in aggregate principal amount, which will be jointly assumed by both companies, through the execution of the restructured credit facility with Davel’s and PhoneTel’s respective junior lenders. See “Principal Transactions Agreements — Merger Agreement — Commitment Letter.” In addition, Davel and PhoneTel have entered into the new $10.0 million senior credit facility with Madeleine L.L.C. and ARK CLO 2000-1, Limited, which was fully funded on February 21, 2002. Davel and PhoneTel will use the proceeds to help finance operating and transaction-related expenses. See “Davel Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and “PhoneTel Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Board of Directors

      Upon the completion of the transactions, Davel’s board of directors will have five members. The merger agreement provides that, upon completion of the transactions, the Davel board of directors will be comprised of the individuals identified below.

Name	Age

Andrew C. Barrett	62
James N. Chapman	40
John D. Chichester	53
Kevin P. Genda	37
Bruce W. Renard	48

      Set forth below is a description of the backgrounds of the persons expected to be directors of Davel.

      Andrew C. Barrett has been the managing director of The Barrett Group, Inc., a company providing consulting services to the telephone, media and cable industries, since 1997. Prior to that time, Mr. Barrett was a commissioner of the FCC from 1989 to 1996 and a commissioner for the Illinois Commerce Commission from 1980 to 1989. During his regulatory career, Mr. Barrett was a member of the National Association of Regulatory Utility Commissioners (NARUC) executive committee and the NARUC committee on communications and a chairman of the NARUC Committee on Water. Mr. Barrett is currently a director of Telecommunications Systems, Inc.

      James N. Chapman has been involved in the investment banking industry for 17 years and is currently an independent capital markets and strategic planning consultant for private and public companies across a range of industries, including metals, mining, manufacturing, aerospace, airline, service and healthcare. Prior to establishing an independent consulting practice in 2001, Mr. Chapman was a Vice President-Investment Banking at The Renco Group, Inc., a multi-billion dollar private corporation in New York, New York for five years. Mr. Chapman is presently a director of Coinmach Laundry Corporation and several private companies.

      John D. Chichester has served as a Director of PhoneTel since November 1999 and as President and Chief Executive Officer of PhoneTel since March 1999. Prior to joining PhoneTel, Mr. Chichester served as a director and Executive Vice President of Urban Telecommunications, Inc. and continues to serve in that capacity. From 1970 to 1992, Mr. Chichester held various positions with the Public Communications Department of NYNEX including Director of Operations where he directed that company’s payphone operations.

      Kevin P. Genda has served as a Managing Director of Cerberus Capital Management, L.P. since 1995 and the Senior Vice President — Chief Credit Officer of Ableco Finance LLC, an affiliate of Cerberus, since Ableco’s founding four years ago. Mr. Genda oversees Cerberus’s asset-based lending activities. Prior to joining Cerberus and Ableco in 1995, Mr. Genda was Vice President for new business origination and evaluation at Foothill Capital Corporation, where he was active in loan origination and distressed investing. Mr. Genda previously worked at Huntington Holdings, a $300 million leveraged buyout firm, and at The CIT Group/Business Credit, Inc. as an analyst for new investments and credits.

      Bruce W. Renard became President of Davel on July 11, 2001. Mr. Renard joined Davel in December 1998 as Senior Vice President of Regulatory & External Affairs and Associate General Counsel, and was later named General Counsel in August 1999. Prior to joining Davel, Mr. Renard served as General Counsel, Executive Vice President, and Vice President of Regulatory Affairs for Peoples Telephone from January 1992 to December 1998. Prior to joining Peoples Telephone, Mr. Renard provided legal and consulting services to the telecommunications industry from 1984 to 1991. Prior to that time, Mr. Renard served as Associate General Counsel for the Florida Public Service Commission from 1979 to 1983. Mr. Renard currently serves as Vice Chairman and Director of the American Public Communications Council, the national public communications industry association, and as a Director of several state public communications trade associations.

Executive Officers

      Following the transactions, the following persons are expected to be officers of Davel, unless such persons cease to be a full-time employees of PhoneTel prior to the completion of the transactions.

Name	Age	Positions

John D. Chichester	53	Chief Executive Officer
Richard P. Kebert	55	Chief Financial Officer

      Davel’s headquarters will be in Cleveland, Ohio. Davel’s executive officers will serve at the discretion of Davel’s board of directors.

      Set forth below is a description of the positions, offices and business experience of Messrs. Chichester and Kebert for at least the past five years.

John D. Chichester	For a description of Mr. Chichester’s positions, offices and business experience, see “Board of Directors” above.
Richard P. Kebert	Served as Chief Financial Officer and Treasurer of PhoneTel since September 1996 and Secretary of PhoneTel since March 2000. Prior to joining PhoneTel, Mr. Kebert was an independent consultant. From 1994 to 1996, he was Vice President-Finance and Administration of Acordia of Cleveland, Inc. For 12 years prior thereto, Mr. Kebert held several senior management positions with Mr. Coffee, Inc., including Vice President of Administration and Secretary. Mr. Kebert is a certified public accountant.

Executive Compensation

      For a description of the executive compensation arrangements of current Davel officers, including those who may become or remain executive officers of Davel following the PhoneTel merger, see “Davel Executive Officer and Director Compensation and Benefits.” For a description of the executive compensation agreements of current PhoneTel officers, including those who will become executive officers of Davel following the PhoneTel merger, see “Executive Compensation of PhoneTel.”

      Following the transactions, approximately 4% of Davel’s stock on a fully-diluted basis will be reserved for issuance of new employee stock options and awards.

Davel Principal Stockholders

      The following table sets forth the estimated ownership of Davel common stock following the transactions of each person expected to be an officer or director of Davel or the beneficial owner of more than 5% of Davel’s common stock following the transactions (based on the number of shares of Davel common stock and PhoneTel common stock outstanding on March 31, 2002).

	Number of Shares	Percentage
Name	Beneficially Owned(1)	of Class

Cerberus Partners, L.P.	175,984,096	28.44%
Foothill Capital Corporation	76,747,150	12.40%
Foothill Partners III, L.P.	76,747,150	12.40%
ARK CLO 2000-I, Limited	53,621,854	8.67%
Ableco Finance, LLC	51,164,764	8.27%
AMROC Investments, LLC	49,922,987	8.07%
Andrew C. Barrett(3)	0	*
James N. Chapman(3)	0	*
John D. Chichester(2)(3)(4)	227,913	*
Kevin P. Genda(3)(5)	227,148,860	36.77%
Richard P. Kebert(2)(4)	54,699	*
Bruce W. Renard(3)	74,043	*
Directors and officers as a group (6 persons)	227,505,515	36.77%

*	Less than 1%

(1)	For purposes of calculating the beneficial ownership of each stockholder, it was assumed (in accordance with the SEC’s definition of “beneficial ownership”) that such stockholder had exercised all options, and converted all rights or warrants by which such stockholder had the right, within 60 days of March 31, 2002 or as a result of the PhoneTel merger, to acquire shares of such class of stock.

(2)	Such person is expected to be an employee of Davel.

(3)	Such person is expected to be a director of Davel.

(4)	Amount shown represents options to acquire PhoneTel common stock that are exercisable within 60 days of March 31, 2002 or that will become exercisable in connection with the PhoneTel merger, all of which will be converted to options to acquire Davel common stock at the effective time of the PhoneTel merger.

(5)	As a Managing Director of Cerberus Capital Management, L.P., an affiliate of Cerberus Partners, L.P., and a Senior Vice President of Ableco Finance, LLC, Mr. Genda may be deemed to share beneficial ownership of the shares of Davel common stock owned by such entities. Mr. Genda expressly disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

Certain Relationships and Related Party Transactions

      Kevin P. Genda, a nominee to the board of directors of Davel following the transactions, is a Managing Director of Cerberus Capital Management, L.P. and the Senior Vice President — Chief Credit Officer of Ableco Finance LLC, both affiliates of Cerberus Partners, L.P. Cerberus Partners, L.P. is one of Davel’s junior lenders and Ableco Finance LLC is one of PhoneTel’s junior lenders. Following the completion of the transactions, Cerberus and its affiliates will continue to be lenders to Davel under the restructured credit facility. In addition, Cerberus and its affiliates are lenders to Davel and PhoneTel under the new $10 million senior credit facility.

Listing of Davel Common Stock

      We anticipate that Davel’s common stock will continue to be quoted on the Nasdaq OTC Market.

Dividends

      Since Davel’s initial public offering in 1993, Davel has not declared or paid any cash or other dividends on its common stock and does not expect to pay dividends in the foreseeable future. Instead, Davel intends to retain earnings to support its growth strategy and to reduce indebtedness. As a holding company, Davel’s ability to pay dividends in the future is dependent upon the receipt of dividends and other payments from its principal operating subsidiaries. The payment of dividends or other distributions by such operating subsidiaries will be restricted by Davel’s restructured credit facility and by its new $10 million senior credit facility. Any future determination to pay dividends will be at the discretion of the Davel board of directors and will depend upon, among other factors, Davel’s results of operations, financial condition, capital requirements and contractual restrictions.

DAVEL UNAUDITED PRO FORMA FINANCIAL STATEMENTS

      The following unaudited pro forma combined financial data give effect to the transactions, including: (1) the Davel debt exchange, (2) the PhoneTel debt exchange, (3) the PhoneTel merger, (4) the Davel merger and (5) with respect to the statement of operations data for the year ended December 31, 2001 only, the new $10 million senior credit facility. Pro forma adjustments related to the pro forma condensed combined balance sheet have been determined assuming these transactions were consummated on March 31, 2002, using, in the case of the PhoneTel merger, the purchase method of accounting. The pro forma condensed combined balance sheet combines Davel’s consolidated balance sheet as of March 31, 2002 with PhoneTel’s consolidated balance sheet as of March 31, 2002. The pro forma combined condensed statement of operations combines Davel’s and PhoneTel’s respective income statements as if the transactions had occurred on January 1, 2001 and 2002, respectively. The unaudited pro forma combined condensed financial statements are based on the assumptions and adjustments described in the accompanying notes. The pro forma combined condensed income statements are not necessarily indicative of operating results that would have been achieved had the transactions been consummated as of January 1, 2001 and 2002, respectively, and should not be construed as representative of future operations. The unaudited pro forma combined financial statements do not include any adjustments related to the integration of the two companies. You should read the pro forma condensed combined financial statements in conjunction with “Davel Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “PhoneTel Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements of Davel and PhoneTel, including the related notes, which are included elsewhere in this joint proxy statement/prospectus.

Davel Communications, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2002

	Pro Forma for the Debt Exchanges

									Pro Forma for the
	Davel				PhoneTel				Transactions

		Adjustments		Pro Forma
		for		for		Adjustments		Pro Forma
		Davel Debt		Davel Debt		for		for	Adjustments
		Exchange and		Exchange and		PhoneTel		PhoneTel Debt	for		Pro Forma
		Davel Merger		Davel Merger		Debt Exchange		Exchange	PhoneTel		for the
	Historical	(2)(3)(4)		(2)(3)(4)	Historical	(2)(3)(4)		(2)(3)(4)	Merger(1)(4)		Transactions

	(In thousands)
Assets
Cash	$5,288	$—		$5,288	$5,573	$—		$5,573	$—		$10,861
Trade accounts receivable	9,317	—		9,317	5,716	—		5,716	—		15,033
Other assets	2,522	—		2,522	1,290	—		1,290	—		3,812

	17,127	—		17,127	12,579	—		12,579	—		29,706
Property and equipment, net	43,107	—		43,107	12,844	—		12,844	—		55,951
Intangible assets	1,618	—		1,618	21,781	—		21,781	14,634	(c)	36,834
									(1,199	)(b)
Other assets	1,549	—		1,549	625	—		625	—		2,174

	$63,401	$—		$63,401	$47,829	$—		$47,829	$13,435		$124,665

Liabilities and Stockholders’ equity (deficit)
Senior debt(3)	$241,342	$237,255	(a)	$4,087	$69,847	$(66,097	)(a)	$3,750	$—		$7,837
Accounts payable	1,635	—		1,635	4,935	—		4,935	—		6,570
Accrued expenses	56,535	(40,585	)(a)	15,950	7,636	—		7,636	3,042	(d)	26,628

	299,512	(277,840)		21,672	82,418	(66,097)		16,321	3,042		41,035
Long-term debt(2)	1,536	91,861	(a)	93,397	2,380	51,649	(a)	54,029	(19,778	)(e)	127,648

	301,048	(185,979)		115,069	84,798	(14,448)		70,350	(16,736)		168,683

Common stock	112	3,806	(a)	3,918	102	1,122	(a)	1,224	(1,224	)(f)	6,150
									2,232	(g)
Additional paid-in capital	128,503	9,516	(a)	138,019	63,429	4,153	(a)	67,582	(67,582	)(f)	143,437
									5,418	(g)
Accumulated deficit	(366,262)	172,657	(a)	(193,605)	(100,500)	9,173	(a)	(91,327)	91,327	(f)	(193,605)

Stockholders’ equity (deficit)	(237,647)	185,979		(51,668)	(36,969)	14,448		(22,521)	30,171		(44,018)

	$63,401	$—		$63,401	$47,829	$—		$47,829	$13,435		$124,665

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Davel Communications, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Three Months Ended March 31, 2002

	Pro Forma for the Debt Exchanges

							Pro Forma for the
	Davel			PhoneTel			Transactions

		Adjustments	Pro Forma
		for	for		Adjustments	Pro Forma
		Davel Debt	Davel Debt		for	for	Adjustments
		Exchange and	Exchange and		PhoneTel	PhoneTel Debt	for		Pro Forma
		Davel Merger	Davel Merger		Debt Exchange	Exchange	PhoneTel		for the
	Historical	(2)(3)(4)	(2)(3)(4)	Historical	(2)(3)(4)	(2)(3)(4)	Merger(1)(4)		Transactions

	(In thousands, except per share data)
Revenues
Coin Calls	$12,222	—	$12,222	$5,586	—	$5,586	—		$17,808
Non-coin calls	5,040	—	5,040	2,977	—	2,977	—		8,017
Other	—	—	—	189	—	189	—		189

	17,262	—	17,262	8,752	—	8,752	—		26,014
Operating Expenses:
Telephone charges	4,080	—	4,080	3,199	—	3,199	—		7,279
Commissions	3,887	—	3,887	1,460	—	1,460	—		5,347
Service and Maintenance	4,846	—	4,846	2,657	—	2,657	—		7,503
Depreciation and amortization	4,969	—	4,969	2,473	—	2,473	(84	)(k)	7,358
Selling, general and administrative	2,772	—	2,772	2,008	—	2,008	—		4,780
Impairment and other charges	—	—	—	201	—	201	—		201

	20,554	—	20,554	11,998	—	11,998	(84)		32,468

Loss from operations	3,292	—	(3,292)	(3,246)	—	(3,246)	84		(6,454)
Other income (expense):
Interest	(4,553)	4,366 (h)	(187)	(3,592)	3,355 (h)	(237)	(1,195	)(m)	(1,619)
Other	4		4	19		19			23

Loss before gain-debt extinguishment	$(7,841)	$4,366 (i)	$(3,475)	$(6,819)	$3,355 (i)	$(3,464)	$(1,111)		$(8,050)

Basic and diluted net (loss) income per share:
Loss before gain-debt extinguishment	$(0.70)		$(0.01)	$(0.67)		$(0.03)			$(0.01)
Weighted average shares	11,169	380,613 (j)	391,782	10,190	112,247 (j)	122,436	223,238	(n)	615,020

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Davel Communications, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2001

	Pro Forma for the Debt Exchanges

							Pro Forma for the
	Davel			PhoneTel			Transactions

		Adjustments	Pro Forma
		for	for		Adjustments	Pro Forma
		Davel Debt	Davel Debt		for	for	Adjustments
		Exchange and	Exchange and		PhoneTel	PhoneTel Debt	for		Pro Forma
		Davel Merger	Davel Merger		Debt Exchange	Exchange	PhoneTel		for the
	Historical	(2)(3)(4)	(2)(3)(4)	Historical	(2)(3)(4)	(2)(3)(4)	Merger(1)(4)		Transactions

	(In thousands, except per share data)
Revenues
Coin Calls	$61,668	$—	$61,668	$26,911	$—	$26,911	$—		$88,579
Non-coin calls	28,950	—	28,950	17,060	—	17,060	—		46,010
Other	—	—	—	1,000	—	1,000	—		1,000

	90,618	—	90,618	44,971	—	44,971	—		135,589
Operating Expenses:
Telephone charges	29,577	—	29,577	16,378	—	16,378	—		45,955
Commissions	22,168	—	22,168	7,382	—	7,382	—		29,550
Service and Maintenance	22,731	—	22,731	12,822	—	12,822	—		35,553
Depreciation and amortization	19,241	—	19,241	12,986	—	12,986	(796	)(k)	31,431
Selling, general and administrative	12,903	—	12,903	8,019	—	8,019	—		20,922
Impairment and other charges	—	—	—	18,444	—	18,444	(15,830	)(l)	2,614

	106,620	—	106,620	76,031	—	76,031	(16,626)		166,025

Loss from operations	(16,002)	—	(16,002)	(31,060)	—	(31,060)	16,626		(30,436)
Other income (expense):
Interest	(27,672)	26,922 (h)	(750)	(11,345)	10,545 (h)	(800)	(3,964	)(m)	(5,514)
Other	260	—	260	(176)	—	(176)	—		84

Loss before gain-debt extinguishment	$(43,414)	$26,922 (i)	$(16,492)	$(42,581)	$10,545 (i)	$(32,036)	$12,662		$(35,866)

Basic and diluted net (loss) income per share:
Loss before gain-debt extinguishment	$(3.89)		$(0.04)	$(4.18)		$(0.26)			$(0.08)
Weighted average shares	11,169	380,613 (j)	391,782	10,189	112,247 (j)	122,436	223,238	(n)	615,020

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Davel Communications, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(In thousands, except share data)

Note 1.	PhoneTel Merger

      Davel will account for the PhoneTel merger using the purchase method of accounting. Under the purchase method, the total estimated purchase price, plus the fair value of assumed liabilities, is allocated to the net tangible and identifiable intangible assets acquired, based upon their respective fair values. The total estimated purchase price of $61,264 as of March 31, 2002 consists of 223,238,000 shares of Davel common stock, based upon an exchange rate of 1.8233 shares of Davel common stock for each share of PhoneTel common stock, (estimated value of $7,590, based upon post-announcement market prices), the assumption of PhoneTel liabilities (estimated value of $50,572 on March 31, 2002, after giving effect to the PhoneTel debt exchange), the assumption of certain options and warrants to purchase PhoneTel common stock (estimated value of $60 on March 31, 2002), and direct expenses of approximately $3,042. A final determination of these fair values cannot be made prior to the completion of the transactions. Accordingly, the allocations reflected in the pro forma financial statements are preliminary and subject to change. The preliminary estimated allocation that is reflected in the accompanying pro forma financial statements as of March 31, 2002 is as follows:

Current assets	$12,579
Property and equipment	12,844
Identifiable intangible assets	20,582
Goodwill	14,634
Other assets	625

$61,264

      In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill resulting from business combinations completed subsequent to June 30, 2001 will not be amortized into operations. Rather, such amounts will be tested for impairment at least annually. In the event that management of Davel following the transactions determines that the value of goodwill has become impaired, Davel will incur an accounting charge for the amount of the impairment during the period in which the determination is made.

Note 2.	Long-Term Debt

      Pursuant to the debt exchanges, the Davel junior lenders will exchange an amount of indebtedness that will reduce the total junior indebtedness of Davel to $63,500 for 380,612,730 shares of Davel common stock (estimated value of $13,321 at March 31, 2002 based upon post-announcement market prices) and the PhoneTel junior lenders will exchange an amount of indebtedness that will reduce the total junior indebtedness of PhoneTel to $36,500 for 112,246,511 shares of PhoneTel common stock (estimated value of $5,275 at March 31, 2002 based upon post-announcement market prices). The restructured credit facility will consist of: (i) a $50,000 cash-pay term loan with interest payable in kind monthly through May 31, 2003, and thereafter to be paid monthly in cash from a required payment of $1,250 commencing on July 1, 2003, with such payment increasing to $1,500 with the payment due and owing on January 1, 2005; and (ii) a $50,000 payment-in-kind term loan (the “PIK term loan”) to be repaid in full on the maturity date. Amounts outstanding under the term loans will accrue interest from and after the closing date at the rate of ten (10%) per annum, calculated based upon a year of 360 days for actual days elapsed. Interest on the PIK term loan will accrue from the closing date and will be payable in kind. All interest payable in kind would be added to the principal amount of the respective term loan on a monthly basis and thereafter treated as principal for all purposes (including the accrual of interest upon such amounts).

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements — Continued

      The pro forma financial statements give effect to the debt exchanges as troubled debt restructurings that include both (i) a settlement of a portion of the companies’ indebtedness in exchange for common stock pursuant to the debt exchanges and (ii) the modification of the terms and conditions applicable to the remaining balances that will be outstanding under the restructured credit facility. As a result, after giving effect to the debt exchanges, but before giving effect to the PhoneTel merger, the carrying value of each of the companies’ junior indebtedness will equal the aggregate amount of all future cash payments, including principal and interest. After giving effect to the merger, the total amount of PhoneTel indebtedness will be discounted to the net present value using an effective interest rate of 15%. The following table reflects the effects of the debt exchanges and the PhoneTel merger on long-term debt:

	Davel	PhoneTel	Total

Junior Indebtedness:
Future Cash Payments:
Principal payments	$63,500	$36,500	$100,000
Interest payments	28,361	15,149	43,510

	91,861	51,649	143,510
Other long-term debt	1,536	2,380	3,916

Long-term debt, before PhoneTel merger	93,397	54,029	147,426
Less: adjustment of PhoneTel long-term debt to net present value	—	(19,778)	(19,778)

Long-term debt, after PhoneTel merger	$93,397	$34,251	$127,648

      Following the debt exchanges and the PhoneTel merger, the combined junior indebtedness will have a face value of $100,000, which amount may be prepaid without penalty. However, for accounting and reporting purposes, with respect to the Davel debt exchange, all future cash payments under the modified terms will be accounted for as reductions of indebtedness and no interest expense will be recognized for any period between the exchange and maturity dates. In addition, the remaining amounts payable with respect to the PhoneTel portion of the restructured debt will be recorded at the present value of such payments in accordance with the purchase method of accounting. Interest expense will be recognized on the PhoneTel portion of the restructured debt over the term of the debt using the interest method of accounting, which will result in an effective rate applicable only to the PhoneTel debt of 15%.

      As a result of the debt exchanges, the companies expect to record a gain on extinguishment of debt for each period presented as follows:

	December 31, 2001		March 31, 2002

	Davel	PhoneTel	Davel	PhoneTel

Carrying Value of Indebtedness:
Debt	$237,726	$62,635	$237,255	$66,097
Accrued interest	36,320	–	40,585	—

Carrying amount of indebtedness	274,046	62,635	277,840	66,097
Less: fair value of common stock exchanged	(12,941)	(4,265)	(13,321)	(5,275)

	261,105	58,370	264,518	60,822

Less: aggregate future cash payments under restructured credit facility	(91,861)	(51,649)	(91,861)	(51,649)

Gain	$169,244	$6,721	$172,657	$9,173

      The gains on exchange as of March 31, 2002 increased from amounts presented as of December 31, 2001 as a result of increases in the underlying junior indebtedness and related interest, not fully offset by increases in each of the companies’ respective share prices.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements — Continued

Note 3.	New $10 Million Senior Credit Facility

      The pro forma effects of the new $10 million senior credit facility are included in the pro forma statements of operations for the year ended December 31, 2001 only. Davel and PhoneTel, who are jointly liable on the new $10 million senior credit facility, each drew $5,000 immediately after the senior credit agreement was executed during the first quarter of 2002. The facility bears interest at 15% and is payable in 12 equal monthly installments, plus interest, commencing July 31, 2002.

Note 4.	Summary of Pro Forma Adjustments

      The pro forma adjustments included in the unaudited pro forma consolidated financial statements for the periods ended December 31, 2001 and March 31, 2002 are as follows:

(a)	These adjustments represent the pro forma effects of the debt exchanges as described in Note 2 above, including the long-term reclassification of the remaining future cash payments, amounting to $91,861 and $51,649 for Davel and PhoneTel, respectively, and the pro forma effects on equity of the gains on debt extinguishments.

(b)	This adjustment represents the purchase accounting elimination of certain intangible assets of PhoneTel. See also pro forma adjustment (k) below.

(c)	This adjustment represents the recognition of the excess of the purchase price, plus liabilities assumed, over the fair values of PhoneTel assets acquired. As discussed in Note 1 above, the preliminary allocation provides for the allocation of this excess to goodwill.

(d)	This adjustment represents the accrual of direct expenses of the transactions.

(e)	This adjustment represents the purchase accounting adjustment to record the PhoneTel debt assumed by Davel pursuant to the PhoneTel merger at net present value of $34,251. See Note 2.

(f)	This adjustment represents the elimination of PhoneTel common stock, paid-in capital and accumulated deficit.

(g)	This adjustment represents the issuance by Davel of 223,238,000 shares of common stock in exchange for PhoneTel common stock in the PhoneTel merger.

(h)	These adjustments represent the elimination of interest expense on the junior indebtedness that would have resulted had the debt exchanges occurred on January 1, 2001 and 2002, respectively. Also see pro forma adjustment (m).

(i)	These amounts do not include the gains on debt extinguishments arising from the debt exchange discussed in Note 2.

(j)	These adjustments represent the issuance of Davel common stock in connection with the Davel debt exchange and the issuance of PhoneTel common stock in connection with the PhoneTel debt exchange.

(k)	This adjustment represents the reduction of amortization expense from the elimination of certain intangible assets of PhoneTel. See also pro forma adjustment (b) above.

(l)	This adjustment represents the elimination of certain of PhoneTel’s impairment charges that would not have arisen in the combined entity.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements — Continued

(m)	This adjustment represents the adjustment of interest expense on the indebtedness of PhoneTel assumed by Davel pursuant to the PhoneTel merger. This adjustment results in total pro forma interest expense as follows:

	March 31, 2002			December 31, 2001

	Davel	PhoneTel	Total	Davel	PhoneTel	Total

Junior indebtedness	$—	$1,201	$1,201	$—	$3,844	$3,844
New $10 million senior credit facility	187	188	375	750	750	1,500
Other long-term debt	—	43	43	50	120	170

	$187	$1,432	$1,619	$800	$4,714	$5,514

(n)	This adjustment represents the issuance by Davel of 223,238,000 shares of Davel common stock in connection with the PhoneTel merger.

Note 5.	Pro Forma Income Taxes

      Pro forma taxable income is assumed to exclude the gain on debt extinguishments, which is permissible under the Internal Revenue Code when the taxpayer is determined to be insolvent. Davel and PhoneTel have each obtained an opinion from an independent third party to the effect that each is insolvent for purposes of the Internal Revenue Code.

PROPOSAL NO. 2

CHARTER AMENDMENTS

Davel Charter Amendment

General

      On February 11, 2002, the Davel board of directors adopted a resolution recommending that Davel’s stockholders approve an amendment to Davel’s charter to increase the authorized common stock from 50 million to 1 billion shares. The text of the Davel charter amendment is attached as Appendix A to this joint proxy statement/prospectus. The rights and limitations of the Davel common stock would remain unchanged after the Davel charter amendment.

Reasons for the Davel Charter Amendment

      The Davel board of directors recommends the Davel charter amendment for several reasons. The increase in the number of authorized shares is necessary because Davel does not have a sufficient number of authorized but unissued shares to enable it to effect the transactions. Under the terms of the merger agreement, Davel will issue approximately 585,271,794 shares of common stock to Davel’s junior lenders and the PhoneTel stockholders. There are currently only 37,722,170 shares of authorized but unissued common stock that are available for future issuance. Therefore, the transactions will not be completed unless the Davel charter amendment is approved. If the merger agreement is not approved by Davel stockholders and PhoneTel stockholders, the Davel charter amendment will not be effected.

      In addition, the Davel board of directors believes that it is in Davel’s best interests to have additional authorized but unissued common stock available for issuance to meet future business needs as they arise. The Davel board of directors believes that the availability of such additional shares will provide Davel with the flexibility to issue common stock for possible future financings, stock dividends or distributions, acquisitions, employee incentive compensation or other proper corporate purposes which may be identified in the future by the Davel board of directors, without the possible expense and delay of a special stockholders’ meeting.

Effect of the Davel Charter Amendment

      If the Davel charter amendment is effected and the transactions are completed, the equity interest of current Davel stockholders will be substantially diluted. Immediately following the transactions, current Davel stockholders and option holders will own (or have the right to acquire) only 1.91% of the company on a fully diluted basis. See “Risk Factors — The transactions will have a substantially dilutive effect on current Davel stockholders and PhoneTel stockholders.”

      The shares of common stock authorized by the Davel charter amendment that are in excess of those required for the transactions will be available for issuance at such times and for such corporate purposes as the Davel board of directors may deem advisable, without further action by Davel stockholders, except as may be required by applicable law or by the rules of any stock exchange or national securities association trading system on which the securities may be listed or traded. Upon issuance, such shares will have the same rights as the outstanding shares of Davel common stock. Davel’s board of directors does not intend to issue any common stock except on terms which it deems to be in the best interests of Davel stockholders. Any future issuance of common stock will be subject to the rights of holders of outstanding shares of any preferred stock which Davel may issue in the future. No preferred stock is currently outstanding.

      While Davel may consider effecting an equity offering of common and/or preferred stock in the future for the purposes of raising additional working capital or otherwise, Davel does not currently have any plans, agreements or understandings with any third party to effect any such offering.

      Davel stockholders will not have any appraisal rights under Delaware law in connection with the Davel charter amendment.

Required Vote

      The affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the Davel Annual Meeting is required to approve Proposal No. 2. Approval of Proposal No. 2 is conditioned upon approval of Proposal No. 1.

Recommendation of Davel’s Board of Directors

THE DAVEL BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE PROPOSAL TO APPROVE THE AMENDMENT OF DAVEL’S CERTIFICATE OF INCORPORATION IS IN THE BEST INTERESTS OF DAVEL AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR PROPOSAL NO. 2.

PhoneTel Charter Amendment

General

      On February 13, 2002, the PhoneTel board of directors approved the merger agreement and the exchange agreement and authorized PhoneTel’s officers to solicit stockholder approval of the transactions. The exchange agreement and merger agreement contemplate an amendment to PhoneTel’s charter to increase the authorized common stock from 45 million shares to an amount necessary to complete the PhoneTel debt exchange. PhoneTel management has determined that amount to be 125 million shares. The text of the PhoneTel charter amendment is attached as Appendix B to this joint proxy statement/prospectus. The rights and limitations of the PhoneTel common stock would remain unchanged after the PhoneTel charter amendment.

Reasons for the PhoneTel Charter Amendment

      The PhoneTel board of directors recommends that the PhoneTel Charter amendment be approved because PhoneTel does not have a sufficient number of authorized but unissued shares to effect the PhoneTel debt exchange. Under the terms of the exchange agreement, PhoneTel will issue approximately 112,246,511 shares of common stock to PhoneTel’s junior lenders. There are currently only 33,388,292 shares of authorized but unissued common stock that are available for issuance. Therefore, the transactions will not be completed unless the PhoneTel charter amendment is approved. If the merger agreement is not approved by Davel stockholders and PhoneTel stockholders, the PhoneTel charter amendment will not be effected.

Effect of the PhoneTel Charter Amendment

      If the PhoneTel charter amendment is effected and the transactions are completed, the equity interests of current PhoneTel stockholders will be substantially diluted. Immediately following the transactions, PhoneTel’s current stockholders and optionholders will own (or have the right to acquire in the case of option holders) only 3.28% of the company on a fully diluted basis. See “Risk Factors — The transactions will have a substantial dilutive effect on current Davel stockholders and PhoneTel stockholders.”

Required Vote

      The affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the PhoneTel Special Meeting is required to approve Proposal No. 2. Approval of Proposal No. 2 is conditioned upon approval of Proposal No. 1.

  Recommendation of PhoneTel’s Board of Directors

THE PHONETEL BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE PROPOSAL TO APPROVE THE AMENDMENT OF PHONETEL’S ARTICLES OF INCORPORATION IS IN THE BEST INTEREST OF PHONETEL AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR PROPOSAL NO. 2.

REGULATORY MATTERS PERTAINING TO DAVEL AND PHONETEL

      The FCC and state regulatory authorities have traditionally regulated payphone and long-distance services, with regulatory jurisdiction being determined by the interstate or intrastate character of the service and the degree of regulatory oversight varying among jurisdictions. On September 20 and November 8, 1996, the FCC adopted initial rules and policies to implement Section 276 of the 1996 Telecom Act. The 1996 Telecom Act substantially restructured the telecommunications industry, included specific provisions related to the payphone industry and required the FCC to develop rules necessary to implement and administer the provisions of the 1996 Telecom Act on both an interstate and intrastate basis. Among other provisions, the 1996 Telecom Act granted the FCC the power to preempt state payphone regulations to the extent that any state requirements are inconsistent with the FCC’s implementation of Section 276.

Federal Regulation of Local Coin and Dial-Around Calls

Dial-Around Calls

      The Telephone Operator Consumer Services Improvement Act of 1990 (“TOCSIA”) established various requirements for companies that provide operator services, or “OSPs,” and for call aggregators, including PSPs, who send calls to those OSPs. The requirements of TOCSIA as implemented by the FCC included call branding, information posting, rate quotations, the filing of informational tariffs and the right of payphone users to access any OSP to make non-coin calls. TOCSIA also required the FCC to take action to limit the exposure of payphone companies to undue risk of fraud upon providing this “open access” to carriers.

      TOCSIA further directed the FCC to consider the need to provide compensation for IPPs for dial-around calls. Accordingly, the FCC ruled in May 1992 that IPPs were entitled to dial-around compensation. Because of the complexity of establishing an accounting system for determining per call compensation for these calls, and for other reasons, the FCC temporarily set this compensation at $6.00 per payphone per month based on an assumed average of 15 interstate carrier access code dial-around calls per month and a rate of $0.40 per call. The failure by the FCC to provide compensation for 800 “toll free” dial-around calls was challenged by the IPPs, and a federal court subsequently ruled that the FCC should have provided compensation for these toll free calls.

      In 1996, recognizing that IPPs had been at a severe competitive disadvantage under the existing system of regulation and had experienced substantial increases in dial-around calls without a corresponding adjustment in compensation, Congress enacted Section 276 to promote both competition among PSPs and the widespread deployment of payphones throughout the nation. Section 276 directed the FCC to implement rules by November 1996 that would:

•	create a standard regulatory scheme for all public PSPs;

•	establish a per call compensation plan to ensure that all PSPs are fairly compensated for each and every completed intrastate and interstate call, except for 911 emergency and telecommunications relay service calls;

•	terminate subsidies for LEC payphones from LEC regulated rate-base operations;

•	prescribe, at a minimum, nonstructural safeguards to eliminate discrimination between LECs and IPPs and remove the LEC payphones from the LEC’s regulated asset base;

•	provide for the RBOCs to have the same rights that IPPs have to negotiate with location owners over the selection of interLATA carrier services, subject to the FCC’s determination that the selection right is in the public interest and subject to existing contracts between the location owners and interLATA carriers;

•	provide for the right of all PSPs to choose the local, intraLATA and interLATA carriers subject to the requirements of, and contractual rights negotiated with, location owners and other valid state regulatory requirements;

•	evaluate the requirement for payphones which would not normally be installed under competitive conditions but which might be desirable as a matter of public policy, and establish how to provide for and maintain such payphones if it is determined they are required; and

•	preempt any state requirements which are inconsistent with the FCC’s regulations implementing Section 276.

      In September and November 1996, the FCC issued its rulings implementing Section 276 (the “1996 Payphone Order”). In the 1996 Payphone Order, the FCC determined that the best way to ensure fair compensation to independent and LEC PSPs for each and every call was to deregulate, to the maximum extent possible, the price of all calls originating from payphones. For local coin calls, the FCC mandated that deregulation of the local coin rate would not occur until October 1997 in order to provide a period of orderly transition from the previous system of state regulation. As a result of the deregulation of the local coin rate, most of the RBOCs and other payphone providers (including Davel and PhoneTel) implemented an increase in the local coin rate to $0.35 per call in most jurisdictions. More recently, many of the RBOCs and other payphone providers, including Davel and PhoneTel, have further increased the local coin call rate to $0.50 or more in many jurisdictions.

      To achieve fair compensation for dial-around calls through deregulation and competition, the FCC in the 1996 Payphone Order directed a two-phase transition from a regulated market. In the first phase, November 1996 to October 1997, the FCC prescribed flat-rate compensation payable to the PSPs by the interexchange carriers (“IXCs”) in the amount of $45.85 per month per payphone. This rate was arrived at by determining that the deregulated local coin rate was a valid market-based surrogate for dial-around calls. The FCC applied a market-based, deregulated coin rate of $0.35 per call to a finding from the record that there was a monthly average of 131 compensable dial-around calls per payphone. This total included both carrier access code calls dialed for the purpose of reaching a long distance company other than the one designated by the PSP as well as 800 “toll free” calls. The monthly, per phone flat-rate compensation of $45.85 was to be assessed only against IXCs with annual toll-call revenues in excess of $100 million and allocated among such IXCs in proportion to their gross long-distance revenues. During the second phase of the transition to deregulation and market-based compensation (initially from October 1997 to October 1998, but subsequently extended in a later order by one year to October 1999), the FCC directed the IXCs to pay the PSPs on a per-call basis for dial-around calls at the assumed deregulated coin rate of $0.35 per call. At the conclusion of the second phase, the FCC set the market-based local coin rate, determined on a payphone-by-payphone basis, as the default per-call compensation rate in the absence of a negotiated agreement between the PSP and the IXC. To facilitate per-call compensation, the FCC required the PSPs to transmit payphone-specific coding digits which would identify each call as originating from a payphone and required the LECs to make such coding available to the PSPs as a tariffed item included in the local access line service.

      In July 1997, a federal court (the “Court”) responded to an appeal of the 1996 Payphone Order, finding that the FCC erred in (1) setting the default per-call rate at $0.35 without considering the differences in underlying costs between dial-around calls and local coin calls, (2) assessing the flat-rate compensation against only the carriers with annual toll-call revenues in excess of $100 million, and (3) allocating the assessment of the flat-rate compensation based on gross revenues rather than on a factor more directly related to the number of dial-around calls processed by the carrier. The Court also assigned error to other aspects of the 1996 Payphone Order concerning inmate payphones and the accounting treatment of payphones transferred by an RBOC to a separate affiliate. The Court vacated the 1996 Payphone Order and remanded it to the FCC for further consideration. As a result of this ruling by the Court, certain IXCs discontinued or reduced the amount of dial around compensation actually paid to payphone service providers for the interim period.

      In response to the Court’s remand, the FCC issued its modified ruling implementing Section 276 (the “1997 Payphone Order”) in October of 1997. The FCC determined that distinct and severable costs of $0.066 were attributable to coin calls that did not apply to the costs incurred by the PSPs in providing access for dial-around calls. Accordingly, the FCC adjusted the per call rate during the second phase of interim compensation to $0.284 (which is $0.35 less $0.066). While the FCC tentatively concluded that the $0.284 default rate should be utilized in determining compensation during the first phase and reiterated that PSPs were entitled to compensation for each and every call during the first phase, it deferred a decision on the precise method of allocating the initial interim period (November 1996 through October 1997) flat-rate payment obligation among the IXCs and the number of calls to be used in determining the total amount of the payment obligation.

      On March 9, 1998, the FCC issued a Memorandum Opinion and Order, FCC 98-481, which extended and waived certain requirements concerning the provision by the LECs of payphone-specific coding digits which identify a call as originating from a payphone. Without the transmission of payphone-specific coding digits, some of the IXCs have claimed they are unable to identify a call as a payphone call eligible for dial-around compensation. With the stated purpose of ensuring the continued payment of dial-around compensation, the FCC’s Memorandum and Order issued on April 3, 1998 left in place the requirement for payment of per-call compensation for payphones on lines that do not transmit the requisite payphone-specific coding digits but gave the IXCs a choice for computing the amount of compensation for payphones on LEC lines not transmitting the payphone-specific coding digits of either accurately computing per-call compensation from their databases or paying per-phone, flat-rate compensation computed by multiplying the $0.284 per call rate by the nationwide average number of 800 subscriber and access code calls placed from RBOC payphones for corresponding payment periods. Accurate payments made at the flat rate are not subject to subsequent adjustment for actual call counts from the applicable payphone.

      On May 15, 1998, the Court again remanded the per-call compensation rate to the FCC for further explanation without vacating the $0.284 per call rate. The Court opined that the FCC had failed to explain adequately its derivation of the $0.284 default rate. The Court stated that any resulting overpayment may be subject to refund and directed the FCC to conclude its proceedings within a six-month period from the effective date of the Court’s decision.

      In response to the Court’s second remand, the FCC conducted further proceedings and sought additional comment from interested parties to address the relevant issues posed by the Court. On February 4, 1999, the FCC released the Third Report and Order and Order on Reconsideration of the Second Report and Order (the “1999 Payphone Order”), in which the FCC abandoned its efforts to derive a “market-based” default dial-around compensation rate and instead adopted a “cost-based” rate of $0.24 per dial-around call which will be adjusted to $0.238 effective April 21, 2002. Both PSPs and IXCs petitioned the Court for review of the 1999 Payphone Order’s determination of the dial-around compensation rate. On June 16, 2000, the Court affirmed the 1999 Payphone Order setting a 24-cent dial-around compensation rate. On all the issues, including those raised by the IXCs and the payphone providers, the Court applied the “arbitrary and capricious” standard of review, and found that the FCC’s rulings were lawful and sustainable under that standard. As a result of the Court’s June 16, 2000 decision, the 24-cent dial-around compensation rate is likely to remain in place until April 21, 2002, when it will be adjusted to $0.238. The FCC has stated its intention to conduct a third-year review of the rate, but no review has yet been commenced. There is a pending Petition for Reconsideration of the 1999 Payphone Order filed with the FCC by the IPPs, which has yet to be ruled on by the FCC. In view of the Court’s affirmation of the 1999 Payphone Order, it is unlikely that the FCC will adopt material changes to the key components of the Order (other than the pending retroactive application issue discussed below) pursuant to the pending Reconsideration Petition, although no assurances can be given.

      The new 24-cent rate became effective April 21, 1999. The 24-cent rate will also be applied retroactively to the period beginning on October 7, 1997 and ending on April 20, 1999 (the “intermediate period”), less a $0.002 amount to account for FLEX ANI payphone tracking costs, for a net compensation of $0.238. There is, however, a pending petition for reconsideration of this retroactive application of the rate. The 1999 Payphone Order deferred to a later order a final ruling on the treatment of the period beginning on November 7, 1996 and ending on October 6, 1997 (the “interim period”). The FCC further ruled, that after the establishment of an interim period compensation rate and an allocation of the rate among carriers, a true-up may be made for all payments or credits (with applicable interest) due and owing between the IXCs and the PSPs, including Davel and PhoneTel, for the interim and intermediate periods.

      In a decision released January 31, 2002, which remains subject to reconsideration, the FCC partially addressed the remaining issues concerning interim and intermediate period compensation. The FCC adjusted the per-call rate to $0.229, for the interim period only, to account for a different method of calculating the delay in IXC payments to PSPs for the interim period, and determined that the total interim period compensation rate should be $33.89 per payphone per month ($0.229 times an average of 148 calls per payphone per month). The FCC deferred to a later, as yet unreleased order its determination of the allocation of this total compensation rate among the various carriers required to pay compensation for the interim period. It is possible that the final resolution of the timing and other issues relating to these retroactive adjustments and the outcome of any related administrative or judicial review of such adjustments could have a material adverse effect on Davel and PhoneTel. See “ — Effect of Federal Regulation of Local Coin and Dial-Around Calls.”

Dial-Around Calls Placed Through Resellers

      On April 5, 2001, the FCC released an order that is expected to have a significant impact on the obligations of telecommunications carriers to pay dial-around compensation to PSPs. The effect of the decision is to require that the first long distance carrier to handle a dial-around call originating from a pay telephone has the obligation to track and pay compensation on the call, regardless of whether other carriers such as resellers may subsequently transport or complete the call. This modified rule became effective on November 23, 2001. Davel and PhoneTel believe that this modification to the dial-around compensation system will result in a significant increase to the number of calls for which they are able to collect such compensation. Because, however, the FCC ruling is subject to a pending petition for court review and the system modification is as yet untested, no assurances can be given as to the precise timing or magnitude of revenue impact that may flow from the decision.

      For a discussion of the effect of the federal regulation of dial-around and local coin calls, see “Davel Management’s Discussion and Analysis of Financial Condition and Results of Operations — Regulatory Impact on Revenue” and “PhoneTel Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview.”

Other Provisions of the 1996 Telecom Act and FCC Rules

      As a whole, the 1996 Telecom Act and FCC Rules significantly altered the competitive framework of the payphone industry. We believe that implementation of the 1996 Telecom Act has addressed certain historical inequities in the payphone marketplace and has, in part, led to a more equitable and competitive environment for all payphone providers. However, there are numerous uncertainties in the implementation and interpretation of the 1996 Telecom Act that may moderate any long-term positive impact. We have identified the following such uncertainties:

•	Various matters pending in several federal courts and raised before the Congress which, while not directly challenging Section 276, relate to the validity and constitutionality of the 1996 Telecom Act, as well as other uncertainties related to the impact, timing and implementation of the 1996 Telecom Act.

•	The 1996 Payphone Order required that LEC payphone operations be removed from the regulated rate base on April 15, 1997. The LECs were also required to make the access lines that are provided for their own payphones equally available to IPPs and to ensure that the cost to payphone providers for obtaining local lines and services met the FCC’s new services test guidelines, which require that LECs price payphone access lines at the direct cost to the LEC plus a reasonable allocation of overhead. Proceedings are now pending in various stages and formats before the FCC and numerous state regulatory bodies across the nation to resolve these issues.

•	In the past, RBOCs were allegedly impaired in their ability to compete with the IPPs because they were not permitted to select the interLATA carrier to serve their payphones. Recent changes to the FCC Rules remove this restriction. Under the existing rules, the RBOCs are now permitted to participate with the location owner in selecting the carrier of interLATA services to their payphones, effective upon FCC approval of each RBOC’s Comparably Efficient Interconnection plans. Existing contracts between location owners and payphone or long-distance providers that were in effect as of February 8, 1996 were grandfathered and will remain in effect pursuant to their terms.

•	The 1996 Payphone Order preempts state regulations that may require IPPs to route intraLATA calls to the LEC by containing provisions that allow all payphone providers to select the intraLATA carrier of their choice. Outstanding questions exist with respect to 0+ local and 0-call routing, whose classification will await the outcome of various state regulatory proceedings or initiatives and potential FCC action.

•	The 1996 Payphone Order determined that the administration of programs for maintaining public interest payphones should be left to the states within certain guidelines. Various state proceedings have been undertaken in reviewing this issue, and the matter may be readdressed as circumstances change.

Billed Party Preference and Rate Disclosure

      On January 29, 1998, the FCC released its Second Report and Order on Reconsideration entitled In the Matter of Billed Party Preference for InterLATA 0+ Calls, Docket No. 92-77. Effective July 1, 1998, all carriers providing operator services were required to give consumers using payphones the option of receiving a rate quote before a call is connected when making a 0+ interstate call.

State and Local Regulation

      State regulatory authorities have been primarily responsible for regulating the rates, terms and conditions for intrastate payphone services. Regulatory approval to operate payphones in a state typically involves submission of a certification application and an agreement by us to comply with applicable rules, regulations and reporting requirements. The states and the District of Columbia have adopted a variety of state-specific regulations that govern rates charged for coin and non-coin calls, as well as a broad range of technical and operational requirements. The 1996 Telecom Act contains provisions that require all states to allow payphone competition on fair terms for both LECs and IPPs. State authorities also in most cases regulate LEC tariffs for interconnection of independent payphones, as well as the LECs’ own payphone operations and practices.

      We are also affected by state regulation of operator services. Most states have capped the rates that consumers can be charged for coin toll calls and non-coin local and intrastate toll calls made from payphones. In addition, we must comply with regulations designed to afford consumers notice at the payphone location of the long-distance company or companies servicing the payphone and the ability to access alternate carriers. Davel and PhoneTel each believe that they are currently in material compliance with all such regulatory requirements.

      In accordance with requirements under the 1996 Telecom Act, state regulatory authorities are currently reviewing the rates that LECs charge IPPs for local line access and associated services. Local line access charges have been reduced in certain states, and Davel and PhoneTel believe that selected states’ continuing review of local line access charges, coupled with competition for local line access service resulting from implementation of the 1996 Telecom Act, may lead to more options available to Davel and PhoneTel for local line access at competitive rates. We cannot provide assurance, however, that such options or local line access rates will become available.

      We believe that an increasing number of municipalities and other units of local government have begun to impose taxes, license fees and operating rules on the operations and revenues of payphones. Davel and PhoneTel believe that some of these fees and restrictions may be in violation of provisions of the 1996 Telecom Act prohibiting barriers to entry into the business of operating payphones and the policy of the Act to encourage wide deployment of payphones. However, in at least one instance, involving a challenge to a payphone ordinance adopted by the Village of Huntington Park, California, the FCC declined to overturn a total ban on payphones in a downtown area. The proliferation of local government licensing, restriction, taxation and regulation of payphone services could have an adverse effect on Davel, PhoneTel and other PSPs unless the industry is successful in resisting or moderating this trend.

BUSINESS OF DAVEL

General Overview

      Davel was incorporated on June 9, 1998 under the laws of the State of Delaware to effect the merger (the “Peoples Telephone Merger”), on December 23, 1998, of Davel Communications Group, Inc. (“Old Davel”) with Peoples Telephone Company, Inc. (“Peoples Telephone”). The merger was accounted for as a pooling-of-interests transaction, and, accordingly, the results of both companies have been restated as if they had been combined for all periods presented.

      As a result of the Peoples Telephone Merger and the prior acquisition of Communications Central Inc. in February 1998 (the “CCI Acquisition”), Davel is the largest domestic IPP in the United States. Davel’s principal executive offices are located at 10120 Windhorst Road, Tampa, Florida 33619, and its telephone number is (813) 628-8000.

      As of May 31, 2001, Davel owned and operated a network of approximately 48,000 payphones in 44 states and the District of Columbia, providing it with one of the broadest geographic ranges of coverage of any PSP in the country. Davel’s installed payphone base generates revenue through both coin calls (local and long-distance), non-coin calls (calling card, credit card, collect, and third-party billed calls using Davel’s preselected operator services providers such as Sprint and AT&T) and dial-around calls (utilizing a 1-800, 1010XXX or similar “toll free” dialing method to select a carrier other than Davel’s pre-selected carrier). A significant portion of Davel’s payphones are located in high-traffic areas such as convenience stores, shopping centers, truck stops, service stations, and grocery stores.

      As part of the 1996 Telecom Act, Congress directed the Federal Communications Commission, or FCC, to ensure widespread access to payphones for use by the general public. Industry estimates suggest that there are approximately 2.0 million payphones currently operating in the United States, of which approximately 1.2 million are operated by the RBOCs, and approximately 0.25 million are operated by the smaller independent LECs and the major long distance carriers such as Sprint and AT&T. The remaining approximately 0.55 million payphones are owned or managed by the more than 1,000 IPPs currently operating in the United States.

      Davel incurred losses of approximately $43.4 million, $111.5 million, and $78.7 million, for the years ended December 31, 2001, 2000, and 1999, respectively. These losses were primarily attributable to increased competition from providers of wireless communication services and the impact on Davel’s revenue of certain changes in customer calling patterns in favor of 1-800 type calls. In addition, Davel was unable to make (i) debt amortization payments of approximately $15.7 million and interest payments of approximately $12.5 million, which would have been due and payable on January 12, 2001 but for Davel’s signing a Sixth Amendment to its loan agreement that extended the due date to January 11, 2002 and (ii) certain amortization payments due July 15, 2001, October 15, 2001 and January 11, 2002, which were extended to August 31, 2002 pursuant to a Seventh Amendment to its loan agreement. These factors, among others, have raised substantial doubt about Davel’s ability to continue as a going concern.

      Davel believes that, given the current state of the payphone industry, the PhoneTel merger provides the best opportunity to return to going-concern status. Moreover, Davel believes that the PhoneTel merger will allow it to improve its market density and leverage its existing infrastructure through more efficient service and collection routes, which will lead to a lower overall cost structure. In order to pursue this strategy, Davel has entered into the new $10 million senior credit facility and agreed to the Davel debt exchange with the lenders under its existing credit facility, which will be substantially dilutive to existing stockholders. See “Risk Factors — The transactions will have a substantial dilutive effect on current Davel stockholders and PhoneTel stockholders.”

      Notwithstanding the new $10 million senior credit facility, pursuant to which Davel received new funding of $5 million on February 21, 2002, in the absence of improved operating results and the successful completion of the transactions, Davel may face liquidity problems and might be required to dispose of material assets or operations to fund its operations, to make capital expenditures and to meet its debt service and other obligations. There can be no assurances as to the ability to execute such sales, or the timing thereof, or the amount of proceeds that Davel could realize from such sales. As a result, doubt exists about Davel’s ability to continue as a going concern.

Industry Overview

      Today’s telecommunications marketplace was principally shaped by the 1984 court-approved divestiture by AT&T of its local telephone operations, which we refer to as the “AT&T divestiture,” and the many regulatory changes adopted by the FCC and state regulatory authorities in response to and subsequent to the AT&T divestiture, including the authorization of the connection of competitive or independently owned payphones to the public switched network. The “public switched network” is the traditional domestic landline public telecommunications network used to carry, switch and connect telephone calls. The connection of independently owned payphones to the public switched network has resulted in the creation of additional business segments in the telecommunications industry. Prior to these developments, only the consolidated Bell system or independent LECs were permitted to own and operate payphones. Following the AT&T divestiture and subsequent FCC and state regulatory rulings, the independent payphone sector developed as a competitive alternative to the consolidated Bell system and other LECs by providing more responsive customer service, lower cost of operations and higher commissions to the owners or operators of the premises at which a payphone is located, which we refer to as “location owners.”

      Prior to the AT&T Divestiture, the LECs could refuse to provide payphone service to a business operator or, if service was installed, would typically pay no or relatively small commissions for the right to place a payphone on the business premises. Following the AT&T Divestiture and the FCC’s authorization of payphone competition, IPPs began to offer location owners higher commissions on coin calls made from the payphones in order to obtain the contractual right to install the equipment on the location owners’ premises. Initially, coin revenue was the only source of revenue for the payphone operators because they were unable to participate in revenues from non-coin calls. However, the operator service provider (“OSP”) industry emerged and enabled the competitive payphone operators to compete more effectively with the regulated telephone companies by paying commissions to payphone owners for non-coin calls. For the first time, IPPs were able to receive non-coin call revenue from their payphones. With this incremental source of revenue from non-coin calls, IPPs were able to compete more vigorously on a financial basis with RBOCs and other LECs for site location agreements as a complement to the improved customer service and more efficient operations provided by the IPPs. As part of the AT&T Divestiture, the United States was divided into Local Access Transport Areas, or LATAs. RBOCs were authorized to provide telephone service that both originates and terminates within the same LATA, which we refer to as “intraLATA,” pursuant to tariffs filed with and approved by state regulatory authorities. RBOCs typically provide payphone service primarily in their own respective territories, and are now authorized to share in the payphone revenues generated from telecommunications services between LATAs, which we refer to as “interLATA.” Long-distance companies, such as Sprint, AT&T, MCI and Worldcom, provide interLATA services, and in some circumstances, also provide local or long-distance service within LATAs. An interLATA long-distance telephone call generally begins with an originating LEC transmitting the call from the originating payphone to a point of connection with a long-distance carrier. The long-distance carrier, through its owned or leased switching and transmission facilities, transmits the call across its long-distance network to the LEC servicing the local area in which the recipient of the call is located. The terminating LEC then delivers the call to the recipient.

Business Strategy

      Provide Customer Service. Davel is currently restricted from making acquisitions (other than pursuant to the PhoneTel merger, as to which all of Davel’s lenders have consented) by the new $10 million senior credit facility and the restructured credit facility. See “Davel Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”. However, Davel will continue to seek key opportunities, as strategic combinations have enabled Davel to expand its market presence and further its strategy of concentrating its payphones more rapidly than with internal sales growth alone. Any such acquisition would require approval from Davel’s lenders. Concentrating its payphones in close proximity allows Davel to plot more efficient collection and maintenance routes. Davel believes that route density contributes to cost savings. Because smaller companies typically are not able to achieve the economies of scale that may be realized by Davel, the integration of acquired payphones into Davel’s network of payphones often results in lower operating costs than the seller of such payphones had been able to realize. By clustering its payphones, Davel is able to leverage its existing infrastructure through more efficient service and collection routes which leads to a lower overall cost structure. Since the integration of Peoples Telephone and the implementation of the previously announced Servicing Agreement with PhoneTel, Davel has been able to increase the number of payphones per technician as a result of greater payphone density, workforce rationalizations and automation of its field route operations.

      Davel’s objective is to continue to rationalize its overall cost structure, improve route density and service quality, monitor underperforming telephones and place an emphasis on expanding in economically favorable territories. Davel has implemented the following strategy to meet its objective.

      Utilize Advanced Payphone Technology. Davel’s payphones utilize “smart” technology which provides voice synthesized calling instructions, detects and counts coins deposited during each call, informs the caller at certain intervals of the time remaining on each call, identifies the need for and the amount of an additional deposit in order to continue the call, and provides other functions associated with the completion of calls. Through the use of a non-volatile, electronically erasable, programmable memory chip, the payphones can also be programmed and reprogrammed from Davel’s central computer facilities to update rate information or to direct different types of calls to particular carriers. Davel’s payphones can also distinguish coins by size and weight, report to its central host computer the total amount of coin in the coin box, perform self-diagnosis and automatically report problems to a pre-programmed service number.

      Apply Sophisticated Monitoring and Management Information Systems. Davel utilizes a blend of enterprise-class proprietary and non-proprietary software that continuously tracks coin and non-coin revenues from each payphone, as well as expenses relating to each payphone, including commissions payable to the location owners. Davel’s technology also allows it to efficiently track and facilitate the activities of its field technicians via interactions from the pay telephone with Davel’s computer systems and technical support personnel at Davel’s headquarters.

      Provide Outstanding Customer Service. The technology used by Davel enables it to (i) respond quickly to equipment malfunctions and (ii) maintain accurate records of payphone activity which can be verified by customers. Davel strives to minimize “downtime” on its payphones by identifying service problems as quickly as possible. Davel employs both advanced telecommunications technology and trained field technicians as part of its commitment to provide superior customer service. The records generated through Davel’s technology also allow for the more timely and accurate payment of commissions to location owners.

      Consolidation of Carrier Services. As part of its strategy to reduce costs and improve service quality, Davel has consolidated its coin and non-coin services with a limited number of major carriers. This enables Davel to maximize the value of its traffic volumes and has translated into more favorable economic and service terms and conditions in these key aspects of its business.

      Rationalization Of Low-Revenue Phones. In recent years, Davel has experienced revenue declines as a result of increased competition from cellular and other telecommunications products. As a result of declining revenues, Davel’s strategy is to remove low revenue payphones that do not meet Davel’s minimum criteria of profitability and to promote improved density of Davel’s payphone routes. During the most recent two years ending December 31, 2001 and 2000, Davel removed 13,500 and 10,800 payphones respectively. Davel has an ongoing program to identify additional payphones to be removed in 2002 based upon low revenue performance and route density considerations.

      Pursue Regulatory Improvements. Davel continues to actively pursue regulatory changes that will enhance its near and long-term performance and viability. Notably, Davel is pressing, through regulatory channels, the reduction in line and related charges and improvements to the dial around compensation collection system that are critical to the economic viability of the payphone business generally and Davel’s operations specifically.

Operations

      As of December 31, 2001 and December 31, 2000, Davel owned and operated approximately 52,000 and 67,000 payphones, respectively.

Coin Calls

      Davel’s payphones generate coin revenues primarily from local calls. Historically, the maximum rate that LECs and IPPs could charge for local calls was generally set by state regulatory authorities and in most cases was $0.25 through October 6, 1997. In ensuring “fair compensation” for all calls, the FCC determined that local coin rates from payphones should be generally deregulated by October 7, 1997, but provided for possible modifications or exemptions from deregulation upon a detailed demonstration by an individual state that there are market failures within the state that would not allow market-based rates to develop. On July 1, 1997, a federal court issued an order which upheld the FCC’s authority to deregulate local coin call rates. In accordance with the FCC’s ruling and the court order, certain LECs and IPPs, including Davel, began to increase rates for local coin calls from $0.25 to $0.35 after October 7, 1997 and, beginning in November 2001, to $0.50. See “Regulation — Effect of Federal Regulation of Local and Dial-Around Calls.”

      Long distance coin calls are typically carried by long distance carriers that have contracted to provide transmission services to Davel’s payphones. Davel pays a charge to the long-distance carrier each time the carrier transports a long-distance call for which Davel receives coin revenue from an end user.

Non-Coin Calls

      Davel also receives revenues from non-coin calls made from its payphones. Traditional non-coin calls include credit card, calling card, prepaid calling card, collect and third-party billed calls where the caller dials “0” plus the number or simply dials “0” for an operator.

      The services needed to complete a non-coin call include providing an automated or live operator to answer the call, verifying billing information, validating calling cards and credit cards, routing and transmitting the call to its destination, monitoring the call’s duration and determining the charge for the call, and billing and collecting the applicable charge. Davel has contracted with operator service providers to handle these calls and perform all associated functions, while paying Davel a commission on the revenues generated thereby.

      Davel realizes additional non-coin revenue from various carriers pursuant to the 1996 Telecom Act and FCC regulations thereunder as compensation for “dial-around” non-coin calls made from its payphones. A dial-around call is made by dialing an access code for the purpose of reaching a long distance carrier company other than the one designated by the payphone operator or using a traditional “toll free” number, generally by dialing a 1-800/888/877/866 number, a 950-XXXX number or a seven-digit “1010XXXX” code.

Payphone Base

      The following table sets forth, for the last three fiscal years, the number of Davel payphones acquired, installed and removed during the year as well as the net decrease in Davel payphones in operation.

	2001	2000	1999

Acquired	—	—	1,341
Installed	1,507	3,041	5,985
Removed	(13,507)	(10,844)	(16,841)

Net Increase/(Decrease)	(12,000)	(7,803)	(9,515)

Total payphones in service (approximately)	55,000	67,000	75,000

      Davel had approximately 55,000 payphones in operation in forty-four states and the District of Columbia as of December 31, 2001, compared with approximately 67,000 in operation as of December 31, 2000. The five states possessing the greatest numbers of installed telephones as of December 31, 2001 were: Florida (9,376), New York (4,725), Virginia (4,115), Tennessee (3,445), and North Carolina (3,078).

      Davel selects locations for its payphones where there is typically high demand for payphone service, such as convenience stores, truck stops, service stations, grocery stores and shopping centers. For many locations, historical information regarding an installed payphone is available because payphone operators are often obligated pursuant to agreements to provide this information to location owners for their payphones. In locations where historical revenue information is not available, Davel relies on its site survey to examine geographic factors, population density, traffic patterns and other factors in determining whether to install a payphone. Davel’s marketing staff attempts to obtain agreements to install Davel’s payphones, which we refer to as “location agreements,” at locations with favorable historical data regarding payphone revenues. Davel recognizes, however, that recent changes in payphone traffic volumes and usage patterns being experienced on an industry-wide basis warrant a continued assessment of the locational deployment of its payphones.

      Location agreements generally provide for revenue sharing with the applicable location owner. Davel’s location agreements generally provide commissions based on fixed percentages of revenues and have three-to-five year terms. Davel can generally terminate a location agreement on 30 days’ notice to the location owner if the payphone does not generate sufficient revenue.

      In 2001, Davel continued its aggressive monitoring of the payphone base, which began in 1999, and removed under-performing payphones, which are available for relocation at sites with greater potential for profitability.

Service and Maintenance

      Davel employs field service technicians, each of whom collects coin boxes and cleans and maintains a route of payphones. The technicians also respond to trouble calls made by location owners, by users of payphones or by the telephone itself as part of its internal diagnostic procedures. Some technicians are also responsible for the installation of new payphones. Due to Davel’s polling and electronic tracking and trouble reporting systems and the ability of the field service technicians to perform on-site service and maintenance functions, Davel is able to limit the frequency of trips to the payphones as well as the number of employees needed to service the payphones.

Customers, Sales and Marketing

      The location owners with whom Davel contracts are a diverse group of small, medium and large businesses which are frequented by individuals needing payphone access. The majority of Davel’s payphones are located at convenience stores, truck stops, service stations, grocery stores and shopping centers. As of December 31, 2001, corporate payphone accounts of 50 or more payphones represented approximately 60 percent of Davel’s installed payphone base.

Service and Equipment Suppliers

      Davel’s primary suppliers provide payphone components, local line access, and long-distance transmission and operator services. In order to promote acceptance by end users accustomed to using LEC-owned payphone equipment, Davel utilizes payphones designed to be similar in appearance and operation to payphones owned by LECs.

      Davel purchases some parts and equipment from various manufacturers and otherwise utilizes parts from payphones removed from field service for repair and installation of payphones. Davel primarily obtains local line access from various LECs, including BellSouth, Verizon, SBC Communications, Qwest and various other incumbent and competitive suppliers of local line access. New sources of local line access are expected to emerge as competition continues to develop in local service markets. Long-distance services are provided to Davel by various long-distance and operator service providers, including Sprint, AT&T, Qwest and others.

      Davel expects the basic availability of such products and services to continue in the future; however, the continuing availability of alternative sources cannot be assured. Although Davel is not aware of any current circumstances that would require Davel to seek alternative suppliers for any material portion of the products or services used in the operation of its business, transition from Davel’s existing suppliers, if necessary, could have a disruptive effect on Davel’s operations and could give rise to unforeseen delays and/or expenses.

Assembly and Repair Of Payphones

      Davel assembles and repairs payphone equipment for its own use. The assembly of payphone equipment provides Davel with technical expertise used in the operation, service, maintenance and repair of its payphones. Davel assembles, refurbishes or replaces payphones from standard payphone components either obtained from Davel’s sizable inventory or purchased from component manufacturers. These components include a metal case, an integrated circuit board incorporating a microprocessor, a handset and cord, and a coin box and lock. On the occasion when components are not available from inventory, the components can be purchased by Davel from several suppliers. Davel does not believe that the loss of any single supplier would have a material adverse effect on its assembly operations.

      Davel’s payphones comply with all material regulatory requirements regarding the performance and quality of payphone equipment and have all of the operating characteristics required by the applicable regulatory authorities, including free access to local emergency (“911”) telephone numbers, dial-around access to all available carriers, and automatic coin return capability for incomplete calls.

Technology

      The payphone equipment installed by Davel makes use of microprocessors to provide voice synthesized calling instructions, detect and count coin deposits during each call, inform the caller at certain intervals of the time remaining on each call, identify the need for and the amount of an additional deposit and other functions associated with completion of calls. Through the use of non-volatile, electronically erasable, programmable read-only memory chips, the payphones can also be programmed and reprogrammed from Davel’s central computer facilities to update rate information or to direct different kinds of calls to particular carriers.

      Davel’s payphones can distinguish coins by size and weight, report to a remote location the total coin in the coin box, perform self-diagnosis and automatically report problems to a pre-programmed service number, and immediately report attempts at vandalism or theft. Many of the payphones operate on power available from the telephone lines, thereby avoiding the need for and reliance upon an additional power source at the installation location.

      Davel utilizes proprietary and non-proprietary software that tracks the coin and non-coin revenues from each payphone as well as expenses relating to that payphone, including commissions payable to the location owners.

      Davel provides all technical support required to operate the payphones, such as computers and software and hardware specialists, at its headquarters in Tampa, Florida. Davel’s assembly and repair support operations provide materials, equipment, spare parts and accessories to the field. Each of Davel’s division offices and/or each of the technician’s vans maintain inventories for immediate deployment in the field.

Regulatory Matters

      The payphone industry is subject to extensive regulation. Please see “Regulatory Matters Pertaining to Davel and PhoneTel.” for a discussion of the regulatory environment in which Davel operates.

Major Customers

      No individual customer accounted for more than 10% of Davel’s consolidated revenues in 2001, 2000 or 1999.

Competition

      Davel competes for payphone locations directly with LECs and other IPPs. Davel also competes, indirectly, with long-distance companies, which can offer location owners commissions on long-distance calls made from

LEC-owned payphones. Most LECs and long-distance companies against which Davel competes and some IPPs may have substantially greater financial, marketing and other resources than Davel. In addition, many LECs, faced with competition from Davel and other IPPs, have increased their compensation arrangements with location owners to offer more favorable commission schedules.

      Davel believes that its principal competition is from providers of wireless communications services for both local and long distance traffic. Certain providers of wireless communication services have introduced rate plans that are competitively priced with certain of the products offered by Davel and have negatively impacted the usage of payphones throughout the nation.

      Davel believes that the competitive factors among payphone providers are (1) the commission payments to a location owner, (2) the ability to serve accounts with locations in several LATAs or states, (3) the quality of service and the availability of specialized services provided to a location owner and payphone users, and (4) responsiveness to customer service needs. Davel believes it is currently competitive in each of these areas.

      Davel competes with long-distance carriers that provide dial-around services which can be accessed through Davel’s payphones. Certain national long-distance operator service providers and prepaid calling card providers have implemented extensive advertising promotions and distribution schemes which have increased dial-around activity on payphones owned by LECs and IPPs, including Davel, thereby reducing traffic to Davel’s primary providers of long-distance service.

Employees

      As of December 31, 2001, Davel had 377 full-time employees, none of whom is the subject of a collective bargaining agreement. Davel believes that its relationship with its employees is good.

Properties

      Davel leases approximately 56,000 square feet of space in Tampa, Florida that includes two locations for executive office space and facilities for the assembly and repair of payphones. Davel also leases space for its 17 division offices for payphone operations in various geographic locations across the country.

Legal Proceedings

      In December 1995, Cellular World, Inc. filed suit in Dade County Circuit Court against Davel’s affiliates, Peoples Telephone and PTC Cellular, Inc., alleging tortious interference with Cellular World’s trade secrets. The matter proceeded to trial, during which Davel and Cellular World agreed to settle and resolve the dispute in its entirety. Pursuant to the parties’ agreement, Davel agreed to pay Cellular World a total of $1.5 million. Due to Davel’s subsequent default under the settlement agreement, the parties entered into discussions for purposes of negotiating a revised payment schedule. Notwithstanding the parties’ negotiations, on April 12, 2001, Cellular World obtained a judgment in the amount of $750,000 plus interest in accordance with the settlement agreement. On or about June 11, 2001, the parties agreed to a payment schedule, and, on or about October 15, 2001, Davel fully satisfied the judgment.

      On September 29, 1998, Davel announced that it was exercising its contractual rights to terminate the former merger agreement with PhoneTel, based on breaches of representations, warranties and covenants by PhoneTel. On October 1, 1998, Davel filed a lawsuit in Delaware Chancery Court seeking damages, rescission of the former merger agreement and a declaratory judgment that such breaches occurred. On October 27, 1998, PhoneTel answered the complaint and filed a counterclaim against Davel alleging that the former merger agreement had been wrongfully terminated. At the same time, PhoneTel also filed a third party claim against Peoples Telephone (acquired by Davel on December 23, 1998) alleging that Peoples Telephone wrongfully caused the termination of the former merger agreement. The counterclaim and third party claim seek specific performance by Davel of the transactions contemplated by the former merger agreement and damages and other equitable relief from Davel and Peoples Telephone.

      Effective February 19, 2002, the parties to the lawsuit signed a settlement agreement and mutual release, which we refer to as the “settlement agreement.” The settlement agreement provides that, upon the closing of the

PhoneTel merger, all parties to the lawsuit will release and discharge all claims and liability against all other parties, without an admission of liability by any party. The settlement agreement further provides that as promptly as possible after the closing of the PhoneTel merger, the parties will execute a Joint Stipulation and Order for Dismissal with Prejudice requesting that the Delaware Chancery Court dismiss the lawsuit in its entirety, with prejudice.

      In December 1999, Davel and its affiliate Telaleasing Enterprises, Inc. were sued in the United States District Court, Central District of California, by Telecommunications Consultant Group, Inc. (“TCG”) and U.S. Telebrokers, Inc. (“UST”), two payphone consulting companies which allege to have assisted Davel in obtaining a telephone placement agreement with CSK Auto, Inc. The suit alleges that Davel breached its commission agreement with the plaintiffs based on Davel’s alleged wrongful rescission of its agreement with CSK Auto, Inc. Plaintiffs’ amended complaint alleges damages in excess of $700,000. Davel moved to dismiss the complaint, and, on August 24, 2000, the Court denied Davel’s motion. Davel subsequently answered the complaint and asserted a counterclaim, seeking declaratory relief. On October 13, 2000, plaintiffs answered the counterclaim, denying its material allegations. Davel, during a mediation conference held on October 29, 2001, agreed to a confidential settlement of this case, pursuant to which the case was dismissed with prejudice in exchange for payments to the plaintiffs, the sum of which was not material to Davel and was recorded in the third quarter.

      In March 2000, Davel and its affiliate Telaleasing Enterprises, Inc. were sued in a related action in Maricopa County, Arizona Superior Court by CSK Auto, Inc. (“CSK”). The suit alleges that Davel breached a location agreement between the parties. CSK’s complaint alleges damages in excess of $5 million. Davel removed the case to the U.S. District Court for Arizona and moved to have the matter transferred to facilitate consolidation with the related case in California brought by TCG and UST. On October 16, 2000, the U.S. District Court for Arizona denied Davel’s transfer motion and ordered the case remanded back to Arizona state court. On November 13, 2000, Davel filed its Notice of Appeal of the remand order to the United States Court of Appeals for the Ninth Circuit. On May 17, 2002, the Court of Appeals affirmed the remand order. The underlying suit is in its potential discovery phase, and no trial date has been set. Davel intends to vigorously defend itself in the case.

      On or about December 15, 2000, Davel filed and served its Amended Complaint against LDDS WorldCom, Inc., MCI WorldCom Network Services, Inc., MCI WorldCom Communications, Inc., and MCI WorldCom Management Company, Inc., which we collectively refer to as “Defendants,” claiming a violation of the 1996 Telecom Act and breach of contract and seeking damages and equitable and injunctive relief associated with Defendants’ wrongful withholding of approximately $3.1 million in dial-around compensation due to Davel, based upon an alleged, unrelated indebtedness. Although Davel believed it possessed meritorious claims in the case, given the uncertainty of litigation, the parties agreed at a mediation conference to a settlement agreement, which effected, in exchange for consideration paid to Davel, the dismissal of this suit and preserved Davel’s 1996 Telecom Act claim for prosecution in an action currently pending in another forum. On July 23, 2001, the Court dismissed the case.

      In February 2001, Picus Communications, LLC, a debtor in Chapter 11 bankruptcy in the United States Bankruptcy Court for the Eastern District of Virginia, brought suit against Davel and its wholly owned subsidiary, Telaleasing Enterprises, Inc., in the United States District Court for the Eastern District of Virginia, claiming unpaid invoices of over $600,000 for local telephone services in Virginia, Maryland, and the District of Columbia. Davel sought relief from the bankruptcy court to assert claims against Picus and answered Picus’ complaint in the district court, denying its material allegations. On or about April 2, 2001, Picus moved the district court to dismiss its case and indicated that it may file its claim as an adversary proceeding with the bankruptcy court. On March 13, 2001, Davel filed a proof of claim in the bankruptcy court to recover damages based on Picus’s breach of contract and failure to secure and pay federally mandated dial-around compensation for Davel’s benefit. On September 21, 2001, Davel filed an application for administrative payment with the bankruptcy court seeking approximately $1.5 million in post-petition damages incurred by Davel as a result of Picus’s actions. On May 9, 2002, Picus filed an objection to Davel’s administrative claim and a counterclaim seeking to recover approximately $717,000 in damages (an increase from the roughly $600,000 sought in the initial complaint). The bankruptcy court has scheduled all matters for a final hearing in October 2002. Davel believes it has meritorious defenses and counterclaims against Picus and intends to vigorously defend itself and pursue recovery from Picus on its counterclaims. Davel cannot at this time predict its likelihood of success on the merits.

      On or about January 27, 2002, Davel was served with a complaint, in an action captioned Sanchez et al. v. DavelTel, Inc. d/b/a Davel Communications, Inc. et al., brought in the district court for Cameron County, Texas. Plaintiffs claim that defendants were negligent and such negligence proximately caused the death of the father of Thomas Sanchez, a former Davel employee. The matter has been forwarded to Davel’s insurance carrier for action. While Davel believes it has adequate insurance coverage for the case and possesses meritorious defenses, the matter is in its initial stages. Accordingly, Davel cannot at this time predict its likelihood of success on the merits.

      Davel is involved in other litigation arising in the normal course of its business which it believes will not materially affect its financial position or results of operations.

DAVEL MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis should be read in conjunction with Davel’s consolidated financial statements and notes thereto appearing elsewhere herein.

      Certain of the statements contained below are forward-looking statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

General

      During 2001, Davel derived its revenues from two principal sources: coin calls and non-coin calls. Coin calls represent calls paid for by callers with coins deposited in the payphone. Coin call revenues are recorded in the amount of coins deposited in the payphones.

      Non-coin calls include credit card, calling card, collect, and third party billed calls, handled by operator service providers selected by Davel. Non-coin call revenues are recognized based upon the commission received by Davel from the carriers of these calls.

      Davel also recognizes non-coin dial-around revenues from calls that are dialed from its payphones to gain access to a long distance company or to make a traditional “toll free” call (dial-around calls). Revenues from dial-around calls are recognized based on estimates of calls made using most recent actual historical data and the Federal Communications Commission mandated dial-around compensation rate in effect. This is commonly referred to as “dial-around” access. See “Regulatory Matters Pertaining to Davel and Phonetel.”

      The principal costs related to the ongoing operation of Davel’s payphones include telephone charges, commissions, service, maintenance and network costs. Telephone charges consist of payments made by Davel to LECs and long distance carriers for line charges and use of their networks. Commission expense represents payments to location owners. Service, maintenance and network costs represent the cost of servicing and maintaining the payphones on an ongoing basis.

Regulatory Impact on Revenue

      The payphone industry is subject to extensive regulation. Please see “Regulatory Matters Pertaining to Davel and Phonetel” for a discussion of the regulatory environment in which Davel operates.

Local Coin Rates

      In ensuring “fair compensation” for all calls, the FCC previously determined that local coin rates from payphones should be generally deregulated by October 7, 1997, but provided for possible modifications or exemptions from deregulation upon a detailed showing by an individual state that there are market failures within the state that would not allow market-based rates to develop. On July 1, 1997, a federal court issued an order which upheld the FCC’s authority to deregulate local coin call rates. In accordance with the FCC’s ruling and the court order, certain LECs and IPPs, including Davel, increased rates for local coin calls from $0.25 to $0.35 after October 7, 1997 and, beginning in November 2001, to $0.50. In line with the industry standard, substantially all of our payphones now charge $0.50 per local coin call. In 2001, Davel experienced lower coin call volumes on its payphones resulting from the increased rates, growth in wireless communication services and changes in call traffic and the geographic mix of Davel’s payphones.

Dial-Around Compensation

      Based on the FCC’s tentative conclusion in the 1997 Payphone Order, Davel during 1997 adjusted the amounts of dial-around compensation previously recorded for the period November 7, 1996 to June 30, 1997 from the initial $45.85 rate to $37.20 ($0.284 per call multiplied by 131 calls). As a result of this adjustment, the provision recorded for the year ended December 31, 1997, related to reduced dial-around compensation, is approximately $3.3 million. Based on the reduction in the per-call compensation rate in the 1999 Payphone Order, Davel further reduced non-coin revenues by $9.0 million during 1998. The adjustment included approximately $6.0 million to adjust revenue recorded during the period November 7, 1996 to October 6, 1997 from $37.20 per-phone per-month to $31.18 per phone per month ($0.238 per call multiplied by 131 calls). The remaining $3.0 million of the adjustment was to adjust revenues recorded during the period October 7, 1997 through December 31, 1998 to actual dial-around call volumes for the period multiplied by $0.238 per call.

      Davel recorded dial-around compensation revenue, net of adjustments, of approximately $19.1 million for the year ended December 31, 2001; $22.9 million for the year ended December 31, 2000; and approximately $35.9 million for the year ended December 31, 1999.

      Davel believes that it is legally entitled to fair compensation under the 1996 Telcom Act for dial-around call Davel delivered to any carrier during the period November 7, 1996 to October 6, 1997. Based on the information available, Davel believes that the minimum amount it is entitled to as fair compensation under the 1996 Telcom Act for this period is $31.18 per payphone per month and Davel, based on the information available to it, does not believe that it is reasonably possible that the amount will be materially less than $31.18 per payphone per month. As for future compensation, while the amount of $0.24 per call ($0.238 after April 21, 2002) constitutes the current level of “fair” compensation, as determined by the FCC, certain carriers have asserted in the past, are asserting and are expected to assert in the future that the appropriate level of fair compensation should be lower than $0.238 per call. If the level of fair compensation is ultimately determined to be an amount less than $0.238 per call, such determination could have a material adverse effect on Davel’s results of operations and financial position.

      On April 5, 2001, the FCC released an order that is expected to have a significant impact on the obligations of telecommunications carriers to pay dial-around compensation to PSPs. The effect of the decision is to require that the first long distance carrier to handle a dial-around call originating from a pay telephone has the obligation to track and pay compensation on the call, regardless of whether other carriers such as resellers may subsequently transport or complete the call. This modified rule became effective on November 23, 2001. Davel believes that this modification to the dial-around compensation system will result in a significant increase to the number of calls for which they are able to collect such compensation. Because, however, the FCC ruling is subject to a pending petition for court review and the system modification is as yet untested, no assurances can be given as to the precise timing or magnitude of revenue impact that may flow from the decision.

      Under Section 276, the FCC has issued a number of administrative orders regarding dial-around compensation. See “Regulatory Matters Pertaining to Davel and PhoneTel.”

      Market forces and factors outside Davel’s control could significantly affect Davel’s dial-around compensation revenues. These factors include the following: (i) the final resolution by the FCC of the “true up” of the initial interim period flat-rate and “per call” assessment periods, (ii) the possibility of administrative proceedings or litigation seeking to modify the dial-around compensation rate and (iii) ongoing technical or other difficulties in the responsible carriers’ ability and willingness to properly track or pay for dial-around calls actually delivered to them.

Results of Operations

      The following table sets forth, for the periods indicated, certain information from Davel’s Consolidated Statements of Operations, included elsewhere in this Annual Report on Form 10-K, expressed as a percentage of total revenues.

	Period Ended
	March 31,		Year Ended December 31,

	2002	2001	2001	2000	1999

REVENUES:
Coin calls	70.8%	67.0%	68.1%	65.1%	63.0%
Non-coin calls, net of dial-around compensation adjustments	29.2	33.0	31.9	34.9	37.0

Total revenues	100.0	100.0	100.0	100.0	100.0

COSTS AND EXPENSES:
Telephone charges	23.6	38.6	32.6	30.3	20.9
Commissions	22.5	22.7	24.5	27.4	23.3
Service, maintenance and network costs	28.1	26.8	25.1	27.2	23.9
Depreciation and amortization	28.8	19.9	21.2	25.3	22.3
Selling, general and administrative	16.1	13.2	14.3	17.7	12.0
Impairment charges and non-recurring items	—	—	—	38.8	29.1

Restructuring charge and merger-related expenses	—	—	—	—	0.9
Total operating costs and expenses	119.1	121.2	117.7	166.7	132.4

Operating income (loss)	(19.1)%	(21.2)%	(17.7)%	(66.7)%	(32.4)%

Three Months Ended March 31, 2002 Compared to Three Months Ended March 31, 2001

      For the three months ended March 31, 2002, total revenues decreased approximately $5.9 million, or 25.7%, to approximately $17.3 million from approximately $23.2 million in the same period of 2001. This decrease was primarily attributable to the removal of unprofitable phones, and lower call volumes, due to increased competition from the wireless communications industry, resulting in lower average revenue per phone.

      Coin call revenues decreased approximately $3.3 million, or 21.5%, to approximately $12.2 million in the three months ended March 31, 2002 from approximately $15.5 million in the first quarter of 2001. The decrease in coin call revenues was primarily attributable to a reduction in the number of average payphones per month from approximately 66,000 phones during the period ended March 31, 2001 to approximately 54,000 during the period ended March 31, 2002, as a result of Davel’s ongoing strategy to remove unprofitable phones, and from lower call volumes on Davel’s payphones resulting from increased competition from wireless communication services and changes in call traffic.

      Non-coin call revenues, which is comprised primarily of dial-around revenue and operator service revenue, decreased approximately $2.6 million, or 34.2%, to approximately $5.1 million in the three months ended March 31, 2002 from approximately $7.7 million in the three months ended March 31, 2001. The decrease was primarily attributable to the removal of unprofitable phone locations, and lower call volumes on Davel’s payphones resulting from the growth in wireless communication services and changes in call traffic. Dial-around revenue decreased approximately $1.1 million, to approximately $3.5 million in the three months ended March 31, 2002 from approximately $4.6 million in the first quarter of 2001. The dial-around decrease is primarily attributable to the net removal of approximately 12,000 unprofitable phones, or 19.1% of the total payphone base over the 12-month period, and lower calls per phone due to increased competition from wireless services. Long-distance revenues decreased approximately $1.7 million, to approximately $1.4 million in the first quarter of 2002 from approximately $3.1 million in the three months ended March 31, 2001. The decrease is attributable to fewer payphones in service, fewer long distance calls made per phone, and reduced call time per call. Non-carrier revenues increased $0.2 million during the period.

      Telephone charges decreased approximately $4.9 million, or 54.5%, to approximately $4.1 million for the quarter ended March 31, 2002 from approximately $9.0 million in the three months ended March 31, 2001. This reduction was primarily due to the net removal of 12,000 unprofitable phones and to the on-going impact on monthly bills of recent regulatory changes. In addition, telephone charges for the quarter were reduced due to net credits totaling $1.9 million related to the resolution of disputes over line charges which have been substantially settled. Davel is currently negotiating contracts and pursuing additional regulatory relief that it believes will further reduce local access charges on a per-phone basis, but is unable to estimate the impact of further telephone charge reductions at this time.

      Commissions decreased approximately $1.4 million, or 26.2%, to approximately $3.9 million in the three months ended March 31, 2002 from approximately $5.3 million in the three months ended March 31, 2001. Commissions for the quarter ended March 31, 2001 included the reversal of a prior year commission expense accrual of approximately $0.6 million reflecting an adjustment to the expense in accordance with changes made to a contract. The decrease was primarily attributable to lower commissionable revenues from the reduced number of Company payphones and management actions to re-negotiate contracts with lower rates upon renewal. Davel continues to actively review its strategies related to contract renewals in order to maintain its competitive position while retaining its customer base.

      Service, maintenance and network costs decreased approximately $1.4 million, or 22.1%, to approximately $4.8 million in the three months ended March 31, 2002 from approximately $6.2 million in the three months ended March 31, 2001. The decrease was primarily attributable to the lower phone count and savings associated with the PhoneTel servicing agreement. Wage-related cost reductions of approximately $0.4 million were generated from reduced headcount resulting from better route densities. Service and collection and vehicle expenses were approximately $0.1 million lower and field office expenses were $0.3 million lower as a result of the lower phone count and field reorganizations. In addition, network billing charges were $0.3 million lower and property and franchise taxes were also $0.3 million lower.

      Depreciation expense in the three months ended March 31, 2002 increased to approximately $4.4 million from approximately $4.3 million recorded in the three months ended March 31, 2001. Amortization expense in the three months ended March 31, 2002 increased to approximately $0.5 million from approximately $0.3 million recorded in the three months ended March 31, 2001.

      Selling, general and administrative expenses decreased approximately $0.3 million, or 9.8%, to approximately $2.7 million in the three months ended March 31, 2002 from approximately $3.1 million in the three months ended March 31, 2001. The decrease in expense was attributable to a reduction in salaries and salary-related expenses of approximately $0.1 million and a reduction in professional fees of approximately $0.2 million.

      Interest expense in the three months ended March 31, 2002 declined approximately $3.2 million, or 41.7%, compared to the prior-year period, to approximately $4.6 million in the first quarter of 2002 from approximately $7.8 million in the first quarter of 2001. The decrease in recorded interest is due to lower interest rates and a reduction of $0.9 million for the amortization of loan origination fees charged to interest expense.

      Net loss decreased approximately $4.8 million, or 37.9%, to approximately $7.8 million in the three months ended March 31, 2002 from approximately $12.6 million in the first quarter of 2001.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

      Total revenues decreased approximately $35.7 million, or 28.2%, from approximately $126.3 million in the year ended December 31, 2000 to approximately $90.6 million in the year ended December 31, 2001. This decrease was primarily attributable to the removal of unprofitable phone locations, lower call volumes on Davel’s payphones resulting from the growth in wireless and other public communication services, and changes in call traffic.

      Coin call revenues decreased approximately $20.5 million, or 25.0%, from approximately $82.2 million in the year ended December 31, 2000 to approximately $61.7 million in the year ended December 31, 2001. The decrease in coin call revenues was primarily attributable to an ongoing strategy to remove unprofitable payphones as well as lower call volumes on Davel’s payphones due to increased competition from wireless and other public communication services. The number of payphones removed from service declined from approximately 67,000 at the beginning of 2001 to approximately 55,000 at December 31, 2001.

      Non-coin call revenues, which is comprised primarily of dial-around revenue and operator service revenue, decreased approximately $15.1 million, or 34.3%, from approximately $44.1 million in the year ended December 31, 2000 to approximately $29.0 million in the year ended December 31, 2001. This decrease was primarily attributable to the removal of unprofitable phone locations, lower call volumes on Davel’s payphones resulting from the growth in wireless communication services, and changes in call traffic. Dial-around revenue decreased approximately $3.8 million, from approximately $22.9 million in the year ended December 31, 2000 to approximately $19.1 million in the year ended December 31, 2001. The dial-around decrease is primarily attributable to the removal of approximately 13,500 unprofitable payphones for the calendar year 2001 and continuing underpayments of dial-around revenues caused by deficiencies in the established payment and tracking process. Long-distance revenues decreased approximately $10.1 million, from approximately $19.9 million in the year ended December 31, 2000 to approximately $9.8 million in the year ended December 31, 2001. Operator services are provided by third parties which pay Davel a commission on their gross billings.

      Non-coin call revenues also includes other revenue, which decreased approximately $1.2 million, or 92.4%, from approximately $1.3 million in the year ended December 31, 2000 to approximately $0.1 million in the year ended December 31, 2001. Non-carrier service revenues from Sprint declined $1.4 million due to the conclusion of a designated one-time program in the second quarter of 2000.

      Telephone charges decreased approximately $8.7 million, or 22.8%, from approximately $38.3 million in the year ended December 31, 2000 to approximately $29.6 million in the year ended December 31, 2001. The decrease is primarily due to the removal of approximately 13,500 phones, regulatory changes resulting in lower rates charged by the LECs, and management actions to attain lower rates. Telephone charges would have been impacted by refunds totaling $3.1 million received from BellSouth for prior period charges pursuant to a recently adopted “New Service Test” in Tennessee. However, Davel has not yet recognized the refunds in its Statement of Operations due to the pending court ruling on BellSouth’s appeal. In addition, Davel was the recipient of $2.4 million of refunds from several other LECs, which are the result of favorable regulatory rulings, partially offsetting normal operational telephone charges for the period. A $0.7 million charge associated with the settlement of a dispute with MCI partially offset these savings. Davel is currently negotiating contracts and pursuing additional regulatory relief that it believes will further reduce local access charges on a per-phone basis, but is unable to estimate the impact of further telephone charge reductions at this time.

      Commissions decreased approximately $12.4 million, or 36.0%, from approximately $34.6 million in the year ended December 31, 2000 to approximately $22.2 million in the year ended December 31, 2001. The results include a favorable adjustment of $0.6 million resulting from a change in a contract. Additionally, the decrease was primarily attributable to lower commissionable revenues from the reduced number of Davel payphones and management actions to re-negotiate contracts with lower rates upon renewal. Davel continues to actively review its strategies related to contract renewals in order to maintain its competitive position while retaining its customer base.

      Service, maintenance and network costs decreased approximately $11.6 million, or 33.8%, from approximately $34.3 million in the year ended December 31, 2000 to approximately $22.7 million in the year ended December 31, 2001. The decrease was primarily attributable to reductions in headcount and wage related costs of approximately $6.4 million generated from rationalization of field offices, increased geographic and route density of the payphones, and Davel’s ability to improve efficiency on servicing Davel’s payphones. Reductions in service and collection expenses of approximately $1.6 million, vehicle servicing expenses of approximately $1.1 million, and field office expenses of approximately $0.8 million occurred as a result of lower phone count and field office reorganizations. Network access savings of $2.6 million were partially offset by a $0.5 million network expense increase associated with the settlement of a dispute with MCI. Net increases of $0.4 million in a variety of other expense items comprised the remaining changes.

      In the third quarter of 2001, Davel began implementing the previously announced servicing agreement initiatives with regard to service, maintenance, and network services. This resulted in the termination of 55 employees, including skilled service technicians and field office support staff, late in the third quarter. Davel did not experience material savings from this initiative in the third quarter of 2001, due to the timing of employee terminations and the payment of severance pay; however, savings of approximately $0.5 million were experienced in the fourth quarter and for the year in total.

      Depreciation and amortization expenses decreased $12.8 million, or 39.9%, from $32.0 million in the year ended December 31, 2000 to $19.2 million in the year ended December 31, 2001. The decrease in depreciation expense is primarily a result of fewer payphones being in service and one-time impairment charges recorded in the fourth quarter of 2000. The decrease in amortization is primarily due to the adjustments to location contracts and goodwill recorded as an impairment charge in the fourth quarter of 2000.

      Selling, general and administrative expenses decreased approximately $9.5 million, or 42.3%, from approximately $22.4 million in the year ended December 31, 2000 to approximately $12.9 million in the year ended December 31, 2001. The decrease in expense was primarily attributable to a reduction in salaries and salary-related expenses of approximately $3.3 million, which occurred as a result of continued reductions in headcount in light of the lower number of payphones in service. In addition, there were decreases in professional fees of $2.4 million, travel expenses of $0.4 million, association and regulatory compliance expenses of $0.4 million, property taxes of $0.2 million, $0.9 million in maintenance expense for a computer system which was replaced, and bad debts of $1.7 million. A variety of other expense items provided a net reduction of $0.2 million as compared to last year.

      Interest expense in the year ended December 31, 2001 increased approximately $0.3 million, or 0.9%, from approximately $27.4 million in the year ended December 31, 2000 to approximately $27.7 million in the year ended December 31, 2001. This increase is attributable to slightly higher average borrowing levels related to Davel’s credit facility. See “ — Liquidity and Capital Resources.” Other income decreased approximately $22,000 to $260,000 in the year ended December 31, 2001 from $282,000 in the year ended December 31, 2000.

      Davel did not recognize non-recurring charges in the year ending December 31, 2001 as compared to recognizing non-recurring charges of approximately $49.0 million for the year ending December 31, 2000. See Note 3 to Davel’s Audited Consolidated Financial Statements for the year ended December 31, 2001. The charges incurred in the year ended December 31, 2000 reflected adjustments to the value of installed telephones ($13.9 million) and uninstalled telephones ($13.5 million), a write-down of location contracts related to removed or unprofitable telephones ($10.2 million), non-recurring items ($7.0 million) and a write-down of goodwill ($4.4 million) related to the prior purchases of payphone assets.

      Net loss decreased approximately $68.1 million, or 61.1%, from approximately $111.5 million in the year ended December 31, 2000 to approximately $43.4 million in the year ended December 31, 2001. This decrease in loss occurred because efforts to reduce operating expenses, as noted above, exceeded the decline in revenues.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

      Total revenues decreased approximately $49.6 million, or 28.2%, from approximately $175.8 million in the year ended December 31, 1999 to approximately $126.3 million in the year ended December 31, 2000. This decrease was primarily attributable to the removal of unprofitable phone locations, lower call volumes on Davel’s payphones resulting from the growth in wireless and other public communication services and changes in call traffic.

      Coin call revenues decreased approximately $28.6 million, or 25.8%, from approximately $110.8 million in the year ended December 31,1999 to approximately $82.2 million in the year ended December 31, 2000. The decrease in coin call revenues was primarily attributable to an ongoing strategy to remove unprofitable phones as well as lower call volumes on Davel’s payphones due to increased competition from wireless and other public communication services. The number of payphones in service declined from approximately 75,000 at the beginning of 2000 to approximately 67,000 at December 31, 2000.

      Non-coin call revenues, which is comprised primarily of dial-around revenue and operator service revenue, decreased approximately $21.0 million, or 32.3%, from approximately $65.1 million in the year ended December 31, 1999 to approximately $44.1 million in the year ended December 31, 2000. This decrease was primarily attributable to the removal of unprofitable phone locations, lower call volumes on Davel’s payphones resulting from the growth in wireless communication services and changes in call traffic. Dial-around revenue decreased approximately $13.0 million, from approximately $35.9 million in the year ended December 31, 1999 to approximately $22.9 million in the year ended December 31, 2000. The dial-around decrease is primarily attributable to the removal of approximately 10,800 unprofitable phones for the calendar year 2000 and continuing underpayments of dial-around revenues caused by deficiencies in the established payment and tracking process now under regulatory review by the FCC. Long-distance revenues decreased approximately $5.5 million, from approximately $25.4 million in the year ended December 31, 1999 to approximately $19.9 million in the year ended December 31, 2000. During 1999, operator services were managed through Davel’s switch. Revenue was recorded for the gross billings and service, while maintenance and network costs were recorded for the cost of the carrier services. The switch was phased out during 1999 and shut down in November 1999. Operator services are now provided by third parties that pay Davel a commission on their gross billings. These third parties incur the expense related to their carrier services. The commission is recorded in non-coin calls revenue. Non-coin call revenues also includes other revenue, which decreased approximately $1.8 million, or 58.0%, from approximately $3.1 million in the year ended December 31, 1999 to approximately $1.3 million in the year ended December 31, 2000. Non-carrier service revenues from Sprint declined $1.4 million due to the conclusion of a designated one-time program in the second quarter of 2000. An additional $0.6 million of debit card sales were realized in the year ended December 31, 1999 that did not take place in year ended December 31, 2000 as Davel exited the debit card business.

      Telephone charges increased approximately $1.5 million, or 4.1%, from approximately $36.8 million in the year ended December 31, 1999 to approximately $38.3 million in the year ended December 31, 2000. In the third quarter of 1999, telephone charges were impacted favorably by state and federal regulatory proceedings under section 276 of the 1996 Telecom Act. In addition, Davel was the recipient of $2.4 million of refunds from two large LECs in 1999, the result of favorable regulatory rulings, partially offsetting normal operational telephone charges for the period. Davel is currently negotiating contracts and pursuing additional regulatory relief that it believes will further reduce local access charges on a per-phone basis, but is unable to estimate the impact of further telephone charge reductions at this time.

      Commissions decreased approximately $6.4 million, or 15.6%, from approximately $41.0 million in the year ended December 31, 1999 to approximately $34.6 million in the year ended December 31, 2000. The decrease was primarily attributable to lower commissionable revenues from a reduction in the number of Davel’s payphones. Commissions as a percentage of revenues have begun to rise due to revenue mix changes as well as the removal of phones that had lower commission rates. The shift in revenue mix to the higher commissioned-based sources has given rise to higher average commissions per phone. Davel is actively reviewing its strategies related to contract renewals in order to maintain its competitive position while retaining its customer base. For many of its “mass market” and smaller regional accounts, Davel changed its method of paying commissions on approximately one-third of its payphones from a monthly to a quarterly basis in 2000.

      Service, maintenance and network costs decreased approximately $7.7 million, or 18.4%, from approximately $42.1 million in the year ended December 31, 1999 to approximately $34.3 million in the year ended December 31, 2000. Service, maintenance and network costs increased from 23.9% of total revenues in the year ended December 31, 1999 to 27.2% of total revenues in the year ended December 31, 2000. Despite cost savings gained from consolidating offices following the Peoples Telephone merger, increased geographic concentration of the phones and improved efficiency in servicing Davel payphones, the decline in revenues more than offset the decline in expenses associated with Davel’s cost saving measures. Components of cost having the greatest impact on year over year cost savings were salaries and wages ($3.1 million), network billing costs ($1.7 million), regulatory compliance ($0.6 million) and service and collection costs ($0.9 million). Certain staff reductions and office closings initiated in the fourth quarter of 2000 served to increase short-term expenses while realization of net expense savings will occur in 2001 and beyond.

      Depreciation and amortization expenses decreased $7.2 million, or 18.4%, from $39.2 million in the year ended December 31, 1999 to $32.0 million in the year ended December 31, 2000. The decrease in depreciation expense is primarily a result of fewer phones being in service. The decrease in amortization expense occurred despite an acceleration of site contract amortization of phones taken out of service. Approximately 10,800 phones were removed from service in 2000, compared with 16,800 phones removed in 1999. Reductions in amortization have also occurred due to the elimination of goodwill and site contract intangible assets related to the 1998 CCI acquisition. Write-offs of these CCI assets occurred in the third quarter of 1999.

      Selling, general and administrative expenses increased approximately $1.3 million, or 6.2%, from approximately $21.1 million in the year ended December 31, 1999 to approximately $22.4 million in the year ended December 31, 2000. The increase was primarily attributable to fees for professional advisors and legal services ($3.0 million), an adjustment for allowance for doubtful accounts on trade receivables ($1.5 million) and operating software costs ($0.9 million) placed in service in the year ended December 31, 2000. These cost increases were partially offset by a reduction in salaries and related costs ($2.7 million) as well as reductions in most other expense categories (net $1.6 million) related to the consolidation of administrative functions in Tampa, Florida, subsequent to the Peoples Telephone merger.

      Interest expense in the year ended December 31, 2000 increased approximately $4.3 million, or 18.6%, from approximately $23.1 million in the year ended December 31, 1999 to approximately $27.4 million in the year ended December 31, 2000. This increase is attributable to higher average interest rates and increased borrowing levels related to Davel’s credit facility. See “ — Liquidity and Capital Resources.” Other income (expense) increased approximately $511,000 to $282,000 in the year ended December 31, 2000 from $(229,000) in the year ended December 31, 1999.

      Davel recognized non-recurring charges of approximately $49.0 million and $51.2 million, for the years ending December 31, 2000 and 1999, respectively. See “Note 3 to Davel’s audited consolidated financial statements for the year ended December 31, 2001. The charges incurred in the year ended December 31, 2000 reflected adjustments to the value of installed telephones ($13.9 million) and uninstalled telephones ($13.5 million), a write-down of location contracts related to removed or unprofitable telephones ($10.2 million), non-recurring items ($7.0 million) and a write-down of goodwill ($4.4 million) related to the prior purchases of payphone assets. The charges incurred in the year ended December 31, 1999 reflected a $37.9 million write-down of goodwill, $9.8 million write-down of location contracts related to phones acquired in the CCI acquisition, a $1.1 million writedown of uninstalled telephones, and $0.1 million of other assets.

      Loss from continuing operations before extraordinary item and income taxes increased approximately $31.0 million, or 38.5%, from approximately $80.5 million in the year ended December 31, 1999 to $111.5 million in the year ended December 31, 2000.

      Net loss increased approximately $32.7 million, or 41.6%, from the prior-year period, from approximately $78.7 million in the year ended December 31, 1999 to approximately $111.5 million in the year ended December 31, 2000. This increase in loss occurred because efforts to reduce operating expense levels could not keep pace with the decline in revenues.

Liquidity and Capital Resources

Cash Flows

      Historically, Davel’s primary sources of liquidity have been cash from operations, borrowings under various credit facilities and, periodically, proceeds from the issuance of common stock and proceeds from the issuance of preferred stock. There was no stock issued in the most recent two years, and borrowings under Davel’s Old Credit Facility ceased after the third quarter of 2000.

      Davel’s payphone revenues by operating region are affected by seasonal variations, geographic distribution of payphones, removal of unprofitable phones and type of location. Because many of the payphones are located outdoors, weather patterns have differing effects on Davel’s results depending on the region of the country where the payphones are located. Payphones located in the southern United States produce substantially higher call volume in the first and second quarters than at other times during the years, while Davel’s payphones throughout the midwestern and eastern United States produce their highest call volumes during the second and third quarters.

      In the three months ended March 31, 2002, operating activities used approximately $4.6 million of net cash which was funded from the $5.0 million received from the New Senior Credit Facility. Operating activities provided approximately $0.5 million of net cash in the three months ended March 31, 2001. The operating cash use resulted from the fact that total uses, which included the operating loss of $7.8 million, increases in other assets of $2.2 million for prepaid insurance and expenses associated with the merger, payments for contracts totaling $0.1 million, and reductions in accounts payable and accrued liabilities of $6.2 (which included the $3.2 million BellSouth New Service Test adjustment noted above), exceeded total sources, which included depreciation and amortization of $5.0 million, a reduction in accounts receivable of $2.4 million and an increase in accrued interest of $4.3 million.

      Capital expenditures for the three months ended March 31, 2002 were $0.1 million, equal to the $0.1 million in the three months ended March 31, 2001. The on-going strategy of removing under-performing phones, combined with the existence of an extensive inventory of phone components, allows for minimal capital equipment expenditures.

      Davel’s principal source of liquidity in the three months ended March 31, 2002 came from cash received pursuant to the New Senior Credit Facility. See “New Senior Credit Facility” below for a description of this indebtedness. Davel’s primary uses of liquidity are to provide working capital and to meet debt service requirements. At March 31, 2002, Davel no longer had borrowing availability through a revolving line of credit under the Old Credit Facility. See “Old Credit Facility” below for a discussion of the amendments that have restructured the Old Credit Facility and a description of current indebtedness. All outstanding debt in connection with the Old Credit Facility has been reclassified as current liabilities.

      During the year ended December 31, 2001, operating activities generated $1.6 million of net cash, compared to the use of $9.9 million in 2000. Cash generation resulted from the fact that total uses, which included the operating loss of $43.4 million, reductions in accounts payable and accrued expenses of $2.6 million and other uses of $1.2 million, were more than offset by total sources, which included depreciation and amortization of $19.2 million, amortization of deferred financing charges of $3.7 million, a reduction in trade receivables of $2.4 million and an increase in accrued interest of $23.3 million.

      Capital expenditures for 2001 were $0.5 million compared to $2.1 million for 2000. These capital expenditures were primarily used to purchase payphone parts, computers and software equipment.

      Davel’s principal sources of liquidity come from cash flow generated from operating activities. Davel’s principal uses of liquidity are to provide working capital and, to the extent available to meet debt service requirements. At December 31, 2001, Davel had utilized all available borrowing capacity under the revolving credit facility.

      Financing activities used approximately $1.9 million in cash in 2001 to repay long-term debt and capital lease obligations. All outstanding debt in connection with Davel’s old credit facility continues to be classed as a current liability. In April 2001, Davel repaid approximately $1.1 million of its old credit facility. See “— Old Credit Facility.”

Old Credit Facility

      In connection with the Peoples Telephone Merger, Davel entered into a credit facility (the “old credit facility”) with Bank of America, formerly known as NationsBank, N.A. (the “Administrative Agent”), and the other lenders named therein. The old credit facility provides for borrowings by Davel from time to time of up to $245.0 million, including a $45 million revolving facility, for working capital and other corporate purposes. All but $63.5 million of the indebtedness under the old credit facility will be exchanged for Davel common stock in connection with the transactions, with this remaining $63.5 million being combined with PhoneTel’s remaining

$36.5 million of indebtedness following the transactions, in a $100 million restructured credit facility. See “The Merger Agreement — The Commitment Letter.”

      Indebtedness of Davel under the old credit facility is secured by substantially all of its and its subsidiaries’ assets, including but not limited to their equipment, inventory, receivables and related contracts, investment property, computer hardware and software, bank accounts and all other goods and rights of every kind and description and is guaranteed by Davel and all its subsidiaries. In February 2002, pursuant to an intercreditor and subordination agreement entered into by the junior lenders under the old credit facility and the senior lenders under the new $10 million senior credit facility, the junior lenders agreed to subordinate their security interest in Davel’s collateral to the security interest of the senior lenders under the new $10 million senior credit facility.

      Davel’s borrowings under the old credit facility bear interest at a floating rate and may be maintained as Base Rate Loans (as defined in the old credit facility) or, at Davel’s option, as Eurodollar Loans (as defined in the old credit facility). Base Rate Loans bear interest at the Base Rate (defined as the higher of (i) the applicable prime lending rate of Bank of America or (ii) the Federal Reserve reported certificate of deposit rate plus 1%). Eurodollar Loans bear interest at the Eurodollar Rate (as defined in the old credit facility).

      Davel is required to pay the junior lenders under the old credit facility a commitment fee, payable in arrears on a quarterly basis, on the average unused portion of the old credit facility during the term of the facility. Davel is also required to pay an annual agency fee to the agent. In addition, Davel was also required to pay an arrangement fee for the account of each bank in accordance with the banks’ respective pro rata share of the old credit facility. The administrative agent and the other lenders will receive such other fees as have been separately agreed upon with the administrative agent.

      The old credit facility requires Davel to meet certain financial tests and contains certain covenants that, among other things, limit the incurrence of additional indebtedness, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements.

First Amendment

      In the first quarter of 1999, Davel gave notice to the administrative agent that lower than expected performance in the first quarter of 1999 would result in Davel’s inability to meet certain financial covenants contained in the old credit facility. On April 8, 1999, Davel and the junior lenders agreed to the First Amendment to Credit Agreement and Consent and Waiver (the “first amendment”) which waived compliance, for the fiscal quarter ended March 31, 1999, with the financial covenants set forth in the old credit facility. In addition, the first amendment waived any event of default related to two acquisitions made by Davel in the first quarter of 1999, and waived the requirement that Davel deliver annual financial statements to the junior lenders within 90 days of December 31, 1998, provided that such financial statements be delivered no later than April 15, 1999. The first amendment contained amendments that provided for the following:

•	Amendment of the applicable percentages for Eurodollar Loans for the period between April 1, 1999 and June 30, 2000 at each pricing level to 0.25% higher than those in the previous pricing grid

•	Payment of debt from receipt of dial-around compensation accounts receivable related to the period November 1996 through October 1997

•	Further limitations on permitted acquisitions as defined in the old credit facility through June 30, 2000

•	During the period April 1, 1999 to June 30, 2000, required lenders’ consent for the making of loans or the issuance of letters of credit if the sum of revolving loans outstanding plus letter of credit obligations outstanding exceeds $50.0 million

•	The introduction of a new covenant to provide certain operating data to the junior lenders on a monthly basis

•	Increases in the maximum allowable ratio of funded debt to EBITDA through the quarter ended June 30, 2000

•	Decreases in the minimum allowable interest coverage ratio through the quarter ended June 30, 2000

•	Decreases in the minimum allowable fixed charge coverage ratio through the quarter ended June 30, 2000.

      The first amendment also places limits on capital expenditures and required the payment of an amendment fee equal to the product of the current lender commitment multiplied by 0.35%.

Second Amendment

      In the first quarter of 2000, Davel gave notice to the administrative agent that lower than expected performance in the first quarter of 2000 would result in Davel’s inability to meet certain financial covenants contained in the old credit facility. Effective March 9, 2000, Davel and the junior lenders agreed to the Second Amendment to Credit Agreement and Consent and Waiver (the “second amendment”), which waived certain covenants through January 15, 2001. In exchange for the covenant relief, Davel agreed to a lowering of the available credit facility to $245 million (through a permanent reduction of the revolving line of credit to $45 million), placement of a block on the final $10 million of borrowing under the revolving credit facility (which requires that all of the junior lenders be notified in order to access the final $10.0 million of availability on that facility), a fee of 35 basis points of the junior lenders’ commitment and a moratorium on acquisitions. The second amendment contained amendments that provided for the following:

•	Amendment of the applicable percentages for Eurodollar Loans to:

•	3.50% for all Revolving Loans which are Eurodollar Loans, all Tranche A Term Loans which are Eurodollar Loans, and all Letter of Credit Fees;

•	4.25% for all Tranche B Term Loans which are Eurodollar Loans;

•	2.00% for all Revolving Loans which are Base Rate Loans and all Tranche A Term Loans which are Base Rate Loans;

•	2.75% for all Tranche B Term Loans which are Base Rate Loans; and

•	0.75% for all Commitment Fees;

•	After March 9, 2000, introduction of a new covenant requiring lenders’ consent for the making of loans or the issuance of letters of credit if the sum of revolving loans outstanding plus letter of credit obligations outstanding exceeds $35.0 million;

•	The addition of a new covenant to provide financial statements to the junior lenders on a monthly basis;

•	Increases in the maximum allowable ratio of funded debt to EBITDA through the maturity date of the loan;

•	Decreases in the minimum allowable interest coverage ratio through the maturity date of the loan;

•	Decreases in the minimum allowable fixed charge coverage ratio through the maturity date of the loan;

•	Decreases in permitted capital expenditures to $10 million annually; and

•	Reduction of the maximum interest period for Eurodollar loans to 30 days.

Third Amendment

      In the second quarter of 2000, Davel gave notice to the administrative agent that lower than expected performance during the first six months of 2000 would result in Davel’s inability to meet certain financial covenants contained in the old credit facility as well as the June 30, 2000 debt amortization and interest payments. On June 22, 2000, Davel and the junior lenders agreed to the Third Amendment to Credit Agreement (the “third amendment”), which eliminated the financial covenant compliance test for the fiscal quarter ended June 30, 2000, as was set forth in the old credit facility. The third amendment also provided for the following:

•	Term Loan A amortization payments totaling $5.0 million scheduled for June 30, 2000 would be due on September 30, 2000 together with the $5.0 million amortization payment scheduled for that date. The total Term A amortization payments due on September 30, 2000 are $10.0 million;

•	Term Loan B amortization payments totaling approximately $0.2 million scheduled for June 30, 2000 would be due on September 30, 2000 together with the approximately $0.2 million amortization payment scheduled for that date. The total Term B amortization payments due on September 30, 2000 are approximately $0.5 million;

•	Interest payments due on June 30, 2000 became due and were paid on July 10, 2000; and

•	All interest otherwise due and payable on each interest payment date occurring after June 30, 2000 and before September 30, 2000 shall continue to accrue on the applicable loans from and after such interest payment date and shall be due and payable in arrears on September 30, 2000.

Fourth Amendment

      In the third quarter of 2000, Davel gave notice to the administrative agent that lower than expected performance during the first nine months of 2000 would result in Davel’s inability to meet certain financial covenants contained in the old credit facility as well as the September 30, 2000 debt amortization and interest payments. On September 28, 2000, Davel and the junior lenders agreed to the Fourth Amendment to Credit Agreement, which eliminated the financial covenants in their entirety with respect to all periods ending on and after September 30, 2000 and also provided for the following:

•	Term Loan A, Term Loan B and Revolving Loan amortization payments totaling $15.7 million will be due on January 12, 2001. In addition, amortization payments of approximately $7.7 million are due on each of March 31, June 30, September 30 and December 31, 2001, and the balance of the then outstanding principal amount of all loan obligations is due on January 11, 2002;

•	Interest payments otherwise due and payable on any interest payment date prior to January 12, 2001 will continue to accrue and be payable in arrears on January 12, 2001;

•	Applicable percentages for adjusted LIBOR interest rates after September 29, 2000 were generally lowered from those set forth in the third amendment to 2.75% for all Loans, except that rates will continue to equal 3.50% for all Letter of Credit Fees and 0.75% for all Commitment Fees;

•	Positive net cash on hand in excess of $2.0 million at the end of each month will be paid to the junior lenders as a prepayment of the Loans;

•	The Revolving Loan commitment was terminated;

•	Capital expenditures for the period October 1, 2000 to January 12, 2001 are limited to $400,000; and

•	The provision regarding the application of prepayments was modified, and a new provision was added requiring Davel to submit to the junior lenders bi-weekly cash flow forecasts and a revised business plan for the 2001 fiscal year.

Fifth Amendment

      On November 29, 2000, Davel requested that the junior lenders waive its noncompliance with the requirements of the Credit Agreement resulting from Davel’s non-delivery of a revised business plan to the junior lenders on or before November 15, 2000. In exchange, Davel agreed to amend certain provisions of the old credit facility that had permitted Davel to dispose of certain property outside the ordinary course of business and to make certain investments outside the ordinary course of business so as to require, in each case, the junior lenders’ prior written approval for any such disposition or investment.

Sixth Amendment

      In the fourth quarter of 2000, Davel gave notice to the administrative agent that Davel would not be able to make the January 12, 2001 debt amortization and interest payments. On March 23, 2001, Davel and the junior lenders entered into the Sixth Amendment to Credit Agreement and Waiver, effective as of January 12, 2001 (the “sixth amendment”), which provided for the following:

•	Amortization payments of $1.1 million would be made on April 15, 2001, $2.2 million on July 15, 2001 and $3.3 million on October 15, 2001;

•	The remaining outstanding principal amount of all loans, together with all accrued and unpaid interest, will be due on January 11, 2002;

•	Davel will provide monthly budget reconciliation reports to the junior lenders;

•	Davel will comply with an agreed-upon budget for expenses in 2001;

•	Davel will be subject to a limit on capital expenditures and certain location signing bonuses in 2001 and a minimum EBITDA covenant for 2001; and

•	Davel agreed to the substitution of a new administrative agent for the junior lenders, to pay such new agent a monthly fee of $30,000 and to pay certain earned fees of the professional advisors to the junior lenders.

Seventh Amendment

      Effective as of February 19, 2002, Davel and the junior lenders entered into the Seventh Amendment to Credit Agreement and Consent and Waiver, which provided for the following:

•	The payment defaults arising out of Davel’s failure to make scheduled principal payments on July 15, 2001, October 15, 2001 and January 11, 2002 were waived effective as of the dates such payments were due;

•	The covenant violations arising out of Davel’s failure to comply with its minimum cumulative EBITDA covenant from May to December 2001 were waived effective as of the dates of such violations; and

•	The junior lenders’ consent to the new $10 million senior credit facility and the transactions contemplated by the merger agreement with PhoneTel, including the debt-for-equity exchange described above.

      The old credit facility contains customary events of default, including without limitation, payment defaults, defaults for breaches of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness, defaults for certain events of bankruptcy and insolvency, judgment defaults, failure of any guaranty or security document supporting the old credit facility to be in full force and effect, and defaults for a change of control of Davel.

      Davel has incurred losses of approximately $43.4 million, $111.5 million, and $78.7 million for the years ended December 31, 2001, 2000, and 1999 respectively. In addition, Davel was unable to make debt amortization payments of approximately $245 million and interest payments of approximately $36.3 million, which would have been due and payable on January 11, 2002 but for Davel’s signing a Seventh Amendment to its loan agreement that extended the due date to August 31, 2002, unless earlier restructured pursuant to the debt-for-equity exchange described above. These factors, among others, raise substantial doubt about Davel’s ability to continue as a going concern.

      Davel’s plans to increase liquidity include efforts to substantially reduce costs, including through the PhoneTel merger (See Note 20 to Davel’s audited consolidated financial statements). Management believes this will result in expansion of its market presence and further leveraging of its infrastructure. In order to pursue this strategy, Davel has entered into the new $10 million senior credit facility and agreed to the debt-for-equity exchange with the junior lenders, which will be substantially dilutive to existing stockholders. Notwithstanding the $5 million of additional liquidity made available to Davel pursuant to the new $10 million senior credit facility, in the absence of improved operating results and the successful completion of the PhoneTel merger and the debt-for-equity exchange, Davel may face liquidity problems and might be required to dispose of material assets or operations to fund its operations and make capital expenditures and to meet its debt service and other obligations. There can be no assurances as to the ability to execute such sales, or the timing thereof, or the amount of proceeds that Davel could realize from such sales. As a result, doubt exists about Davel’s ability to continue as a going concern.

New $10 Million Senior Credit Facility

      Effective as of February 19, 2002, Madeleine L.L.C. and ARK CLO 2000-1, Limited entered into the new $10 million senior credit facility with Davel Financing, PhoneTel and Cherokee Communications, Inc., a wholly owned subsidiary of PhoneTel. The new $10 million senior credit facility is guaranteed by Davel and all of its domestic subsidiaries. Pursuant to the new $10 million senior credit facility, the senior lenders loaned $10 million in the aggregate on February 21, 2002, $5 million to each of Davel and PhoneTel. Davel and PhoneTel agreed to remain jointly and severally liable for all amounts owing under the new $10 million senior credit facility.

      Interest on the funds loaned pursuant to the new $10 million senior credit facility accrues at the rate of fifteen percent (15%) per annum and is payable monthly in arrears. A principal amortization payment in the amount of $833,333 is owing on the last day of each month, beginning July 31, 2002 and ending on the maturity date of June 30, 2003. All amounts owing under the new $10 million senior credit facility will be due and owing on August 31, 2002 if the PhoneTel merger is not consummated by such date (unless the senior lenders shall have consented to an extension of such date).

      Upon the repayment in full of the amounts owing under the new $10 million senior credit facility, the senior security interests of the senior lenders will terminate and the junior lenders will, once again, hold first priority security interests in Davel’s collateral. Pursuant to the Seventh Amendment, the junior lenders consented to Davel’s entering into the new $10 million senior credit facility.

Impact of Inflation

      Inflation is not a material factor affecting Davel’s business. General operating expenses such as salaries, employee benefits and occupancy costs are, however, subject to normal inflationary pressures.

Seasonality

      Davel’s revenues from its payphone operating regions are affected by seasonal variations, geographic distribution of payphones and type of location. Because many of Davel’s payphones are located outdoors, weather patterns have differing effects on Davel’s results depending on the region of the country where the payphones are located. Most of Davel’s payphones in Florida produce substantially higher call volume in the first and second quarters than at other times during the year, while Davel’s payphones throughout the Midwestern and eastern United States produce their highest call volumes during the second and third quarters. While the aggregate effect of the variations in different geographical regions tend to counteract the effect of one another, Davel has historically experienced higher revenue and income in the second and third quarters than in the first and fourth quarters. Changes in the geographical distribution of its payphones may in the future result in different seasonal variations in Davel’s results.

New Accounting Pronouncements

      The Financial Accounting Standards Board (FASB) issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities — Deferral of the Effective Date of FASB Statement No. 133” and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133”. See “Notes to Financial Statements No. 3”. Statement 133 requires Davel to record all derivatives on the balance sheet at fair value. Changes in derivative fair values will either be recognized in earnings as offsets to the change in fair value of related hedged assets, liabilities and firm commitments or, for forecasted transactions, deferred and recorded as a component of other comprehensive loss until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedged derivative’s change in fair value will be immediately recognized in earnings. Adoption of these new accounting standards on January 1, 2001 resulted in a cumulative after-tax reduction to other comprehensive loss of $51,000 in the first quarter of 2001.

      In June 2001, the FASB issued Statement of Financial Accounting Standards No. 141, “Business Combinations,” and No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 141, which eliminated the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001, is effective for any business combination accounted for by the purchase method that is completed after June 30, 2001. SFAS No. 142, which includes the requirements to test for impairment goodwill and intangible assets of indefinite life rather than amortize them, is effective for fiscal years beginning after December 15, 2001. As discussed in Note 2, Davel has entered into a merger agreement with PhoneTel that provides for the exchange of common stock. Pursuant to SFAS No. 141, the PhoneTel merger will be accounted for as a purchase business combination. The effects on the accounting for the initial recognition and determining carrying value of goodwill, if any, that arise from the purchase have not yet been determined by management. Davel will perform the first of the required impairment tests of goodwill as of January 1, 2002 and has not yet determined what the effects of these tests will be on Davel’s financial statements.

      In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS No. 144 replaces SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” SFAS No. 144 retains the fundamental provisions of SFAS 121 for the recognition and measurement of the impairment of long-lived assets to be held and used and the measurement of long-lived assets to be disposed of by sale. Under SFAS No. 144, long-lived assets are measured at the lower of carrying amount or fair value less cost to sell. Davel will be required to adopt this statement no later than January 1, 2002. Davel is currently assessing the impact of this statement on its results of operations, financial position and cash flows.

Quantitative and Qualitative Disclosures about Market Risk

      Davel is exposed to certain market risks inherent in Davel’s financial instruments that arise from transactions entered into in the normal course of business. Davel is subject to variable interest rate risk on its existing old credit facility and any future financing requirements. See “Davel Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

      In connection with the provisions of its old credit facility and Davel’s overall interest rate management objectives, Davel utilizes derivative financial instruments to reduce its exposure to market risks from significant increases in interest rates. Davel’s strategy is to purchase interest rate swaps, collars and caps from large financial institutions to limit the impact of increases in interest rates on Davel’s variable rate long-term debt.

      As of December 31, 2001, Davel was party to an interest rate collar agreement with a large financial institution. The notional amount of the interest rate collar is $25 million and the agreement has a cap rate of 6.5% and a floor rate of 4.8% based on the U.S. one month LIBOR rate. This interest rate collar agreement terminated in February 2002. Davel does not hold derivatives for trading purposes.

      Based upon Davel’s variable rate indebtedness and weighted average interest rates at December 31, 2001, a ten-percent increase in market rates of interest would decrease future earnings and cash flows by approximately $12.0 million and would decrease the fair market value of debt by approximately $47.7 million. A ten percent decrease in market rates of interest would increase future earnings and cash flows by approximately $5.0 million and would increase the fair market value of debt by approximately $242.8 million.

      These amounts were determined by considering the impact of hypothetical interest rates and equity prices on Davel’s financial instruments. These analyses do not consider the effects of the reduced level of overall economic activity that could exist in such an environment. Further, in the event of a change of such magnitude, management would likely take actions to further mitigate its exposure to the change. However, due to the uncertainty of specific actions that would be taken and their possible effects, this analysis assumes no changes in Davel’s arrangements or capital financial structure.

BUSINESS OF PHONETEL

General Overview

      PhoneTel was incorporated under the laws of the state of Ohio on December 24, 1984. PhoneTel operates in the telecommunications industry, which encompasses the installation and operation, in and on property owned by others, of public payphones on a revenue sharing basis and the resale of operator assisted and long distance services. PhoneTel considers this to be a single reportable business segment. PhoneTel’s principal executive offices are located at North Point Tower, 7th Floor, 1001 Lakeside Avenue, Cleveland, Ohio 44114-1195 and its telephone number is (216) 241-2555.

      PhoneTel owns, operates, services, and maintains a system of public payphones. PhoneTel derives substantially all of its revenues from coin and non-coin calls placed from its public payphones. PhoneTel enters into contracts with the location owners to operate public payphones at locations where significant demand exists for public payphone services, such as shopping centers, convenience stores, service stations, grocery stores, restaurants, truck stops and bus terminals.

      PhoneTel has increased its revenue base from 2,350 installed public payphones at December 31, 1993 to 28,893 at May 24, 2002. This growth from 1993 was principally achieved through acquisitions and to a lesser extent through new payphone installations resulting from PhoneTel’s internal sales and marketing efforts.

      During 1993 through 1998, PhoneTel’s objective was to expand its payphone base through acquisitions, as well as through internal growth, thereby achieving economies of scale while implementing cost savings principally through elimination of duplicate functions. Selective acquisitions enabled PhoneTel to expand its geographic presence and further its strategy of clustering its public payphones more rapidly than would have been possible through internal growth. Beginning in 1998, PhoneTel’s revenues began to decline as a result of increased competition from providers of wireless communication services and the impact of certain regulatory changes. Since 1998 PhoneTel’s strategy has been to improve PhoneTel’s operating results through improved assets management, enhanced revenue sources and cost controls. In that regard, PhoneTel’s strategy in the last two years has been to remove low revenue payphones that do not meet PhoneTel’s minimum criteria of profitability and to improve the density of PhoneTel’s payphone routes. During the years ended December 31, 2000 and 2001, PhoneTel removed approximately 3,400 and 2,000 payphones, respectively, many of which have been or will be redeployed to new locations where the potential to generate sufficient revenue is better. PhoneTel has an ongoing program to evaluate and identify payphones for removal that are not economically viable.

      PhoneTel has focused its internal sales and marketing efforts to obtain additional contracts to own and operate public payphones with new and existing national, regional and local accounts. In evaluating locations for the installation of public payphones, PhoneTel conducts a site survey to examine various factors, including population density, traffic patterns, historical usage information and other geographic factors. The installation of public payphones in new locations is generally less expensive than acquiring public payphones. As part of its strategy to continue to reduce operating costs, PhoneTel outsources its long distance and operator services to a number of subcontractors that are OSPs, and in January 2000 selected One Call Communications, Inc., d/b/a Opticom (“Opticom”) as its principal OSP.

      Substantially all of PhoneTel’s public payphones are “smart” telephones and are operated by means of advanced microprocessor technology that enables the telephones to perform substantially all of the necessary coin-driven and certain non coin-driven functions independent of PhoneTel’s central office. Unlike “dumb” telephones used by most RBOCs and other LECs, smart telephones, in concert with PhoneTel’s management information systems, enable PhoneTel to continuously determine each telephone’s operability and need for service as well as its readiness for collection of coin revenues. Rate changes and other software-dependent functions can be performed from the central office without dispatching service technicians to individual public payphones of PhoneTel.

      PhoneTel employs both advanced telecommunications technology and trained field technicians as part of its commitment to provide superior customer service. The technology used by PhoneTel enables it to maintain accurate records of telephone activity which can be verified by customers, as well as respond quickly to equipment malfunctions. PhoneTel’s standard of performance is to repair malfunctions within 24 hours of the time in which it is reported.

      PhoneTel seeks to promote and achieve recognition of its products and services by posting the “PhoneTel” label on all of its public payphones. PhoneTel believes that achieving market recognition will facilitate its expansion strategy by enhancing its ability to obtain additional accounts and encouraging the use of its public payphones in locations where consumers have multiple payphone options.

Events Leading up to PhoneTel’s Chapter 11 Bankruptcy Reorganization

      PhoneTel financed its growth from 1996 to 1998, which resulted principally from acquisitions, by completing concurrent publicly underwritten offerings of common stock (the “equity offering”) and $125,000,000 aggregate principal amount 12% senior notes due 2006 (the “senior notes” or “debt offering”) in December 1996. Some of PhoneTel’s acquisitions, capital expenditures and working capital requirements were also financed by PhoneTel’s secured borrowings under its senior credit facility. As a result of declining revenues caused by competition from wireless communications companies and the impact of aggressive marketing of long distance service offered by IXCs, PhoneTel was unable to make the interest payment due on December 15, 1998 on its senior notes and was therefore in default on this debt. Further, PhoneTel was not in compliance with certain financial covenants under its senior credit facility at December 31, 1998.

      At the end of 1998, PhoneTel entered into discussions with an unofficial committee of senior noteholders in an attempt to restructure its debt. In January 1999, PhoneTel announced that it had reached an agreement in principle with the unofficial committee providing for the conversion, through a “prepackaged plan” of reorganization, of the senior notes and accrued interest thereon into 95% of a new issue of common stock, $0.01 par value per share of the reorganized company.

      PhoneTel solicited and received acceptances of the prepackaged plan from the holders of the senior notes and the 14% Cumulative Redeemable Convertible Preferred Stock (the “14% preferred”) in anticipation of the commencement of a case under chapter 11 of the Bankruptcy Code (the “case”). On July 14, 1999, PhoneTel commenced the case in the U.S. Bankruptcy Court in the Southern District of New York and thereafter continued to operate its business through November 17, 1999 as a debtor-in-possession. On July 21, 1999, PhoneTel refinanced its senior credit facility from the proceeds of a debtor-in-possession financing agreement obtained from PhoneTel’s existing secured lender. PhoneTel also obtained a commitment from its existing lender to provide post reorganization financing.

Confirmation and Consummation of the Prepackaged Plan

      On October 20, 1999, the Court confirmed the prepackaged plan. On November 17, 1999, PhoneTel executed a post reorganization loan agreement (“exit financing agreement”) and consummated the prepackaged plan. Pursuant to the terms of the prepackaged plan, claims of employees, trade and other creditors of PhoneTel, other than holders of the senior notes were to be paid in full in the ordinary course of business, unless otherwise agreed. Holders of the senior notes received 9,500,000 shares of the common stock of the reorganized company in exchange for the senior notes. In addition, the unofficial committee representing a majority in principal amount of the senior notes appointed four of the five members of the Board of Directors of PhoneTel.

      Holders of the 14% preferred received 325,000 shares of common stock of the reorganized company and warrants to purchase up to 722,200 shares of common stock of the reorganized company at an exercise price of $10.50 per share, which warrants expire three years from the date of grant. Holders of existing common stock received 175,000 shares of common stock of the reorganized company and new warrants to purchase up to 388,900 shares of common stock of the reorganized company. Options and warrants to purchase existing common stock were extinguished pursuant to the prepackaged plan.

      The equity interests issued in connection with the prepackaged plan were subject to dilution by certain other equity issuances, including the issuance of 205,000 shares of common stock to certain financial advisors for services rendered in connection with the reorganization, and issuances resulting from the exercise of certain options to purchase up to 5% of common stock to be issued by the new board pursuant to the terms of PhoneTel’s 1999 management incentive plan and other awards included as part of the prepackaged plan.

      As of November 17, 1999 (the “consummation date”), the total amount of common stock of the reorganized company outstanding, after giving effect to common stock of the reorganized company and new warrants forfeited in connection with a warrant put obligation settlement, was 10,188,630 shares. In addition, 1,074,721 shares of common stock of the reorganized company were reserved for future issuance upon the exercise of the new warrants, and an amount equal to 5% of the shares of common stock was reserved for issuance pursuant to the terms of the 1999 management incentive plan.

Industry Overview

      Public payphones are primarily owned and operated by RBOCs, other LECs and IPPs. Certain long distance companies (referred to as interexchange carriers or “IXCs”) also own and operate public payphones. In 1998, there were approximately 2.1 million public payphones in the United States that generated revenues of approximately $5.74 billion. As a percentage of revenues, RBOCs and other LECs had 79.8% of this market while IPPs and IXCs had market shares of 15.6% and 4.6%, respectively. Within the United States, the Multimedia Telecommunications Association estimated that there were approximately 342,000 public payphones owned by IPPs. As a result of competition from providers of wireless communication services and the use of prepaid calling card and other types of dial-around calls, PhoneTel estimates that the number of public payphones has declined by at least one third and the current level of revenues has declined by as much as fifty percent.

      Today’s telecommunications marketplace was principally shaped by the 1984 court-directed divestiture of the RBOCs by American Telephone & Telegraph Company (“AT&T”). The AT&T divestiture and the many regulatory changes adopted by the FCC and state regulatory authorities in response to the AT&T divestiture, including the authorization of the connection of competitive or independently-owned public payphones to the public switched network, have resulted in the creation of new business segments in the telecommunications industry. Prior to these developments, only RBOCs or other LECs owned and operated public payphones.

      As part of the AT&T monopoly break-up, the United States was divided into LATAs designed to differentiate between local telephone service and long-distance telephone service. Traditionally, RBOCs and other LECs provide intraLATA telephone service pursuant to tariffs filed with and approved by state regulatory authorities. Until recently, RBOCs were prohibited from offering or deriving revenues or income from interLATA telecommunications services. IXCs, such as AT&T and MCI Worldcom (“MCI”), provide interLATA services and, in some circumstances, may also provide long distance service within LATAs. An interLATA long distance telephone call generally begins with an originating LEC transmitting the call from the originating telephone to a point of connection with a long distance carrier. The long distance carrier, through its owned or leased switching and transmission facilities, transmits the call across its long distance network to the LEC servicing the local area in which the recipient of the call is located. This terminating LEC then delivers the call to the recipient.

      Under the enactment of the 1996 Telecom Act, the RBOCs may provide interLATA telecommunications services and may compete for the provision of interLATA toll calls upon receipt of all necessary regulatory approvals and the satisfaction of applicable conditions. The 1996 Telecom Act permits the RBOCs to provide virtually all “out of region” long distance telecommunications services immediately upon the receipt of any state and/or federal regulatory approvals otherwise applicable to long distance service. For the RBOCs and other LECs to provide interLATA toll service within the same states in which they also provide local exchange service (“in-region service”), prior FCC approval must be obtained. The timing of such approval is unclear and may depend on the outcome of litigation related to recent regulations promulgated by the FCC relating to the duties of RBOCs and other incumbent LECs under section 251 of the 1996 Telecom Act. This FCC approval to provide “in-region” service is conditioned upon, among other things, a showing by an RBOC or other LEC that, with certain limited exceptions, facilities-based local telephone competition is present in its market, and that it has satisfied the 14-point “competitive checklist” established by the 1996 Telecom Act which includes, among other things, that the RBOC or other LEC has entered into at least one interconnection agreement. In addition, the 1996 Telecom Act is designed to facilitate the entry of any entity (including cable television companies and utilities) into both the competitive local exchange and long distance telecommunications markets. As a result of the 1996

Telecom Act, long distance companies (such as AT&T and MCI), cable television companies, utilities and other new competitors will be able to provide local exchange service in competition with the incumbent RBOC or other LEC. This should ultimately increase the number and variety of carriers that provide local access line service to IPPs such as PhoneTel.

      Prior to 1987, coin calls were the sole source of revenues for IPPs. Long distance calling card and collect calls from these public payphones were handled exclusively by AT&T. Beginning in 1987, a competitive operator service system developed which allowed OSPs, including long distance companies such as MCI, to handle non-coin calls and to offer IPPs commissions for directing operator assisted or calling card calls to them. See “Regulatory Matters Pertaining to Davel and Phonetel.”

      Generally, public payphone revenues may be generated through: (i) coin calls; (ii) operator service calls (“0+,” i.e., credit card, collect and third number billing calls, and “0-,” i.e., calls transferred by the LECs to the OSPs requested by the caller); and (iii) access code calls using carrier access numbers (e.g., “1010XXX” codes, “1-800,” “1-888” or “950”). Section 276 of the 1996 Telecom Act and the FCC’s implementing regulations permit IPPs to generate additional revenues from all of these three categories, each of which consists of local, intraLATA toll, intrastate interLATA, interstate interLATA and international call components. See “Regulatory Matters Pertaining to Davel and PhoneTel.”

Acquisitions

      From 1993 through 1998, PhoneTel sought to grow its payphone base through acquisitions. The following table summarizes in reverse chronological order PhoneTel’s significant acquisitions since January 1, 1997.

		Number of
	Date of	Installed	Primary
Company Acquired	Acquisition	Payphones	Areas Served

TDS Telecommunications Corporation	May 18, 1998	3,407	Tennessee, Wisconsin, Maine, Michigan, Minnesota
London Communications, Inc.	June 10, 1997	2,519	Georgia, North Carolina, South Carolina
American Public Telecom, Inc.	May 30, 1997	859	Michigan
Advance Pay Systems, Inc.	May 30, 1997	800	Virginia
Coinlink, LLC	February 14, 1997	300	Oklahoma
RSM Communications, Inc.	January 31, 1997	292	Tennessee
Americom, Inc.	January 17, 1997	99	Arizona
Texas Coinphone	January 14, 1997	1,250	Texas
Cherokee Communications, Inc.	January 1, 1997	13,949	Texas, New Mexico, Colorado,

			Utah, Montana
Total installed public payphones acquired in the two-year period ended December 31, 1998		23,475

Total installed public payphones at March 8, 2002		29,583

      PhoneTel has not made any acquisitions since 1998. With the exception of Cherokee, each of the companies or businesses listed in the foregoing chart was acquired by PhoneTel either as an asset purchase or a stock purchase with a subsequent merger of the acquired entity into PhoneTel, with PhoneTel being the surviving corporation. Cherokee is PhoneTel’s sole active subsidiary and is 100% owned by PhoneTel.

Products and Services

      PhoneTel’s primary business is to install and operate payphones on a revenue sharing basis by obtaining contracts, either through acquisitions or internal growth, from location owners. PhoneTel installs public payphones in properties owned or controlled by others where significant demand exists for public payphone services, such as shopping centers, convenience stores, service stations, grocery stores, restaurants, truck stops and bus terminals, at no cost to the location owner. PhoneTel services and collects the revenue generated from the public payphones and pays the location owner a share of the revenues generated by the telephone in consideration for permitting the installation of the payphone on its premises.

      The term of a location agreement generally ranges from three to ten years and usually provides for an automatic renewal of the term of the contract unless it is canceled by the location owner pursuant to the terms of the agreement. PhoneTel can generally terminate a location agreement on 30 days’ prior notice to the location owner if the public payphone does not generate sufficient total revenues for two consecutive months. Under certain of PhoneTel’s location owner agreements, the failure of PhoneTel to remedy a default within a specified period after notice may give the location owner the right to terminate such location agreement. The duration of the contract and the commission arrangement depends on the location, number of telephones and revenue potential of the account.

      Substantially all of PhoneTel’s public payphones accept coins as well as other forms of payment for local or long-distance calls. PhoneTel’s public payphones generate coin revenues primarily from local calls. Prior to October 7, 1997, state regulatory authorities typically set the maximum rate for local coin calls that could be charged by RBOCs, other LECs and IPPs. PhoneTel generally was required to charge the same rate as the RBOCs and the other LECs for local calls in substantially all of the states in which PhoneTel’s public payphones are located. In most states that charge was $0.25, although in some jurisdictions the charge was less than $0.25 per local call, and in a limited number of other jurisdictions that had already deregulated the price of local calls, the charge was $0.35. On October 7, 1997, the effective date of the FCC’s mandate to deregulate the local coin rate, PhoneTel increased the amount charged to place a local coin call from $0.25 to $0.35 on substantially all of its payphones. At the end of 2001 and early 2002, PhoneTel further increased the local coin rate to $0.50. A majority of PhoneTel’s pay telephones currently have a local coin rate of $0.50, although rates are lower in some markets due to competitive conditions.

      Traditionally, local coin calls have been provided for an unlimited duration, although some jurisdictions in which PhoneTel’s public payphones are located allow call timing, which requires the deposit of an additional amount after a specified period of time has elapsed. PhoneTel pays monthly line and usage charges to LECs or competitive local exchange carriers (“CLECs”) for all of its installed public payphones. These charges cover basic telephone service as well as the transport of local coin calls.

      PhoneTel outsources its long distance and operator service operations to a number of OSPs, including Opticom, which is PhoneTel’s primary provider of such services. The revenue PhoneTel receives from each OSP is determined based on the volume of calls carried by the OSP and the amount of revenues generated by the calls. PhoneTel also receives revenues from long distance carriers for calls made from its public payphones, including dial-around calls when the caller dials a code to obtain access to an OSP or a long distance company other than one designated by PhoneTel. See “Regulatory Matters Pertaining to Davel and PhoneTel.”

      Management believes that the implementation of the 1996 Telecom Act and the resultant FCC rules will continue to provide significant additional revenues for PhoneTel, net of related expenses and processing fees. There can be no assurance, however, that the rules, regulations, and policies adopted by the FCC on its own or after judicial review will not have a material adverse affect on PhoneTel’s business, results of operations, or financial condition. See “Regulatory Matters Pertaining to Davel and PhoneTel.”

Telephone Equipment Suppliers

      PhoneTel purchases the majority of its payphones from two manufacturers of public payphones, New Intellicall Company, Inc. (formerly Intellicall, Inc.) and Protel, Inc. Although each manufacturer uses similar technology, PhoneTel seeks to install primarily a single brand of telephone within a specific geographic area. This maximizes the efficiency of PhoneTel’s field technicians and makes stocking of appropriate spare parts more effective. As a result of PhoneTel’s ongoing program to redeploy equipment that is removed from service at unprofitable locations, PhoneTel’s current level of demand for new equipment has declined. PhoneTel expects the basic availability of such products and services to continue in the future; however, the continuing availability of alternative sources cannot be assured. Although PhoneTel is not aware of any current circumstances that would require PhoneTel to seek alternative suppliers for any material portion of the products used in the operation of its business, transition from PhoneTel’s existing suppliers, if necessary, could have a disruptive effect on PhoneTel’s operations and could give rise to unforeseen delays and/or expenses. In connection with the servicing agreement entered into with Davel, PhoneTel has been utilizing Davel to assemble, repair and refurbish its phone equipment. It is PhoneTel’s policy to place the PhoneTel name on telephones that it installs or acquires.

Sales and Marketing

      PhoneTel utilizes its internal sales force and independent sales representatives to market its products and services. The internal sales force receives salary plus incentive compensation for each public payphone installed, and the independent sales representatives are paid on a commission-only basis for each public payphone installed. In addition, in certain instances, PhoneTel pays a fee to its technicians for securing location agreements for new installations. PhoneTel also markets its products and services through advertising in booths at trade shows and referrals from existing customers.

      PhoneTel directs a major portion of its marketing efforts for public payphones to multi-station accounts, such as shopping centers, convenience stores, service stations, grocery stores, restaurants, truck stops and bus terminals. These multi-station accounts have the advantage of greater efficiency in collection and maintenance. PhoneTel also solicits single station accounts where there is a demonstrated high demand for public payphone service. In evaluating locations for the installation of public payphones, PhoneTel generally conducts a site survey to examine various factors, including population density, traffic patterns, historical usage information and other geographical factors. PhoneTel generally will not install a public payphone unless management believes, based on the site survey, that the site will generate an adequate level of revenues.

Customers

      PhoneTel’s public payphone operations are diversified on both a geographical and customer account basis. Currently, PhoneTel owns and operates public payphones in 45 states and the District of Columbia (approximately 94% of such public payphones are located in 24 states, including 15.1% in Texas) through agreements both with multi-station customers such as shopping centers, convenience stores, service stations, grocery stores, restaurants, truck stops and bus terminals and with single station customers. No single customer generated 10% or more of PhoneTel’s total revenue for the years ended December 31, 1999, 2000, or 2001.

Government Regulations

      The payphone industry is subject to extensive regulation. Please see “Regulatory Matters Pertaining to Davel and PhoneTel” for a discussion of the regulatory environment in which PhoneTel operates.

Servicemark

      PhoneTel uses the servicemark “PhoneTel” on its telephones, letterhead, and in various other manners. On November 22, 1988, the United States Patent and Trademark Office granted PhoneTel a Certificate of Registration for the servicemark “PhoneTel” for providing telecommunications services for a period of twenty years.

Competition

      The public payphone industry is, and can be expected to remain, highly competitive. While PhoneTel’s principal competition comes from RBOCs and other LECs, PhoneTel also competes with other IPPs, major OSPs, and IXCs. In addition, PhoneTel competes with providers of cellular communications services and personal communications services, which provide an alternative to the use of public payphones. Furthermore, pursuant to section 276 of the 1996 Telecom Act and the FCC’s implementing regulations, RBOCs are permitted to negotiate with location owners and select interLATA long distance service providers for their public payphones. This will enable RBOCs to generate revenues from a new service, as well as to compete with IPPs for locations to install their public payphones by offering location owners higher commissions for long distance calls than those currently offered by IPPs.

      While RBOCs and other LECs control the largest share of the public payphone markets, the extent to which they will continue to compete with PhoneTel in the future cannot be predicted. In February 2001, Bell South, an RBOC that operates in nine states in the southeastern part of the United States announced that it plans to phase-out its payphone operations over the next two years. In addition, other IPPs have experienced financial difficulties in recent times which may impair their ability to compete. PhoneTel perceives these situations as opportunities for obtaining new location contracts and plans to pursue these opportunities in the future. The extent to which PhoneTel will be able to secure additional locations for its payphones as a result of these opportunities cannot be determined.

      Some of the other public payphone companies have pursued an acquisition strategy similar to PhoneTel’s and frequently compete with PhoneTel for the most favorable public payphone contracts and sites. Although PhoneTel is one of the largest IPPs, most RBOCs and other LECs and long distance carriers have, and some IPPs with which PhoneTel competes may have, substantially greater financial, marketing and other resources than PhoneTel. In addition, in response to competition from public payphone companies, many RBOCs and other LECs have increased their compensation arrangement with location owners by offering higher commissions.

      PhoneTel believes the principal competitive factors in the public payphone industry are: (i) the amount of commission payments to location owners; (ii) the ability to serve accounts with locations in several LATAs or states; and (iii) the quality of service provided to location owners and public payphone users; and (iv) responsiveness to customer service needs.

Employees

      PhoneTel had 224 employees as of March 31, 2002. PhoneTel considers its relations with its employees to be satisfactory. None of the employees of PhoneTel is a party to agreements with any unions.

Impact of Seasonality

      PhoneTel completed eight acquisitions that added approximately 20,100 telephones in the first six months of 1997 and approximately 3,400 telephones during 1998. The seasonality of PhoneTel’s historical operating results has been affected by shifts in the geographic concentrations of its telephones resulting from such acquisitions. Historically revenues and related expenses during the first three months of the year have been lower than comparable periods during the remainder of the year due to weather conditions that affect pay telephone usage.

Properties

      PhoneTel’s executive offices are located at North Point Tower, 7th Floor, 1001 Lakeside Avenue, Cleveland, Ohio 44114-1195, where PhoneTel leases 32,919 square feet with rent of $41,148 per month. The lease expires on October 31, 2003. PhoneTel also leases approximately 22 district operations facilities with lease terms that are generally three years or less. Such facilities are generally less than 3,000 square feet. In connection with the servicing agreement entered into with Davel, PhoneTel also shares six district operations facilities that are currently being leased by Davel. PhoneTel considers its facilities adequate for its purposes.

Legal Proceedings

      On June 11, 1998, PhoneTel entered into an Agreement and Plan of Merger and Reorganization (the “original Davel merger agreement”) with Davel Communications Group, Inc. On July 5, 1998, Peoples Telephone Company, Inc., a publicly held, independent pay telephone provider (“Peoples”), also entered into a merger agreement (the “Peoples merger agreement”) with Davel.

      On September 29, 1998, PhoneTel received a letter from Davel purporting to terminate the original Davel merger agreement. Thereafter, a complaint against PhoneTel was filed in the Court of Chancery of New Castle County, Delaware by Davel, which was subsequently amended, alleging, among other things, equitable fraud and breach of contract relating to the original Davel merger agreement. On October 27, 1998, PhoneTel filed its answer to the amended complaint denying the substantive allegations contained therein and filed a counterclaim against Davel for breach of contract. At the same time, PhoneTel filed a third party claim against Peoples

(acquired by Davel on December 23, 1998) for tortuous interference with contract alleging that Peoples induced Davel to not comply with the terms of the original Davel merger agreement. The counterclaim and third party claim sought specific performance from Davel, which would require Davel to comply with the terms of the original Davel merger agreement or, alternatively, for compensatory damages and costs of an unspecified amount. On February 19, 2002, PhoneTel and Davel entered into a settlement agreement which provides for the dismissal of each company’s claims at the effective time of the currently contemplated merger of the companies.

      PhoneTel is not a party to any other legal proceedings which, individually or in the aggregate, would have a material adverse effect on PhoneTel’s business, results of operations, financial condition, or liquidity.

PHONETEL MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

      The following discussion contains forward looking statements. These forward looking statements are based on certain assumptions and analyses made by PhoneTel in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. You are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward looking statements. Other than per share, per call or per telephone data, all dollar amounts expressed herein are in thousands.

Overview

      PhoneTel derives substantially all of its revenues from coin calls and non-coin calls placed from its public pay telephones. Coin revenue is generated from local and long-distance calls that are placed from PhoneTel’s public pay telephones. Non-coin revenue is generated from calling card, credit card, collect and third party billed calls. Typically, each public pay telephone has a presubscribed (dedicated) provider of long distance and operator services. PhoneTel receives revenues for non-coin calls placed from its public pay telephones from its presubscribed long distance and operator service provider based on the volume of calls carried by the OSP and the amount of revenue generated by those calls. PhoneTel also receives dial-around compensation (revenue from non-coin calls placed from PhoneTel’s payphones utilizing a carrier other than PhoneTel’s presubscribed OSP). Net revenue from dial-around compensation was $14,980, $13,442, and $9,877 for the years ended December 31, 1999, 2000, and 2001, respectively.

      Effective November 6, 1996, pursuant to FCC regulations, PhoneTel derived additional revenues from dial-around calls placed from its public pay telephones. From November 6, 1996 to June 30, 1997, PhoneTel recorded gross dial-around revenues at the then mandated rate of $45.85 per telephone per month, compared with the flat fee of $6.00 per telephone per month in place prior to November 6, 1996. Pursuant to the FCC’s Second Report and Order, in the third quarter of 1997, PhoneTel began recording gross dial-around revenue at a rate of $37.20 per installed pay telephone per month and recorded a charge for the retroactive reduction in the dial-around compensation rate from $45.85 to $37.20 per pay telephone per month, applicable to the November 6, 1996 to September 30, 1997 period. From October 1997 to September 1998, PhoneTel recorded dial-around compensation at a per-call rate of $0.284 based on PhoneTel’s estimate of the actual number of dial-around calls ($37.20 per month based on 131 calls per month) placed from each of its public pay telephones. In the fourth quarter 1998, pursuant to the FCC’s Third Report and Order, PhoneTel recorded revenues from dial-around compensation based upon a per-call rate of $0.238 and recorded a retroactive adjustment to reduce revenues previously recorded at a rate of $0.284 per-call. This adjustment included a charge of $3,733 to reflect the reduction in the dial-around compensation rate for the period November 6, 1996 to December 31, 1997 as a result of this regulatory change. In the fourth quarter of 2000, PhoneTel began reporting revenues based on the estimated number of monthly dial-around calls per phone and the current per-call compensation rate of $0.24. In the fourth quarter of 2000, PhoneTel also recorded a bad debt loss of $4,429 applicable to amounts previously recognized as revenue for the period November 1996 to September 2000 to more closely reflect PhoneTel’s historical collection experience and the number of calls for which PhoneTel expects to be compensated.

      In October 1997, states were required to deregulate the price of a local phone call, which has allowed PhoneTel to increase its local coin call rate thereby generating additional revenues. Effective October 7, 1997, PhoneTel increased the local coin call rate at a majority of its pay telephones to $0.35 in states in which the local call rate was previously limited to $0.25. At the end of 2001 and early 2002, PhoneTel further increased the local coin call rate to $0.50. A majority of PhoneTel’s pay telephones currently charge a local coin rate of $0.50 although rates are lower in some markets due to competitive conditions. However, there can be no assurance as to the ultimate effect of recently adopted FCC regulations on PhoneTel’s business, results of operations or financial condition or, that such regulation will withstand judicial review. See “Regulatory Matters Pertaining to Davel and PhoneTel.”

      PhoneTel’s principal operating expenses consist of: (i) telephone line and transmission charges; (ii) commissions paid to location providers which are typically expressed as a percentage of revenues and are fixed for the term of the agreements with each respective location provider; and (iii) field operations costs which are principally comprised of personnel, service vehicle and repair part costs of collecting coins from and maintaining PhoneTel’s public pay telephones. PhoneTel pays monthly local access and usage charges to RBOCs and other LECs for interconnection to the local network for local calls, which are generally computed on a flat monthly charge, and may also include either a per message or usage rate based on the time and duration of the call. PhoneTel also pays fees to RBOCs and other LECs and long distance carriers based on usage for local or long distance coin calls.

      Since the end of 1998, PhoneTel has initiated several profit improvement measures. PhoneTel has been able to obtain lower local access line charges through negotiations and promotional programs with certain of its incumbent LECs or by utilizing competitive LECs (“CLECs”). PhoneTel entered into agreements with new OSPs to obtain an improvement in rates for operator service revenues and long distance line charges. PhoneTel reduced the number of field operations personnel and related costs, abandoned location contracts relating to approximately 7,300 unprofitable phones and, prior to the implementation of the servicing agreement, closed eight district operations facilities to reduce costs. PhoneTel also reduced the number of administrative and sales personnel and eliminated or reduced certain non-essential expenses. PhoneTel believes these measures will continue to have a positive impact on the results of its operations.

      On June 13, 2001, PhoneTel and Davel entered into a servicing agreement designed to commence cost savings initiatives in advance of the closing of the PhoneTel merger. During the third quarter of 2001, the two companies implemented the servicing agreement by combining field service office operation networks on a geographic basis to gain efficiencies resulting from the increased concentration of payphone service routes. PhoneTel and Davel were able to close 21 district operations facilities, eliminate 104 vehicles, and reduce the number of field service personnel by 114 in connection with the servicing agreement. The companies estimate that this will result in an annual cost saving of approximately $6,000, which is reflected in the combined field operations cost that is being shared by both companies in proportion to the number of pay telephones owned by each pursuant to the servicing agreement.

Debt Restructuring and Chapter 11 Bankruptcy Filing

      On July 14, 1999, PhoneTel commenced a case under Chapter 11 of the United States Bankruptcy Code by filing a “prepackaged plan” of reorganization in the United States Bankruptcy Court for the Southern District of New York. On October 20, 1999, the bankruptcy court entered an order confirming PhoneTel’s prepackaged plan, which became effective on November 17, 1999.

      Pursuant to the terms of the prepackaged plan, claims of employees, trade and other creditors of PhoneTel, other than holders of PhoneTel’s $125,000 aggregate principal amount 12% senior notes, were to be paid in full in the ordinary course, unless otherwise agreed. Holders of the senior notes received 9,500,000 shares of a new issue of common stock of the reorganized company in exchange for the senior notes.

      Holders of PhoneTel’s 14% Cumulative Redeemable Convertible Preferred Stock (“14% preferred”) received 325,000 shares of common stock of the reorganized company and warrants to purchase up to 722,200 shares of common stock of the reorganized company at an exercise price of $10.50 per share, which warrants expire three years from the date of grant (“new warrants”). Holders of existing common stock received 175,000 shares of common stock of the reorganized company and new warrants to purchase up to 388,900 shares of common stock.

      Upon emergence from its Chapter 11 proceedings, PhoneTel adopted fresh start reporting pursuant to the provisions of AICPA Statement of Position 90-7 (“SOP 90-7”). PhoneTel has recorded the effects of fresh start reporting as of November 17, 1999, the consummation date of PhoneTel’s prepackaged plan. In accordance with SOP 90-7, assets and liabilities were restated as of November 17, 1999 to reflect the reorganization value of PhoneTel, which approximated their fair values at the consummation date. In addition, the accumulated deficit of PhoneTel through the consummation date was eliminated and the debt and capital structure of PhoneTel was recast pursuant to the provisions of the prepackaged plan.

      The predecessor company’s financial statements through to November 17, 1999 are not comparable to the reorganized company’s financial statements subsequent to November 17, 1999. (See Note 13 to PhoneTel’s Consolidated Financial Statements.) However, for purposes of management’s discussion and analysis of results of operations, the year ended December 31, 1999 for the predecessor and successor company combined is being compared to 2000 and 2001 since the results of operations are comparable except for the extraordinary item and the elimination of interest expense relating to the predecessor company’s senior notes, which resulted from the implementation of the prepackaged plan, and the effect on depreciation and amortization of adopting fresh start reporting.

Results of Operations

      The following table sets forth, for the periods indicated, certain information derived from PhoneTel’s Consolidated Statements of Operations, included elsewhere in this Joint Proxy Statement/ Prospectus.

	Three Months Ended
	March 31,		Year Ended December 31,

	2002	2001	1999	2000	2001

	(in thousands)
REVENUES:
Coin calls	$5,586	$6,716	$40,598	$33,110	$26,911
Non-coin telecommunication services	2,977	4,499	27,732	25,147	17,060
Other	189	141	236	587	1,000

Total revenues	8,752	11,356	68,566	58,844	44,971

OPERATING EXPENSES:
Line and transmission charges	3,199	4,362	19,663	17,211	16,378
Location commissions	1,460	1,597	12,231	8,467	7,382
Field operations	2,657	3,328	20,227	17,405	12,822
Selling, general and administrative	2,008	2,052	10,515	9,056	7,691
Depreciation and amortization	2,473	3,418	23,035	17,469	12,986
Provision for uncollectible accounts receivable(2)	—	—	404	4,944	328
Charges relating to location contracts	—	—	864	21,205	17,582
Other unusual charges and contractual settlements	201	110	697	579	862

Total operating expenses	11,998	14,867	87,636	96,336	76,031

LOSS FROM OPERATIONS	(3,246)	(3,511)	(19,070)	(37,492)	(31,060)

OTHER INCOME (EXPENSE)
Interest expenses	(3,592)	(2,744)	(20,737)	(11,168)	(11,345)
Interest and other income	19	38	229	254	(176)

Total other income (expense)	(3,573)	(2,706)	(20,508)	(10,914)	(11,521)

LOSS BEFORE EXTRAORDINARY ITEM	(6,819)	(6,217)	(39,578)	(48,406)	(42,581)
EXTRAORDINARY GAIN ON EXTINGUISHMENT OF DEBT	—	—	77,172	—	—

NET INCOME (LOSS)	$(6,819)	$(6,217)	$37,594	$(48,406)	$(42,581)

CASH FLOW PROVIDED BY (USED IN)
Operating activities	$(3,343)	$238	$(1,537)	$1,260	$587
Investing activities	(7)	(447)	(2,302)	(2,429)	(445)
Financing activities	4,698	(37)	3,771	(106)	(342)
EBITDA from recurring operations(1)	(572)	17	5,526	1,761	370

(1)	See “Year Ended December 31, 2001 Compared to Year Ended December 31, 2000” for a description of EBITDA from recurring operations.

(2)	The provisions for uncollectible accounts receivable for the three months ended March 31, 2001 and 2002 were $155 and $94, respectively, and are included in selling, general and administrative expenses.

      PhoneTel’s reported results of operations can be affected by the use of estimates and PhoneTel’s critical accounting policies. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates, among others, include amounts relating to the carrying value of PhoneTel’s accounts receivable and payphone location contracts and the related revenues and expenses applicable to dial-around compensation and asset impairment. Actual results could differ from those estimates.

      Revenues from coin calls, reselling operator assisted and long distance services, and compensation for dial-around calls are recognized in the period in which the customer places the related call. The FCC has the authority pursuant to the 1996 Telecom Act to effect rates related to revenue from dial-around compensation, including retroactive rate adjustments and refunds. (See discussion of revenues from non-coin telecommunication services under “Year Ended December 31, 2001 Compared to Year Ended December 31, 2000”). Rate adjustments arising from FCC rate actions that require refunds to interexchange or other carriers are recorded in the first period that they become both probable of payment and estimable in amount. Rate adjustments that result in payments to PhoneTel by interexchange or other carriers are recorded when received.

      Under PhoneTel’s accounting policy relating to asset impairment, PhoneTel periodically evaluates potential impairment of long-lived assets based upon the cash flows derived from each of PhoneTel’s operating districts, the lowest level for which operating cash flows for such asset groupings are identifiable. A loss relating to an impairment of assets occurs when the aggregate of the estimated undiscounted future cash inflows expected to be generated by PhoneTel’s asset groups (including any salvage values) are less than the related assets’ carrying value. Impairment is measured based on the difference between the higher of the fair value of the assets or present value of the discounted expected future cash flows and the assets’ carrying value. No impairment was incurred in 1999. In 2000 and 2001, PhoneTel incurred asset impairment losses relating to its payphone location contracts of $14,787 and $15,830, respectively, as more fully described below.

Three Months Ended March 31, 2002 Compared to Three Months Ended March 31, 2001

      Revenues.  Revenues decreased by $2,604 or 22.9%, from $11,356 for the first three months of 2001 to $8,752 for the first three months of 2002. This decrease is primarily due to the decrease in the average number of installed pay telephones and a decline in call volume as discussed below. The average number of installed pay telephones decreased from 35,062 for the three months ended March 31, 2001 to 29,766 for the three months ended March 31, 2002, a decrease of 5,296 or 15.1%, principally due to the timing of expiring location contracts, the competition for payphone locations in the marketplace, the termination of unprofitable location contracts relating to approximately 1,960 pay telephones in last half of 2001, and the sale of approximately 1,080 payphones located in Montana and Wyoming in December 2001.

      Revenues from coin calls decreased by $1,130 or 16.8%, from $6,716 for the three months ended March 31, 2001 to $5,586 for the three months ended March 31, 2002. The decrease is due in part to the decrease in the average number of installed pay telephones in the first quarter of 2002 compared to the first quarter of 2001. In addition, long distance and local call volumes and related coin revenues have been adversely affected by the growth of wireless communication services, which serve as an increasingly competitive alternative to payphone usage. To a lesser extent, coin revenue has declined due to the use of prepaid calling cards and other types of dial-around calls. These decreases in call volume have been offset by the increase in the local coin call rate from $0.35 to $0.50 for the majority of PhoneTel’s payphones, resulting in a net decrease in revenues from coin calls on a per phone basis of 2.0%.

      Revenues from non-coin telecommunication services decreased by $1,522, or 33.8%, from $4,499 for the three months ended March 31, 2001 to $2,977 for the three months ended March 31, 2002. Of this decrease, long distance revenues from operator service providers decreased by $750 or 44.7%. This decrease is a result of the decreases in the average number of pay telephones and the reduction in operator service revenues caused by the continuing aggressive dial-around advertising by long distance carriers such as AT&T and MCI Worldcom. Long distance revenues from operator service providers have also been adversely affected by the growth in wireless communication services. In addition, revenues from dial-around compensation decreased by $772 or 27.4%, from $2,822 in the first quarter of 2001 to $2,050 in the first quarter of 2002, primarily due to the reduction in the average number of pay telephones and compensable calls. Although PhoneTel expects to receive additional revenue as a result of the FCC’s April 5, 2001 order relating to dial-around calls placed through resellers, no additional revenue was recognized in the first quarter of 2002 because the amount is not presently determinable. (See Note 4 to the consolidated financial statements of PhoneTel for the three months ended March 31, 2002).

      Non-coin revenue from dial-around compensation during the three months ended March 31, 2001 and 2002 does not include any adjustments that might result from the FCC’s 2002 Payphone Order. As a result of proceedings by the FCC, the FCC has determined that there will be an industry-wide reconciliation to true-up underpayments made during the Interim and Intermediate Periods as between the payphone providers, including PhoneTel, and the relevant “dial-around” carriers. While the timing and amounts of such true-up payments, if any, are not currently determinable, in management’s opinion the final implementation of this reconciliation process, and the outcome of any related administrative or judicial review of such adjustments, could potentially have a material adverse effect on PhoneTel (see Note 4 to the consolidated financial statements of PhoneTel for the three months ended March 31, 2002).

      Other revenues increased $48 from $141 for the three months ended March 31, 2001 to $189 for the three months ended March 31, 2002. This increase was primarily the result of an increase in payphone service revenue relating to services provided to third parties.

      Operating Expenses.  Total operating expenses decreased $2,869, or 19.3%, from $14,867 for the three months ended March 31, 2001 to $11,998 for the three months ended March 31, 2002. The decrease was due to a reduction in substantially all expense categories, due in part to the decrease in the average number of installed pay telephones and a decrease in personnel and other costs in the first quarter of 2002 compared to the first quarter of 2001.

      Line and transmission charges decreased $1,163, or 26.7%, from $4,362 for the three months ended March 31, 2001 to $3,199 for the three months ended March 31, 2002. Line and transmission charges represented 38.4% of total revenues for the three months ended March 31, 2001 and 36.6% of total revenues for the three months ended March 31, 2002, a decrease of 1.8%. The dollar and percentage decreases were primarily due to the average number of pay telephones in the first quarter of 2002 and the recovery of $499 of excess line charges from BellSouth Telecommunications, Inc. received in February 2001. Due to an appeal of an interim order from the Tennessee Regulatory Authority by BellSouth that was recently dismissed, the reduction in line and transmission expenses was recorded in the three months ended March 31, 2002.

      Location commissions decreased $137, or 8.6%, from $1,597 for the three months ended March 31, 2001 to $1,460 for the three months ended March 31, 2002. Location commissions represented 14.1% of total revenues for the three months ended March 31, 2001 and 16.7% of total revenues for the three months ended March 31, 2002, an increase of 2.6%. The dollar decrease is due to the reduction in revenues in the first quarter of 2002 compared to 2001. The increase in location commissions as a percentage of total revenues reflects the increase in commission rates on new location contracts and contract renewals, and the lower commission rates on payphones removed from service under PhoneTel’s ongoing program to evaluate the profitability of its payphones.

      Field operations expenses (consisting principally of field operations personnel and vehicle costs, rents and utilities of the local service facilities and repair and maintenance of the installed public pay telephones) decreased $671, or 20.2%, from $3,328 for the three months ended March 31, 2001 to $2,657 for the three months ended March 31, 2002. Field operations expenses represented 29.3% of total revenues for the three months ended March 31, 2001 and 30.4% of total revenues for the three months ended March 31, 2002. The dollar decrease in the first quarter of 2002 was primarily due to reductions in salaries and wages, vehicle costs and local service facility occupancy costs resulting from the implementation of the servicing agreement with Davel in the third quarter of 2001. The decrease in these expenses from 2001 to 2002 was offset by a credit to expense of $802 recorded in the first quarter of 2001 relating to the settlement of a prior year state sales tax assessment charged to expense in prior periods. The increase in field operations expenses as a percentage of total revenues is a result of the decrease in revenues in the first quarter of 2002.

      Selling, general and administrative (“SG&A”) expenses decreased $44, or 2.1%, from $2,052 for the three months ended March 31, 2001 to $2,008 for the three months ended March 31, 2002. SG&A expenses represented 18.1% of total revenues for the three months ended March 31, 2001 and 22.9% of total revenues for the three months ended March 31, 2002. The dollar decrease was primarily due to cost reduction efforts that resulted in decreases in the number of personnel and personnel related expenses, offset by an increase in professional fees relating to routine contractual and corporate matters. The increase in SG&A expenses as a percentage of total revenues is due to lower revenues in the first quarter of 2002.

      Depreciation and amortization decreased $945, or 27.6%, from $3,418 for the three months ended March 31, 2001 to $2,473 for the three months ended March 31, 2002. Depreciation and amortization represented 30.1% and 28.3% of total revenues for the three months ended March 31, 2001 and 2002, respectively. The dollar and percentage decreases were primarily due to an $882 reduction in amortization expense in the first quarter of 2002. The reduction in amortization expense was due to $17,582 of write-offs of intangible assets relating to losses on asset impairment and the abandonment of payphone location contracts recorded in the last three quarters of 2001.

      Other unusual charges and contractual settlements were $110 in the three months ended March 31, 2001 compared to $201 in the three months ended March 31, 2002 and consisted primarily of legal and professional fees relating to non-routine litigation, contractual matters and employment costs as well as $164 of merger related expenses incurred in 2002.

      Other Income (Expense).  Other income (expense) is comprised principally of interest expense incurred on debt and interest income. Total interest expense increased $848, or 30.9%, from $2,744 for the three months ended March 31, 2001 to $3,592 for the three months ended March 31, 2002. Interest expense represented 24.2% of total revenues for the three months ended March 31, 2001 and 41.0% of total revenues for the three months ended March 31, 2002, an increase of 16.8%. The dollar and percentage increases were due to the increase in PhoneTel’s outstanding debt relating to fees and interest added to loan principal pursuant to PhoneTel’s Exit Financing Agreement and $5,000 of new borrowings under the new $10 million senior credit facility. The increase in interest expense as a percentage of total revenue is also due to the decrease in revenues compared to the first quarter of 2002. Interest and other income decreased from $38 for the first three months of 2001 to $19 in the first quarter of 2002.

      EBITDA from Recurring Operations.  EBITDA from recurring operations (income before interest income, interest expense, taxes, depreciation and amortization, and other unusual charges and contractual settlements) decreased $589, from $17 for the three months ended March 31, 2001 to a loss of $572 for the three months ended March 31, 2002. EBITDA from recurring operations represented 0.1% of total revenues for the three months ended March 31, 2001 and (6.5)% of total revenues for the three months ended March 31, 2002. The dollar and percentage decreases are primarily due to the decreases in coin and non-coin telecommunication revenues (including dial-around compensation) offset in part by cost reductions. EBITDA from recurring operations is not intended to represent an alternative to operating income (as defined in accordance with generally accepted accounting principles) as an indicator of PhoneTel’s operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. PhoneTel believes that EBITDA from recurring operations is a meaningful measure of performance because it is commonly used in the public pay telephone industry to analyze comparable public pay telephone companies on the basis of operating performance, leverage and liquidity. See “Liquidity and Capital Resources” for a discussion of cash flows from operating, investing and financing activities.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

      Revenues. Total revenues decreased by $13,873 or 23.6% from $58,844 for the year ended December 31, 2000 to $44,971 for the year ended December 31, 2001. This decrease is primarily due to a decrease in the average number of installed pay telephones, a decline in coin call volume, and the decrease in revenues from non-coin telecommunication services, including dial-around compensation, as discussed below. The average number of installed pay telephones decreased from 36,841 for the year ended December 31, 2000 to 33,754 for the year ended December 31, 2001, a decrease of 3,087, or 8.4%. This decrease was principally due to expired location contracts which were not renewed and the removal of approximately 3,400 unprofitable pay telephones in the last half of 2000 and approximately 2,000 pay telephones in the third quarter of 2001.

      Revenues from coin calls were $33,110 and $26,911 for the years ended December 31, 2000 and 2001, respectively. This decrease of $6,199, or 18.7%, is primarily due to a decrease in the average number of payphones and a decline in the number of local and long distance coin calls. Long distance and local call volumes and coin revenues have been adversely affected by the growth of wireless communication services, which serve as an increasingly competitive alternative to payphone usage. Coin revenues from long distance calls have also declined due to the impact of prepaid calling cards and other types of dial-around calls placed from PhoneTel’s payphones as discussed below.

      Revenues from non-coin telecommunication services decreased by $8,087 or 32.2%, from $25,147 for the year ended December 31, 2000 to $17,060 for the year ended December 31, 2001. Of this decrease, long distance revenues from operator service providers decreased by $4,522 or 38.6% principally due to a reduction in the number of operator service calls resulting from the decline in the average number of installed pay telephones, continuing aggressive dial-around advertising by long distance carriers such as AT&T and MCI Worldcom and the use of prepaid phone cards. Long distance revenues from operator service providers have also been adversely affected by the growth in wireless communications. Revenues from dial-around compensation decreased by $3,565 or 26.5% compared to 2000 primarily due to the decrease in the average number of installed pay telephones and a reduction in the estimated number of dial-around calls used to record revenues beginning in the fourth quarter of 2000. The reduction in the average number of dial-around calls per phone was also primarily due to the increased use of wireless communication services by consumers.

      Under Section 276, the FCC has issued a number of administrative orders regarding dial-around compensation. As a result of these regulatory changes, PSPs are generally entitled to retroactive compensation for the interim period (November 6, 1996 to October 7, 1997), and are generally liable to IXCs for overpayments received during the intermediate period (October 7, 1997 to April 20, 1999). It is possible that any retroactive adjustments for the interim period and intermediate period could have a material adverse effect on PhoneTel. See “Overview” of this section above for a discussion of the impact of certain regulations on PhoneTel’s revenue. See also “Regulatory Matters Pertaining to Davel and PhoneTel” for a complete discussion of the regulatory matters affecting PhoneTel’s operations.

      On April 5, 2001, the FCC issued an order which makes the first switched based carrier that issues toll-free numbers to resellers, including prepaid calling card companies, responsible for paying dial-around compensation on coinless calls placed from payphones by individuals utilizing such toll-free numbers. Previously, these carriers were not required to disclose the identity of resellers responsible for payment. The FCC order became effective on November 23, 2001. Although PhoneTel expects this FCC order to improve its ability to identify and collect amounts relating to dial-around calls that would otherwise become uncollectible, the amount of the increase in revenues from dial-around compensation, if any, cannot be determined at this time.

      Other revenues were $587 and $1,000 for the years ended December 31, 2000 and 2001, respectively. This increase of $413 was primarily due to a $426 increase in revenues from telecommunication contractor services provided to Urban Telecommunications, Inc., a related party.

      Operating Expenses. Total operating expenses decreased $20,305, or 21.1%, from $96,336 for the year ended December 31, 2000 to $76,031 for the year ended December 31, 2001. This decline was due to decreases in substantially all operating expense categories. Such decreases in operating expenses were due to the decrease in the average number of installed pay telephones, the decrease in the number of sales, administrative and operating personnel, other cost reduction programs and the implementation of the servicing agreement.

      In 2001, line and transmission charges declined by $833, or 4.8%. Line and transmission charges were $17,211 in 2000 and $16,378 in 2001 and represented 29.2% and 36.4% of total revenues for the years ended December 31, 2000 and 2001, respectively. The dollar decrease was due to the decrease in the average number of installed pay telephones, the decrease in local and long distance line charges that are based upon call volumes and duration, and lower line charges resulting from the use of CLECs. This decrease was partially offset by approximately $1,783 of credits in 2000 relating to the recovery of prior years’ sales and excise taxes charged by LECs. The increase as a percentage of revenues is primarily due to the lower revenues reported in 2001.

      Location commissions were $8,467 in 2000 and $7,382 in 2001. Location commissions declined by $1,085, or 12.8%, and represented 14.4% and 16.4% of total revenues for the years ended December 31, 2000 and 2001, respectively. The dollar decrease reflects the effect of the decrease in revenues in 2001 compared to 2000 which is used as the basis for calculating location commissions. The percentage increase is due to the use of higher commission accrual rates in 2001 to recognize the increasing commission rates resulting from location contracts with new and existing location providers and to reflect the removal of unprofitable phones which tend to have lower commission rates.

      Field operations, which consist principally of personnel costs, rents and utilities of the local service facilities, and repair and maintenance of PhoneTel’s installed pay telephone base, decreased $4,583, or 26.3%, from $17,405 in 2000 to $12,822 for the year ended December 31, 2001. Field operations as a percentage of total revenues decreased from 29.6% of total revenues for the year ended December 31, 2000 to 28.5% of total revenues in 2001. The dollar and percentage decreases in 2001 compared to 2000 was primarily due to lower aggregate payroll and vehicle costs resulting from the reduction in personnel, a decrease in sales and other taxes based on revenues, a decrease in service and repair part costs and other cost reductions. Included in the decrease in sales and other taxes are credits of $449 in 2000 and $833 in 2001 for reductions in sales tax assessments previously recorded as expense. A portion of the decrease in payroll and other field operations expenses is attributable to efficiencies resulting from the implementation of the servicing agreement during the third quarter of 2001.

      Selling, general and administrative expenses (“SG&A”) decreased $1,365, or 15.1%, from $9,056 for the year ended December 31, 2000 to $7,691 for the year ended December 31, 2001. SG&A expenses represented 15.4% of total revenues for the year ended December 31, 2000 and 17.1% in 2001. The dollar decrease was due to a decrease in administrative and sales personnel, a reduction in corporate office telephone expense and other decreases in administrative expenses as a result of cost reduction efforts in 2001. The increase as a percentage of revenues is primarily due to lower revenues reported in 2001.

      Depreciation and amortization decreased $4,483, or 25.7%, from $17,469 for the year ended December 31, 2000 to $12,986 for the year ended December 31, 2001. Depreciation and amortization represented 29.7% of total revenues for the year ended December 31, 2000 and 28.9% of total revenues for the year ended December 31, 2001, a decrease of 0.8%. The dollar and percentage decreases were primarily due to a $4,280 reduction in amortization expense in 2001. This reduction in amortization expense was due to a $21,205 write-off of intangible assets relating to losses on asset impairment and the abandonment of payphone location contracts recorded in the last half of 2000 and, to a lesser extent, the $17,582 write-off of intangible assets in 2001.

      The provision for uncollectible accounts receivable decreased $4,616 from $4,944 in 2000 to $328 in 2001. The provision for uncollectible accounts receivable represented 8.4% of total revenues in 2000 and 0.7% in 2001, a decrease of 7.7%. The dollar and percentage decreases were due to the write-off of accounts receivable relating to dial-around compensation in 2000 to more closely reflect the actual number of dial-around calls for which PhoneTel currently expects to be paid.

      Charges relating to location contracts decreased $3,623 from $21,205 for the year ended December 31, 2000 to $17,582 for the year ended December 31, 2001. In 2000, the loss consisted of $6,418 relating to the removal of 3,376 unprofitable pay telephones as part of PhoneTel’s continuing program to evaluate the profitability of its payphones. The loss in 2000 also included an asset impairment loss of $14,787 to write-down the carrying value of PhoneTel’s payphone location contracts to their estimated fair value. In 2001, the loss consisted of $1,752 relating to the removal of 1,960 unprofitable pay telephones and an asset impairment loss of $15,830. Charges relating to location contracts represented 36.0% of total revenues in 2000 and 39.1% of total revenues in 2001.

      Other unusual charges and contractual settlements increased $283 from $579 for the year ended December 31, 2000 to $862 for the year ended December 31, 2001. For the year ended December 31, 2000, other unusual charges and contractual settlements consisted of: (i) professional fees and other costs related to

PhoneTel’s prepackaged plan, $78; (ii) other contractual settlements, $284; and (iii) costs relating to unsuccessful refinancing efforts and other matters, $217. In 2001, other unusual charges contractual settlements consisted of: (i) costs relating to the merger agreement, $650; (ii) settlement of an employee contractual obligation, $108; (iii) other contractual settlements, $21; and (iv) other non-recurring charges, $83. Other unusual charges and contractual settlements represented 1% and 1.9% of total revenues in 2000 and 2001, respectively.

      Other income (expense). Other income (expense) is comprised principally of interest expense incurred on debt and interest and other income (expense). Total interest expense increased $177, or 1.6%, from $11,168 for the year ended December 31, 2000 to $11,345 for the year ended December 31, 2001. Interest expense represented 19.0% of total revenues for the year ended December 31, 2000 and 25.2% of total revenues for the year ended December 31, 2001, an increase of 6.2%. The dollar and percentage increases in interest expense were due to an increase in the outstanding balance of PhoneTel’s secured debt resulting from the capitalization of interest and fees in 2001, offset by a reduction in the interest rate which varies with the lenders’ base interest rate. Interest and other income (expense) decreased $430, from $254 in 2000 to ($176) in 2001. This decrease was primarily due to a $378 loss on the sale of approximately 1,080 payphones and related operating assets for two of PhoneTel’s district operations facilities located in Montana. PhoneTel received $648 for the sale of these assets in December 2001, a portion of which was used to pay principal on its secured debt.

      EBITDA from recurring operations. EBITDA from recurring operations (income before interest income, interest expense, taxes, depreciation and amortization, charges relating to location contracts, other unusual charges and contractual settlements and extraordinary items) decreased $1,391, or 79.0%, from $1,761 for the year ended December 31, 2000 to $370 for the year ended December 31, 2001. EBITDA from recurring operations represented 3.0% of total revenues for the year ended December 31, 2000 and 0.8% of total revenues for the year ended December 31, 2001, a decrease of 2.2%. The dollar and percentage decreases are primarily due to the decrease in revenues offset by decreases in certain operating expenses. EBITDA from recurring operations is not intended to represent an alternative to operating income (as defined in accordance with generally accepted accounting principles), as an indicator of PhoneTel’s operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. See “— Liquidity and Capital Resources” for a discussion of cash flows from operating, investing and financing activities. PhoneTel believes that EBITDA from recurring operations is a meaningful measure of performance because it is commonly used in the public pay telephone industry to analyze comparable public pay telephone companies on the basis of operating performance, leverage and liquidity.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

      Revenues. Total revenues decreased by $9,722 or 14.2% from $68,566 for the year ended December 31, 1999 to $58,844 for the year ended December 31, 2000. This decrease is primarily due to a decrease in the average number of installed pay telephones, a decline in coin call volume, and the decrease in revenues from non-coin telecommunication services, including dial-around compensation, as discussed below. The average number of installed pay telephones decreased from 40,063 for the year ended December 31, 1999 to 36,841 for the year ended December 31, 2000, a decrease of 3,222, or 8.0%. This decrease was principally due to expired location contracts which were not renewed and the removal of approximately 2,000 unprofitable pay telephones in the fourth quarter of 1999 and approximately 1,500 unprofitable pay telephones in the third quarter of 2000.

      Revenues from coin calls were $40,598 and $33,110 for the years ended December 31, 1999 and 2000, respectively. This decrease of $7,488, or 18.4%, is primarily due to a decrease in the average number of payphones and a decline in the number of local and long distance coin calls. Long distance and local call volumes and coin revenues have been adversely affected by the growth of wireless communication services, which serves as an increasingly competitive alternative to payphone usage. Coin revenues from long distance calls have also declined due to the impact of dial-around calls placed from PhoneTel’s payphones as discussed below.

      Revenues from non-coin telecommunication services decreased by $2,585 or 9.3%, from $27,732 for the year ended December 31, 1999 to $25,147 for the year ended December 31, 2000. Of this decrease, long distance revenues from operator service providers decreased by $1,047 or 8.2% principally due to a reduction in the number of operator service calls resulting from the decline in the average number of installed pay telephones, continuing aggressive dial-around advertising by long distance carriers such as AT&T and MCI Worldcom and the use of prepaid phone cards. Long distance revenues from operator service providers have also been adversely affected by the growth in wireless communications. These decreases in long distance revenues were partially offset by higher commission rates received as a result of a change in PhoneTel’s primary operator service provider in January 2000. Revenues from dial-around compensation decreased by $1,538 or 10.3% compared to 1999 primarily due to the decrease in the average number of installed pay telephones and a reduction in the estimated number of dial-around calls used to record revenues at the end of 2000. In the fourth quarter of 2000, PhoneTel reported revenues at a rate of $27.00 per pay telephone per month based on $0.24 per call and an estimated 114 calls per pay telephone per month to more closely reflect the actual number of calls for which PhoneTel expects to be compensated.

      Operating Expenses. Total operating expenses increased $8,700, or 9.9%, from $87,636 for the year ended December 31, 1999 to $96,336 for the year ended December 31, 2000. The increase was due to an increase in the provision for uncollectible accounts receivable and in charges relating to location contracts offset by decreases in other operating expense categories. Such decreases in other operating expenses were due in part to decreases in depreciation and amortization resulting from the adoption of fresh start reporting, the decrease in the average number of installed pay telephones, the decrease in the number of sales, administrative and operating personnel and other cost reduction programs.

      Line and transmission charges decreased $2,452, or 12.5%, from $19,663 for the year ended December 31, 1999 to $17,211 for the year ended December 31, 2000. Line and transmission charges represented 28.7% of total revenues for the year ended December 31, 1999 and 29.2 % of total revenues for the year ended December 31, 2000, an increase of 0.5%. The dollar decrease was due to the decrease in the average number of installed pay telephones, the decrease in local and long distance line charges that are based upon call volumes and duration, and lower line charges resulting from the use of CLECs. In 2000, PhoneTel also recovered approximately $1,783 of prior years’ sales and excise taxes charged by LECs compared to $1,688 of reductions in line and transmission charges in 1999 relating to cost-based rate reductions ordered by state regulators, promotional allowances, and sales and excise taxes charged by LECs. The increase as a percentage of revenues is primarily due to the lower revenues reported in 2000.

      Location commissions were $12,231 in 1999 and $8,467 in 2000. Location commissions declined by $3,764, or 30.8%, and represented 17.8% and 14.4% of total revenues for the years ended December 31, 1999 and 2000, respectively. The dollar decrease reflects the effect of the decrease in revenues in 2000 compared to 1999 which is used as the basis for calculating location commissions. The percentage decrease is due to the use of higher commission accrual rates in 1999 to recognize the increasing commission rates resulting from location contracts with new and existing location providers.

      Field operations, which consist principally of personnel costs, rents and utilities of the local service facilities, and repair and maintenance of PhoneTel’s installed pay telephone base, decreased $2,822, or 14.0%, from $20,227 in 1999 to $17,405 for the year ended December 31, 2000. Field operations as a percentage of total revenues increased slightly from 29.5% of total revenues for the year ended December 31, 1999 to 29.6% of total revenues in 2000. The dollar decrease in 2000 compared to 1999 was primarily due to lower aggregate salaries and wages resulting from the reduction in personnel, a decrease in sales and other taxes based on revenues during 2000 and other cost reduction measures. Included in the decrease in sales and other taxes is $920 for reductions in sales tax assessments previously recorded as expense and lower universal telephone service fees (“USF fees”). As a result of a court ruling in the first quarter of 2000, USF fees can only be assessed on interstate coin revenues which reduces the amount of such fees PhoneTel is required to pay. The percentage increase was a result of the lower revenues during 2000.

      SG&A expenses decreased $1,459, or 13.9%, from $10,515 for the year ended December 31, 1999 to $9,056 for the year ended December 31, 2000. SG&A expenses represented 15.3% of total revenues for the year ended December 31, 1999 and 15.4% in 2000. The dollar decrease was due to a decrease in administrative and sales personnel, a reduction in corporate office telephone expense and other decreases in administrative expenses as a result of cost reduction efforts in 2000. The increase as a percentage of revenues is primarily due to lower revenues reported in 2000.

      Depreciation and amortization decreased in 2000 primarily due to the adoption of fresh start reporting as of November 17, 1999, the consummation date of PhoneTel’s prepackaged plan. Under fresh start reporting, the carrying values of property and equipment and of intangible assets were adjusted to equal the fair value of such assets at that date. The new cost basis of these assets is being depreciated or amortized over their remaining useful lives. Depreciation and amortization decreased $5,566, or 24.2%, from $23,035 for the year ended December 31, 1999 to $17,469 for the year ended December 31, 2000. Depreciation and amortization represented 33.6% of total revenues for the year ended December 31, 1999 and 29.7% of total revenues for the year ended December 31, 2000, a decrease of 3.9%.

      The provision for uncollectible accounts receivable increased $4,540 from $404 in 1999 to $4,944 in 2000. The provision for uncollectible accounts receivable represented 0.6% of total revenues in 1999 and 8.4% in 2000, an increase of 7.8%. The dollar and percentage increases were due to the write-off of accounts receivable relating to dial-around compensation in 2000 to more closely reflect the actual number of dial-around calls for which PhoneTel currently expects to be paid.

      Charges relating to location contracts increased $20,341 from $864 for the year ended December 31, 1999 to $21,205 for the year ended December 31, 2000. The loss in 1999 related to the removal of 1,839 pay telephones as part of PhoneTel’s continuing program to evaluate the profitability of its payphones. In 2000, the loss consisted of $6,418 relating to the removal of 3,376 unprofitable pay telephones and an asset impairment loss of $14,787 to write-down the carrying value of PhoneTel’s payphone location contracts to their estimated fair value. Charges relating to location contracts represented 1.3% of total revenues in 1999 and 36.0% of total revenues in 2000.

      Other unusual charges and contractual settlements decreased $118 from $697 for the year ended December 31, 1999 to $579 for the year ended December 31, 2000. For the year ended December 31, 1999, other unusual charges and contractual settlements consisted of: (i) professional fees and other costs related to PhoneTel’s prepackaged plan, $883; (ii) other matters, $178; less (iii) recovery of expense relating to settlement of professional fees, $364. Other unusual charges and contractual settlements represented 1.0% of total revenues in 1999 and 2000.

      Other income (expense). Other income (expense) is comprised principally of interest expense incurred on debt and interest income. Total interest expense decreased $9,569, or 46.1%, from $20,737 for the year ended December 31, 1999 to $11,168 for the year ended December 31, 2000. Interest expense represented 30.2% of total revenues for the year ended December 31, 1999 and 19.0% of total revenues for the year ended December 31, 2000, a decrease of 11.2%. The dollar decrease occurred as a result of the conversion of PhoneTel’s senior notes to common stock pursuant to PhoneTel’s prepackaged plan. Interest relating to the senior notes, including amortization of deferred financing costs, was $13,905 in 1999 (through November 17, 1999). This decrease was offset by an increase in interest expense relating to PhoneTel’s secured debt as a result of additional borrowings in 1999 and an increase in the effective rate of interest arising principally from the amortization of higher fees relating to PhoneTel’s exit financing agreement. Interest and other income increased $25, from $229 in 1999 to $254 in 2000. This increase consisted of a decrease in interest income offset by an increase in other income in 2000.

      Extraordinary gain on extinguishment of debt. The extraordinary gain on extinguishment of debt of $77,172 in 1999 consists of the gain on conversion of senior notes to common stock of $79,267 less a loss of $2,095 due to the write-off of deferred financing costs upon refinancing of PhoneTel’s credit agreement.

      EBITDA from recurring operations. EBITDA from recurring operations (income before interest income, interest expense, taxes, depreciation and amortization, charges relating to location contracts, other unusual charges and contractual settlements and extraordinary items) decreased $3,765, or 68.1%, from $5,526 for the year ended December 31, 1999 to $1,761 for the year ended December 31, 2000. EBITDA from recurring operations represented 8.1% of total revenues for the year ended December 31, 1999 and 3.0% of total revenues for the year ended December 31, 2000, a decrease of 5.1%. The dollar and percentage decreases are primarily due to the decrease in revenues and the increase in the provision for uncollectible accounts receivable relating to dial-around compensation offset by decreases in certain operating expenses. See “PhoneTel’s Management’s Discussion and Analysis — Liquidity and Capital Resources” for a discussion of cash flows from operating, investing and financing activities.

Liquidity and Capital Resources

      On February 19, 2002, in connection with the execution of the merger agreement, PhoneTel and Davel jointly entered into the new $10 million credit facility with Madeleine L.L.C. and ARK CLO 2000-1, Limited. Under the new $10 million senior credit facility, PhoneTel and Davel each received $5,000 of loan proceeds and will each pay 50% of the interest, fees and principal due thereunder. The companies have joint and several liability for this obligation and each would be responsible for the entire obligation in the event of default by the other party.

      The new $10 million senior credit facility is secured by substantially all of the assets of PhoneTel and Davel and provides for the payment of monthly interest at 15% per annum and, beginning July 31, 2002, monthly principal payments of $833 through the earlier of June 30, 2003, the maturity date of the loan, or the termination of the merger agreement (which will occur on August 31, 2002 if not then extended by the lenders). The new $10 million senior credit facility also provides for the payment of a 1% loan fee, loan costs incurred by the lenders thereunder, and advanced payments of principal from excess cash flow or certain types of cash receipts. PhoneTel incurred $190 for its share of costs and loan fees. The new $10 million senior credit facility also requires PhoneTel and Davel to maintain a minimum level of combined earnings (as defined in the new $10 million senior credit facility) and limits the incurrence of cash expenditures and indebtedness, the payment of dividends, and certain asset disposals.

Cash Flows for the Three Months Ended March 31, 2001 and 2002

      Cash Flows from Operating Activities. PhoneTel had working capital, excluding the current portion of long-term debt, of $8 at March 31, 2002 compared to a working capital deficiency of $3,841 at December 31, 2001. This increase in working capital was due to $5,000 of new borrowings under the new $10 million senior credit facility, the proceeds of which were used to reduce accounts payable and accrued expenses in the first quarter of 2002 (See Note 5 to PhoneTel’s consolidated financial statements for the three months ended March 31, 2002). Net cash provided by (used in) operating activities during the three months ended March 31, 2001 and 2002 was $238 and $(3,343), respectively. The increase in net cash (used in) operations in the first quarter 2002 reflects additional payments of accounts payable and accrued expenses to reduce past due balances with vendors.

      Cash Flows from Investing Activities. Cash used in investing activities during the three months ended March 31, 2001 and 2002 was $447 and $7, respectively. In the first quarter of 2001 and 2002, cash used in investing activities consisted mainly of purchases of telephones, other property and equipment and expenditures for deferred commissions and signing bonuses relating to payphone location contracts. The level of such expenditures was lower in 2002 because PhoneTel has been able to redeploy payphones previously removed from service and has been able to curtail the use of signing bonuses to acquire new payphone locations under current competitive conditions.

      Cash Flows from Financing Activities. Cash flows provided by (used in) financing activities during the three months ended March 31, 2001 and 2002 was $(37) and $4,698, respectively. Cash flows used in financing activities during the three months ended March 31, 2001 consisted primarily of expenditures for professional fees for the proposed refinancing of PhoneTel’s debt. In the first quarter of 2002, cash flows provided by financing activities primarily consist of $5,000 of proceeds from the new $10 million senior credit facility less financing and debt restructuring costs.

Cash Flows for the Years Ended December 31, 1999, 2000 and 2001

      Cash Flows from Operating Activities. Net cash provided by (used in) operating activities during the fiscal years ended December 31, 1999, 2000 and 2001 was ($1,537), $1,260, and $587, respectively. Net cash provided by (used in) operating activities consisted primarily of the funding of operating losses (before extraordinary item) and the decrease in current liabilities in 1999, offset by depreciation and amortization, the increase in current liabilities in 2000, non-cash charges relating to location contracts and accounts receivable, and non-cash interest charged to expense. The decrease in non-cash interest from 1999 to 2000 was due to the discharge of accrued interest then owed on PhoneTel’s 12% senior notes in PhoneTel’s Chapter 11 Bankruptcy Case in 1999. The increase in non-cash interest from 2000 to 2001 relates to approximately $5,565 of interest that was originally due in 2001 that PhoneTel was permitted to capitalize as a result of amendments to PhoneTel’s exit financing agreement.

      Cash Flows from Investing Activities. Cash used in investing activities during the fiscal years ended December 31, 1999, 2000, and 2001 was $2,302, $2,429, and $445, respectively. Cash used in investing activities consisted primarily of capital expenditures resulting from the purchase and installation of new pay telephone equipment and other expenditures to extend the useful life of existing pay telephone equipment, and costs relating to new location contracts. In 2001, PhoneTel was able to reduce capital expenditures for pay telephone equipment by redeploying equipment removed from unprofitable locations. PhoneTel was also able to remain competitive while substantially eliminating signing bonuses to new location providers in 2001. Cash used in investing activities in 2001 also declined as a result of a $648 payment received for the sale of assets relating to two district office facilities.

      Cash Flows from Financing Activities. Cash provided by financing activities during the fiscal year ended December 31, 1999 was $3,771, which consisted primarily of net proceeds from borrowings under PhoneTel’s credit facilities offset by payments of debt related to refinancings, payment of debt financing costs and other repayments of debt. In 2000 and 2001, cash used in financing activities was $106 and $342, respectively which consisted primarily of payments of existing debt and debt financing costs.

      Post Reorganization Loan Agreement. PhoneTel executed an agreement with Foothill Capital Corporation for post reorganization financing (“exit financing agreement”) on November 17, 1999. The exit financing agreement provides for a $46,000 revolving credit commitment (the “maximum amount”), excluding interest and fees capitalized as part of the principal balance. The exit financing agreement is secured by substantially all of the assets of PhoneTel and was originally scheduled to mature on November 16, 2001.

      The exit financing agreement provides for various fees aggregating $9,440 over the original term of the loan, including a $1,150 deferred line fee, which was originally payable one year from the date of closing, together with interest thereon, and a $10 servicing fee which is payable each month. The exit financing agreement, as amended, also provides for an additional fee of $575 per month for each month after the original maturity date of the loan. At the option of PhoneTel, payment of other fees, together with interest due thereon, may be deferred and added to the then outstanding principal balance. Fees due pursuant to the exit financing agreement were subject to certain reductions for early prepayment, providing PhoneTel was not in default on the exit financing agreement.

      The exit financing agreement provides for interest on the outstanding principal balance at 3% above the base rate (as defined in the exit financing agreement) or 10.75%, whichever is greater, with interest on the maximum amount payable monthly in arrears. The exit financing agreement, as amended on December 31, 1999, includes covenants, which among other things, require PhoneTel to maintain ratios as to fixed charges, debt to earnings, current ratio, interest coverage and minimum levels of earnings, payphones and operating cash (all as defined in the exit financing agreement). Other covenants limit the incurrence of long-term debt, the level of capital expenditures, the payment of dividends, and the disposal of a substantial portion of PhoneTel’s assets.

      From December 31, 2000 through March 31, 2002, PhoneTel was not in compliance with certain financial covenants under the exit financing agreement. In addition, PhoneTel did not pay the monthly interest payments that were originally due on February 1, 2001 through March 1, 2002 nor the deferred line fee that was originally due on November 17, 2000. Effective November 13, 2000, February 1, March 1, April 1, May 1 and August 13, 2001, and February 19 and May 14, 2002, PhoneTel executed amendments to the exit financing agreement which extended the due date of the deferred line fee and the maturity date of the exit financing agreement to August 31, 2002. The amendments provide for the capitalization of monthly interest that was originally due on February 1, 2001 through August 1, 2002 as part of the principal balance and waives defaults through March 31, 2002 for PhoneTel’s failure to comply with certain financial covenants. The amendments also amended or eliminated certain financial covenants and permits PhoneTel to incur the debt under the new $10 million senior credit facility, which debt is senior in right of payment to PhoneTel’s exit financing agreement. Although the lenders have waived defaults by PhoneTel through March 31, 2002, there can be no assurances that PhoneTel will be able to comply with its financial covenants through the remainder of 2002. If a default occurs with respect to

PhoneTel’s exit financing agreement, this obligation, at the option of the lenders, could be declared immediately due and payable, subject to the rights of the lenders under the new $10 million senior credit facility.

      On February 19, 2002, PhoneTel’s existing secured lenders, including Foothill, consented to the transactions and entered into various transaction agreements. PhoneTel previously received consent from Foothill to enter into the servicing agreement.

      Financial Condition. PhoneTel’s working capital, excluding the current portion of long-term debt, increased from a deficiency of $3,841 at December 31, 2001 to $8 at March 31, 2002 primarily due to $5,000 in new borrowings in the first quarter of 2002, the proceeds of which were used to pay accounts payable and other current liabilities. As a result, PhoneTel’s cash provided by (used in) operating activities decreased from $238 for the three months ended March 31, 2001 to $(3,343) for the three months ended March 31, 2002. In addition, PhoneTel has incurred continuing operating losses, was not in compliance with certain financial covenants under its exit financing agreement from December 31, 2000 through March 31, 2002 and has not made the monthly scheduled interest payments that were originally due on February 1, 2001 through March 1, 2002. As a result of certain amendments to PhoneTel’s exit financing agreement, the lenders have waived all defaults relating to PhoneTel’s failure to comply with certain financial covenants, extended the due date of the loan, deferred all monthly interest payments to the maturity date of the loan, and have amended or eliminated certain financial covenants. PhoneTel’s existing lenders have also agreed to restructure this debt in connection with the Davel Merger as described in Note 2 to PhoneTel’s consolidated financial statements for the three months ended March 31, 2002. As further discussed in Note 5 to those consolidated financial statements, PhoneTel was not in compliance with a financial covenant under the senior credit agreement as a result of an uncertainty regarding the timing and amount of certain revenues PhoneTel expects to receive from dial-around compensation. Effective as of February 19, 2002, this agreement was amended to enable PhoneTel to comply. However, if PhoneTel is unable to complete the merger and does not comply with the terms of its debt agreements, as amended, such debt could become immediately due and payable.

      PhoneTel’s working capital, liquidity and capital resources may be limited by its ability to generate sufficient cash flow from its operations or its investing or financing activities. Cash flow from operations depends on revenues from coin and non-coin sources, including dial-around compensation, and management’s ability to control expenses. There can be no assurance that coin revenues will not decrease, that revenues from dial-around compensation will continue at the rates anticipated, or that operating expenses can be maintained at present or reduced to lower levels. To the extent that cash flow from operating activities is insufficient to meet PhoneTel’s cash requirements, there can be no assurance that PhoneTel’s lenders will grant additional advances or that PhoneTel can obtain additional financing to meet its debt service and other cash requirements.

      On February 19, 2002, PhoneTel obtained $5,000 of new financing under the new $10 million senior credit facility. PhoneTel also implemented the servicing agreement with Davel and has begun to achieve the anticipated efficiencies and cost savings associated with the consolidation of both companies’ field office operations. As part of PhoneTel’s ongoing evaluation of its payphone base, PhoneTel plans to remove additional payphones that have become unprofitable. In addition, PhoneTel is developing alternate sources of revenue. With the current operational efficiencies and additional cost savings expected in connection with the merger and the continued support of its lenders, management believes, but cannot assure, that cash flow from operations, including any new sources of revenue, will allow PhoneTel to sustain its operations and meet its obligations through the remainder of 2002, or until the proposed merger with Davel is completed.

      Capital Expenditures. For the year ended December 31, 2001, PhoneTel had capital expenditures of $575 which were financed by cash flows from operating activities. Capital expenditures are principally for replacement and expansion of PhoneTel’s installed public pay telephones, related equipment, operating equipment and computer hardware. PhoneTel has no significant commitments for capital expenditures at December 31, 2001 or March 31, 2002.

Effect of Recent Accounting Pronouncements

      In June 1998, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), which requires companies to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In 2001, PhoneTel adopted SFAS No. 133 (as amended by SFAS No. 137) which was effective for fiscal years beginning after June 15, 2000. The adoption of SFAS No. 133 did not have a material effect on PhoneTel’s financial position or results of operations.

      In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS No. 142, that PhoneTel reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS No. 141.

      SFAS No. 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS No. 142 requires that PhoneTel identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS No. 142. SFAS No. 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS No. 142 requires PhoneTel to complete a transitional goodwill impairment test six months from the date of adoption. PhoneTel is also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS No. 142.

      As of December 31, 2000 and 2001, the net carrying amounts of intangible assets was $48,374 and $22,770 respectively. Amortization expense during the ten months and seventeen days ended November 17, 1999, the one month and thirteen days ended December 31, 1999 and the years ended December 31, 2000 and 2001 were $13,345, $1,623, $12,337 and $8,057, respectively. PhoneTel does not expect the adoption of SFAS No. 141 and SFAS No. 142 to affect the classification or useful lives of its intangible assets or the amounts of amortization expense or impairment losses to be recognized under the new standards.

      In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets.” SFAS No. 144 replaces SFAS No. 121, “Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of.” SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for the recognition and measurement of the impairment of long-lived assets to be disposed of by sale. Under SFAS No. 144, long-lived assets are measured at the lower of the carrying amount or fair value, less cost to sell. PhoneTel will be required to adopt this statement no later than January 1, 2002. PhoneTel is currently assessing the impact of this statement on its results of operations, financial condition, and cash flows.

      In April 2002, the FASB issued SFAS No. 145 covering, among other things, the rescission of SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt”. Under SFAS No. 4, all gains and losses from the extinguishment of debt were required to be aggregated and, if material, classified as an extraordinary item in the statement of operations. By rescinding SFAS No. 4, SFAS No. 145 eliminates the requirement to classify debt extinguishment as extraordinary items. The new standard is effective for companies with fiscal years beginning after May 15, 2002. However, early applications of the standard is encouraged. As discussed in Note 2 to PhoneTel’s consolidated financial statements for the three months ended March 31, 2002, PhoneTel is currently contemplating a series of transactions that will include the extinguishment of debt. As a result of the recent issuance of this standard, management of PhoneTel has not determined the effects, if any, that it may have on the related accounting or whether the standard will be adopted early.

Quantitative and Qualitative Disclosures about Market Risk

      In the normal course of business, the financial position of PhoneTel is subject to a variety of risks. In addition to the market risk associated with movements in interest rates on PhoneTel’s outstanding debt, PhoneTel is subject to a variety of other types of risk such as the collectibility of its accounts receivable and the recoverability of the carrying values of its long-term assets. PhoneTel’s long-term obligations primarily consist of approximately $66 million in borrowings and capitalized fees and interest under PhoneTel’s exit financing agreement and $5 million in new fixed-rate borrowings under the new $10 million senior credit facility.

      PhoneTel’s earnings and cash flows are subject to market risk resulting from changes in interest rates with respect to its borrowings under its exit financing agreement. PhoneTel does not presently enter into any transactions involving derivative financial instruments for risk management or other purposes due to the stability in interest rates in recent times and because management does not consider the potential impact of changes in interest rates to be material.

      PhoneTel’s available cash balances are invested on a short-term basis (generally overnight) and, accordingly, are not subject to significant risks associated with changes in interest rates. Substantially all of PhoneTel’s cash flows are derived from its operations within the United States and PhoneTel is not subject to market risk associated with changes in foreign exchange rates.

BENEFICIAL OWNERSHIP OF PHONETEL COMMON STOCK

      The following table sets forth certain information regarding the beneficial ownership of the common stock owned by each director and named executive officer of PhoneTel, each person known by PhoneTel to own beneficially more than 5% of the outstanding common stock, the executive officers and all directors and officers as a group as of March 1, 2002. Unless otherwise indicated, the number of shares of common stock owned by the named stockholders assumes the exercise of the warrants or options that are exercisable within 60 days, the number of which is separately referred to in a footnote, and the percentage shown assumes the exercise of such warrants or options and assumes that no warrants or options held by others are exercised. This information is based upon information furnished by such persons, statements filed with the commission or other information known to PhoneTel.

	Number of Shares
Name and Address	Beneficially Owned	Percentage of Class

Directors:
John D. Chichester(1) Director, President and Chief Executive Officer	108,334	1.05%
Eugene I. Davis, Director(2)	20,000	*
Bruce Ferguson, Director	None	*
Peter G. Graf, Director(3)	382,512	3.68%
Kevin Schottlaender, Director(4)	20,000	*

Named Executive Officers:
Richard P. Kebert, Chief Financial Officer, Treasurer, and Secretary(1)	20,000	*
Executive Officers and Directors, as a group (6 persons)(4)	550,846	5.21%

Five Percent Beneficial Owners:
American Express Financial Corporation(5)	3,070,380	30.13%
IDS Tower 10 30th Floor, Unit 273 Minneapolis, MN 55402
Bankers Trust(6)	732,000	7.18%
One Bankers Trust Plaza 130 Liberty Street New York, NY 10006
Leucadia National Corp.(7)	722,000	7.09%
315 Park Avenue South New York, NY 10010

	Number of Shares
Name and Address	Beneficially Owned	Percentage of Class

CIBC World Markets Corp.(8)	608,000	5.97%
425 Lexington Avenue New York, NY 10017
Paul Graf(9)	820,000	8.05%
1114 Avenue of the Americas New York, NY 10036

*	Less than 1%

(1)	Amount represents vested options to purchase common stock.

(2)	Includes options to purchase 20,000 shares of common stock through December 26, 2002.

(3)	Includes warrants to purchase 187,242 shares of common stock through November 17, 2002, options to purchase 20,000 shares of common stock through December 26, 2002 and beneficial ownership of 100,000 shares held by Mr. Graf’s wife. Mr. Graf disclaims beneficial ownership of shares held by his son, Paul Graf.

(4)	Includes beneficial ownership of common stock described above with respect to Messrs. Chichester, Davis, Ferguson, Graf, Schottlaender and Kebert.

(5)	The information regarding this holder is as of December 31, 2001 and was obtained directly from the holder. Reflects beneficial ownership of American Express Financial Corporation and affiliated entities.

(6)	Based on the records of PhoneTel regarding entitlement of holder to issuance of shares of common stock effective November 17, 1999, in connection with the prepackaged plan of reorganization.

(7)	This information is as of February 28, 2002 and was obtained directly from the holder.

(8)	This information is as of March 21, 2002 and was obtained directly from the holder.

(9)	This information is as of March 15, 2002 and was obtained directly from the holder. Paul Graf is the son of Peter Graf, a Director of PhoneTel, and disclaims beneficial ownership of shares of common stock beneficially owned by his father.

EXECUTIVE COMPENSATION OF PHONETEL

      The following table sets forth a summary of all compensation for services rendered during the three-year period ended December 31, 2001 paid to PhoneTel’s chief executive officer and to PhoneTel’s other executive officer who was serving as an executive officer at December 31, 2001 and whose total salary and bonus for fiscal 2001 exceeded $100,000 (“PhoneTel named executive officers”).

Summary Compensation Table

						Long-Term
						Compensation Awards		Payouts
	Annual Compensation
						Restricted	Securities	Long-Term
Name and					Other Annual	Stock	Underlying	Incentive	All Other
Principal Position	Year	Salary($)		Bonus($)	Compensation($)	Award(s)($)	Options/SAR(#)	Payouts($)	Compensation($)

John D. Chichester,	2001	$360,231		$50,000	—	—	—	—	—
Director, President and	2000	343,269		75,000	—	—	125,000 (b)	—	—
Chief Executive Officer	1999	231,250	(a)	—	—	—	—	—	—
Richard P. Kebert,	2001	145,000		—	—	—	—	—	—
Chief Financial Officer,	2000	144,039		11,875	—	—	30,000 (c)	—	—
Treasurer and Secretary	1999	120,000		15,000	—	—	—	—	—

(a)	Represents salary received by Mr. Chichester from March 30, 1999, the date of his employment, to December 31, 1999.

(b)	Of these stock options, 50,000 were granted in 2000 under the PhoneTel Technologies, Inc. 1999 Management Incentive Plan (the “1999 Plan”) and vest in equal thirds on April 1, 2001, 2002 and 2003 and 75,000 options were granted not under the 1999 Plan on May 23, 2000 and were vested immediately upon grant.

(c)	These stock options were granted under the 1999 Plan. The stock options vest in equal thirds on March 9, 2001, 2002 and 2003.

Employment Contracts and Termination of Employment, and Change-In-Control Arrangements

      Effective April 1, 2000, PhoneTel entered into an employment agreement (the “agreement”) with John D. Chichester. The agreement provided that he would be President and Chief Executive Officer of PhoneTel and had a term of two years from April 1, 2000 (“initial term”) that may be extended for an additional one-year period (collectively, the “extended term”). Under the agreement, Mr. Chichester was to receive an annual base salary of not less than $350,000, subject to an increase of 4% per annum, health and welfare benefits and the opportunity to earn an annual cash incentive bonus based upon the annual financial performance of PhoneTel (the “annual bonus”). In addition, Mr. Chichester was granted under the agreement stock options to purchase 50,000 shares of Common Stock under the 1999 Plan. The stock options vest 16,667 on April 1, 2001; 16,667 on April 1, 2002 and the remaining balance on April 1, 2003.

      The target annual bonus for the first year of the initial term of the agreement was $90,000, and the percentage earned depended upon the “achievement percentage” represented as the actual annual EBITDA performance of PhoneTel divided by PhoneTel’s projected EBITDA performance for the subject year as defined in the agreement. Under the formula, Mr. Chichester was eligible to earn the following “bonus opportunity percentage” of his target annual bonus amount with respect to a fiscal year during which the annual bonus is in effect.

Annual Bonus Calculation Schedule
Achievement Percentage	Bonus Opportunity Percentage

Less than 80%	0%
80.1% to 90%	90%
90.1% to 100%	100%
100.1% to 110%	110%
Greater than 110%	120%

      The target annual bonus amount for the second year of the initial term of the contract is $100,000. Notwithstanding that the foregoing formula would have resulted in no bonus for 2000 or 2001, the compensation committee of PhoneTel’s board of directors elected to award Mr. Chichester a discretionary bonus of $50,000 for 2000 which was paid in 2001. The compensation committee is currently evaluating Mr. Chichester’s 2001 bonus.

      On February 28, 2002, the agreement was amended to replace the one year extended term with successive ninety-day renewal terms (each an “extended term”) which commence upon the expiration of the initial term and each extended term, unless notice is given by the PhoneTel’s board of directors at least 30 days prior to the expiration of any term that the agreement will not be renewed (the “amendment”). In addition, the bonus calculation schedule applicable to such amended extended term was amended as follows:

Percentage of Projected
EBITDA Achieved	Bonus Percentage

Less than 80%	0%
80.0% to 84.9%	80%
85.0% to 89.9%	85%
90.0% to 94.9%	90%
95.0% to 99.9%	95%
100% or higher	100%

      The amendment further provides that the annual bonus earned during the extended term shall be prorated for the number of months elapsed between April 1, 2002 and the expiration or other termination of the agreement (other than for cause).

      The agreement may be terminated by PhoneTel in the event of Mr. Chichester’s death, disability, for cause or without cause. If the agreement was terminated by PhoneTel without cause during the initial term, Mr. Chichester would have been entitled to the following: (i) immediate vesting of all unvested stock incentive options previously granted, (ii) a severance payment (“severance payment”) equal to the sum of (A) salary for remaining months in the initial term and (B) $7,500 for each calendar month then remaining in the initial term for which Mr. Chichester had not yet qualified or been paid the annual bonus. The amount of the severance payment would have been increased by a factor of 25% to account for loss of benefits. The amendment provides that in the event the agreement is terminated by PhoneTel without cause during the extended term, Mr. Chichester shall be entitled to the following: (i) immediate vesting of all unvested stock incentive options previously granted, (ii) a severance payment equal to his salary for remaining months in the extended term (increased by a factor of 20% to account for loss of benefits), and (iii) his prorated annual bonus.

      In addition, Mr. Chichester may elect to terminate the agreement at any time upon 60 days (unless a shorter period is agreed to by PhoneTel’s board of directors) written notice or upon 30 days written notice upon the occurrence of a “trigger event,” as defined in the agreement. A trigger event shall be deemed to occur if (i) PhoneTel is merged or consolidated into another entity not affiliated with PhoneTel, (ii) all or substantially all the assets of PhoneTel are sold to another entity that is not affiliated with PhoneTel, or (iii) any person, with the exception of an affiliate existing as of the date of the agreement, becomes a beneficial owner of securities of PhoneTel representing 50% or more of the combined voting power of PhoneTel’s then outstanding securities entitled to vote generally in the election of directors, other than by means of a public offering. In the event a trigger event occurs, Mr. Chichester would be entitled to the severance payment calculated in the manner required by a termination of his employment by PhoneTel without cause. Mr. Chichester would not be entitled to such payment if he has been advised by PhoneTel, or its successor, that subsequent to the trigger event he is to be retained for the remainder of the initial term or extended term of the agreement, subject to the terms and conditions thereof, and that he will perform substantially the same functions as those that he performed prior to the trigger event; provided, however, that Mr. Chichester shall not be required to relocate his primary residence to another location.

      The Company is also obligated to provide Mr. Chichester with a vehicle for business and personal use and to pay for all expenses incident to the operation of said vehicle. Under the agreement, Mr. Chichester is also permitted to continue as an officer and director of Urban Telecommunications, Inc. provided such involvement does not interfere in any material respect with his services to PhoneTel. In addition, the agreement contains certain non-solicitation and non-competition provisions to which Mr. Chichester has agreed to be subject.

Stock Options

      The following table contains information concerning stock options, including stock options granted under the 1999 Plan to the PhoneTel named executive officers. No stock options or stock appreciation rights were granted during 2001.

Aggregated Option/ SAR Exercises in Last Fiscal Year And

Fiscal Year End Option/ SAR Values

Number of
Securities
			Underlying	Value of
			Unexercised	Unexercised
			Options/SARs	In-the-Money
			at Fiscal	Options at
			Year End	Year End
Shares
	Acquired on	Value	Exercisable/	Exercisable/
Name	Exercise	Realized	Unexercisable	Unexercisable

John D. Chichester	—	—	91,667/33,333	$1,500/$0
Richard P. Kebert	—	—	10,000/20,000	$0/$0

DESCRIPTION OF DAVEL CAPITAL STOCK

General

      If the Davel charter amendment is approved by the Davel stockholders, the total amount of authorized capital stock of Davel will be 1 billion shares of Davel common stock, par value $.01 per share, and 1 million shares of the preferred stock, par value $.01 per share. The following description is qualified in its entirety by reference to Davel’s certificate of incorporation and bylaws, which are incorporated by reference herein.

Davel Common Stock

      The holders of Davel common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Cumulative voting in the election of directors is not permitted. Subject to preferences that may be granted to holders of Davel preferred stock, holders of Davel common stock are entitled to receive ratably such dividends as may be declared by the Davel board of directors to the extent legally payable. In the event of a liquidation, dissolution or winding-up of Davel, holders of Davel common stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference, if any, that may be granted to the holders of Davel preferred stock. Holders of Davel common stock have no conversion, preemptive or other rights to subscribe for additional shares or other securities, and there are no redemption or sinking fund provisions with respect to such shares. The issued and outstanding shares of Davel common stock are fully paid and nonassessable.

Davel Preferred Stock

      The Davel board of directors has the authority to issue by resolution up to 1 million shares of Davel preferred stock in one or more series and to fix the number of shares constituting any such series and the rights and preferences thereof, including dividend rates, terms of redemption (including sinking fund provisions), redemption price or prices, voting rights, conversion rights and liquidation preferences of the shares constituting such series, without any further vote or action by Davel’s stockholders. The issuance of Davel preferred stock by the Davel board of directors could adversely affect the rights of holders of Davel common stock. For example, an issuance of Davel preferred stock could result in a class of securities outstanding that would have preferences over the Davel common stock with respect to dividends and in liquidation, and that could (upon conversion or otherwise) enjoy all of the rights appurtenant to Davel common stock.

      The authority possessed by the Davel board of directors to issue Davel preferred stock could potentially be used to discourage attempts by others to obtain control of Davel, through merger, tender offer, proxy contest or otherwise, by making such attempts more difficult to achieve or more costly. The Davel board of directors may issue Davel preferred stock without stockholder approval and with voting and conversion rights that could adversely affect the voting power of holders of Davel common stock.

COMPARISON OF STOCKHOLDERS’ RIGHTS

      If the transactions are completed, PhoneTel stockholders will receive shares of Davel common stock in exchange for their shares of PhoneTel common stock. The following is a summary of certain material differences between the rights of holders of Davel common stock and the rights of holders of PhoneTel common stock. These differences arise in part from the differences between Delaware law and Ohio law. Additional differences arise from the governing instruments of the companies (in the case of Davel, the Davel charter and the Davel bylaws, and, in the case of PhoneTel, the PhoneTel charter and the PhoneTel code of regulations). Although it is impractical to compare all of the aspects in which Delaware law and Ohio law and the companies’ governing instruments differ with respect to stockholders’ rights, the following discussion summarizes certain significant differences between them.

Amendment of Charter Documents

      Davel. Unless a corporation’s certificate of incorporation otherwise provides, Delaware law requires approval by holders of a majority of the voting power of a corporation’s common stock in order to amend the certificate of incorporation. The Davel charter does not provide otherwise.

      PhoneTel. To amend an Ohio corporation’s articles of incorporation, Ohio law requires the approval of stockholders holding two-thirds of the voting power of the corporation or, in cases in which class voting is required, of stockholders holding two-thirds of the voting power of such class, unless the corporation’s articles of incorporation provide for a greater or lesser proportion, but not less than a majority, of the voting power. The PhoneTel charter specifies that the holders of a majority of the voting power of PhoneTel or, when appropriate, any class of stockholders, may amend the PhoneTel charter.

Amendment and Repeal of Bylaws and Code of Regulations

      Davel. Under Delaware law, holders of a majority of the voting power of a corporation and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation. The Davel charter grants the Davel board of directors the power to make, alter or repeal the bylaws of Davel; provided, however, that the Davel board of directors does not have power to change the quorum for meetings of stockholders or of the board of directors, or to change the minimum or maximum number of directors that can be elected to the board of directors.

      PhoneTel. Ohio law provides that only stockholders of a corporation have the power to amend and repeal that corporation’s code of regulations at a meeting, by the affirmative vote of a majority of the voting power, or by written consent, by two-thirds of the voting power, unless the articles or code of regulations provide for a greater or lesser proportion, but not less than a majority of the voting power. The PhoneTel code of regulations requires that any alteration, amendment or repeal, and new regulations not inconsistent with any provision of the PhoneTel charter or Ohio law, may be made, either by the affirmative vote of the holders of stock entitled to exercise a majority of the voting power of PhoneTel, at any annual or special meeting of the stockholders, or without such meeting by the written consent of the holders of stock entitled to exercise two-thirds of the voting power.

Size of the Board of Directors

      Davel. Delaware law provides that unless the certificate of incorporation specifies the number of directors, a board of directors may change the authorized number of directors by an amendment to the bylaws if fixed therein, or in such manner as may be provided therein. If the certificate of incorporation specifies the number of directors, then that number can be changed only by amending the certificate of incorporation. The Davel charter does not specify the number of directors. Under the Davel bylaws, the number of directors of Davel shall be not less than five nor more than eleven directors, as determined from time to time by the board of directors by vote of a majority of the entire board of directors.

      PhoneTel. Ohio law provides that the number of directors may be fixed or changed by the stockholders by a majority of shares present and entitled to vote at a meeting held to elect directors or, if so authorized by the articles of incorporation or the code of regulations, by the directors. The PhoneTel code of regulations provides that the number of directors shall be five persons and further provides that the number of directors may be increased or decreased from time to time by the board of directors, except that the number of directors shall never be less than three unless all of the outstanding shares of PhoneTel common stock are held of record by two or fewer holders.

Removal of Directors

      Davel. Delaware law provides that directors may be removed from office, with or without cause, by the holders of a majority of the voting power of all outstanding voting stock, unless the corporation has a classified board (in which case directors may only be removed by stockholder vote for cause) or its certificate otherwise provides. The Davel charter does not so provide. The Davel bylaws provide that any director or the entire board of directors may be removed with or without cause at any time by the affirmative vote of stockholders holding of record in the aggregate at least a majority of the outstanding shares of Davel common stock then entitled to vote at an election of directors.

      PhoneTel. Ohio law provides that, unless the governing documents of a corporation provide otherwise, directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the corporation with respect to the election of directors, except that, if stockholders have cumulative voting rights in the election of directors, unless all the directors or all the directors of a particular class are removed, no individual director may be removed if the votes of a sufficient number of shares are cast against his removal which, if cumulatively voted at an election of all the directors, or all the directors of a particular class, as the case may be, would be sufficient to elect at least one director. Neither PhoneTel’s code of regulations or articles of incorporation provide otherwise.

Vacancies on the Board

      Davel. Delaware law provides that, unless the governing documents of a corporation provide otherwise, vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors may be filled by a majority of the directors then in office. The Davel charter does not provide otherwise. The Davel bylaws provide that any vacancy in the board of directors occurring by reason of an increase in the number of directors, or by reason of the death, resignation or removal of a director, shall be filled for the unexpired portion of the term by a majority vote of the remaining directors, though less than a quorum, at any regular meeting or special meeting of the board of directors called for that purpose.

      PhoneTel. Ohio law provides that unless the governing documents of a corporation provide otherwise, vacancies on the board of directors may be filled by a majority of the remaining directors of a corporation. The PhoneTel code of regulations provides that the board of directors may fill any vacancy not resulting from a removal of a director by the stockholders or resulting from an increase in the number of directors. In the event that the stockholders remove a director or directors, the stockholders may elect, at the meeting effecting the removal or the increase, a director to fill the vacancy or vacancies resulting therefrom. In the event that the stockholders do not fill such vacancy at such meeting, or an adjournment thereof, the remaining directors, though less than a majority of their number, may fill such vacancies.

Right to Call Special Meetings of Stockholders

      Davel. Delaware law permits special meetings of stockholders to be called by the board of directors and such other persons, including stockholders, as the certificate of incorporation or bylaws may provide. Delaware law does not require that stockholders be given the right to call special meetings. The Davel bylaws provide that a special meeting of the stockholders may be called at any time only by a majority of the board of directors or by the chairman or the president.

      PhoneTel. Under Ohio law, special meetings may be called by the holders of at least 25% of the outstanding stock of a corporation (unless the corporation’s articles or regulations specify another percentage, which may in no case be greater than 50%), the directors by action at a meeting or a majority of the directors acting without a meeting, the chairman of the board, the president or, in case of the president’s absence, death or disability, the vice president authorized to exercise the authority of the president or such other officer or persons as the articles or regulations authorize to call such meetings. The PhoneTel code of regulations expressly provides that special meetings of PhoneTel stockholders may be called upon the written request of the chairman of the board, if any, or the president, or in case of the absence, death or disability of both, the vice president authorized to exercise the authority of the president, the directors, by action at a meeting or by a majority of the directors acting without a meeting, or stockholders holding at least 40% of all stock entitled to vote at the meeting.

Stockholder Action Without a Meeting

      Davel. Delaware law provides that, unless otherwise provided by the certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of common stock having not less than the minimum number of votes otherwise required to approve such action at a meeting of stockholders consent in writing. The Davel charter does not provide otherwise.

      PhoneTel. Under Ohio law, any action that may be taken by stockholders at a meeting may be taken without a meeting with the unanimous written consent of all stockholders entitled to vote at the meeting, unless the corporation’s governing instruments provide otherwise. PhoneTel’s governing instruments do not provide otherwise.

Class Voting

      Davel. Delaware law requires voting by separate classes only with respect to amendments to a corporation’s certificate of incorporation that adversely affect the holders of those classes or that increase or decrease the aggregate number of authorized shares or the par value of the stock of any of those classes.

      PhoneTel. Under Ohio law, holders of a particular class of stock are entitled to vote as a separate class if the rights of that class are affected in certain respects by mergers, consolidations or amendments to the articles of incorporation.

Cumulative Voting

      Davel. Under Delaware law, stockholders do not have the right to cumulate their votes in the election of directors unless such right is granted in the certificate of incorporation. The Davel charter does not grant such rights.

      PhoneTel. Under Ohio law, unless the articles of incorporation provide otherwise, each stockholder has the right to vote cumulatively in the election of directors if certain notice requirements are satisfied. The PhoneTel charter is silent regarding cumulative voting.

Provisions Affecting Control Share Acquisitions and Business Combinations

      Davel. Section 203 of the Delaware General Corporation Law provides generally that any person who acquires 15% or more of a corporation’s voting stock (thereby becoming an “interested stockholder”) may not engage in a wide range of “business combinations” with the corporation for a period of three years following the date the person became an interested stockholder, unless (1) the board of directors of the corporation has approved, prior to that acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (2) upon consummation of the transactions that resulted in the person becoming an interested stockholder, that person owns at least 85% of the corporation’s voting stock outstanding at the time the transactions commenced (excluding stock owned by persons who are directors and also officers and stock owned by employee stock plans in which participants do not have the right to determine confidentially whether stock will be tendered in a tender or exchange offer), or (3) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

      These restrictions on interested stockholders do not apply under certain circumstances, including, but not limited to, the following: (1) where the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the Delaware General Corporation Law or (2) where the corporation, by action of its stockholders, adopts an amendment to its bylaws or certificate of incorporation expressly electing not to be governed by such section, with such amendment to be effective twelve months thereafter. The Davel charter contains a provision expressly electing not to be governed by such section.

      PhoneTel. Like Section 203 of the Delaware General Corporation Law, Chapter 1704 of the Ohio General Corporation Law prohibits, for a three-year period, an interested stockholder from engaging in a wide range of business combinations similar to those prohibited by Section 203 of the Delaware General Corporation Law. However, in contrast to Section 203 of the Delaware General Corporation Law, under Chapter 1704 an interested stockholder includes a stockholder who directly or indirectly exercises or directs the exercise of 10% or more of the voting power of the corporation. Chapter 1704 restrictions do not apply under certain circumstances including, but not limited to, the following: (1) where directors of the corporation have approved the transactions or the interested stockholder’s acquisition of stock of the corporation prior to the date the interested stockholder became an interested stockholder of the corporation and (2) where the corporation, by action of its stockholders holding at least 66 2/3% of the voting power of the corporation, adopts an amendment to its articles of incorporation specifying that Chapter 1704 shall not be applicable to the corporation. The PhoneTel merger has been approved by PhoneTel’s board of directors. No such amendment to PhoneTel’s articles has been adopted by PhoneTel.

      Under Section 1701.831 of the Ohio General Corporation Law, unless the articles of incorporation or code of regulations of a corporation otherwise provide, any “control share acquisition” of an “issuing public corporation” can only be made with the prior approval of the corporation’s stockholders. A “control share acquisition” is defined as any acquisition of stock of a corporation that, when added to all other stock of that corporation owned by the acquiring person, would enable that person to exercise levels of voting power in any of the following ranges: at least 20% but less than 33%; at least 33% but less than a majority; a majority or more. The PhoneTel charter expressly provide that the provisions of Section 1701.831 of the Ohio General Corporation Law shall not apply to control share acquisitions of PhoneTel’s stock.

      Sections 1707.041, 1707.042, 1707.043 and 1707.23 through 1707.38 of the Ohio General Corporation Law (collectively, the “Ohio Control Bid Act”) regulate tender offers for any equity security of a subject company from a resident of Ohio if, after the purchase, the offeror would directly or indirectly be the beneficial owner of more than 10% of any class of issued and outstanding equity securities of such company (a “control bid”) or the offeror is the subject company, there is a pending control bid by a person other than the issuer, and the number of issued and outstanding shares of the subject company would be reduced by more than 10%. A subject company includes a company that either has its principal place of business or principal executive offices located in Ohio or owns or controls assets located in Ohio that have a fair market value of at least $1.0 million, and that has more than 10% of its beneficial or record equity security holders who are residents of Ohio, or has more than 10% of its equity securities owned, beneficially or of record, by residents of Ohio, or has 1,000 beneficial or record equity security holders who are resident in Ohio. A subject company, however, need not be incorporated in Ohio.

      The Ohio Control Bid Act prohibits an offeror from making a control bid for securities of a subject company pursuant to a tender offer until the offeror has filed specified information with the Ohio division of securities. In addition, the offeror is required to deliver a copy of such information to the subject company not later than the offeror’s filing with the Ohio division of securities and to send or deliver such information and the material terms of the proposed offer to all offerees in Ohio as soon as practicable after the offeror’s filing with the Ohio division of securities.

      Within five calendar days of such filing, the Ohio division of securities may, by order, summarily suspend the continuation of the control bid if it determines that the offeror has not provided all of the specified information or that the control bid materials provided to offerees do not provide full disclosure of all material information concerning the control bid. If the Ohio division of securities summarily suspends a control bid, it must schedule and hold a hearing within 10 calendar days of the date on which the suspension is imposed and must make its determination within three calendar days after the hearing has been completed but no later than 14 calendar days after the date on which the suspension is imposed. The Ohio division of securities may maintain its suspension of the continuation of the control bid if, based upon the hearing, it determines that all of the information required to be provided by the Ohio Control Bid Act has not been provided by the offeror, that the control bid materials provided to offerees do not provide full disclosure of all material information concerning the control bid, or that the control bid is in material violation of any provision of the Ohio securities laws. If, after the hearing, the Ohio division of securities maintains the suspension, the offeror has the right to correct the disclosure and other deficiencies identified by the Ohio division of securities and to reinstitute the control bid by filing new or amended information pursuant to the Ohio Control Bid Act.

Mergers, Acquisitions and Certain Other Transactions

      Davel. Delaware law requires approval of mergers, consolidations and dispositions of all or substantially all of a corporation’s assets (other than so-called parent-subsidiary mergers) by a majority of the voting power of the corporation, unless the certificate of incorporation specifies a different percentage. The Davel charter does not provide for a different percentage. Delaware law does not require stockholder approval for majority share acquisitions, except for “business combinations” subject to Section 203 of the Delaware General Corporation Law.

      PhoneTel. Ohio law generally requires approval of mergers, dissolutions, dispositions of all or substantially all of a corporation’s assets, and majority share acquisitions and combinations involving issuance of stock representing one-sixth or more of the voting power of the corporation immediately after the consummation of the transactions (other than so-called parent-subsidiary mergers), by two-thirds of the voting power of the corporation, unless the articles of incorporation specify a different proportion (not less than a majority). The PhoneTel charter provides that the vote of a majority of the voting power of PhoneTel is required to approve such actions.

Rights of Dissenting Stockholders

      Davel. Under the Delaware Law, appraisal rights are available to dissenting stockholders in connection with certain mergers or consolidations. However, unless the certificate of incorporation provides otherwise, Delaware law does not provide for appraisal rights (1) if the stock of the corporation is listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the National Association of Securities Dealers, Inc. or is held of record by more than 2,000 stockholders (as long as the stockholders receive in the merger stock of the surviving corporation or of any other corporation the stock of which is listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the National Association of Securities Dealers, Inc. or is held of record by more than 2,000 stockholders) or (2) if the corporation is the surviving corporation and no vote of its stockholders is required for the merger. The Davel charter does not provide otherwise. Delaware law does not provide appraisal rights to stockholders who dissent from the sale of all or substantially all of a corporation’s assets or an amendment to the corporation’s certificate of incorporation, although a corporation’s certificate of incorporation may so provide. The Davel charter does not so provide. Under Delaware law, among other procedural requirements, a stockholder’s written demand for appraisal of stock must be received before the taking of the vote on the matter giving rise to appraisal rights.

      PhoneTel. Under Ohio law, dissenting stockholders are entitled to appraisal rights in connection with the lease, sale, exchange, transfer, or other disposition of all or substantially all of the assets of a corporation and in connection with certain amendments to the corporation’s articles of incorporation. Stockholders of an Ohio corporation being merged into or consolidated with another corporation are also entitled to appraisal rights. In addition, stockholders of an acquiring corporation are entitled to appraisal rights in any merger, combination or majority share acquisition in which such stockholders are entitled to voting rights. Ohio law provides stockholders of an acquiring corporation with voting rights if the acquisition (a “majority share acquisition”) involves the transfer of stock of the acquiring corporation entitling the recipients thereof to exercise one-sixth or more of the voting power of such acquiring corporation immediately after the consummation of the transactions. Under Ohio law, among other procedural requirements, a stockholder’s written demand must be delivered to the corporation not later than ten days after the taking of the vote on the matter giving rise to appraisal rights. A dissenting stockholder must strictly comply with the procedures set forth in Section 1701.85 of the Ohio General Corporation Law to be entitled to appraisal rights or the rights may be deemed terminated or waived. See “Dissenters’ Rights — Dissenters’ Rights of PhoneTel Stockholders” for a summary of the procedures required to perfect dissenters’ rights.

Dividends

      Delaware law and Ohio law provide that dividends may be paid in cash, property or shares of a corporation’s capital stock. Delaware law provides that a corporation may pay dividends out of any surplus and, if it has no surplus, out of any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year (provided that such payment will not reduce capital below the amount of capital represented by all classes of stock having a preference upon the distribution of assets). Ohio law provides that a corporation may pay dividends out of surplus and must notify its stockholders if a dividend is paid out of capital surplus.

Preemptive Rights of Stockholders

      Davel. Delaware law provides that no stockholder shall have any preemptive rights to purchase additional securities of the corporation unless the certificate of incorporation expressly grants such rights. The Davel charter does not provide for preemptive rights.

      PhoneTel. Ohio law provides that, subject to certain limitations and conditions contained in Ohio law and unless the articles of incorporation provide otherwise, stockholders shall have preemptive rights to purchase additional securities of the corporation. The PhoneTel charter expressly eliminates any preemptive rights.

Duties of Directors

      Davel. Delaware law does not contain a specific provision elaborating on the duties of a board of directors with respect to the best interests of a corporation. Delaware courts have permitted directors to consider various constituencies provided that there be some rationally related benefit to stockholders.

      PhoneTel. Ohio law provides that a director of an Ohio corporation is required to perform his or her duties as a director, including any duties as a member of a committee of directors, in good faith, in a manner he or she reasonably believes to be in or not opposed to the best interests of the corporation and with the care that an ordinarily prudent person in a like position would use under similar circumstances.

      Section 1701.59 of the Ohio General Corporation Law permits a director, in determining what he reasonably believes to be in the best interests of the corporation, to consider, in addition to the interests of the corporation’s stockholders, any of the following (i) the interests of the corporation’s employees, suppliers, creditors, and customers, (ii) the economy of the state and nation, (iii) community and societal considerations and (iv) the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation. Delaware law contains no comparable provision.

Limitation on Directors’ Liability

      Davel. Delaware law allows a Delaware corporation to include in its certificate of incorporation, and the Davel charter contains, a provision eliminating the liability of a director to Davel or its stockholders for monetary damages for breach of fiduciary duty as a director, except liability for any breach of the director’s duty of loyalty to Davel or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, under Section 174 of the Delaware General Corporation Law (which deals generally with unlawful payments of dividends, stock repurchases and redemptions), and for any transaction from which the director derived an improper personal benefit.

      PhoneTel. There is under Ohio law no comparable provision limiting the liability of officers, employees or agents of the corporation and the PhoneTel charter contains no such provision. However, under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation.

Indemnification of Officers and Directors

      Davel. Delaware law permits a Delaware corporation to indemnify directors, officers, employees, and agents under certain circumstances and mandates indemnification under certain circumstances. Delaware law permits a corporation to indemnify an officer, director, employee or agent for fines, judgments or settlements, as well as expenses in the context of actions other than derivative actions, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or, in the case of a criminal proceeding, if such person had no reasonable cause to believe that his or her conduct was unlawful. Indemnification against expenses incurred by a director, officer, employee, or agent in connection with a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits. If a director, officer, employee, or agent is determined to be liable to the corporation, indemnification for expenses is not allowable, subject to limited exceptions when a court deems the award of expenses appropriate. Delaware law grants express power to a Delaware corporation to purchase liability insurance for its directors, officers, employees, and agents, regardless of whether any such person is otherwise eligible for indemnification by the corporation. Advancement of expenses is permitted, but a person receiving such advances must repay those expenses if it is ultimately determined that he is not entitled to indemnification.

      The Davel bylaws provide that any person who was or is a party, or is threatened to be made a party to, or is involved in any action, suit or proceeding, by reason of the fact that he, or a person to whom he is a legal representative, is or was a director or officer of Davel, or is or was a director, officer, employee, fiduciary or agent of any corporation, partnership, joint venture or other enterprise in which he served as such at the request of Davel, shall be indemnified by Davel to the fullest extent of Delaware law against all expense, liability and loss, including the reasonable attorney’s fees actually incurred by him in connection with such proceeding.

      PhoneTel. Under Ohio law, Ohio corporations are permitted to indemnify directors, officers, employees, and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not authorize payment by a corporation of judgments against a director, officer, employee, or agent after a finding of negligence or misconduct in a derivative suit absent a court order or in respect of unlawful loans, dividends or distributions of assets. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if it is determined that a director, officer, employee, or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (or in a criminal matter, if such person had no reasonable cause to believe that the conduct was unlawful), indemnification is discretionary, except as otherwise provided by a corporation’s articles of incorporation, code of regulations, or by contract, except with respect to the advancement of expenses of directors (as discussed in the next paragraph). The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, purchase insurance to indemnify those persons.

      Ohio law provides that, unless the company’s governing documents provide otherwise, a director (but not an officer, employee, or agent) is entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided the director agrees to cooperate with the corporation concerning the matter and delivers an undertaking to repay the amount advanced if it is proved by clear and convincing evidence that his or her act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.

      The PhoneTel charter provides that PhoneTel shall indemnify each director and officer, each former director and officer, and each person who is serving or has served at its request as a director, trustee or officer of another enterprise (and the heirs and personal representatives of each such director, trustee and officer) and may indemnify any employee or agent, any former employee or agent, and any person who is serving or has served at its request as an employee or agent of any other enterprise (and the heirs and personal representatives of each such employee and agent) to the fullest extent from time to time permitted by the laws of Ohio in the event any of such persons shall be made, or be threatened to be made, a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative.

DISSENTERS’ RIGHTS

Dissenters’ Rights of Davel Stockholders

      Davel stockholders are not entitled to dissenters’ rights or rights of appraisal in connection with the PhoneTel merger, the Davel merger or the Davel charter amendment.

Dissenters’ Rights of PhoneTel Stockholders

      Pursuant to Section 1701.84 of the Ohio General Corporation Law, all PhoneTel stockholders entitled to vote on the PhoneTel merger may exercise dissenters’ rights with respect to the PhoneTel merger. Dissenters’ rights are not available with respect to the PhoneTel charter amendment. The following is a summary of the principal steps a PhoneTel stockholder must take to perfect dissenters’ rights under Section 1701.85 of the Ohio General Corporation Law. This summary does not purport to be complete and is qualified in its entirety by reference to Section 1701.85 of the Ohio General Corporation Law, a copy of which is attached as Appendix E to this joint proxy statement/prospectus. Any PhoneTel stockholder contemplating the exercise of dissenters’ rights is urged to review carefully such provisions and to consult an attorney, since dissenters’ rights will be lost if the procedural requirements under Section 1701.85 of the Ohio General Corporation Law are not fully and precisely satisfied. To perfect dissenters’ rights, a PhoneTel stockholder must satisfy each of the following conditions:

•	No Vote in Favor of the PhoneTel Merger. PhoneTel stock held by the dissenting PhoneTel stockholder must not be voted at the PhoneTel Special Meeting in favor of the PhoneTel merger. See “Meetings, Voting and Proxies.” This requirement will be satisfied if a proxy is signed and returned with instructions to vote against the PhoneTel merger or to abstain from such vote, if no proxy is returned and no vote is cast at the PhoneTel Special Meeting in favor of the PhoneTel merger, or if the dissenting PhoneTel stockholder revokes a proxy, and thereafter abstains from voting with respect to the PhoneTel merger or votes against the PhoneTel merger at the PhoneTel Special Meeting. A vote in favor of the PhoneTel merger at the PhoneTel Special Meeting constitutes a waiver of dissenters’ rights. A proxy that is returned signed but on which no voting preference is indicated will be voted in favor of the PhoneTel merger and will constitute a waiver of dissenters’ rights. A dissenting PhoneTel stockholder may revoke his proxy at any time before its exercise by (i) filing with the Secretary of PhoneTel at or before the taking of the vote at the PhoneTel Special Meeting a notice of revocation bearing a later date than the proxy or a later-dated proxy relating to the same stock, (ii) giving notice of revocation in open meeting or (iii) attending the PhoneTel Special Meeting and voting against the PhoneTel merger in person. See “Meetings, Voting and Proxies.” Attendance at the PhoneTel Special Meeting (without revocation of the proxy) will not itself constitute revocation of the proxy.

•	Filing Written Demand. Not later than ten days after the taking of the vote on the PhoneTel merger, a dissenting PhoneTel stockholder must deliver to PhoneTel a written demand for payment of the fair cash value of the dissenter’s PhoneTel stock and otherwise comply with Section 1701.85 of the Ohio General Corporation Law. The demand for payment must be delivered to PhoneTel at North Point Tower, 7th Floor, 1001 Lakeside Avenue, Cleveland, Ohio 44114-1195, Attention: Secretary. It is recommended, although not required, that the demand for payment be sent by registered or certified mail, return receipt requested. Voting against the PhoneTel merger will not itself constitute a demand. PhoneTel will not send any further notice to PhoneTel stockholders as to the date on which such ten-day period expires.

      The demand for payment must identify the name and address of the holder of record of the dissenter’s PhoneTel stock, the number and class of dissenter’s PhoneTel stock and the amount claimed as the fair cash value thereof. A beneficial owner must, in all cases, have the record holder submit the demand for payment in respect of the dissenter’s PhoneTel stock. The demand for payment must be signed by the stockholder of record (or by the duly authorized representative of the stockholder) exactly as the stockholder’s name appears on the stockholder records of PhoneTel. A demand for payment with respect to stock owned jointly by more than one person must identify and be signed by all of the holders of record. Any person signing a demand for payment on behalf of a partnership or corporation or in any other representative capacity (such as an attorney-in-fact, executor, administrator, trustee or guardian) must indicate the nature of the representative capacity and, if requested, must furnish written proof of this capacity and his authority to sign the demand.

      Because only stockholders of record on the record date may exercise dissenters’ rights, any person who beneficially owns stock that are held of record by a broker, fiduciary, nominee, or other holder and who wishes to exercise dissenters’ rights must instruct the record holder of the stock to satisfy the conditions set forth in Section 1701.85 of the Ohio General Corporation Law. If a record holder does not satisfy, in a timely manner, all of the conditions set forth in Section 1701.85 of the Ohio General Corporation Law, the dissenters’ rights for all of the stock held by that stockholder will be lost.

      If PhoneTel requests, dissenting PhoneTel stockholders must submit their stock certificates to PhoneTel within 15 days from the date of the making of such request, for endorsement on the certificates by PhoneTel that demand for the “fair cash value” has been made. Such certificates will be promptly returned to the PhoneTel dissenting stockholder by PhoneTel. A PhoneTel dissenting stockholder’s failure to deliver such certificates terminates his, her or its rights as a dissenting stockholder, at PhoneTel’s option, exercised by written notice sent to the PhoneTel dissenting stockholder within 20 days after the lapse of the 15-day period, unless a court for good cause shown otherwise directs.

      From the time the demand for payment is given until either the termination of the rights and obligations arising from such demand for payment or the purchase of the dissenter’s PhoneTel stock related thereto by PhoneTel, all rights accruing to the holder of the dissenter’s PhoneTel stock, including voting and dividend or distribution rights, will be suspended. If any dividend or distribution is paid on PhoneTel common stock during the suspension, an amount equal to the dividend or distribution which would have been payable on the dissenter’s PhoneTel stock, but for such suspension, shall be paid to the holder of record of the dissenter’s PhoneTel stock as a credit upon the fair cash value of the dissenter’s PhoneTel stock. If the right to receive the fair cash value is terminated otherwise than by the purchase of the dissenter’s PhoneTel stock by PhoneTel, all rights will be restored to the dissenting PhoneTel stockholder and any distribution that would have been made to the holder of record of the dissenter’s PhoneTel stock, but for the suspension, will be made at the time of the termination.

•	Petitions to Be Filed in Court. Within three months after the service of the demand for payment, if PhoneTel and the dissenting PhoneTel stockholder do not reach an agreement on the fair cash value of the dissenter’s PhoneTel stock, the dissenting PhoneTel stockholder or PhoneTel may file a complaint in the Common Pleas Court, or join or be joined in an action similarly brought by another dissenting PhoneTel stockholder, for a judicial determination of the fair cash value of the dissenter’s PhoneTel stock. PhoneTel does not intend to file any complaint for a judicial determination of the fair cash value of any dissenter’s PhoneTel stock.

      Upon motion of the complainant, the Common Pleas Court will hold a hearing to determine whether the dissenting PhoneTel stockholder is entitled to be paid the fair cash value of the dissenter’s PhoneTel stock. If the Common Pleas Court finds that the dissenting PhoneTel stockholder is so entitled, it may appoint one or more appraisers to receive evidence by which to recommend a decision on the amount of such value and, if the Common Pleas Court approves the appraiser’s report, the court is required to make a finding as to the fair cash value of the dissenter’s PhoneTel stock and to render a judgment against PhoneTel for the payment thereof, with interest at such rate and from such date as the Common Pleas Court considers equitable. Costs of the proceedings, including reasonable compensation to the appraiser or appraisers to be fixed by the Common Pleas Court, are to be apportioned or assessed as the Common Pleas Court considers equitable. Payment of the fair cash value of the dissenter’s PhoneTel stock is required to be made within 30 days after the date of final determination of such value or the PhoneTel merger, whichever is later, only upon surrender to PhoneTel of the certificates representing the dissenter’s PhoneTel stock for which payment is made.

      Fair cash value is the amount which a willing seller, under no compulsion to sell, would be willing to accept, and which a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event may the fair cash value exceed the amount specified in the demand for payment. The fair cash value is to be determined as of the day prior to the day of the vote on the PhoneTel merger. In computing this value, any appreciation or depreciation in the market value of the dissenter’s PhoneTel stock resulting from the PhoneTel merger is excluded.

      The dissenters’ rights of any dissenting PhoneTel stockholder will terminate if, among other things, (i) he has not complied with Section 1701.85 of the Ohio General Corporation Law (unless the PhoneTel board of directors waives compliance), (ii) the PhoneTel merger is abandoned or otherwise not carried out or such dissenting PhoneTel stockholder withdraws his demand for payment with the consent of the PhoneTel board of directors, or (iii) no agreement has been reached between PhoneTel and the dissenting PhoneTel stockholder with respect to the fair cash value of the dissenter’s PhoneTel stock and no complaint has been timely filed in the Common Pleas Court.

PROPOSAL NO. 3

ELECTION OF DAVEL’S DIRECTORS

General

      Effective May 7, 2002, the Davel board of directors unanimously adopted a resolution recommending that Davel’s stockholders re-elect the six current members of its board of directors, who would serve their full one-year terms in the event that the PhoneTel merger is not consummated.

Reasons for the Election of Directors

      If the merger agreement is approved, the Davel board of directors will be constituted as set forth in the merger agreement as of the completion of the transactions. However, if the merger agreement is not approved, six new directors will be needed to replace the six current members of the Davel board of directors, whose terms are expiring. Therefore, the Davel board of directors recommends that the six current members of its board of directors be re-elected to serve until the next annual meeting of stockholders or until the election and qualification of their successors in the event that the merger agreement is not approved. The Davel board of directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected to office. However, should any of the nominees become unable or unwilling to accept nomination or election as a Davel director, the proxies solicited by the board of directors will be voted for such other person as the Davel board of directors may determine.

Required Vote

      The six nominees to the Davel board of directors receiving the highest number of votes in their favor shall be elected directors of Davel if the PhoneTel merger is not consummated. Only votes cast for a nominee will be counted. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authorization to vote for one or more of the nominees will result in the respective nominees receiving fewer votes.

Recommendation of Davel’s Board of Directors

THE BOARD OF DIRECTORS OF DAVEL RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Directors

      The following table sets forth certain information for each nominee for director. All of the nominees for director named in the following table are now serving as directors for Davel.

	Director
Name	Continuously Since	Age

Raymond A. Gross	November 2000	52
David R. Hill	April 1979	70
Robert D. Hill	August 1993	50
Donald J. Liebentritt	November 2000	51
William C. Pate	November 2000	38
Theodore C. Rammelkamp, Jr.	November 2000	57

      Raymond A. Gross has been Chairman of the Davel board of directors since November 2000. Mr. Gross joined Davel on February 28, 2000 and served as Chief Executive Officer until July 11, 2001. He became President and Chief Executive Officer of Security Associates International, Inc. on August 6, 2001. Mr. Gross was formerly Chief Operating Officer of BHI Holdings, now Carlisle Holdings LTD, and President of Carlisle’s U.S. subsidiary, One Source. Prior to 1998, Mr. Gross was Senior Vice President of ADT Security Services, responsible for directing the residential business unit, corporate marketing and negotiation of strategic business alliances. From 1993 to 1996, Mr. Gross was President and Chief Executive Officer of Alert Centre, Inc. Prior to 1993, Mr. Gross held various executive positions in the telecommunications and computer services industries.

      David R. Hill founded Davel’s predecessor, Davel Communications Group, Inc. He served as the Chief Executive Officer of Davel from October 1993 to December 1994 and as Chairman of the Board until July 1999. Mr. Hill is a self-appointed Board designee pursuant to the Investment Agreement dated April 19, 1999 among Davel, EGI-DM Investments, L.L.C. and Mr. Hill (the “Investment Agreement”) which amends and restates a prior agreement among Davel Communications Group, Inc., David Hill and Samstock/ SIT, L.L.C. Mr. Hill is the father of Robert D. Hill.

      Robert D. Hill joined Davel in 1981 as the general manager of its largest telephone remanufacturing facility. Between January 1990 and December 1994, he served as Davel’s President. From January 1995 until November 1999, he served as Davel’s President and Chief Executive Officer. Mr. Hill now serves as President of New Age Moving & Storage, L.L.C., a storage and moving company. Mr. Hill is a Board designee of David Hill pursuant to the Investment Agreement.

      Donald J. Liebentritt has been President of Equity Group Investments, L.L.C. (“EGI”) since January 2000, was Vice President and General Counsel of EGI from September 1996 to December 1999, and was a former Principal and Chairman of Rosenberg & Liebentritt, P.C., a “captive” Chicago law firm that provided legal services to EGI and its portfolio companies before its dissolution in 1999. Mr. Liebentritt is an officer and director of numerous private entities associated with EGI. Mr. Liebentritt is a Board designee of Samstock/ SIT, L.L.C. pursuant to the Investment Agreement.

      William C. Pate has been employed by EGI or its predecessor since February 1994. Mr. Pate serves on the board of directors of Danielson Holding Corporation, an insurance company. Prior to February 1994, Mr. Pate was an associate at Credit Suisse First Boston. Mr. Pate is a Board designee of Samstock/ SIT, L.L.C. pursuant to the Investment Agreement.

      Theodore C. Rammelkamp, Jr. has practiced law in Jacksonville, Illinois since September 1, 2000 in a general business and commercial practice known as the Law Offices of Teddy Rammelkamp. He served as Senior Vice President and General Counsel for Davel from 1994 through June 1999. Prior to joining Davel in 1994, he was a general partner in a prominent west central Illinois law firm. Mr. Rammelkamp has also served as a director of Elliott State Bank and the American Public Communications Council.

DAVEL EXECUTIVE OFFICER AND DIRECTOR COMPENSATION AND BENEFITS

Executive Officers

      The following table sets forth the names and ages of Davel’s executive officers and their positions with Davel:

Name	Age	Position

Bruce W. Renard	48	President
Lawrence T. Ellman	49	Senior Vice President of Sales and Account Management
Marc S. Bendesky	58	Chief Financial Officer and Treasurer

      Bruce W. Renard became President of Davel on July 11, 2001. Mr. Renard joined Davel in December 1998 as Senior Vice President of Regulatory & External Affairs and Associate General Counsel, and was later named General Counsel in August 1999. Prior to joining Davel, Mr. Renard served as General Counsel, Executive Vice President, and Vice President of Regulatory Affairs for Peoples Telephone from January 1992 to December 1998. Prior to joining Peoples Telephone, Mr. Renard provided legal and consulting services to the telecommunications industry from 1984 to 1991. Prior to that time, Mr. Renard served as Associate General Counsel for the Florida Public Service Commission from 1979 to 1983. Mr. Renard currently serves as Vice Chairman and Director of the American Public Communications Council, the national public communications industry association, and as a Director of several state public communications trade associations.

      Lawrence T. Ellman has been Senior Vice President of Sales and Account Management since December 1998 when he joined Davel following the Peoples Telephone Merger. Mr. Ellman was at Peoples Telephone from 1994 to 1998, where he served as Executive Vice President/ President National Accounts. Prior to joining Peoples Telephone, Mr. Ellman was an Owner and President of Atlantic Telco, Inc., an independent payphone provider operating in the northeastern United States, which Peoples Telephone purchased in 1994. Mr. Ellman was a founding member and has served as Treasurer and a member of the board of directors of the American Public Communications Council as well as President and Chairman of the Board for the Mid-Atlantic Payphone Association.

      Marc S. Bendesky joined Davel in October 2000 as Chief Financial Officer and Treasurer. Mr. Bendesky is also a Partner of Tatum CFO Partners, L.L.P., a national partnership of career CFOs providing CFO services to companies. His business career spans over 30 years and includes a diversified financial background with extensive experience and expertise in capital markets, finance, accounting, taxation and operations. Mr. Bendesky’s most recent work experience includes 2 years as a Tatum partner, during which time he served 4 clients prior to joining Davel. He served 4 years with Tunstall Consulting, Inc., a corporate financial consulting firm specializing in the capital markets. Prior to Tunstall, he served for 16 years (initially as Controller and later as Vice President) at General Media International, Inc., a diversified domestic and international consumer publishing company, and 11 years with 2 international CPA firms, PricewaterhouseCoopers and Laventhol & Horwath.

Summary Compensation Table

      The following tables and notes set forth the compensation of Davel’s chief executive officer and the four highest paid executive officers whose salary and bonuses exceeded $100,000 in the fiscal year ended December 31, 2001.

						Long-Term Compensation

	Annual Compensation					Restricted	Securities
Name and					Other Annual	Stock Awards;	Underlying	All Other
Principal Position	Year	Salary		Bonus	Compensation	LTIP Payouts	Options/SARs	Compensation

Raymond A. Gross	2001	$11,538		$162,000	—	—	—	$325,000(5)
Chief Executive Officer	2000	215,017		181,000	—	—	275,000	$20,483(3)

Bruce W. Renard	2001	$200,000		$216,667	—	—	—	$260,000(6)
President	2000	179,800		66,667	—	—	—	$132,136(3)
	1999	158,000		—	—	—	47,750	$192,500(1	)(4)

Marc S. Bendesky	2001	$200,000	(7)	$50,000	—	—	—	—
Chief Financial Officer	2000	44,615	(2)	15,000	—	—	—	—

Lawrence T. Ellman	2001	$185,000		$50,000	—	—	—	$240,500(6)
Senior Vice President	2000	175,127		25,000	—	—	—	—
of National Accounts	1999	158,000		—	—	47,750	—	$223,600(1	)(4)

(1)	All other compensation represents severance payments from Peoples Telephone in 1999.

(2)	Mr. Bendesky was appointed chief financial officer in October 2000, at an annual salary of $200,000.

(3)	All other compensation represents reimbursed relocation expenses in 2000.

(4)	In 1999, options were granted to both Mr. Renard and Mr. Ellman for: (i) signing bonus of 30,000 options; (ii) a June bonus of 12,750 options; and (iii) a year end bonus of 5,000 options.

(5)	All other compensation represents severance pay in 2001 for Mr. Gross, who resigned as Davel’s chief executive officer on July 11, 2001.

(6)	All other compensation represents contract buyouts in 2001 for Mr. Renard and Mr. Ellman.

(7)	A fee of $56,667 was also paid to Tatum CFO Partners, LLP as compensation for Mr. Bendesky’s services to Davel in 2001. In addition, Davel paid Tatum CFO Partners, LLP fees totaling $125,000 in 2001 for other finance support services. Mr. Bendesky is a partner of Tatum CFO Partners, LLP.

Option Grants in Last Fiscal Year

Individual Grants

	Number of	Percent of	Exercise
	Securities	Total Options	or		Potential Realizable Value (1)
	Underlying	Granted	Base Price	Expiration
Name	Options Grant	to Employees	($/Share)	Date	0%	5%	10%

No options were granted in the last fiscal year

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Value of Unexercised
In-the-Money
			Number of Shares	Options
			Underlying	at December 31,
	Number of Shares		Unexercised Options at	2001
	Acquired on	Value	December 31, 2001	Exercisable/
Name	Exercise(1)	Realized(1)	Exercisable/Unexercisable	Unexercisable(2)

Raymond A. Gross	—	—	0 / 0	$0 / $0
Lawrence T. Ellman	—	—	54,897/1,668	$0 / $0
Bruce W. Renard	—	—	71,347/1,668	$0 / $0

(1)	There were no option exercises in the last fiscal year.

(2)	Equals the difference between the aggregate exercise price of such options and the aggregate fair market value of the shares of Davel common stock that would be received upon exercise, assuming such exercise occurred on December 31, 2001, at which date the closing price of the Davel common stock as quoted on the Nasdaq over-the-counter bulletin board was $0.03 per share. The above valuations may not reflect the actual value of unexercised options as the value of unexercised options fluctuates with market activity.

Compensation of Directors

      Through December 31, 1995, Davel did not pay cash compensation for service as directors. In 1996, Davel began paying cash compensation to directors who are not employees of Davel in the amount of $2,500 per meeting of the Davel board of directors or of any committee thereof. In April 1998, the Davel board of directors approved a resolution to eliminate the per-meeting payment and to begin paying (effective as of the date of the 1998 Annual Meeting) an annual cash retainer to directors who are not employees in the amount of $20,000. In July 1999, the Davel board of directors approved a resolution to eliminate the cash retainer and to begin granting, on the date of each annual meeting (effective as of the 1999 Annual Meeting), to each non-employee director 18,000 options to purchase Davel common stock of Davel at a strike price equal to the market price of the Davel common stock as of the close of business immediately preceding the date of grant. At its November 2, 2000 regular meeting, the Board approved a resolution that the directors of Davel who are not employees receive, as their sole and exclusive compensation for their service to Davel, the following: (i) options exercisable for 12,000 shares of Davel common stock pursuant to the Davel Communications, Inc. 2000 long-term equity incentive plan, to be granted at the beginning of each year of service on the date of the Annual Meeting of Stockholders, and (ii) a cash payment equal to $1,000 for each meeting of the Davel board of directors or any committee thereof, plus reimbursement of any reasonable travel expenses; and (iii) medical/health insurance for those requesting same; and, that any previously existing director compensation policy was thereby terminated and abandoned.

Incentive Compensation

      Davel has implemented a bonus plan that allows each executive officer to receive an annual cash incentive. Under the plan, Messrs. Ellman and Renard had potential maximum bonuses in 2000 of 60% of base pay and target bonuses of 30% of base pay. The bonuses are comprised of three parts: company objectives, departmental objectives and personal objectives. Davel objectives are based upon growth in earnings per share and EBITDA, and the departmental and personal goals are determined with respect to objectives established for each executive officer by January 30 of the applicable year.

      Davel also maintains a long-term equity incentive plan pursuant to which the executive officers are granted options to purchase common stock at the latest closing price that is available prior to the date the options are awarded. Under the employment agreements, each executive is awarded a minimum of 5,000 stock options each year of his employment and may be awarded a greater number at the discretion of the compensation committee. Under the long-term equity incentive plan, other employees may be granted restricted stock or options to purchase shares of Davel common stock. The compensation committee of the Davel board of directors currently administers the stock option plan. The compensation committee determines which individuals will be granted options, the number of shares to be subject to options and other terms and conditions applicable to the grants.

401(k) Plan

      Davel maintains a 401(k) Plan which is available to all employees of Davel, including its executive officers. Davel provides a matching contribution to the Plan up to a maximum of 1.5% of the salary of the contributing employee. Davel’s contribution to an employee’s account vests over a period of five years. In 1999, the 401(k) plan of Davel was merged with the plans of Peoples Telephone and Communications Central Inc., subsidiaries of Davel.

Employment Agreements

      Davel and Raymond A. Gross entered into an employment agreement, dated as of February 28, 2000. Pursuant to his agreement, Mr. Gross was to serve as the chief executive officer of Davel for a term of two years, subject to automatic renewal each year unless notice of non-renewal is given by one of the parties at least 90 days prior to any such renewal date. Davel also agreed to propose the addition of Mr. Gross to its board of directors subject to nomination by the Davel board of directors and stockholder approval.

      During the employment period, the base salary under his agreement was set at $325,000 per year, subject to annual review by the Davel board of directors, and Mr. Gross was entitled to participate in Davel’s benefit programs generally available to executive officers. In addition, the Board could award an incentive cash bonus of up to 100% of Mr. Gross’s base salary based upon achievement of mutually agreed goals and Davel’s profitability; provided that the bonus was to equal 25% of base salary for the first two fiscal quarters during the term of his agreement. Subject to necessary stockholder approval, Davel agreed to grant Mr. Gross a total of 650,000 non-qualified stock options at a purchase price to be set as the price of Davel’s common stock on the day before the announcement of his hiring, with 275,000 of the options granted as of the execution of his agreement. All options to be granted under his agreement are subject to a ten-year vesting schedule, with earlier vesting of a portion of such options upon a change of control of Davel or upon achievement of certain common stock trading prices. His agreement also contains certain confidentiality, non-competition and non-solicitation provisions.

      If Davel terminates Mr. Gross other than for “cause” or “disability” or if Mr. Gross terminates his employment for “good reason,” Davel shall pay severance in an amount equal to the base salary for one full calendar year plus the targeted bonus for such year. Under his agreement, severance shall be payable over a period of one year and during such time Davel shall provide medical insurance for Mr. Gross and his family. Davel will also make available one year of medical insurance coverage in the event Mr. Gross’s employment is terminated by death or disability. Upon his voluntary termination, vested options will expire 90 days from the effective date of his resignation.

      Effective July 11, 2001, Mr. Gross resigned as chief executive officer and agreed to terminate his employment agreement but continue to serve as non-executive chairman of the Davel board of directors. Mr. Gross’s coverage under Davel’s healthcare and medical plans terminated on September 30, 2001. Mr. Gross has agreed, in the event of and effective upon the consummation of the previously disclosed merger with PhoneTel Technologies, Inc., to retire as chairman of the board. In consideration of forgoing any severance or other compensation owing to him under the Agreement, Mr. Gross received an aggregate payment of $325,000, paid in installments between January 2001 and June 2001. Mr. Gross also agreed to provide consulting services to Davel on an as-needed basis at the per diem rate of $1,750.

      Following the Peoples Telephone Merger, Davel also entered into employment agreements with Lawrence T. Ellman and Bruce W. Renard.

      The employment agreements provided for an initial employment period through December 31, 2000, with automatic one-year renewals unless either party notified the other at least 60 days prior to the end of any term. The employment agreements provided for an annual base salary of at least $170,000 for Mr. Ellman and $170,000 for Mr. Renard. The employment agreements provide for employment of such persons in their current respective positions, subject to change or reassignment of duties by Davel.

      Effective November 1, 2001, Messrs. Ellman and Renard entered into letter agreements with Davel that had the effect of terminating the existing employment agreements. Pursuant to his November 1, 2001 letter agreement, Mr. Renard received a $260,000 one-time payment in exchange for (i) a termination of his employment agreement, including the right to any severance payment upon a change of control of Davel, (ii) a covenant not to compete, (iii) a covenant not to solicit employees or customers, (iv) a covenant to protect the confidentiality of Davel’s information and (v) a mutual release and waiver of claims. Pursuant to his November 1, 2001 letter agreement, Mr. Ellman received a $240,500 one-time payment in exchange for (i) a termination of his employment agreement, including the right to any severance payment upon a change of control of Davel, (ii) a covenant not to compete, (iii) a covenant not to solicit employees or customers, (iv) a covenant to protect the confidentiality of Davel’s information and (v) a mutual release and waiver of claims. Pursuant to their letter agreements, the executives have agreed to continue to be employed by Davel, on an at-will basis, in their current capacities, and at the same salary and bonus levels as are set forth in their terminated employment agreements.

      On October 4, 2000, Davel entered into an employment agreement with Marc S. Bendesky. Pursuant to the Agreement, Mr. Bendesky was to serve as the chief financial officer of Davel until December 31, 2001. During the employment period, the base salary under his employment agreement is set at $200,000 per year plus a 20% retainer to Tatum CFO Partners. In addition, the board may award an incentive cash bonus up to $50,000, to be paid directly to Tatum CFO Partners, based upon achievement of mutually agreed goals. If Davel terminates Mr. Bendesky other than for “cause” or “disability,” Davel shall pay severance in an amount equal to two months’ base salary. Effective January 1, 2002, Davel extended the agreement until December 2002 on substantially similar terms to those set forth in the agreement.

      In September 1996, Davel entered into an employment agreement with Mr. David Hill, the former chairman of the board and chairman of the executive committee of the board, for six years at an annual base salary of $400,000. Under the agreement, Mr. David Hill was eligible to receive a cash bonus as well as a grant of options based upon the percentage by which the annual before tax profit exceeds the annual before tax profit for 1996. Mr. David Hill agreed not to compete with Davel during his employment and for a period of one year afterwards. The agreement also provides that, upon a change of control (as defined therein), (1) all stock options previously awarded to Mr. David Hill will vest and become immediately exercisable and (2) in the event of a termination of Mr. David Hill, he will receive severance pay from Davel as specified in his employment agreement. On July 6, 1999, Davel and Mr. David Hill entered into an arrangement by which Mr. Hill agreed to resign as Chairman of the Davel board of directors and of the board’s executive committee. On December 14, 2001, Davel and Mr. Hill agreed to modify certain arrangements governing the terms of Mr. Hill’s resignation. Davel has now satisfied those obligations to Mr. Hill, as modified.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 and related regulations require Davel’s directors, certain officers, and any persons holding more than 10% of Davel’s common stock (“reporting persons”) to report their initial ownership of Davel’s common stock and any subsequent changes in that ownership to the SEC. Specific due dates have been established, and Davel is required to disclose in this Item 10 any failure to file by these dates during 2001. To its knowledge, all reporting persons of Davel satisfied these filing requirements in 2001.

      In making this disclosure, Davel has relied on written representations of reporting persons and filings made with the SEC.

Committees and Meetings of the Davel Board of Directors

      The business of Davel is under the general management of the Davel board of directors as provided by the laws of Delaware, Davel’s state of incorporation. The Davel board of directors held ten meetings during 2001. All members of the Davel board of directors, except for Mr. Pate, were present at all meetings held in 2001. Between board meetings, board responsibilities are delegated to the executive committee, comprised of David R. Hill and Donald J. Liebentritt. The executive committee was formed in 2000 and has held no meetings since its formation.

Compensation Committee

      The compensation committee determines compensation for all senior employees, including officers of Davel. The compensation committee also administers Davel’s stock option plan and the 2001 long-term equity incentive plan. The compensation committee met once in 2001. Robert D. Hill, Chairman, Raymond A. Gross and William C. Pate constitute the compensation committee.

Audit Committee

      The audit committee consists of Donald J. Liebentritt, Chairman, William C. Pate and Theodore C. Rammelkamp, Jr. The audit committee held four meeting during 2001. The audit committee performs the following principal functions: (i) review of the quarterly and year-end financial statements with Davel’s outside auditors, internal accounting staff and management; (ii) review of the scope of the external audit and internal reports with the outside auditors, internal accounting staff and management; (iii) review of the outside auditor’s management letter; (iv) recommendation of the selection of outside auditors; (v) review of the quality and depth of Davel’s internal audit, accounting and financial staffs; and (vi) review and approval of the rendering of audit and nonaudit services by the outside auditors. These responsibilities are more fully described in the charter of the audit committee of the Davel board of directors, which was adopted by the Davel board of directors on May 5, 2000. All members of the audit committee are “independent” as such term is defined in Rule 4200(a) of the National Association of Securities Dealers’ listing standards.

      The Davel board of directors has not established a nominating committee or a committee serving a similar function. Nominations are made by the full Davel board of directors. There are at present no mandatory retirement ages stipulated either for officers or members of the Davel board of directors.

Compensation Committee Report

      The compensation committee of the board of directors is responsible for determining the compensation of all executive officers of Davel.

Compensation Philosophy

      The committee’s objectives in its compensation decisions are to establish incentives for Davel’s executive officers to achieve optimal short-term and long-term operating performance for Davel and to link executive and stakeholder interests. Davel determines the elements of each executive officer’s compensation package by evaluating the responsibilities of his position, his performance and that of Davel, as well as his contribution to Davel’s overall performance. Compensation for the chief executive officer of Davel is determined by the other two members of the committee through a process based on considerations similar to those for executive officers generally.

2001 Compensation

      The 2001 compensation of executive officers was generally established in their employment agreements with Davel. The committee has reviewed the terms of the employment agreements and found them to be generally consistent with the committee’s policies regarding executive compensation.

      There were four potential elements of compensation of the executive officers for 2001: base salary, an annual cash bonus, stock options granted under the stock option plan and annual stock grants.

      Each executive officer’s 2001 base salary was established at the beginning of the term of his employment or consulting agreement. Base salaries of all officers were intended to be relatively moderate and are believed to be at or below the median of the base salaries paid in 2001 by public telecommunications companies of a size comparable to Davel. The employment agreements did not provide for automatic increases in the base salary of any of the executive officers.

      Each executive officer was entitled to a bonus determined by reference to his employment agreement based on his efforts to help Davel reach its goals and objectives.

      In an effort to provide a long-term incentive for future performance that aligns the executive officers’ interests with the interests of stockholders, executive officers are eligible for participation in Davel’s stock option plan and, effective as of the date of adoption by stockholders on November 2, 2000, Davel’s 2000 long-term equity incentive plan. Stock options are intended to provide an incentive for the creation of stockholder value over the term of several years since the full benefit of options will be realized only if the price of common stock appreciates over that term. In 2001, no stock options were granted to the executive officers of Davel with respect to Davel’s performance in 2000. Davel also may award stock grants under the stock option plan or 2000 long-term equity incentive plan. Stock awarded under either plan would contain certain restrictions on transfer. Awarding stock with restriction on its transfer provides further long-term incentives that align the interests of the executive officers with the interests of stockholders.

Deductibility of Compensation

      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally establishes, with certain exceptions, a $1 million deduction limit on executive compensation for public companies. The committee believes that it is in the best interests of Davel’s stockholders to structure its compensation plans to achieve maximum deductibility under Section 162(m) to the extent consistent with Davel’s need to attract and retain qualified executives.

      This Report of the compensation committee on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Annual Report or any portion hereof into any of Davel’s filings with the SEC, and such information shall not be deemed filed with the SEC, except as specifically otherwise provided in such other filings or to the extent required by Item 402 of Regulation S-K.

Robert D. Hill, Chairman
Raymond A. Gross
William C. Pate

Audit Committee Report

      The audit committee has obtained a letter from Aidman Piser & Company, P.A., Davel’s independent auditors, containing a description of all relationships between the auditors and Davel, discussed with the auditors any of those relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. Aidman Piser & Company, P.A. has confirmed in its letter that, in its professional judgment, it is independent of Davel within the meaning of the Federal securities laws.

      The audit committee has discussed and reviewed with the independent auditors all matters required by auditing standards generally accepted in the United States of America, including those described in SAS 61, “Communication with audit committees.” With and without management present, the audit committee discussed and reviewed the results of the independent auditors’ examination of the financial statements. The audit committee also discussed the results of the internal audit examinations.

      The audit committee reviewed the audited financial statements of Davel as of and for the fiscal year ended December 31, 2001 with management and the independent auditors. Management has the responsibility for the preparation and integrity of Davel’s financial statements and the independent auditors have the responsibility for the examination of those statements. Based on the above-mentioned review and discussions with management and the independent auditors, the audit committee recommended to the board that Davel’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the SEC.

Donald J. Liebentritt, Chairman
William C. Pate
Theodore C. Rammelkamp, Jr.

Change in Davel’s Certifying Accountant

      Effective December 3, 2001, Davel, through action of its Audit Committee, engaged Aidman, Piser & Company, P.A. as its independent auditors for the fiscal year ended December 31, 2001. Aidman, Piser & Company, P.A. has also been engaged by Davel as its independent auditor for the fiscal year ended December 31, 2002. It is expected that representatives of Aidman, Piser & Company, P.A. will be present at the Davel Annual Meeting and available to answer questions.

      The Registrant dismissed its previous independent accountants, Arthur Andersen LLP, effective December 3, 2001. In connection with the audits of the two fiscal years ending December 31, 2000 and during subsequent interim periods, there have been no disagreements on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make reference to the matter in their report.

      The reports of Arthur Andersen LLP on the consolidated financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that (i) the report of Arthur Andersen dated March 16, 2000 (except with respect to the matters discussed in Note 20, as to which the date is December 20, 2000), relating to the consolidated financial statements of Davel Communications, Inc. as of December 31, 1999, contained an emphasis of matter paragraph related to potential going concern issues arising after the twelve-month reporting window and (ii) the report of Arthur Andersen dated March 30, 2001, relating to the consolidated financial statements of Davel Communications, Inc. as of December 31, 2000, contained a going concern modification.

      A letter from Arthur Andersen, dated December 3, 2001, addressed to the Commission stating that it agrees with the above statement is filed as an Exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

      Davel has not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to Davel’s naming it in this joint proxy statement/prospectus as having certified Davel’s consolidated financial statements for the two years ended December 31, 2000, as required by Section 7 of the Securities Act. Accordingly, you will not be able to sue Arthur Andersen LLP pursuant to Section 11(a)(4) of the Securities Act and therefore your right of recovery under that section may be limited as a result of the lack of consent.

Beneficial Ownership of Davel Common Stock

      The following table sets forth information regarding shares of Davel’s common stock, par value $0.01 per share, beneficially owned, as of March 31, 2002, by Davel’s directors, named executive officers and 5% stockholders.

	Number of
	Shares
	Beneficially	Percentage
Name and Address(1)	Owned(1)	of Class

Raymond A. Gross(3)(4)(15)	12,000	*
David R. Hill(3)(5)(15)	1,977,945	17.7%
Robert D. Hill(3)(6)(15)	209,086	1.9%
Lawrence T. Ellman(2)(7)(15)	56,565	*
Bruce W. Renard(2)(8)(15)	74,043	*
Marc S. Bendesky(2)(15)	0	*
Donald J. Liebentritt(3)(9)(15)	24,231	*
William C. Pate(3)(10)(15)	24,000	*
T. C. Rammelkamp, Jr.(3)(11)(15)	50,568	*
EGI-DM Investments, L.L.C.(12)	1,773,800	15.9%
UBS Capital II LLC(13)	918,977	8.2%
All current directors and executive officers as a group (10 persons)(14)(15)	2,428,438	21.7%

*	Less than 1%

(1)	For purposes of calculating the beneficial ownership of each stockholder, it was assumed (in accordance with the SEC’s definition of “beneficial ownership”) that such stockholder had exercised all options, conversion rights or warrants by which such stockholder had the right, within 60 days, to acquire shares of such class of stock.

(2)	Such person is an employee of Davel.

(3)	Such person is a director of Davel.

(4)	Includes 12,000 shares that could be acquired within 60 days upon the exercise of options granted pursuant to the Stock Option Plan.

(5)	Includes 126,412 shares that could be acquired within 60 days upon the exercise of options granted pursuant to the Stock Option Plan.

(6)	Includes 133,250 shares that could be acquired within 60 days upon the exercise of options granted pursuant to the Stock Option Plan.

(7)	Includes 56,565 shares that could be acquired within 60 days upon the exercise of options granted pursuant to the Stock Option Plan.

(8)	Includes 73,015 shares that could be acquired within 60 days upon the exercise of options granted pursuant to the Stock Option Plan.

(9)	Includes 24,000 shares that could be acquired within 60 days upon the exercise of options granted pursuant to the Stock Option Plan and warrants to purchase 231 shares with an exercise price of $32.00 per share from Davel.

(10)	Includes 24,000 shares that could be acquired within 60 days upon the exercise of options granted pursuant to the Stock Option Plan.

(11)	Includes 49,000 shares that could be acquired within 60 days upon the exercise of options granted pursuant to the Stock Option Plan.

(12)	Includes 1,773,800 shares beneficially owned (including warrants to acquire 299,513 shares with an exercise price of $32.00 per share from Davel and certain individual stockholders). The managing member of EGI-

DM, with the sole power to direct the vote and disposition of securities held by EGI-DM, is Samstock/ SIT, L.L.C. (“Samstock/ SIT”). The sole member of Samstock/ SIT is a trust formed for the benefit of Mr. Samuel Zell and members of his family. Mr. Zell is the President of both EGI-DM and Samstock/ SIT. The principal business address for each of EGI-DM, Samstock/ SIT and Samuel Zell is c/o Equity Group Investments, L.L.C., Two North Riverside Plaza, Chicago, Illinois 60606.

(13)	Based on a Schedule 13D/ A filed on January 14, 1999. Includes 26,000 shares that could be acquired within 60 days upon the exercise of options granted pursuant to the Directors Option Plan. The address of UBS Capital II LLC, is 299 Park Avenue, New York, NY 10171.

(14)	Includes 498,242 shares that could be acquired within 60 days upon the exercise of options and 299,744 shares that could be acquired within 60 days upon the exercise of warrants.

(15)	The address of such officers and directors, unless otherwise noted, is 10120 Windhorst Road, Tampa, Florida 33619.

Certain Relationships and Related Party Transactions

      Davel has entered into certain transactions with Mr. David R. Hill, who is a director. Davel leased office space in Jacksonville, Illinois from Mr. Hill, to whom it paid aggregate amounts of $269,625, $129,420, and $118,600 in 2001, 2000 and 1999, respectively.

      In addition, Davel received payments from Mr. David Hill for administrative services provided to him by certain employees of Davel in the aggregate amounts of $202,900, $129,500 and $45,900 in 2001, 2000 and 1999, respectively.

      On July 6, 1999, Davel and Mr. Hill entered into an arrangement by which Mr. Hill agreed to resign as the Chairman of the Davel board of directors and of the board’s executive committee. On December 14, 2001, Davel and Mr. Hill agreed to modify certain arrangements governing the terms of Mr. Hill’s resignation. Davel has now satisfied those obligations to Mr. Hill, as modified.

      Effective August 31, 2000, Davel and EGI entered into an Amended and Restated Advisory Agreement, pursuant to which EGI became a non-exclusive financial advisor to Davel. At the same time, Davel entered into a Settlement Agreement with EGI pursuant to which Davel agreed to pay EGI $375,000 in accrued advisory fees that had been earned under a predecessor advisory agreement. The parties agreed that Davel would pay such fees by December 31, 2000 or such later date on which cash is available to pay such amount. Such fees have not yet been paid.

      Any future transactions between Davel and its officers, directors, employees and affiliates that are outside the scope of Davel’s employment relationship with such persons will be subject to the approval of a majority of the disinterested members of the Davel board of directors.

Compensation Committee Interlocks and Insider Participation

      The members of the compensation committee in 2001 were Messrs. Robert D. Hill, Raymond A. Gross and William C. Pate. Other than Robert D. Hill and Raymond A. Gross, no member of the compensation committee was, at any time during 2001 or previously, an officer or employee of Davel or any subsidiary of Davel, nor has any member of the compensation committee had any relationship with Davel requiring disclosure under Item 404 of Regulation S-K under the Securities Act of 1933, as amended.

Performance Graph

      The comparative stock performance graph below compares the cumulative stockholder return on the common stock of Davel for the period from December 27, 1996 through December 28, 2001 with the cumulative total return on (i) the Total Return Index for the Nasdaq Stock Market (U.S. Companies) (the “Nasdaq Composite Index”) and (ii) a peer group of companies that compete with Davel in the operation of independently owned pay telephones (the “Peer Group”), in each case assuming the reinvestment of dividends. None of the companies in the Peer Group offers a range of products and services fully comparable to those of Davel, although each competes with Davel with respect to certain of Davel’s significant business segments. The returns of each company have been weighted according to their receptive stock market capitalization for purposes of arriving at a peer group average. The members of the Peer Group are Peoples Telephone, PhoneTel and Choicetel Communications, Inc. Due to Davel’s acquisition of Peoples Telephone in the People Telephone merger, Peoples has not been separately reflected in the Peer Group since 1998.

TOTAL RETURN TO STOCKHOLDERS

(Assumes $100 investment on 12/29/96)

	12/27/1996	12/26/1997	12/31/1998	12/31/1999	12/29/2000	12/31/2001

Davel Communications	$100.00	$142.86	$112.14	$27.18	$0.12	$0.18
Peer Group	100.00	143.50	111.63	1,868.32	596.56	524.30
Nasdaq Composite	100.00	117.04	167.50	316.07	191.89	151.49

Source: Carl Thompson Associates www.ctaonline.com (800) 959-9677. Data from BRIDGE Information Systems, Inc.

SHAREHOLDER PROPOSALS FOR DAVEL ANNUAL MEETING

      Any stockholder proposals to be presented at the 2003 Annual Meeting of Davel must be received by Davel no later than April 1, 2003 at its principal executive offices at 10120 Windhorst Road, Tampa, Florida 33619 in order to be considered for inclusion in Davel’s proxy statement and proxy relating to that meeting. Any proxy received by Davel in connection with the 2003 Annual Meeting may confer discretionary authority to vote on any stockholder proposal not received by Davel by April 1, 2003. If the date of the 2003 Annual Meeting of Davel is changed by more than 30 days from July 11, 2003, then this change will be disclosed in the earliest possible Form 10-Q of Davel and any stockholder proposal to be presented at the 2003 Annual Meeting must be received by a reasonable time before Davel mails its proxy materials for the 2003 Annual Meeting.

LEGAL MATTERS

      Certain legal matters with respect to the Davel common stock will be passed upon for Davel by Kirkland & Ellis, Chicago, Illinois.

EXPERTS

      The consolidated financial statements of Davel as of and for the year ended December 31, 2001 included in this joint proxy statement/prospectus have been audited by Aidman, Piser & Company, P.A., independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon the authority of such firm as experts in accounting and auditing. Representatives of Aidman, Piser & Company, P.A. will be present at the Davel Annual Meeting to make a statement, if they desire, and to respond to appropriate questions of Davel stockholders.

      The consolidated financial statements of Davel as of and for the two years ended December 31, 2000 included in this joint proxy statement/prospectus have been audited by Arthur Andersen LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon the authority of such firm as experts in accounting and auditing.

      Davel has not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to Davel’s naming it in this joint proxy statement/prospectus as having certified Davel’s consolidated financial statements for the two years ended December 31, 2000, as required by Section 7 of the Securities Act. Accordingly, you will not be able to sue Arthur Andersen LLP pursuant to Section 11(a)(4) of the Securities Act and therefore your right of recovery under that section may be limited as a result of the lack of consent.

      The consolidated financial statements of PhoneTel as of and for the year ended at December 31, 2001 included in this joint proxy statement/prospectus have been audited by Aidman, Piser & Company, P.A., independent certified public accountants, as set forth in their report appearing elsewhere herein, and are included in reliance upon the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of PhoneTel for the year ended at December 31, 2000, the one month and thirteen day period ended December 31, 1999 and the ten month and seventeen day period ended November 17, 1999 included in this joint proxy statement/prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, as set forth in their report appearing elsewhere herein, and are included in reliance upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND INFORMATION

      Davel and PhoneTel file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

      Davel has filed a registration statement on Form S-4 to register with the SEC the Davel common stock to be issued PhoneTel stockholders and Davel’s junior lenders in the transactions. This joint proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Davel as well as the proxy statements of Davel for the Davel Annual Meeting and PhoneTel for the PhoneTel Special Meeting. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

      The SEC allows us to “incorporate by reference” information into this joint proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

•	Annual Report on Form 10-K of Davel Communications, Inc., for the fiscal year ended December 31, 2001

•	Quarterly Report on Form 10-Q of Davel Communications, Inc. for the quarterly period ended March 31, 2002

•	Current Report on Form 8-K of Davel Communications filed on February 27, 2002

•	Annual Report on Form 10-K of PhoneTel Technologies, Inc. for the fiscal year ended December 31, 2001

•	Quarterly Report on Form 10-Q of PhoneTel Technologies, Inc. for the quarterly period ended March 31, 2002

•	Current Report on Form 8-K of PhoneTel Technologies, Inc. filed on February 27, 2002

      We are also incorporating by reference additional documents that we file with the SEC between the dates of this joint proxy statement/prospectus and the date of the Davel Annual Meeting and the PhoneTel Special Meeting.

      Davel has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Davel and PhoneTel has supplied all such information relating to PhoneTel.

INDEX TO FINANCIAL STATEMENTS

Page
Number

Davel Communications Inc.
Audited Financial Statements
Report of Aidman, Piser & Company, P.A	F-2
Report of Arthur Andersen LLP	F-3
Consolidated Balance Sheets as of December 31, 2001 and 2000	F-4
Consolidated Statements of Operations for the years ended December 31, 2001, 2000 and 1999	F-5
Consolidated Statements of Stockholders’ Equity (Deficit) and Other Comprehensive Loss for the years ended December 31, 2001, 2000 and 1999	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2000 and 1999	F-7
Notes to Consolidated Financial Statements	F-8
Unaudited Financial Statements
Consolidated Balance Sheets as of December 31, 2001 and March 31, 2002	F-28
Consolidated Statements of Operations for the three months ended March 31, 2001 and 2002	F-29
Consolidated Statements of Cash Flows for the three months ended March 31, 2001 and 2002	F-30
Notes to Consolidated Financial Statements (Unaudited)	F-31

PhoneTel Technologies, Inc.
Audited Financial Statements
Report of Aidman, Piser & Company, P.A.	F-37
Report of BDO Seidman, LLP	F-38
Consolidated Balance Sheets as of December 31, 2001 and 2000	F-39
Consolidated Statements of Operations for the years ended December 31, 2001 and 2000, for the one month and thirteen days ended December 31, 1999 and for the ten months and seventeen days ended November 17, 1999	F-40
Statements of Changes in Mandatorily Redeemable Preferred Stock for the years ended December 31, 2001 and 2000, for the one month and thirteen days ended December 31, 1999 and for the ten months and seventeen days ended November 17, 1999	F-41
Statements of Changes in Non-mandatorily Redeemable Preferred Stock, Common Stock and Other Stockholders’ Equity (Deficit) for the years ended December 31, 2001 and 2000, for the one month and thirteen days ended December 31, 1999 and for the ten months and seventeen days ended November 17, 1999	F-42
Consolidated Statements of Cash Flows the years ended December 31, 2001 and 2000, for the one month and thirteen days ended December 31, 1999 and for the ten months and seventeen days ended November 17, 1999	F-43
Notes to Consolidated Financial Statements	F-44
Schedule II — Valuation and Qualifying Accounts	F-66
Unaudited Financial Statements
Consolidated Balance Sheets as of December 31, 2001 and March 31, 2002	F-67
Consolidated Statements of Operations for the three months ended March 31, 2001 and 2002	F-68
Consolidated Statements of Cash Flows for the three months ended March 31, 2001 and 2002	F-69
Notes to Consolidated Financial Statements (Unaudited)	F-70

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of

Davel Communications, Inc.:

      We have audited the accompanying consolidated balance sheet of Davel Communications, Inc. (the “Company”) and Subsidiaries as of December 31, 2001, and the related consolidated statements of operations, shareholders’ equity (deficit) and other comprehensive loss and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Davel Communications, Inc. and Subsidiaries at December 31, 2001, and the consolidated results of their operations and their cash flows for year then ended, in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note 2 to the financial statements, the Company has incurred recurring losses and has a substantial working capital deficiency and has been unable to comply with the terms of its debt agreements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      As discussed in Note 14 to the financial statements, non-coin dial-around revenues during the period November 7, 1996 to April 20, 1999 are the subject of review and reconsideration by the Federal Communications Commission (“FCC”). As a result of the proceedings, the FCC has determined that there will be an industry-wide reconciliation to reflect “true-up” underpayments and overpayments made during that period as between the payphone providers, including the Company, and the relevant dial-around carriers. While the timing and amounts of such true-up payments, if any, are not currently determinable, in management’s opinion the final resolution and implementation of this reconciliation process, and the outcome of any related administrative or judicial review of such adjustments, could potentially have a material adverse effect on the Company. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Aidman, Piser & Company, P.A.

Tampa, Florida

March 8, 2002

NOTE:	THIS IS A COPY OF A REPORT PREVIOUSLY ISSUED BY ARTHUR ANDERSEN LLP, DAVEL’S FORMER INDEPENDENT ACCOUNTANTS. THIS REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP IN CONNECTION WITH THE FILING OF THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Davel Communications, Inc.:

      We have audited the accompanying consolidated balance sheet of Davel Communications, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2000 and the related consolidated statements of operations, shareholders’ equity (deficit), comprehensive loss and cash flows for the years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Davel Communications, Inc. and subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the years ended December 31, 2000 and 1999, in conformity with accounting principles generally accepted in the United States.

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, has a working capital deficit at December 31, 2000, and its liabilities exceed its assets by $186.4 million at December 31, 2000, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ ARTHUR ANDERSEN LLP

Tampa, Florida

March 30, 2001

DAVEL COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31

	2001	2000

	(In thousands,
	except share data)
Assets
Current assets:
Cash and cash equivalents	$5,333	$6,104
Trade accounts receivable, net of allowance for doubtful accounts of $0 in 2001; $1,515 in 2000	11,757	14,307
Other current assets	629	626

Total current assets	17,719	21,037
Property and equipment, net	47,448	64,702
Location contracts, net	1,983	2,571
Other assets, net	1,175	4,877

Total assets	$68,325	$93,187

Liabilities and Shareholders’ Deficit
Current liabilities:
Current maturities of long-term debt and obligations under capital leases	$237,726	$239,083
Accrued interest	36,320	13,039
Accounts payable and other accrued expenses	23,784	26,493

Total current liabilities	297,830	278,615
Long-term debt and obligations under capital leases	308	839
Deferred long-term revenue	—	125

Total Liabilities	298,138	279,579
Commitments and contingencies (Note 17)	—	—
Shareholders’ deficit:
Common stock — $.01 par value, 50,000,000 shares authorized, 11,169,440 and 11,169,540 shares issued and outstanding as of December 31, 2001 and 2000, respectively	112	112
Additional paid-in capital	128,503	128,503
Accumulated other comprehensive loss	(7)	—
Accumulated deficit	(358,421)	(315,007)

Total shareholders’ deficit	(229,813)	(186,392)

Total liabilities and shareholders’ deficit	$68,325	$93,187

The accompanying Notes are an integral part of these consolidated financial statements.

DAVEL COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31

	2001	2000	1999

	(In thousands, except per share and share data)
Revenues:
Coin calls	$61,668	$82,205	$110,790
Non-coin calls	28,950	44,066	65,056

Total revenues	90,618	126,271	175,846

Costs and Expenses:
Telephone charges	29,577	38,290	36,783
Commissions	22,168	34,619	41,014
Service, maintenance and network costs	22,731	34,333	42,077
Depreciation and amortization	19,241	32,004	39,204
Selling, general and administrative	12,903	22,365	21,063
Impairment charge and non-recurring items	—	49,002	51,224
Restructuring charges and merger-related expenses	—	—	1,570

Total costs and expenses	106,620	210,613	232,935

Operating loss	(16,002)	(84,342)	(57,089)
Other Income (Expense):
Interest expense, net	(27,672)	(27,420)	(23,183)
Loss on investment	—	—	(350)
Other	260	282	121

Total other expense	(27,412)	(27,138)	(23,412)

Loss before income taxes	(43,414)	(111,480)	(80,501)
Income Tax Benefit:	—	—	(1,755)

Net loss	$(43,414)	$(111,480)	$(78,746)

Loss Per Share: Basic and Diluted	$(3.89)	$(10.02)	$(7.40)

Weighted Average Shares Outstanding — Basic and Diluted	11,169,485	11,125,582	10,659,594

The accompanying Notes are an integral part of these consolidated financial statements.

DAVEL COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT) AND OTHER

COMPREHENSIVE LOSS
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

					Accumulated	Total
	Common Stock		Additional		Other	Shareholders’
			Paid-in	Accumulated	Comprehensive	Equity	Comprehensive
	Shares	Amount	Capital	Deficit	Loss	(Deficit)	Loss

	(In thousands, except share data)
BALANCES, December 31, 1998	10,536,155	$105	$126,325	$(124,781)	—	$1,649	$(64,887)
Grants of common stock	497,473	5	2,108	—	—	2,113	—
Preferred stock dividend	—	—	(95)	—	—	(95)	—
Net loss	—	—	—	(78,746)	—	(78,746)	(78,746)

BALANCES, December 31, 1999	11,033,628	110	128,338	(203,527)	—	(75,079)	(78,746)
Grants of common stock	171,592	2	307	—	—	309	—
Rescission of common stock	(35,680)	—	(142)	—	—	(142)	—
Net loss	—	—	—	(111,480)	—	(111,480)	(111,480)

BALANCES, December 31, 2000	11,169,540	112	128,503	(315,007)	—	(186,392)	(111,480)
Rescission of common stock	(100)	—	—	—	—	—
Market change on interest collar	—	—	—	—	$(7)	(7)	(7)
Net loss	—	—	—	(43,414)	—	(43,414)	(43,414)

BALANCES, December 31, 2001	11,169,440	$112	$128,503	$(358,421)	$(7)	$(229,813)	$(43,421)

The accompanying Notes are an integral part of these consolidated statements.

DAVEL COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31

	2001	2000	1999

	(In thousands)
Cash Flows From Operating Activities:
Net loss	$(43,414)	$(111,480)	$(78,746)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation and amortization	19,241	32,004	39,204
Increase in allowance for bad debts	—	1,416	5,497
Write off of property and equipment	272	—	—
Amortization of deferred financing charges	3,681	2,170	992
Impairment charges and nonrecurring items	—	49,002	51,224
Stock-based compensation	—	167	2,113
Payment for certain contracts	(618)	(2,245)	(7,859)
Changes in assets and liabilities:
Accounts receivable	2,378	7,260	2,358
Other assets	(351)	(21)	1,970
Accrued interest	23,281	12,869	(321)
Accounts payable and accrued expenses	(2,645)	759	(7,698)
Deferred revenue	(188)	(1,767)	312

Net cash from operating activities	1,637	(9,866)	9,046
Cash Flows From Investing Activities:
Capital expenditures	(521)	(2,074)	(4,898)
Purchase of payphone assets, net of cash acquired	—	—	(5,123)

Net cash from investing activities	(521)	(2,074)	(10,021)
Cash Flows From Financing Activities:
Payments on long-term debt	(941)	(5,237)	(10,950)
Net (payments) proceeds on revolving line of credit	(159)	17,043	2,500
Principal payments under capital lease agreements	(787)	(754)	(482)
Debt issuance costs	—	(958)	—
Payment of preferred stock dividend	—	—	(95)

Net cash from financing activities	(1,887)	10,094	(9,027)

Net decrease in cash and cash equivalents	(771)	(1,846)	(10,002)
Cash and Cash Equivalents, beginning of period	6,104	7,950	17,952

Cash and Cash Equivalents, end of period	$5,333	$6,104	$7,950

Supplemental Cash Flow Disclosure:
Interest paid during the period	$—	$12,137	$22,619

Non-Cash Investing and Financing Transactions:
Property and Equipment acquired under capital leases:	$29	$826	$—

The accompanying Notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business

      Davel Communications, Inc., and subsidiaries, (the “Company” or “Davel”) was incorporated on June 9, 1998 under the laws of the State of Delaware. The Company is the largest domestic independent payphone service provider in the United States of America. The Company operates in a single business segment within the telecommunications industry, operating, servicing, and maintaining a system of approximately 55,000 payphones in 44 states and the District of Columbia. The Company’s headquarters is located in Tampa, Florida, with divisional operational facilities in 17 dispersed geographic locations.

2.	Liquidity and Management’s Plans

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements, the Company has incurred losses of approximately $43.4 million, $111.5 million, and $78.7 million for the years ended December 31, 2001, 2000, and 1999 respectively. These losses were primarily attributable to increased competition from providers of wireless communication services and the impact on the Company’s revenue of certain regulatory changes. In addition, the Company was unable to make debt payments of approximately $237.7 million and interest payments of approximately $36.3 million, which became due and payable on January 11, 2002. However, the Company signed a Seventh Amendment to its loan agreement that extended the due date of all payment obligations to August 31, 2002. Notwithstanding the amended loan agreement, the Company’s current liabilities exceed its current assets by $280.1 million on December 31, 2001. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

      During 2001, management commenced an aggressive plan to reduce operating costs and expenses and to preserve liquidity. The execution of this plan involved multiple measures, including the removal of approximately 13,500 payphones which had been identified as unprofitable toward the end of 2000 and throughout 2001. Also, in addition to widespread cost and headcount reductions, in June 2001 the Company and PhoneTel Technologies, Inc. (“PhoneTel”) entered into a shared services agreement for the administration and operation of certain of the Company’s and PhoneTel’s branch offices across the United States of America. Although the Servicing Agreement was executed in mid 2001, its effects have been to reduce monthly operating costs substantially. As a result of management’s cost reduction activities during 2001, the Company realized earnings before interest, impairment charge, taxes, depreciation and amortization expense (“EBITDA”) of $3.5 million compared to an EBITDA deficiency of $3.1 million in 2000. In addition, the Company experienced positive net cash flow from operations during 2001, although these results are affected greatly by the continued willingness of the Company’s banks to extend interest payment terms.

      In addition to the above measures, effective February 19, 2002, the Company and PhoneTel entered into an agreement and plan of reorganization and merger that will provide for the issuance of the Company’s common stock to acquire the issued and outstanding common stock of PhoneTel. PhoneTel is a payphone service provider (“PSP”) that maintains and operates a payphone system of 30,000 payphones in 44 states and the District of Columbia. Management believes this merger will result in expansion of its market presence and further reduce its operating costs by leveraging the combined infrastructure. In order to pursue this strategy, the Company and PhoneTel have jointly entered into the New Senior Credit Facility and agreed to a debt-for-equity exchange with the Junior Lenders. The Senior Credit Facility, which became effective February 19, 2002, provides for a combined $10 million line of credit which the Company and PhoneTel share $5 million each. The Company and PhoneTel each drew its available amounts under the line on February 20, 2002. In addition to interest payments due monthly on the unpaid balance, the line is repayable in twelve equal installments commencing July 31, 2002. The debt-for-equity exchange with the Company’s current Junior Lenders will immediately precede the merger with PhoneTel and provides for the exchange of that amount of indebtedness that will result in $63.5 million of debt remaining ($100 million on a merged basis) for 380,612,730 shares of common stock. The terms of the remaining combined debt will be modified and extended. Following the exchange of debt, the Company’s lenders will own 93% of the issued and outstanding common stock of the Company. Following the exchange and the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

merger, the combined creditors of the Company and PhoneTel will own 90.81% of the issued and outstanding common stock of the Company.

      Notwithstanding the aforementioned measures, the Company may face liquidity shortfalls and, as a result, might be required to dispose of assets or operations to fund its operations, to make capital expenditures and to meet its debt service and other obligations. There can be no assurances as to the ability to execute such disposals, or the timing thereof, or the amount of proceeds that the Company could realize from such sales. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.	Summary of Significant Accounting Policies

Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

Cash and Cash Equivalents

      The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Concentrations of Credit Risk

      Trade accounts receivable are concentrated with companies in the telecommunications industry. Accordingly, the credit risk associated with the trade accounts receivable will fluctuate with the overall condition of the telecommunications industry. However, credit risk with respect to these receivables is generally limited due to the widely dispersed customer base, which includes a large number of companies. During all periods presented, credit losses were within management’s overall expectations.

Fair Value of Financial Instruments

      The fair value of the Company’s financial instruments approximates their respective carrying amounts. Fair value for all financial instruments other than long-term debt, for which no quoted market prices exist, were based on appropriate estimates. The value of the Company’s long-term debt is estimated based on market prices for similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

Derivative Financial Instruments and Hedging Activities

      The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities — Deferral of the Effective Date of FASB Statement No. 133” and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133.” SFAS No. 133 requires the Company to record all derivatives on the balance sheet at fair value. Changes in derivative fair values will either be recognized in earnings as offsets to the change in fair value of related hedged assets, liabilities and firm commitments or, for forecasted transactions, deferred and recorded as a component of other comprehensive loss until the hedged transactions occur and are recognized in earnings. The Company does not hold derivatives for trading purposes. In 2001, the Company held a derivative financial instrument, principally an interest rate collar contract, to hedge exposure to changes in interest rates on debt obligations. For the interest rate collar, the interest rate collar settlement differential is reflected as an adjustment to interest expense. Adoption of these new accounting standards on January 1, 2001, resulted in a cumulative after-tax reduction of other comprehensive loss of $51,000 in the first quarter of 2001. This interest rate collar agreement terminated in February 2002.

Property and Equipment

      Property and equipment held and used in the Company’s operations is stated at cost and depreciation is provided over the estimated useful lives using the straight-line method. Installed payphones and related

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

equipment includes installation costs, which are capitalized and amortized over the estimated useful lives of the equipment. The costs associated with normal maintenance, repair, and refurbishment of telephone equipment are charged to expense as incurred. The capitalized cost of equipment and vehicles under capital leases is amortized over the lesser of the lease term or the asset’s estimated useful life, and is included in depreciation and amortization expense in the consolidated statements of operations.

      Uninstalled payphone equipment consists of replacement payphones and related equipment and is carried at the lower of cost or fair market value.

Location Contracts

      Location contracts include acquisition costs allocated to location owner contracts and other costs associated with obtaining written and signed location contracts. These assets are amortized on a straight-line basis over their estimated useful lives based on contract terms (3 to 5 years). Amortization expense related to location contracts amount to $1.2 million, $10.3 million and $11.0 million for the years ended December 31, 2001, 2000 and 1999 respectively. Accumulated amortization as of December 31, 2001 and 2000 was approximately $4.0 million and $43.4 million, respectively.

Goodwill

      Costs in excess of fair values of the net assets recorded in connection with business acquisitions are recorded as goodwill in the accompanying consolidated balance sheets. During periods where balances were outstanding, goodwill was amortized on a straight-line basis over periods estimated to be benefited, generally 15 years. Amortization expense related to goodwill amounted to $1.8 million and $3.7 million during the years ended December 31, 2000 and 1999, respectively. During the fourth quarter of 2000, the Company determined its goodwill was impaired and the unamortized balance was written-off. See “Impairments of Long-Lived Assets,” below.

Impairments of Long-Lived Assets

      The Company reviews long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate the asset may be impaired. In the event that impairment indicators, including market or industry conditions or financial conditions, are identified, the Company determines whether impairments are present by comparing the net book value of assets to projected undiscounted cash flows at the lowest discernable level for which cash flow information can be projected. For this evaluation, the Company has determined that certain groupings of payphones and their related location contracts within individual branch locations constitute the lowest level of discernable cash flows (“location basis”). In the event that undiscounted cash flow is insufficient to recover the net carrying value, impairment charges are calculated and recorded in the period identified and estimated based upon the asset’s fair values using discounted cash flows. For assets that the Company intends to dispose of, depreciation is adjusted over the remaining estimated service period to arrive at the net fair value or salvage value on the estimated date of disposal.

      In 2001, 2000 and 1999, the Company reviewed its long-lived assets for indications of impairment. The Company considered continued declines in operating margin and lower than expected cash flow related to its payphones during 2000 and 1999 to be indicators of potential impairment. Projections of undiscounted cash flows that were prepared for groupings of payphones using the location basis method further indicated, in certain instances, that such amounts would be insufficient to recover the Company’s carrying costs for the related long-lived assets. In these instances, the Company measured the fair values of the impaired assets as the discounted future cash flows generated by the payphones and, as a result, recorded approximately $42.0 million and $48.9 million in 2000 and 1999, respectively, of non-recurring charges to state the assets at fair value. No charges were incurred in 2001. The charges are included in impairment charge and non-recurring items on the accompanying consolidated statement of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      These impairment and non-recurring charges were as follows for the year ended December 31, 2001, 2000, and 1999 (in thousands):

	2001	2000	1999

Installed payphones	$—	$13,900	$—
Uninstalled payphone equipment	—	13,500	1,100
Location contracts	—	10,200	9,800
Goodwill	—	4,400	37,900
Other assets	—	—	100

Total Impairment Charges	—	42,000	48,900
Non-recurring items	—	7,002	2,324

Total impairment charges and non-recurring items	$—	$49,002	$51,224

      Management exercised considerable judgment to estimate undiscounted and discounted future cash flows. The amount of future cash flows the Company will ultimately realize remains under continuous review, but could differ materially from the amounts assumed in arriving at the impairment loss.

Revenue Recognition

      The Company derives its revenues from two principal sources: coin calls and non-coin calls. Coin calls represent calls paid for by callers with coins deposited into the payphone. Coin call revenues are recorded in the amount of coins deposited in the payphones and in the period deposited. Revenue from non-coin calls, which includes dial-around compensation, as discussed in Note 14, and operator service revenue is recognized in the period in which the customer places the call.

      Operator Service Revenue: Prior to November 1999, the Company serviced “operator service” calls through an “unbundled” service arrangement, where the Company recognized non-coin operator service revenue equal to the total amount charged the end user for the placement of the call. Utilizing an unbundled services arrangement, the Company performed certain functions necessary to service non-coin calls, incurring specific expenses using the long distance company’s switching equipment, operator services, billing arrangements and other services on an as-needed basis to complete and bill for these calls. Subsequent to November 1999, non-coin operator service calls are handled by independent operator service providers. These carriers assume billing and collection responsibilities for these calls and pay “commissions” to the Company. Commencing with this arrangement, the Company recognizes operator service revenues in an amount equal to the commission.

      Dial-around Revenue: The Company also recognizes non-coin dial-around revenues from calls that are dialed from its payphones to gain access to a long distance company or to make a traditional “toll free” call (dial-around calls). Revenues from dial-around calls are recognized based on estimates using the Company’s historical collection experience because a) the inter-exchange carriers (IXCs) have historically paid for fewer dial-around calls than are actually made (due to the reasons discussed in Note 14 to the financial statements) and b) the collection period for dial-around revenue may be as long as a year. Davel’s estimate of revenue is based on historical analyses of calls placed versus amounts collected. These studies are updated on a continuous basis. Recorded amounts are adjusted to actual and estimates are updated once the applicable dial-around compensation has been collected.

      In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (SAB 101), which clarified certain existing accounting principles for the timing of revenue recognition and classification of revenues in the financial statements. While Davel’s existing revenue recognition policies are consistent with the provisions of SAB 101, the new rules have resulted in some reclassifications between revenues and costs. In the quarter ended December 31, 1999, Davel

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

adopted SAB 101 and the impact was a reduction in equal amounts to both “Non-coin calls” revenues and “Service, maintenance, and network costs” of $4.9 million.

Regulated Rate Actions

      The Federal Communications Commission (“FCC”) possesses the authority pursuant to the Telecommunications Act of 1996 (the “Telecom Act”) to effect rate actions related to dial-around compensation, including retroactive rate adjustments and refunds (See Note 14). Rate adjustments arising from FCC rate actions that require refunds to dial-around carriers are recorded in the first period that they become both probable of payment and estimable in amount. Rate adjustments that result in payments to the Company by dial-around carriers are recorded when received.

Income Taxes

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered and settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period in which the change is enacted. Deferred tax assets are reduced by a valuation allowance when it is deemed more likely than not that the asset will not be utilized.

Stock-based compensation

      The Company accounts for compensation costs associated with stock options issued to employees under the provisions of Accounting Principles Board Opinion No. 25 (“APB25”) whereby compensation is recognized to the extent the market price of the underlying stock at the date of grant exceeds the exercise price of the option granted. The Company has adopted the disclosure provisions of Financial Accounting Standard No. 123 – Accounting for Stock-Based Compensation (“FAS 123”), which requires disclosure of compensation expense that would have been recognized if the fair-value based method of determining compensation had been used for all arrangements under which employees receive shares of stock or equity instruments. Stock-based compensation to non-employees is accounted for using the fair-value based method prescribed by FAS 123.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates, among others, include amounts relating to the carrying value of the Company’s accounts receivable and payphone location contracts and the related revenues and expenses applicable to dial-around compensation and asset impairment. Actual results could differ from those estimates.

Recent Accounting Pronouncements

      In June 2001, the FASB issued Statement of Financial Accounting Standards No. 141, “Business Combinations,” and No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 141, which eliminated the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001, is effective for any business combination accounted for by the purchase method that is completed after June 30, 2001. SFAS No. 142, which includes the requirements to test for impairment goodwill and intangible assets of indefinite life rather than amortize them, is effective for fiscal years beginning after December 15, 2001. As discussed in Note 2, the Company has entered into a merger agreement with PhoneTel that provides for the exchange of common stock. Pursuant to SFAS No. 141, the merger will be accounted for as a purchase business combination. The effects on the accounting for the initial recognition and determining carrying value of goodwill,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

if any, that arise from the purchase have not yet been determined by management. Davel will perform the first of the required impairment tests of goodwill as of January 1, 2002, and has not yet determined what the effects of these tests will be on the Company’s financial statements.

      In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS No. 144 replaces SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of”. SFAS No. 144 retains the fundamental provisions of SFAS 121 for the recognition and measurement of the impairment of long-lived assets to be held and used and the measurement of long-lived assets to be disposed of by sale. Under SFAS No. 144, long-lived assets are measured at the lower of carrying amount or fair value less cost to sell. The Company will be required to adopt this statement no later than January 1, 2002. The Company is currently assessing the impact of this statement on its results of operations, financial position and cash flows.

Reclassification

      Certain reclassifications have been made to prior year balances to conform to the current year presentation.

4.	Allowance for Doubtful Accounts

      Activity in the allowance for doubtful accounts is summarized as follows for the years ended December 31 (in thousands):

	2001	2000	1999

Balance, at beginning of period	$1,515	$10,880	$5,383
Charged to expense	—	1,416	5,497
Uncollected balances written off, net of recoveries	(1,515)	(10,781)	—

Balance, at end of period	$0	$1,515	$10,880

      During 2000, the Company evaluated the allowance for doubtful accounts and determined that certain amounts related to dial-around revenue were uncollectible, and accordingly these amounts were written off against the allowance for doubtful accounts.

5.	Property and Equipment

      Property and equipment is summarized as follows at December 31, 2001 and 2000 (in thousands):

	Estimated
	Useful Life
	in Years	2001	2000

Installed payphones and related equipment	10	$114,987	$143,463
Furniture, fixtures and office equipment	5-7	9,846	9,578
Vehicles, equipment under capital leases and other equipment	4-10	2,494	3,083
Building and improvements	25	2,991	3,525

		130,318	159,649
Less — Accumulated depreciation		(90,400)	(102,228)

		39,918	57,421
Uninstalled payphone equipment		7,530	7,281

Net property and equipment		$47,448	$64,702

      Depreciation expense was $17.7 million, $17.9 million and $22.8 million for the years ended December 31, 2001, 2000 and 1999, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Other Assets

      Other assets, net of accumulated amortization, consist of the following at December 31, 2001 and 2000 (in thousands):

	2001	2000

Non-compete agreements	$695	$1,063
Loan origination fees	17	3,699
Other	463	115

	$1,175	$4,877

7.	Accounts Payable and Accrued Expenses

      Accounts payable and accrued expenses consist of the following at December 31, 2001 and 2000 (in thousands):

	2001	2000

Accounts payable	$1,953	$1,792
Location contracts payable	—	851
Taxes payable	2,366	2,883
Accrued commissions	11,498	10,212
Deferred revenue	125	188
Accrued telephone bills	2,239	4,513
Accrued compensation	978	1,433
Other	4,625	4,621

	$23,784	$26,493

8.	Long-Term Debt and Obligations Under Capital Leases

      Following is a summary of long-term debt and obligations under capital leases as of December 31, 2001 and 2000:

	2001	2000

Term A note payable to banks at an adjusted LIBOR rate (7.5% at December 31, 2001). (See below for principal and interest payment terms.)	$109,492	$110,000
Term B note payable to the banks at an adjusted LIBOR rate (7.5% at December 31, 2001). (See below for principal and interest payment terms.)	93,380	93,813
Revolving Advance on bank’s line of credit at the bank’s adjusted LIBOR rate (7.5% at December 31, 2001). (See below for principal and interest payment terms.)	34,383	34,543
Capital lease obligations and other notes with various interest rates and various maturity dates through 2006	779	1,566

	238,034	239,922
Less — Current maturities	(237,726)	(239,083)

	$308	$839

      In connection with the Peoples Telephone Merger on December 23, 1998, the Company entered into a senior credit facility (“Old Credit Facility”) with Bank of America, formerly NationsBank, N.A., (the “Administrative

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Agent”) and the other lenders named therein (“Lenders”). The Old Credit Facility provided for borrowings by the Company from time to time of up to $280 million for working capital and other corporate purposes. Upon consummation of the Peoples Telephone Merger, the Company redeemed approximately $100.0 million in Senior Notes that were scheduled to mature in 2002 and retired approximately $96.7 million in notes payable prior to maturity.

      The Old Credit Facility was amended on April 8, 1999 (the “First Amendment”). This amendment waived compliance, for the first quarter of 1999, with the financial covenants set forth in the Old Credit Facility. In addition, the First Amendment waived any event of default related to two acquisitions made by the Company in the first quarter of 1999, and waived the requirement that the Company deliver annual financial statements to the Lenders within 90 days of December 31, 1998, provided that such financial statements be delivered no later than April 15, 1999.

      On March 28, 2000, the Company and the Lenders agreed to the Second Amendment to Credit Agreement and Consent and Waiver (the “Second Amendment”) which amended certain covenants through January 15, 2001. In exchange for the covenant relief, the Company agreed to a lowering of the available credit facility to approximately $245.0 million (through a permanent reduction of the revolving line of credit) and placement of a block on the final $10.0 million of revolver borrowing. The Second Amendment also placed a moratorium on acquisitions and changed the calculation of interest rates for the Old Credit Facility.

      On June 22, 2000, the Company and the Lenders agreed to the Third Amendment to Credit Agreement and Consent and Waiver, which eliminated the financial covenant test for the fiscal quarter ended June 30, 2000. In addition to the covenant relief, the Company agreed to make amortization payments scheduled for June 30, 2000 due on September 30, 2000, along with the scheduled September 30, 2000 payments, and to make interest payments scheduled for June 30, 2000 on July 10, 2000 (which interest payments were paid).

      On September 28, 2000, the Company and Lenders agreed to the Fourth Amendment to Credit Agreement and Consent and Waiver, which eliminated the financial covenants in their entirety with respect to all periods ending on and after September 30, 2000. In addition, amortization payments of $15.7 million would be due January 12, 2001. Amortization payments totaling $7.7 million would be due March 31, June 30, September 30, and December 31, 2001, and the balance of the outstanding principal would be due January 11, 2002. Interest payments would continue to accrue and be payable January 12, 2001, and interest rates were lowered. Positive net cash in excess of $2 million at the end of each month would be paid to Lenders. The revolving credit loan commitment was terminated. Capital expenditures would be limited to $400,000 for the period October 1, 2000 to January 12, 2001. The Lenders required bi-weekly cashflow forecasts and a revised business plan.

      On November 29, 2000, the Company and Lenders agreed to the Fifth Amendment to Credit Agreement and Consent and Waiver, which extended the Company’s requirement to deliver a revised 2001 business plan to the Administrative Agent from November 15, 2000 to December 15, 2000. The business plan was to be delivered in a form that was reasonably acceptable to the Agent, in exchange for amendments to the definitions of Permitted Investments, Permitted Ordinary Course Dispositions (to include obsolete, slow-moving, idle or worn out assets) and other Permitted Dispositions.

      The Company was unable to meet its debt amortization payments of $15.7 million and interest payments of $12.5 million, which would have been due and payable on January 12, 2001 but for the Company’s signing the Sixth Amendment effective as of January 12, 2001 (see below). Accordingly, all debt under the Old Credit Facility was classified as a current liability as of December 31, 2000 in the consolidated balance sheet.

      On March 23, 2001, the Company and the Lenders entered into the Sixth Amendment to Credit Agreement and Waiver, effective as of January 12, 2001 (the “Sixth Amendment”). The Sixth Amendment extended the maturity date of the principal and interest payments under the Old Credit Facility to January 11, 2002, with required interim amortization payments of $1.1 million on April 15, 2001, $2.2 million on July 15, 2001 and $3.3 million on October 15, 2001. In addition, the Sixth Amendment added certain new covenants, including a minimum cumulative EBITDA covenant, a maximum limit on location signing bonuses, a maximum limit on

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

capital expenditures, and a budget compliance covenant. Pursuant to the Sixth Amendment, the parties agreed that PNC Bank, National Association, would become the new administrative agent for the Lenders and that the Company would pay certain earned fees of the Lenders’ professional advisors.

      Effective as of February 19, 2002, the Company and the Lenders entered into a Seventh Amendment to Credit Agreement and Consent and Waiver (the “Seventh Amendment”). The Seventh Amendment waived the payment defaults arising out of the Company’s failure to make scheduled principal payments on July 15, 2001, October 15, 2001 and January 11, 2002, effective as of the dates such payments were due. In addition, the Seventh Amendment waived the covenant violations arising out of the Company’s failure to comply with its minimum cumulative EBITDA covenant from May to December 2001, effective as of the dates of such violations, and provided the Lenders’ consent to the New Senior Credit Facility and the transactions contemplated by the merger agreement with PhoneTel, including the debt-for-equity exchange described below (see Note 18).

      Indebtedness of the Company under the amended Old Credit Facility is secured by substantially all of its and its subsidiaries’ assets, including but not limited to their equipment, inventory, receivables and related contracts, investment property, computer hardware and software, bank accounts and all other goods and rights of every kind and description and is guaranteed by the Company. In February 2002, pursuant to an Intercreditor and Subordination Agreement entered into by the Lenders and the lenders under the New Senior Credit Facility, the Lenders agreed to subordinate their security interest in the Company collateral to the security interest of the new senior lenders.

      The Company’s borrowings under the Credit Facility bear interest at a floating rate and may be maintained as Base Rate Loans (as defined in the Old Credit Facility, as amended) or, at the Company’s option, as Eurodollar Loans (as defined in the Old Credit Facility, as amended). Base Rate Loans bear interest at the Base Rate (defined as the higher of (i) the applicable prime lending rate or (ii) the Federal Reserve reported certificate of deposit rate plus 1%). Eurodollar Loans bear interest at the Eurodollar Rate (as defined in the Old Credit Facility, as amended).

      The Company is required to pay the Lenders under the Old Credit Facility a commitment fee of 0.5%, payable in arrears on a quarterly basis, on the average unused portion of the Old Credit Facility during the term of the facility. The Company is also required to pay an annual agency fee to the Administrative Agent. In addition, the Company was also required to pay an arrangement fee for the account of each bank in accordance with the banks’ respective pro rata share of the Old Credit Facility. The Administrative Agent and the Lenders will receive such other fees as have been separately agreed upon with the Administrative Agent.

      The Old Credit Facility requires the Company to meet certain financial tests and also contains certain covenants which, among other things, will limit the incurrence of additional indebtedness, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements.

      The Old Credit Facility contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness, certain events of bankruptcy and insolvency, judgment defaults, failure of any guaranty or security document supporting the Old Credit Facility to be in full force and effect, and a change of control of the Company.

      As of December 31, 2000, the Company had an interest rate swap agreement with an aggregate notional amount of $7.5 million with a termination date of June 2001. The interest rate swap requires the Company to pay fixed rates of 5.9% in exchange for variable rate payments based on the U.S. three month LIBOR (6.4% as of December 31, 2000). Interest rate differentials are paid or received every three months and are recognized as adjustments to interest expense.

      As of December 31, 2000, the Company had an interest rate cap agreement with a notional amount of $15 million with a termination date of September 2001. The interest rate cap agreement requires premium payments to the counterparty based on the notional amount of the contracts that are capitalized and amortized to interest expense over the life of the contract. These agreements entitle the Company to receive quarterly payments

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

from the counterparties for amounts, if any, by which the U.S. three-month LIBOR rate exceeds 6.5%. In addition, the Company entered into an interest rate collar agreement with a large financial institution that terminates in February 2002. The notional amount of the interest rate collar is $25 million and the agreement has a cap rate of 7.0% and a floor rate of 4.8% based on the U.S. one-month LIBOR rate (6.6% as of December 31, 2000).

      The Company does not hold or issue derivative financial instruments for trading purposes. The Company is exposed to credit risk in the event of nonperformance by the counterparties; however, the Company does not anticipate nonperformance by any of its counterparties. The carrying amount and fair value of these contracts are not significant.

9.	Lease Commitments

      The Company conducts a portion of its operations in leased facilities under noncancellable operating leases expiring at various dates through 2006. Some of the operating leases provide the Company pay taxes, maintenance, insurance and other occupancy expenses applicable to leased premises. The Company also maintains certain equipment under noncancellable capital leases expiring at various dates through 2006.

The annual minimum rental commitments under operating and capital leases are as follows (in thousands):

	Operating	Capital	Total

Year ended December 31:
2002	$1,310	$471	$1,781
2003	983	210	1,193
2004	790	95	885
2005	704	3	707
2006	119	0	119

	$3,906	$779	$4,685

Less current capital lease obligations		(471)

Long-term capital lease obligations		$308

Rent expense for operating leases for the years ended December 31, 2001, 2000, and 1999 was $2,641,000, $2,603,000 and $2,566,000 respectively.

10.	Income Taxes

      No provision for income taxes was required and no income taxes were paid for the years ended December 31, 2001, 2000 and 1999 because of operating losses generated by the Company.

      The components of the provision for income taxes are as follows (in thousands):

	2001	2000	1999

Current benefit:
Federal	$—	$—	$(1,755)
State	$—	$—	—
Deferred provision	—	—	—

Total income tax benefit	$—	$—	$(1,755)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation of federal statutory income taxes to the Company’s effective tax provision is as follows (in thousands):

	2001	2000	1999

Provision for federal income tax at the statutory rate (34%)	$(14,761)	$(37,903)	$(26,604)
State income taxes net of federal benefit	(1,560)	(4,236)	(1,770)
Change in deferred tax asset valuation allowance	15,107	43,913	16,595
Goodwill amortization	—	—	10,380
Other, net	1,214	(1,774)	(356)

Income taxes from continuing operations	—	—	(1,755)

Total income tax benefit	$—	$—	$(1,755)

      The tax effects of significant temporary differences representing deferred tax assets and liabilities are as follows (in thousands):

	2001	2000

Deferred Tax Asset:
Net operating loss carryforward	$92,516	$109,711
Capital loss carryforward	687	687
Amortization of location contracts and goodwill	16,476	15,763
Alternative minimum tax credit carryforward	192	862
Impairment Charge	17,852	17,852
Investment write-off	9,033	1,043
Allowance for doubtful accounts	—	570
Other	1,604	888

Total deferred tax assets	138,360	147,376
Valuation allowance	(130,412)	(115,305)

Net deferred tax assets	7,948	32,071

Deferred Tax Liabilities:
Depreciation	(7,948)	(32,071)
Total deferred tax liabilities	(7,948)	(32,071)

Net deferred tax liability	$—	$—

      Realization of deferred tax assets is dependent upon sufficient future taxable income during the periods that temporary differences and carryforwards are expected to be available to reduce taxable income. The Company has recorded a valuation allowance to reflect the estimated amount of deferred tax assets which may not be realized due to the expiration of its operating loss and capital loss carryforwards.

      At December 31, 2001, the Company had capital losses of $2,190,000 and tax net operating loss carryforwards of approximately $245,858,000, which expire in various amounts in the years 2002 to 2021. Following the Peoples Telephone Merger and the CCI Acquisition in 1998, recognition of net operating loss carryforwards incurred prior to 1998, are limited to approximately $5.8 million and $3.5 million, respectively, each year under the rules of Internal Revenue Code Section 382. Approximately $134,353,000 of the net operating loss carryforwards relate to multiple business acquisitions for which annual utilization will be limited under these rules. Additionally, the net operating losses and capital losses will be subject to limitations if future ownership changes occur. In addition, these loss carryforwards can only be utilized against future taxable income, if any, generated by these acquired companies as if these companies continued to file separate income tax returns.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Capital Stock Transactions

Preferred Stock

      The Company’s certificate of incorporation authorizes 1,000,000 shares of preferred stock, par value $.01 per share. The Company does not have any immediate plans to issue any shares of preferred stock.

      Peoples Telephone’s articles of incorporation authorized 5,000,000 share of preferred stock, of which 600,000 shares were designated as Series B Preferred Stock and 160,000 shares were designated as Series C Preferred Stock. During 1995, Peoples issued 150,000 shares of Series C Cumulative Convertible Preferred Stock to UBS Capital II LLC, a wholly-owned subsidiary of Union Bank of Switzerland, for proceeds of $15.0 million. The Preferred Stock accumulated dividends at an annual rate of 7%. The dividends were payable in cash or could have accumulated. In connection with the Peoples Telephone Merger, the Company issued 892,977 shares of common stock for the outstanding Series C Preferred Stock and cumulative dividends and canceled the 5,000,000 authorized shares of Peoples Preferred Stock.

Common Stock

      On June 30, 1998, the Company announced the closing of an investment by an affiliate of Equity Group Capital Investments (“EGCI”), a privately-held investment company controlled by Sam Zell. In the transaction, the EGCI affiliate invested $28,000,000 in the Company as payment for 1,000,000 shares of newly issued common stock and warrants to purchase an additional 299,513 shares, which are exercisable at a price of $32.00 per share and expire on June 29, 2002. Proceeds of the sale were used for working capital and payment of costs incurred in connection with the Peoples Telephone Merger.

Stock Options and Warrants

      On October 4, 2000, the board of directors approved the Davel Communications, Inc. 2000 Long-Term Equity Incentive Plan (the “Plan”). The plan was approved by the Company’s stockholders at its 2000 Annual Meeting on November 2, 2000. The Plan provides for the grants of stock options, stock appreciation rights, restricted stock, performance awards and any combination of the foregoing to employees, officers and directors of, and certain other individuals who perform significant services for, the Company and its subsidiaries. A total of 1,000,000 shares of common stock will be available for issuance pursuant to the Plan and the maximum number of stock options granted to any individual in any fiscal year cannot exceed 100,000. No shares or options were issued under the Plan during the year ended December 31, 2001 and 2000.

      The Company also has several pre-existing stock option plans under which options to acquire up to 2,234,525 shares were available to be granted to directors, officers and certain employees of the Company, including the stock option plans acquired in the Peoples Telephone Merger. Vesting periods for options issued under these plans range from immediate vesting up to 10 years and generally expire after 5 to 10 years. The plans also provide for the issuance of restricted common stock.

      In 2001, no shares of restricted stock were issued. In the year ended December 31, 2000 and 1999, 171,592 and 28,222 shares of restricted stock were issued, of which grants of approximately 36,000 shares have since been rescinded. The Company records compensation based on the fair market value of the Company’s common stock on the day the restricted shares are granted. This compensation expense is recorded ratably over the vesting period of the restricted stock.

      The exercise price of options generally equals the market price of the Company’s stock on the date of grant. Accordingly, no compensation cost has been recognized for options granted to employees under the plans. Had compensation cost for the plans been determined based on the fair value of the options at the grant dates

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

consistent with the method of SFAS No. 123, “Accounting for Stock-Based Compensation”, the Company’s net loss and loss per share would have been reduced to the pro forma amounts indicated below (in thousands):

		2001	2000	1999

Net loss	As reported	$(43,414)	$(111,480)	$(78,746)
	Pro forma	$(45,073)	$(114,378)	$(81,208)
Basic and diluted loss per common share	As reported	$(3.89)	$(10.02)	$(7.40)
	Pro forma	$(4.04)	$(10.28)	$(7.62)

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing method with the following weighted-average assumptions used for grants in 2001, 2000, and 1999: dividend yield of 0% for all years; expected volatility of 424.6%, 264.1%, and 84.7%, respectively, risk-free interest rates of 2.0%, 6.16%, and 5.0%, respectively, and expected life of approximately five years.

      A summary of the status of the Company’s stock option plans as of December 31 and changes during the years ending on those dates is presented below (shares in thousands):

	2001		2000		1999

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	1,405	$11.55	1,365	$14.77	1,291	$20.88
Granted	—	—	637	4.59	524	5.85
Expired	(219)	14.88	(17)	16.18	(50)	10.33
Cancelled	(351)	7.07	(580)	11.38	(400)	21.90

Outstanding at end of year	835	$12.55	1,405	$11.55	1,365	$14.77

Options exercisable at end of year	829	$12.60	996	$14.15	1,051	$13.68

Weighted-average fair value of options granted during the year		None Granted		$4.43		$5.79

      The following information applies to options outstanding at December 31, 2001:

OPTIONS OUTSTANDING			OPTIONS EXERCISABLE

		Weighted Average
	Number	Remaining	Weighted	Number
Range of	Outstanding at	Contractual	Average Number	Exercisable at	Weighted Average
Exercise Price	December 31, 2001	Life (Years)	Exercise Price	December 31, 2001	Exercise Price

$0.07 to $5.38	278,000	3.1	$4.20	271,996	$4.19
$6.50 to $10.38	203,050	4.2	$6.72	203,050	$6.72
$10.64 to $18.09	113,213	4.7	$15.18	113,213	$15.18
$19.13 to $30.85	240,404	3.9	$25.88	240,404	$25.88

	834,667		$12.55	828,663	$12.60

      At December 31, 2001, approximately 928,000 shares of Common Stock were reserved pursuant to Plan.

12.	Earnings Per Share

      The treasury stock method was used to determine the dilutive effect of the options and warrants on earnings per share data. The following table summarizes the restated net loss from continuing operations per share and the weighted average number of shares outstanding used in the computations in accordance with SFAS No. 128 “Earnings Per Share”. In accordance with SFAS No. 128, the following table reconciles net income and weighted

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

average shares outstanding to the amounts used to calculate the basic and diluted loss per share (in thousands, except share and per share data):

	2001	2000	1999

Loss from continuing operations	$(43,414)	$(111,480)	$(78,746)
Deduct:
Cumulative preferred stock dividend requirement	—	—	95

Loss applicable to common shareholders	$(43,414)	$(111,480)	$(78,841)

Weighted average common shares outstanding	11,169,485	11,125,582	10,659,594

Basic and diluted loss per share	$(3.89)	$(10.02)	$(7.40)

      Diluted loss per share is equal to basic loss per share since the exercise of 835,000, 1,405,000 and 1,365,000 outstanding options and 299,513 warrants for the years ended December 31, 2001, 2000 and 1999, respectively, would be anti-dilutive for all periods presented.

13.	Restructuring Charge

      During the year ended December 31, 1998, the Company overestimated restructuring charges related to facilities closing costs and merger-related closing costs. The Company underestimated restructuring charges related to employee terminations. Accordingly, during 1999, the Company reversed approximately $647,000 of the restructuring reserve related to facility closing costs and $664,000 of the reserve related to merger closing costs. Also during 1999, the Company incurred an additional $1,311,000 of restructuring charges related to employee termination costs.

      During 1999, the Company incurred and paid restructuring charges and other merger-related expenses with respect to the Peoples Telephone Merger of approximately $1,570,000 related to integration and restructuring activities. The restructuring charges and other merger-related expenses were primarily related to severance pay for terminated employees, relocation costs and costs related to the closing of redundant facilities. As of December 31, 2001, there was no outstanding balance in the reserve.

14.	Dial-Around Compensation

      On September 20, 1996, the Federal Communications Commission (FCC) adopted rules in a docket entitled In the Matter of Implementation of the Payphone Reclassification and Compensation Provisions of the Telecommunications Act of 1996, FCC 96-388 (the “1996 Payphone Order”), implementing the payphone provisions of Section 276 of the Telecom Act. The 1996 Payphone Order, which became effective November 7, 1996, initially mandated dial-around compensation for both access code calls and 800 subscriber calls at a flat rate of $45.85 per payphone per month (131 calls multiplied by $0.35 per call). Commencing October 7, 1997, and ending October 6, 1998, the $45.85 per payphone per month rate was to transition to a per-call system at the rate of $0.35 per call. Several parties filed petitions for judicial review of certain of the FCC regulations including the dial-around compensation rate. On July 1, 1997, the U.S. Court of Appeals for the District of Columbia Circuit (the “Court”) responded to appeals related to the 1996 Payphone Order by remanding certain issues to the FCC for reconsideration. These issues included, among other things, the manner in which the FCC established the dial-around compensation for 800 subscriber and access code calls, the manner in which the FCC established the interim dial-around compensation plan and the basis upon which interexchange carriers (IXCs) would be required to compensate payphone service providers (“PSP“s). The Court remanded the issue to the FCC for further consideration, and clarified on September 16, 1997, that it had vacated certain portions of the FCC’s 1996 Payphone Order, including the dial-around compensation rate. Specifically, the Court determined that the FCC did not adequately justify (i) the per-call compensation rate for 800 subscriber and access code calls at the deregulated local coin rate of $0.35, because it did not sufficiently justify its conclusion that the costs of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

local coin calls are similar to those of 800 subscriber and access code calls; and (ii) the allocation of the payment obligation among the IXCs for the period from November 7, 1996, through October 6, 1997.

      In accordance with the Court’s mandate, on October 9, 1997, the FCC adopted and released its Second Report and Order in the same docket, FCC 97-371 (the “1997 Payphone Order”). This order addressed the per-call compensation rate for 800 subscriber and access code calls that originate from payphones in light of the decision of the Court which vacated and remanded certain portions of the FCC’s 1996 Payphone Order. The FCC concluded that the rate for per-call compensation for 800 subscriber and access code calls from payphones is the deregulation local coin rate adjusted for certain cost differences. Accordingly, the FCC established a rate of $0.284 ($0.35 - $0.066) per call for the first two years of per-call compensation (October 7, 1997, through October 6, 1999). The IXCs were required to pay this per-call amount to PSPs, including the Company, beginning October 7, 1997. Based on the FCC’s tentative conclusion in the 1997 Payphone Order, the Company during 1997 adjusted the amounts of dial-around compensation previously recorded related to the period November 7, 1996 to June 30, 1997 from the initial $45.85 rate to $37.20 ($0.284 per call multiplied by 131 calls). As a result of this adjustment, the provision recorded for the year ended December 31, 1997 related to reduced dial-around compensation is approximately $3.3 million.

      On March 9, 1998, the FCC issued a Memorandum Opinion and Order, FCC 98-481, which extended and waived certain requirements concerning the provision by the LECs of payphone-specific coding digits which identify a call as originating from a payphone. Without the transmission of payphone-specific coding digits some of the IXCs have claimed they are unable to identify a call as a payphone call eligible for dial-around compensation. With the stated purpose of ensuring the continued payment of dial-around compensation, the FCC, by Memorandum and Order issued on April 3, 1998, left in place the requirement for payment of per-call compensation for payphones on lines that do not transmit the requisite payphone-specific coding digits, but gave the IXCs a choice for computing the amount of compensation for payphones on LEC lines not transmitting the payphone-specific coding digits of either accurately computing per-call compensation from their databases or paying per-phone, flat-rate compensation computed by multiplying the $0.284 per call rate by the nationwide average number of 800 subscriber and access code calls placed from RBOC payphones for corresponding payment periods. Accurate payments made at the flat rate are not subject to subsequent adjustment for actual call counts from the applicable payphone.

      On May 15, 1998, the Court again remanded the per-call compensation rate to the FCC for further explanation without vacating the $0.284 per call rate. The Court opined that the FCC had failed to explain adequately its derivation of the $0.284 default rate. The Court stated that any resulting overpayment may be subject to refund and directed the FCC to conclude its proceedings within a six-month period from the effective date of the Court’s decision.

      In response to the Court’s second remand, the FCC conducted further proceedings and sought additional comment from interested parties to address the relevant issues posed by the Court. On February 4, 1999, the FCC released the Third Report and Order and Order on Reconsideration of the Second Report and Order (the “1999 Payphone Order”), in which the FCC abandoned its efforts to derive a “market-based” default dial-around compensation rate and instead adopted a “cost-based” rate of $0.24 per dial-around call, which will be adjusted to $.238 effective April 21, 2002. Both PSPs and IXCs petitioned the Court for review of the 1999 Payphone Order’s determination of the dial-around compensation rate. On June 16, 2000, the Court affirmed the 1999 Payphone Order setting a 24-cent dial-around compensation rate. On all the issues, including those raised by the IXCs and the payphone providers, the Court applied the “arbitrary and capricious” standard of review, and found that the FCC’s rulings were lawful and sustainable under that standard. As a result of the Court’s June 16, 2000 decision, the 24-cent dial-around compensation rate is likely to remain in place until April 21, 2002, when it will be adjusted to $.238. The FCC has stated its intention to conduct a third-year review of the rate, but no review has yet been commenced. There is pending a Petition for Reconsideration of the 1999 Payphone Order filed with the FCC by the IPPs, which has yet to be ruled on by the FCC. In view of the Court’s affirmation of the 1999 Payphone Order, it is unlikely that the FCC will adopt material changes to the key components of the Order

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(other than the pending retroactive application issue, discussed below) pursuant to the pending Reconsideration Petition, although no assurances can be given.

      On April 5, 2001, the FCC released an order that is expected to have a significant impact on the obligations of telecommunications carriers to pay dial-around compensation to PSPs. The effect of the decision is to require that the first long distance carrier to handle a dial-around call originating from a pay telephone has the obligation to track and pay compensation on the call, regardless of whether other carriers may subsequently transport or complete the call. This modified rule became effective on November 23, 2001. The Company believes that this modification to the dial-around compensation system will result in a significant increase to the number of calls for which the Company is able to collect such compensation. Because, however, the FCC ruling is subject to a pending petition for court review and the system modification is as yet untested, no assurances can be given as to the precise timing or magnitude of revenue impact that may flow from the decision.

      The new 24-cent rate became effective April 21, 1999. The 24-cent rate will also be applied retroactively to the period beginning on October 7, 1997 and ending on April 20, 1999 (the “intermediate period”), less a $0.002 amount to account for FLEX ANI payphone tracking costs, for a net compensation of $0.238. There is, however, a pending petition for reconsideration of this retroactive application of the rate. The 1999 Payphone Order deferred a final ruling on the treatment of the period beginning on November 7, 1996 and ending on October 6, 1997 (the “interim period”) to a later order. The FCC further ruled that, after the establishment of an interim period compensation rate and an allocation of the rate among carriers, a true-up may be made for all payments or credits (with applicable interest) due and owing between the IXCs and the PSPs, including Davel, for both the interim and intermediate periods. Based on the reduction in the per-call compensation rate in the 1999 Payphone Order, the Company further reduced non-coin revenues by $9.0 million during 1998. The adjustment included approximately $6.0 million to adjust revenue recorded during the period November 7, 1996 to October 6, 1997 from $37.20 per phone per month to $31.18 per phone per month ($0.238 per call multiplied by 131 calls). The Company recorded dial-around compensation revenue, net of adjustments from the 1997 Payphone Order and the 1999 Payphone Order of approximately $22.9 million and $35.9 million for 2000 and 1999, respectively.

      In a decision released January 31, 2002, which remains subject to reconsideration, the FCC partially addressed the remaining issues concerning interim and intermediate period compensation. The FCC adjusted the per-call rate to $.229, for the interim period only, to reflect a different method of calculating the delay in IXC payments to PSPs for the interim period, and determined that the total interim period compensation rate should be $33.89 per payphone per month ($.229 times an average of 148 calls per payphone per month). The FCC deferred to a later, as yet unreleased, order its determination of the allocation of this total compensation rate among the various carriers required to pay compensation for the interim period. It is possible that the final resolution of the timing and other issues relating to these retroactive adjustments and the outcome of any related administrative or judicial review of such adjustments could have a material adverse effect on the Company.

      Market forces and factors outside the Company’s control could significantly affect the Company’s dial-around compensation revenues. These factors include the following: (i) the final resolution by the FCC of the “true up” of the initial interim period flat-rate and “per call” assessment periods, (ii) the possibility of administrative proceedings or litigation seeking to modify the dial-around compensation rate, and (iii) ongoing technical or other difficulties in the responsible carriers’ ability and willingness to properly track or pay for dial-around calls actually delivered to them.

15.	401(k) Profit Sharing Plan

      Certain subsidiaries created 401(k) profit sharing plans (the “Plans”). The Plans provided for matching contributions from the subsidiaries that are limited to certain percentages of employee contributions. Additional discretionary amounts may be contributed by the subsidiaries. The subsidiaries contributed approximately $159,000, $186,000, and $456,000 for the years ended December 31, 2001, 2000 and 1999, respectively. During 1999, the Plans were merged into the Davel Communications Group, Inc. Profit Sharing Plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Related-Party Notes and Transactions

Transactions with Major Shareholder and Director

      The Company engaged in the following transactions with Mr. David Hill, the Company’s largest shareholder (a Director) and former Chairman of the Board during the years ended December 31 (in thousands):

	2001	2000	1999

Payments made for rent of commercial real estate	$270	$129	$119

Payments made for consulting services	$275	$116	$—

Payments received for providing administrative services	$203	$84	$46

      On July 6, 1999, the Company and Mr. Hill entered into an arrangement by which Mr. Hill agreed to resign as the Chairman of the Davel Board of Directors and of the Board’s Executive Committee. On December 14, 2001, Davel and Mr. Hill agreed to modify certain arrangements governing the terms of Mr. Hill’s resignation. The Company has now satisfied those obligations to Mr. Hill, as modified.

      The Company received management advisory services from Equity Group Corporate Investments, Inc. (“EGI”), an affiliate of the Company. In 1999, the Company agreed to pay a fee, payable in the Company’s common stock, equal to 0.35% of the enterprise value of the merger with Peoples Telephone and any other merger, payable upon consummation of such merger. Effective August 31, 2000, the Company and EGI entered into an Amended and Restated Advisory Agreement, pursuant to which EGI became a non-exclusive financial advisor to the Company. At the same time, the Company entered into a Settlement Agreement with EGI pursuant to which the Company agreed to pay EGI $375,000 in accrued advisory fees that had been earned under a predecessor advisory agreement. The parties agreed that Davel would pay such fees by December 31, 2000 or such later date on which cash is available to pay such amount. As of December 31, 2001, the Company had an accrued liability to EGCI of $375,000 for advisory services rendered to date.

      Also during 1999, the Company sold to Mr. David Hill a building located in Miami, Florida for $2.3 million. The Company believes that the terms of the sale approximate fair value for the property.

17.	Commitments and Contingencies

      In December 1995, Cellular World, Inc. filed suit in Dade County Circuit Court against the Company’s affiliates, Peoples Telephone and PTC Cellular, Inc., alleging tortious interference with Cellular World’s trade secrets. The matter proceeded to trial, during which the Company and Cellular World agreed to settle and resolve the dispute in its entirety. Pursuant to the parties’ agreement, the Company agreed to pay Cellular World a total of $1.5 million. Due to the Company’s subsequent default under the settlement agreement, the parties entered into discussions for purposes of negotiating a revised payment schedule. Notwithstanding the parties’ negotiations, on April 12, 2001, Cellular World obtained a judgment in the amount of $750,000 plus interest in accordance with the settlement agreement. On or about June 11, 2001, the parties agreed to a payment schedule, and, on or about October 15, 2001, the Company fully satisfied the judgment.

      On September 29, 1998, the Company announced that it was exercising its contractual rights to terminate a merger agreement (the “Davel/ PhoneTel Merger Agreement”) with PhoneTel, based on breaches of representations, warranties and covenants by PhoneTel. On October 1, 1998, the Company filed a lawsuit in Delaware Chancery Court seeking damages, rescission of the Davel/ PhoneTel Merger Agreement and a declaratory judgment that such breaches occurred. On October 27, 1998, PhoneTel answered the complaint and filed a counterclaim against the Company alleging that the Davel/ PhoneTel Merger Agreement had been wrongfully terminated. At the same time, PhoneTel also filed a third party claim against Peoples Telephone (acquired by the Company on December 23, 1998) alleging that Peoples Telephone wrongfully caused the termination of the Davel/ PhoneTel Merger Agreement. The counterclaim and third party claim seek specific performance by the Company of the transactions contemplated by the Davel/ PhoneTel Merger Agreement and damages and other

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

equitable relief from the Company and Peoples Telephone. Effective February 19, 2002, the parties to the lawsuit signed a Settlement Agreement and Mutual Release (“Settlement Agreement”). The Settlement Agreement provides that, upon the closing of the PhoneTel Merger, all parties to the lawsuit will release and discharge all claims and liability against all other parties, without an admission of liability by any party. The Settlement Agreement further provides that as promptly as possible after the closing of the PhoneTel Merger, the parties will execute a Joint Stipulation and Order for Dismissal with Prejudice requesting that the Delaware Chancery Court dismiss the lawsuit in its entirety, with prejudice.

      In December 1999, the Company and its affiliate Telaleasing Enterprises, Inc. were sued in the United States District Court, Central District of California, by Telecommunications Consultant Group, Inc. (“TCG”) and U.S. Telebrokers, Inc. (“UST”), two payphone consulting companies which allege to have assisted the Company in obtaining a telephone placement agreement with CSK Auto, Inc. The suit alleges that the Company breached its commission agreement with the plaintiffs based on the Company’s alleged wrongful rescission of its agreement with CSK Auto, Inc. Plaintiffs’ amended complaint alleges damages in excess of $700,000. The Company moved to dismiss the complaint, and, on August 24, 2000, the Court denied the Company’s motion. The Company subsequently answered the complaint and asserted a counterclaim, seeking declaratory relief. On October 13, 2000, plaintiffs answered the counterclaim, denying its material allegations. The Company, during a mediation conference held on October 29, 2001, agreed to a confidential settlement of this case, pursuant to which the case was dismissed with prejudice in exchange for payments to the plaintiffs, the sum of which was not material to the Company and was recorded in the third quarter.

      In March 2000, the Company and its affiliate Telaleasing Enterprises, Inc. were sued in a related action in Maricopa County, Arizona Superior Court by CSK Auto, Inc. (“CSK”). The suit alleges that the Company breached a location agreement between the parties. CSK’s complaint alleges damages in excess of $5 million. The Company removed the case to the U.S. District Court for Arizona and moved to have the matter transferred to facilitate consolidation with the related case in California brought by TCG and UST. On October 16, 2000, the U.S. District Court for Arizona denied the Company’s transfer motion and ordered the case remanded back to Arizona state court. On November 13, 2000, the Company filed its Notice of Appeal of the remand order to the United States Court of Appeals for the Ninth Circuit. The appeal and underlying suit are in their initial stages, and discovery is underway. The Company intends to vigorously defend itself in the case.

      On or about December 15, 2000, the Company filed and served its Amended Complaint against LDDS WorldCom, Inc., MCI WorldCom Network Services, Inc., MCI WorldCom Communications, Inc., and MCI WorldCom Management Company, Inc. (collectively “Defendants”), claiming a violation of the 1996 Telecom Act and breach of contract and seeking damages and equitable and injunctive relief associated with Defendants’ wrongful withholding of approximately $3.1 million in dial-around compensation due to the Company, based upon an alleged, unrelated indebtedness. Although the Company believed it possessed meritorious claims in the case, given the uncertainty of litigation, the parties agreed at a mediation conference to a settlement agreement, which effected, in exchange for consideration paid to the Company, the dismissal of this suit and preserved the Company’s 1996 Telecom Act claim for prosecution in an action currently pending in another forum. On July 23, 2001, the Court dismissed the case.

      In February 2001, Picus Communications, LLC, a debtor in Chapter 11 bankruptcy in the United States Bankruptcy Court for the Eastern District of Virginia, brought suit against the Company and its wholly owned subsidiary, Telaleasing Enterprises, Inc., in the United States District Court for the Eastern District of Virginia, claiming unpaid invoices of over $600,000 for local telephone services in Virginia, Maryland, and the District of Columbia. The Company sought relief from the bankruptcy court to assert claims against Picus and answered Picus’ complaint in the district court, denying its material allegations. On or about April 2, 2001, Picus moved the district court to dismiss its case and indicated that it may file its claim as an adversary proceeding with the bankruptcy court. As of the date hereof, Picus has yet to do so. In such an event, the Company intends to reassert its counterclaim in bankruptcy court. On March 13, 2001, the Company filed a proof of claim in the bankruptcy court to recover damages based on Picus’s breach of contract and failure to secure and pay federally mandated dial-around compensation for the Company’s benefit. On September 21, 2001, the Company filed an application

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

for administrative payment with the bankruptcy court seeking approximately $1.5 million in post-petition damages incurred by the Company as a result of Picus’s actions. The Company believes it has meritorious defenses and counterclaims against Picus and intends to vigorously defend itself and pursue recovery from Picus on its counterclaims. The Company cannot at this time predict its likelihood of success on the merits.

      On or about January 27, 2002, Davel was served with a complaint, in an action captioned Sanchez et al. v. DavelTel, Inc. d/b/a Davel Communications, Inc. et. al., brought in the district court for Cameron County, Texas. Plaintiffs claim that defendants were negligent and such negligence proximately caused the death of Thomas Sanchez, a former Davel employee. The matter has been forwarded to Davel’s insurance carrier for action. While Davel believes it possesses adequate insurance coverage for the case and has meritorious defenses, the matter is in its initial stages. Accordingly, Davel cannot at this time predict its likelihood of success on the merits.

      The Company is involved in other litigation arising in the normal course of its business which it believes will not materially affect its financial position or results of operations.

18.	Subsequent Events:

      On February 21, 2002, Davel announced that it had signed a definitive agreement to merger with PhoneTel Technologies, Inc., the nation’s second-largest publicly traded independent payphone service (“PhoneTel”). In the merger (the “PhoneTel Merger”), PhoneTel will become a wholly owned subsidiary of Davel. Davel also announced that it had executed a Seventh Amendment to Credit Agreement and Consent and Waiver (the “Seventh Amendment”) with respect to its existing credit agreement (the “Old Credit Agreement”) and secured a new $10.0 million senior credit facility with Madeleine L.L.C. and ARK CLO 2000-1, Limited (the “New Senior Credit Facility”), of which $5.0 million was made available to each of Davel and PhoneTel, to help finance certain operating and transaction-related expenses.

      The merger agreement, which was unanimously approved by the boards of both companies, is conditioned upon a substantial debt restructuring for each company. In connection with the merger, Davel’s existing secured lenders under the Old Credit Facility (the “Junior Lenders”) have agreed to exchange a substantial amount of debt for Davel common stock, to make certain amendments to restructure the remaining debt and to subordinate the existing debt to the New Senior Credit Facility. The Seventh Amendment waived certain payments due July 15, 2001, October 15, 2001 and January 11, 2002 until August 31, 2002. Davel currently anticipates that the payments due on August 31, 2002 under the Old Credit Facility will be refinanced through the restructuring commitment described below.

      In connection with Davel’s debt exchange, the Junior Lenders will own 93% of Davel’s outstanding common stock immediately prior to the merger, with the remaining junior secured debt not to exceed $63.5 million (as compared to approximately $276 million outstanding at the time of the signing of the merger agreement). Existing shareholders of Davel common stock will own 3% of Davel’s outstanding shares, and 4% of the common stock will be reserved for the issuance of stock options to Davel employees.

      Immediately following the merger, current PhoneTel shareholders and optionholders will own approximately 3.28% of the shares of Davel common stock and current Davel shareholders and optionholders will own approximately 1.91%. Of the remaining shares, 4.00% are intended to be reserved for issuance upon exercise of employee stock options, and the companies’ current lenders will own approximately 90.81% of Davel common stock. Cash will be paid in lieu of fractional shares in the PhoneTel Merger.

      The current lenders of Davel and PhoneTel have delivered a Commitment Letter, dated as of February 19, 2002, pursuant to which the then outstanding debt of both entities, which totaled approximately $340 million at the time of the signing of the merger agreement, will be reduced to $100 million through the debt-for-equity exchange to be effected at the time of the PhoneTel Merger. The PhoneTel Merger is currently expected to close in the third quarter of 2002.

      The PhoneTel Merger is subject to approval by the shareholders of both companies and the receipt of material third party and governmental approvals and consents. In conjunction with the transaction, the Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

will also seek shareholder approval to increase the number of authorized shares of common stock from 50,000,000 to 1,000,000,000 and to increase the number of shares issuable pursuant to the Company’s 2000 Long-Term Equity Incentive Plan. No date has been set for the Davel stockholders meeting.

      The impending debt exchange includes a partial settlement of the Company’s existing debt balances and significant modifications to the terms applicable to the remaining balance. The accounting for the debt exchange, which will be based upon the relevant amounts and terms in place on the date of closing, will result in the recognition of an extinguishment gain to the extent that the current carrying amount of the debt ($237.7 million on December 31, 2001) exceeds the combined amount of (i) the fair value of the common stock delivered to the creditors and (ii) the future cash payments (including both principal and interest) required under the modified terms of the remaining balance. If the exchange had occurred on December 31, 2001, such gain would have amounted to $169.2 million. In addition, following the debt exchange, had it occurred on December 31, 2001, all cash payments under the modified terms of the remaining balance would be accounted for as reductions of the adjusted carrying amount of the debt, and no interest expense would be recognized on the remaining debt for any period between the restructuring and the modified maturity date.

      The impending merger will be accounted for as a purchase business combination, where the purchase price, including the fair values of common stock issued, liabilities assumed and direct expenses, will be allocated to the fair values of assets of PhoneTel on the date acquired. The excess of the purchase price over the fair values, if any, will be recorded as goodwill.

19.	Quarterly Financial Information (Unaudited):

      Certain unaudited quarterly financial information for the year ended December 31, 2001 and 2000, is as follows (in thousands except per share data):

	March	June	September	December	Full Year

2001
Total revenues	$23,235	$23,494	$23,345	$20,544	$90,618
Operating loss	(4,915)	(2,970)	(3,591)	(4,526)	(16,002)
Net loss	(12,628)	(10,151)	(10,289)	(10,346)	(43,414)
Net loss per share:
Basic and diluted	$(1.13)	$(0.91)	$(0.92)	$(0.93)	$(3.89)
2000
Total revenues	$36,401	$35,452	$32,079	$22,339	$126,271
Operating loss	(2,741)	(5,365)	(10,303)	(65,933)	(84,342)
Net loss	(9,344)	(11,720)	(16,867)	(73,549)	(111,480)
Net loss per share:
Basic and diluted	$(0.84)	$(1.05)	$(1.51)	$(6.62)	$(10.02)

      The decrease in revenues in the fourth quarter of 2000 is due to seasonality and a $4.4 million adjustment to dial-around revenue based on management’s downward revised estimate of the number of dial-around calls per phone per month.

      During the fourth quarter of 2000, the Company recorded a loss on disposal of fixed assets of $5.2 million, related to a book to physical loss from a physical inventory of its uninstalled equipment. The Company cannot determine what the effect of the loss on previous quarters may have been, if any. In addition, the Company recorded an impairment charge and non-recurring items of $43.8 million in the fourth quarter of 2000 (see Note 3).

DAVEL COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2002	2001

	(Unaudited)	(Audited)

	(In thousands, except share data)
Assets
Current assets
Cash and cash equivalents	$5,288	$5,333
Trade accounts receivable	9,317	11,757
Other current assets	2,522	629

Total current assets	17,127	17,719
Property and equipment, net	43,107	47,448
Location contracts, net	1,618	1,983
Other assets	1,549	1,175

Total assets	$63,401	$68,325

Liabilities and Shareholders’ Deficit
Current liabilities
Current maturities of long-term debt and obligations under capital leases	$241,342	$237,726
Accrued interest	40,585	36,320
Accounts payable and other accrued expenses	17,585	23,784

Total current liabilities	299,512	297,830

Long-term debt and obligations under capital leases	1,536	308

Total liabilities	301,048	298,138

Shareholders’ Deficit
Common stock — $.01 par value, 50,000,000 shares authorized, 11,169,440 shares issued and outstanding	112	112
Additional paid-in capital	128,503	128,503
Accumulated other comprehensive loss	—	(7)
Accumulated deficit	(366,262)	(358,421)

Total shareholders’ deficit	(237,647)	(229,813)

Total liabilities and shareholders’ deficit	$63,401	$68,325

The accompanying Notes are an integral part of these consolidated financial statements.

DAVEL COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months
	Ended March 31

	2002	2001

	(Unaudited)

	(In thousands, except share data)
Revenues:
Coin calls	$12,222	$15,574
Non-coin calls	5,040	7,661

Total revenues	17,262	23,235

Costs and Expenses:
Telephone charges	4,080	8,960
Commissions	3,887	5,264
Service, maintenance and network costs	4,846	6,221
Depreciation and amortization	4,969	4,632
Selling, general and administrative	2,772	3,073

Total operating costs and expenses	20,554	28,150

Operating loss	(3,292)	(4,915)
Other Income (Expense):
Interest expense, net	(4,553)	(7,813)
Other	4	100

Loss Before Income Taxes	(7,841)	(12,628)
Income Tax Expense	—	—

Net Loss	$(7,841)	$(12,628)

Basic and diluted loss per share	$(0.70)	$(1.13)

Weighted Average Shares Outstanding — Basic and Diluted	11,169,440	11,169,540

The accompanying Notes are an integral part of these consolidated financial statements.

DAVEL COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months
	Ended March 31

	2002	2001

	(Unaudited)
	(In thousands)
Cash Flows From Operating Activities:
Net loss	$(7,841)	$(12,628)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation and amortization	4,969	4,632
Amortization of deferred financing charges	15	885
Payment for certain location contracts	(84)	(71)
Write-off of fixed assets/asset valuation charge	7	24
Changes in assets and liabilities:
Accounts receivable	2,440	2,297
Other assets	(2,187)	(452)
Accounts payable and accrued liabilities	(6,158)	(3,477)
Accrued interest	4,265	6,807
Deferred revenue	(41)	2,494

Net cash from operating activities	(4,615)	511

Cash Flows From Investing Activities:
Capital expenditures	(88)	(95)

Net cash from investing activities	(88)	(95)

Cash Flows From Financing Activities:
Net proceeds of Term Loan from Senior Lenders	5,000	—
Debt issuance costs	(186)	—
Principal payments under capital leases	(156)	(185)

Net cash from financing activities	4,658	(185)

Net (decrease) increase in cash and cash equivalents	(45)	231
Cash and Cash Equivalents, beginning of period	5,333	6,104

Cash and Cash Equivalents, end of period	$5,288	$6,335

Cash Paid for Interest	$83	$—

The accompanying Notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	Basis of Presentation

      The accompanying consolidated balance sheet of Davel and its subsidiaries as of March 31, 2002 and the related consolidated statements of operations for the three-month periods ended March 31, 2002 and 2001 and of cash flows for the three-month periods ended March 31, 2002 and 2001 are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of such consolidated financial statements have been included. Such adjustments consist only of normal, recurring items. Certain information and footnote disclosures normally included in audited financial statements have been omitted, in accordance with generally accepted accounting principles for interim financial reporting. These interim consolidated financial statements should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere in this Form 10-Q and with the Company’s audited consolidated financial statements and the notes thereto in the Company’s Form 10-K for the year ended December 31, 2001. The results of operations for the three-month period ended March 31, 2002 are not necessarily indicative of the results for the full year.

      The Company was incorporated on June 9, 1998 under the laws of the State of Delaware. The Company is the largest independent payphone service provider in the United States. The Company operates in a single business segment within the telecommunications industry, operating, servicing, and maintaining a system of approximately 52,000 payphones in 44 states and the District of Columbia. The Company’s headquarters is located in Tampa, Florida, with divisional facilities in 17 geographically dispersed locations.

2.	Liquidity

      The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses of approximately $43.4 million and $7.8 million for the year ended December 31, 2001 and quarter ended March 31, 2002, respectively. These losses were primarily attributable to increased competition from providers of wireless communication services and the impact on the Company’s revenue of certain regulatory changes. In addition, the Company was unable to make debt payments of approximately $237.7 million and interest payments of approximately $36.3 million, which became due and payable on January 11, 2002 to the lenders (the “Junior Lenders”) that are party to the Company’s secured credit facility, dated December 23, 1998 (as amended, the “Old Credit Facility”). However, effective February 19, 2002, the Company signed a Seventh Amendment to the Old Credit Facility that waived the payment default as of January 11, 2002 and extended the due date of all payment obligations to August 31, 2002.

      Effective February 19, 2002, the Company and PhoneTel entered into an agreement and plan of reorganization and merger that will provide for the issuance of the Company’s common stock to acquire the issued and outstanding common stock of PhoneTel (the “PhoneTel Merger”). PhoneTel is a payphone service provider (“PSP”) that maintains and operates a payphone system of 30,000 payphones in 44 states and the District of Columbia. The Company and PhoneTel had entered into a shared services agreement for the administration and operation of certain of the Company’s and PhoneTel’s branch offices across the United States in June 2001. The effect of the Servicing Agreement has been to reduce monthly operating costs substantially. Management believes this merger will result in expansion of its market presence and further reduce its operating costs by leveraging the combined infrastructure.

      In order to pursue this strategy, the Company and PhoneTel jointly entered into the New Senior Credit Facility with Madeline L.L.C. and ARK-CLO 2000-1 Limited and agreed to a substantial debt-for-equity exchange with the Junior Lenders. The New Senior Credit Facility, which became effective February 19, 2002, provides for a combined $10 million line of credit which the Company and PhoneTel share $5 million each. The Company and PhoneTel each drew their available amounts under the line on February 20, 2002. In addition to interest payments due monthly at the rate of 15% per year on the unpaid balance, the line is repayable in twelve equal monthly installments commencing July 31, 2002. The debt-for-equity exchange with the Company’s current Junior Lenders will immediately precede the merger with PhoneTel and provides for the exchange of that

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

amount of indebtedness that will result in $63.5 million of debt remaining ($100 million on a merged basis) for 380,612,730 shares of common stock. The terms of the remaining combined debt will be modified and extended. Following the exchange of debt and immediately prior to the merger, the Company’s lenders will own 93% of the issued and outstanding common stock of the Company. Following the exchange and the merger, the combined creditors of the Company and PhoneTel will own 90.81% of the issued and outstanding common stock of the Company.

      As of March 31, 2002, the Company had a working capital deficit of $282.4 million and its liabilities exceeded it assets by $237.6 million. Notwithstanding the New Senior Credit Facility and the debt-for-equity exchange, the Company may face liquidity shortfalls and, as a result, might be required to dispose of assets or operations to fund its operations, to make capital expenditures and to meet its debt service and other obligations. There can be no assurances as to the Company’s ability to execute such dispositions, or the timing thereof, or the amount of proceeds that the Company could realize from such sales. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.	Recent Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS No. 141” ) and No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). SFAS No. 141, which eliminated the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001, is effective for any business combination accounted for by the purchase method that is completed after June 30, 2001. SFAS No. 142, which includes the requirements to test for impairment goodwill and intangible assets of indefinite life rather than amortize them, is effective for fiscal years beginning after December 15, 2001. The Company has entered into a merger agreement with PhoneTel Technologies, Inc. that provides for the exchange of common stock.. Pursuant to SFAS No. 141, the merger will be accounted for as a purchase business combination. The effects on the accounting for the initial recognition and determining carrying value of goodwill, if any, that arise from the purchase have not yet been determined by management. Davel performed the first of the required impairment tests of goodwill as of January 1, 2002, and has determined that there is no material effect to the Company’s financial statements.

      In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS No. 144 replaces SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of”. SFAS No. 144 retains the fundamental provisions of SFAS 121 for the recognition and measurement of the impairment of long-lived assets to be held and used and the measurement of long-lived assets to be disposed of by sale. Under SFAS No. 144, long-lived assets are measured at the lower of carrying amount or fair value less cost to sell. The Company adopted this statement on January 1, 2002. The Company assessed the impact of this statement on its results of operations, financial position and cash flows as of March, 31, 2002 and determined that no material impairment adjustment was required.

      In April 2002, the FASB issued SFAS No. 145 covering, among other things, the rescission of SFAS No. 4 “Reporting Gains and Losses from Extinguishment of Debt.” Under SFAS No. 4, all gains and losses from the extinguishment of debt were required to be aggregated and, if material, classified as an extraordinary item in the statement of operations. By rescinding SFAS 4, SFAS No. 145 eliminates the requirement for treatment of extinguishments as extraordinary items. The new standard is effective for companies with fiscal years beginning after May 15, 2002. However, early application of the provision is encouraged. As discussed in Note 2, the Company is currently contemplating a series of transactions that will include the extinguishment of debt. As a result of the recent issuance of this standard, management of the Company has not determined the effects, if any, that it may have on the related accounting or whether the standard will be adopted early.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

4.	Dial-Around Compensation

      On September 20, 1996, the Federal Communications Commission (the “FCC”) adopted rules in a docket entitled In the Matter of Implementation of the Payphone Reclassification and Compensation Provisions of the Telecommunications Act of 1996, FCC 96-388 (the “1996 Payphone Order”), implementing the payphone provisions of Section 276 of the Telecommunications Act of 1996 (the “Telecom Act”). The 1996 Payphone Order, which became effective November 7, 1996, initially mandated dial-around compensation for both access code calls and 800 subscriber calls at a flat rate of $45.85 per payphone per month (131 calls multiplied by $0.35 per call). Commencing October 7, 1997, and ending October 6, 1998, the $45.85 per payphone per month rate was to transition to a per-call system at the rate of $0.35 per call. Several parties filed petitions for judicial review of certain of the FCC regulations including the dial-around compensation rate. On July 1, 1997, the U.S. Court of Appeals for the District of Columbia Circuit (the “Court”) responded to appeals related to the 1996 Payphone Order by remanding certain issues to the FCC for reconsideration. These issues included, among other things, the manner in which the FCC established the dial-around compensation for 800 subscriber and access code calls, the manner in which the FCC established the interim dial-around compensation plan and the basis upon which interexchange carriers (the “IXCs”) would be required to compensate PSPs. The Court remanded the issue to the FCC for further consideration, and clarified on September 16, 1997 that it had vacated certain portions of the FCC’s 1996 Payphone Order, including the dial-around compensation rate. Specifically, the Court determined that the FCC did not adequately justify (i) the per-call compensation rate for 800 subscriber and access code calls at the deregulated local coin rate of $0.35 because it did not sufficiently explain its conclusion that the costs to provide local coin calls are similar to those of 800 subscriber and access code calls and (ii) the allocation of the dial-around payment obligations among the IXCs for the period November 7, 1996 to October 6, 1997.

      In accordance with the Court’s mandate, on October 9, 1997 the FCC adopted and released its Second Report and Order in the same docket, FCC 97-371 (the “1997 Payphone Order”). This order addressed the per-call compensation rate for 800 subscriber and access code calls that originate from payphones in light of the decision of the Court which vacated and remanded certain portions of the FCC’s 1996 Payphone Order. The FCC concluded that the rate for per-call compensation for 800 subscriber and access code calls from payphones is the deregulated local coin rate adjusted for certain cost differences. Accordingly, the FCC established a rate of $0.284 ($0.35 — $0.066) per call for the first two years of per-call compensation (October 7, 1997 to October 6, 1999). The IXCs were required to pay this per-call amount to PSPs, including the Company, beginning October 7, 1997. Based on the FCC’s tentative conclusion in the 1997 Payphone Order, the Company during 1997 adjusted the amounts of dial-around compensation previously recorded for the period November 7, 1996 to June 30, 1997 from the initial $45.85 rate to $37.20 ($0.284 per call multiplied by 131 calls). As a result of this adjustment, the provision recorded for the year ended December 31, 1997 for reduced dial-around compensation was approximately $3.3 million.

      On March 9, 1998, the FCC issued a Memorandum Opinion and Order, FCC 98-481, which extended and waived certain requirements concerning the provision by the local exchange carriers (“LECs”) of payphone-specific coding digits, which identify a call as originating from a payphone. Without the transmission of payphone-specific coding digits, some of the IXCs have claimed they are unable to identify a call as a payphone call eligible for dial-around compensation. With the stated purpose of ensuring the continued payment of dial-around compensation, the FCC, by Memorandum and Order issued on April 3, 1998, left in place the requirement for payment of per-call compensation for payphones on lines that do not transmit the requisite payphone-specific coding digits, but gave the IXCs a choice for computing the amount of compensation for payphones on LEC lines not transmitting the payphone-specific coding digits of either accurately computing per-call compensation from their databases or paying per-phone, flat-rate compensation computed by multiplying the $0.284 per call rate by the nationwide average number of 800 subscriber and access code calls placed from RBOC payphones for corresponding payment periods. Accurate payments made at the flat rate are not subject to subsequent adjustment for actual call counts from the applicable payphone.

      On May 15, 1998, the Court again remanded the per-call compensation rate to the FCC for further explanation without vacating the $0.284 per call rate. The Court determined that the FCC had failed to explain

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

adequately its derivation of the $0.284 default rate. The Court stated that any resulting overpayment may be subject to refund and directed the FCC to conclude its proceedings within a six-month period from the effective date of the Court’s decision.

      In response to the Court’s second remand, the FCC conducted further proceedings and sought additional comment from interested parties to address the relevant issues posed by the Court. On February 4, 1999, the FCC released the Third Report and Order and Order on Reconsideration of the Second Report and Order (the “1999 Payphone Order”), in which the FCC abandoned its efforts to derive a “market-based” default dial-around compensation rate and instead adopted a “cost-based” rate of $0.24 per dial-around call, which was adjusted to $.238 effective April 21, 2002. Both PSPs and IXCs petitioned the Court for review of the 1999 Payphone Order’s determination of the dial-around compensation rate. On June 16, 2000, the Court affirmed the 1999 Payphone Order setting a 24-cent dial-around compensation rate. On all the issues, including those raised by the IXCs and the payphone providers, the Court applied the “arbitrary and capricious” standard of review, and found that the FCC’s rulings were lawful and sustainable under that standard. The FCC has stated its intention to conduct a third-year review of the rate, but no review has yet been commenced. There is pending a Petition for Reconsideration of the 1999 Payphone Order filed with the FCC by the independent payphone providers (the “IPPs”), which has yet to be ruled on by the FCC. In view of the Court’s affirmation of the 1999 Payphone Order, it is unlikely that the FCC will adopt material changes to the key components of the Order (other than the pending retroactive application issue, discussed below) pursuant to the pending Reconsideration Petition, although no assurances can be given.

      On April 5, 2001, the FCC released an order that is expected to have a significant impact on the obligations of telecommunications carriers to pay dial-around compensation to PSPs. The effect of the decision is to require that the first long distance carrier to handle a dial-around call originating from a payphone has the obligation to track and pay compensation on the call, regardless of whether other carriers may subsequently transport or complete the call. This modified rule became effective on November 23, 2001. The Company believes that this modification to the dial-around compensation system will result in a significant increase to the number of calls for which the Company is able to collect such compensation. Because, however, the FCC ruling is subject to a pending petition for court review and the system modification is as yet untested, no assurances can be given as to the precise timing or magnitude of revenue impact that may flow from the decision.

      The 24-cent rate that became effective April 21, 1999 will be applied retroactively to the period beginning on October 7, 1997 and ending on April 20, 1999 (the “intermediate period”), less a $0.002 amount to account for FLEX ANI payphone tracking costs, for a net compensation of $0.238. There is, however, a pending petition for reconsideration of this retroactive application of the rate. The 1999 Payphone Order deferred a final ruling on the treatment of the period beginning on November 7, 1996 and ending on October 6, 1997 (the “interim period”) to a later order. The FCC further ruled that, after the establishment of an interim period compensation rate and an allocation of the rate among carriers, a true-up may be made for all payments or credits (with applicable interest) due and owing between the IXCs and the PSPs, including Davel, for both the interim and intermediate periods. Based on the reduction in the per-call compensation rate in the 1999 Payphone Order, the Company further reduced non-coin revenues by $9.0 million during 1998. The adjustment included approximately $6.0 million to adjust revenue recorded during the period November 7, 1996 to October 6, 1997 from $37.20 per phone per month to $31.18 per phone per month ($0.238 per call multiplied by 131 calls). The Company recorded dial-around compensation revenue, net of adjustments from the 1997 Payphone Order and the 1999 Payphone Order, of approximately $22.9 million and $35.9 million for 2000 and 1999, respectively.

      In a decision released January 31, 2002, which remains subject to reconsideration, the FCC partially addressed the remaining issues concerning interim and intermediate period compensation. The FCC adjusted the per-call rate to $.229, for the interim period only, to reflect a different method of calculating the delay in IXC payments to PSPs for the interim period, and determined that the total interim period compensation rate should be $33.89 per payphone per month ($.229 times an average of 148 calls per payphone per month). The FCC deferred to a later, as yet unreleased, order its determination of the allocation of this total compensation rate among the various carriers required to pay compensation for the interim period. It is possible that the final resolution of the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

timing and other issues relating to these retroactive adjustments and the outcome of any related administrative or judicial review of such adjustments could have a material adverse effect on the Company.

      Market forces and factors outside the Company’s control could significantly affect the Company’s dial-around compensation revenues. These factors include the following: (i) the final resolution by the FCC of the “true up” of the initial interim period flat-rate and “per call” assessment periods, (ii) the possibility of administrative proceedings or litigation seeking to modify the dial-around compensation rate, and (iii) ongoing technical or other difficulties in the responsible carriers’ ability and willingness to properly track or pay for dial-around calls actually delivered to them.

5.	Earnings Per Share

      The treasury stock method was used to determine the dilutive effect of the options and warrants on earnings per share data. Diluted loss per share is equal to basic loss per share since the exercise of the 680,000 outstanding options and the 427,323 warrants outstanding would be anti-dilutive for all periods presented. In accordance with SFAS No. 128 and the requirement to report “Earnings Per Share” data, the basic and diluted loss from continuing operations per weighted average common shares outstanding were $(0.70) and $(1.13) for the three months ended March 31, 2002 and 2001, respectively.

6.	Commitments & Contingencies

     Litigation

      On September 29, 1998, the Company announced that it was exercising its contractual rights to terminate a merger agreement (the “Davel/ PhoneTel Merger Agreement”) with PhoneTel, based on breaches of representations, warranties and covenants by PhoneTel. On October 1, 1998, the Company filed a lawsuit in Delaware Chancery Court seeking damages, rescission of the Davel/ PhoneTel Merger Agreement and a declaratory judgment that such breaches occurred. On October 27, 1998, PhoneTel answered the complaint and filed a counterclaim against the Company alleging that the Davel/ PhoneTel Merger Agreement had been wrongfully terminated. At the same time, PhoneTel also filed a third party claim against Peoples Telephone Company (acquired by the Company on December 23, 1998) alleging that Peoples Telephone wrongfully caused the termination of the Davel/ PhoneTel Merger Agreement. The counterclaim and third party claim seek specific performance by the Company of the transactions contemplated by the Davel/ PhoneTel Merger Agreement and damages and other equitable relief from the Company and Peoples Telephone. Effective February 19, 2002, the parties to the lawsuit signed a Settlement Agreement and Mutual Release (“Settlement Agreement”). The Settlement Agreement provides that, upon the closing of the PhoneTel Merger, all parties to the lawsuit will release and discharge all claims and liability against all other parties, without an admission of liability by any party. The Settlement Agreement further provides that as promptly as possible after the closing of the PhoneTel Merger, the parties will execute a Joint Stipulation and Order for Dismissal with Prejudice requesting that the Delaware Chancery Court dismiss the lawsuit in its entirety, with prejudice.

      In December 1999, the Company and its wholly owned subsidiary Telaleasing Enterprises, Inc. were sued in the United States District Court, Central District of California, by Telecommunications Consultant Group, Inc. (“TCG”) and U.S. Telebrokers, Inc. (“UST”), two payphone consulting companies which allege to have assisted the Company in obtaining a telephone placement agreement with CSK Auto, Inc. (“CSK”). The suit alleged that the Company breached its commission agreement with the plaintiffs based on the Company’s alleged wrongful rescission of its agreement with CSK. Plaintiffs’ amended complaint alleged damages in excess of $700,000. The Company moved to dismiss the complaint, and, on August 24, 2000, the Court denied the Company’s motion. The Company subsequently answered the complaint and asserted a counterclaim, seeking declaratory relief. On October 13, 2000, plaintiffs answered the counterclaim, denying its material allegations. The Company, during a mediation conference held on October 29, 2001, agreed to a confidential settlement of this case, pursuant to which the case was dismissed with prejudice in exchange for payments to the plaintiffs, the sum of which was not material to the Company and was recorded in the third quarter of 2001.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

      In March 2000, the Company and its wholly owned subsidiary Telaleasing Enterprises, Inc. were sued in a related action in Maricopa County, Arizona Superior Court by CSK. The suit alleges that the Company breached a location agreement between the parties. CSK’s complaint alleges damages in excess of $5 million. The Company removed the case to the U.S. District Court for Arizona and moved to have the matter transferred to facilitate consolidation with the related case in California brought by TCG and UST. On October 16, 2000, the U.S. District Court for Arizona denied the Company’s transfer motion and ordered the case remanded back to Arizona state court. On November 13, 2000, the Company filed its Notice of Appeal of the remand order with the United States Court of Appeals for the Ninth Circuit. The appeal and underlying suit are in their initial stages, and discovery is underway. The Company intends to vigorously defend itself in the case.

      In February 2001, Picus Communications, LLC (“Picus”), a debtor in Chapter 11 bankruptcy, filed suit against the Company and its wholly owned subsidiary Telaleasing Enterprises, Inc. claiming unpaid invoices of over $600,000 for local telephone services in Virginia, Maryland and the District of Columbia. The Company denied the material allegations of Picus’ complaint. On or about April 2, 2001, Picus voluntarily dismissed its case, indicating that it may refile its claim against the Company in the bankruptcy court. On May 10, 2001, the district court entered an order dismissing Picus’ complaint without prejudice. On March 13, 2001, the Company filed a proof of claim in the bankruptcy court to recover damages based on Picus’ breach of contract and failure to secure and pay the Company federally mandated dial-around compensation. On September 21, 2001, the Company filed an application for administrative payment with the bankruptcy court seeking approximately $1.5 million in post-petition damages sustained by the Company as a result of Picus’s actions. On or about May 9, 2002, Picus filed a response to the Company’s claim for administrative payment as well as an objection to the Company’s proof of claim. As part of its objection, Picus asserted a counterclaim against the Company, raising similar claims to those originally brought in the district court. Picus’ counterclaim alleges damages of approximately $717,000. Management has indicated its intention to vigorously defend against Picus’ claims, if necessary, and to vigorously prosecute its claims for damages against Picus. Based on the preliminary stage of this case, we are not yet able to provide an evaluation of the likelihood of a favorable or unfavorable result, or the amount or range of potential recovery or loss, if any.

      On or about January 27, 2002, Davel was served with a complaint, in an action captioned Sanchez et al. v. DavelTel, Inc. d/b/a Davel Communications, Inc. et. al., brought in the district court for Cameron County, Texas. Plaintiffs accuse the defendants of negligence in the death of the father of Thomas Sanchez, a former Davel employee. The matter has been forwarded to Davel’s insurance carrier for action. While Davel believes it possesses adequate insurance coverage for the case and has meritorious defenses, the matter is in its initial stages. Accordingly, Davel cannot at this time predict its likelihood of success on the merits.

      The Company is involved in other litigation arising in the normal course of its business which it believes will not materially affect its financial condition or results of operations.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders

PhoneTel Technologies, Inc.

      We have audited the accompanying consolidated balance sheet of PhoneTel Technologies, Inc. and Subsidiary (the “Company” or “PhoneTel”) as of December 31, 2001, and the related consolidated statements of operations, changes in mandatorily redeemable preferred stock, changes in non-mandatorily redeemable preferred stock, common stock and other shareholders’ equity (deficit) and cash flows for the year then ended. Our audit also included the financial statement schedule listed in the Index at Item 14. These financial statements and schedule are the responsibility of PhoneTel’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PhoneTel Technologies, Inc. and Subsidiary at December 31, 2001, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

      The accompanying consolidated financial statements have been prepared assuming that PhoneTel Technologies, Inc. will continue as a going concern. As discussed in Note 3, the Company has incurred recurring operating losses and has a substantial working capital deficiency and has been unable to comply with the terms of its debt agreements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      As discussed in Note 4, non-coin dial-around revenues during the period from November 7, 1996 to April 20, 1999 are the subject of review and reconsideration by the Federal Communications Commissions (“FCC”). As a result of the proceedings, the FCC has determined that there will be an industry-wide reconciliation to true-up underpayments and overpayments made during that period as between the payphone providers, including the Company, and the relevant “dial-around” carriers. While the timing and amounts of such true-up payments, if any, are not currently determinable, in management’s opinion the final implementation of this reconciliation process, and the outcome of any related administrative or judicial review of such adjustments, could potentially have a material adverse effect on the Company. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Aidman, Piser & Company, P.A.

Tampa, Florida

February 19, 2002

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

PhoneTel Technologies, Inc.
Cleveland, Ohio

      We have audited the consolidated balance sheets of PhoneTel Technologies, Inc. and subsidiary as of December 31, 2000 and the related consolidated statements of operations, changes in mandatorily redeemable preferred stock, changes in non-mandatorily redeemable preferred stock, common stock and other shareholders’ equity (deficit), and cash flows for the year ended December 31, 2000, the one month and thirteen day period ended December 31, 1999 (Successor Company), and the ten month and seventeen day period ended November 17, 1999 (Predecessor Company). Our audits also included the financial statement schedule for the year ended December 31, 2000, the one month and thirteen day period ended December 31, 1999, and the ten month and seventeen day period ended November 17, 1999 listed in the accompanying text. These financial statements and schedule are the responsibility of the management of PhoneTel Technologies, Inc. (the Company). Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PhoneTel Technologies, Inc. and its subsidiary as of December 31, 2000 and the consolidated results of their operations and their cash flows for the year ended December 31, 2000, the one month and thirteen day period ended December 31, 1999 (Successor Company), and the ten month and seventeen day period ended November 17, 1999 (Predecessor Company), in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

      The financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 2 and 11 to the financial statements, the Company has suffered recurring losses from operations, has a working capital deficiency and has been unable to comply with the terms of its debt agreement. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO Seidman, LLP
BDO Seidman, LLP

New York, New York

February 21, 2001, except for Notes 2 and 11
  as to which the date is March 1, 2000

PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31

	2000	2001

	(In thousands except share
	and per share amounts)
Assets
Current assets:
Cash	$4,425	$4,225
Accounts receivable, net of allowance for doubtful accounts of $84 and $412, respectively	7,632	6,769
Other current assets	1,294	992

Total current assets	13,351	11,986
Property and equipment, net	18,858	13,983
Intangible assets, net	48,374	22,770
Other assets	606	689

	$81,189	$49,428

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Current portion of long-term debt	$51,647	$62,635
Accounts payable	6,792	7,687
Accrued expenses:
Location commissions	2,702	3,810
Line and transmission charges	1,865	2,379
Personal property and sales taxes	2,753	1,145
Other	1,937	806

Total current liabilities	67,696	78,462
Long-term debt, net of current maturities	1,062	1,116

Total liabilities	68,758	79,578

Commitments and contingencies	—	—
Shareholders’ equity (deficit):
Common Stock (Successor Company) — $0.01 par value; 45,000,000 shares authorized, 10,189,684 shares issued and outstanding	102	102
Additional paid-in capital	63,429	63,429
Accumulated deficit	(51,100)	(93,681)

Total shareholders’ equity (deficit)	12,431	(30,150)

	$81,189	$49,428

The accompanying notes are an integral part of these financial statements

PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Predecessor
	Company	Successor Company

	Ten Months	One Month
	and	and
	Seventeen Days	Thirteen Days
	Ended	Ended	Year Ended December 31
	November 17	December 31
	1999	1999	2000	2001

	(In thousands except for share and per share amounts)
Revenues:
Coin calls	$36,220	$4,378	$33,110	$26,911
Non-coin telecommunication services	25,065	2,667	25,147	17,060
Other	210	26	587	1,000

	61,495	7,071	58,844	44,971

Operating expenses:
Line and transmission charges	17,575	2,088	17,211	16,378
Location commissions	11,263	968	8,467	7,382
Field operations	18,043	2,184	17,405	12,822
Selling, general and administrative	9,156	1,359	9,056	7,691
Depreciation and amortization	20,719	2,316	17,469	12,986
Provision for uncollectible accounts receivable	345	59	4,944	328
Charges relating to location contracts	864	—	21,205	17,582
Other unusual charges (income) and contractual settlements	1,030	(333)	579	862

	78,995	8,641	96,336	76,031

Loss from operations	(17,500)	(1,570)	(37,492)	(31,060)
Other income (expense):
Interest expense	(19,575)	(1,162)	(11,168)	(11,345)
Interest and other income (expense)	191	38	254	(176)

	(19,384)	(1,124)	(10,914)	(11,521)

Loss before extraordinary item	(36,884)	(2,694)	(48,406)	(42,581)
Extraordinary item — gain on extinguishment of debt	77,172	—	—	—

Net income (loss)	$40,288	$(2,694)	$(48,406)	$(42,581)

Earnings (loss) per share calculation:
Loss before extraordinary item	$(36,884)	$(2,694)	$(48,406)	$(42,581)
Preferred dividend payable in kind	(13)	—	—	—
Accretion of 14% Preferred to its redemption value	(1,197)	—	—	—

Loss before extraordinary item applicable to common shareholders	(38,094)	(2,694)	(48,406)	(42,581)
Extraordinary item — gain on extinguishment of debt	77,172	—	—	—

Net income (loss) applicable to common shareholders	$39,078	$(2,694)	$(48,406)	$(42,581)

Loss per common share before extraordinary item	$(2.03)	$(0.26)	$(4.75)	$(4.18)
Extraordinary gain per common share, basic and diluted	4.11	—	—	—

Net income (loss) per common share, basic and diluted	$2.08	$(0.26)	$(4.75)	$(4.18)

Weighted average number of shares, basic and diluted	18,754,133	10,188,630	10,189,684	10,189,684

The accompanying notes are an integral part of these financial statements

PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARY

STATEMENTS OF CHANGES IN MANDATORILY REDEEMABLE PREFERRED STOCK

	Predecessor Company		Successor Company Year Ended December 31

	Ten Months and		One Month and		Year Ended December 31
	Seventeen Days		Thirteen Days
	Ended		Ended
	November 17, 1999		December 31, 1999		2000		2001

	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

	(In thousands except share amounts)
14% Cumulative
Redeemable Convertible Preferred Stock
Balance, beginning of period	158,527	$9,112	—	—	—	—	—	—
Dividends payable-in-kind	17,234	13	—	—	—	—	—	—
Accretion of carrying value to amount payable at redemption on June 30, 2000	—	1,197	—	—	—	—	—	—
Shares exchanged for Common Stock of Successor Company	(175,761)	(10,322)	—	—	—	—	—	—

Balance, end of period	—	—	—	—	—	—	—	—

The accompanying notes are an integral part of these financial statements

PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARY

STATEMENTS OF CHANGES IN NON-MANDATORILY REDEEMABLE PREFERRED STOCK,

COMMON STOCK AND OTHER SHAREHOLDERS’ EQUITY (DEFICIT)

	Predecessor Company		Successor Company

	Ten Months and		One Month and
	Seventeen Days		Thirteen Days
	Ended		Ended
	November 17,		December 31,		Year Ended December 31

	1999		1999		2000		2001

	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

	(In thousands except share amounts)
Series A Special Convertible Preferred Stock
Balance, beginning of period	—	—	—	—	—	—	—	—
Exercise of warrants	89,912	$18	—	—	—	—	—	—
Conversion to Common Stock (Predecessor Company)	(89,912)	(18)	—	—	—	—	—	—

Balance, end of period	—	—	—	—	—	—	—	—

Common Stock (Predecessor Company)
Balance, beginning of period	18,754,133	188	—	—	—	—	—	—
Conversion of Series A Preferred	1,798,240	18	—	—	—	—	—	—
Exchanged for new Common Stock	(20,552,373)	(206)	—	—	—	—	—	—

Balance, end of period	—	—	—	—	—	—	—	—

Common Stock (Successor Company)
Balance, beginning of period	—	—	10,188,630	$102	10,188,630	$102	10,189,684	$102
New Common Stock issued in exchange for:
12% Senior Notes	9,500,000	$95	—	—	—	—	—	—
14% Preferred Stock	325,000	3	—	—	—	—	—	—
Old Common Stock	175,000	2	—	—	—	—	—	—
Services	205,000	2	—	—	—	—	—	—
Redemption in settlement of warrant put obligation — Series A Preferred	(16,370)	—	—	—	—	—	—	—
Other capital transactions	—	—	—	—	1,054	—	—	—

Balance, end of period	10,188,630	102	10,188,630	102	10,189,684	102	10,189,684	102

Additional Paid-in Capital
Balance, beginning of period		61,233		63,390		63,390		63,429
New Common Stock issued in exchange for:
12% Senior Notes		58,805		—		—		—
14% Preferred Stock		10,102		—		—		—
Old Common Stock		87		—		—		—
Services		1,269		—		—		—
Warrants issued in exchange for old Common Stock and 14% Preferred		333		—		—		—
Exercise of warrants — Series A Preferred		(18)		—		—		—
Put under warrants issued for Series A Preferred		452		—		—		—
Other capital transactions		—		—		11		—
Options granted to officer		—		—		28		—
Fresh start accounting adjustment		(68,873)		—		—		—

Balance, end of period		63,390		63,390		63,429		63,429

Accumulated Deficit
Balance, beginning of period		(113,019)		—		(2,694)		(51,100)
Net income (loss)		40,288		(2,694)		(48,406)		(42,581)
Dividends payable in-kind on 14%
Preferred and accretion		(1,210)		—		—		—
Fresh start accounting adjustment		73,941		—		—		—

Balance, end of period		—		(2,694)		(51,100)		(93,681)

Total Non-mandatorily Redeemable Preferred Stock, Common Stock and
Other Shareholders’ Equity (Deficit)		$63,492		$60,798		$12,431		$(30,150)

The accompanying notes are an integral part of these financial statements

PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Predecessor
	Company	Successor Company

	Ten Months	One Month
	and	and
	Seventeen	Thirteen	Year Ended December
	Days Ended	Days ended	31
	November 17	December 31
	1999	1999	2000	2001

	(In thousands)
Cash flows provided by (used in) operating activities:
Net income (loss)	$40,288	$(2,694)	$(48,406)	$(42,581)
Adjustments to reconcile net income (loss) to net cash flow from operating activities:
Depreciation and amortization	20,719	2,316	17,469	12,986
Extraordinary gain on extinguishment of debt	(77,172)	—	—	—
Provision for uncollectible accounts receivable	345	59	4,944	328
Non-cash interest expense	15,154	407	5,193	11,290
Charges relating to location contracts	864	—	21,205	17,582
Loss (Gain) on disposal of assets	(51)	(4)	(107)	272
Other	—	—	180	95
Changes in current assets	2,178	438	(1,480)	837
Changes in current liabilities, excluding reclassification of long-term debt	(3,010)	(1,374)	2,262	(222)

	(685)	(852)	1,260	587

Cash flows provided by (used in) investing activities:
Purchases of property and equipment	(1,538)	(139)	(1,229)	(575)
Proceeds from sale of assets	72	4	126	790
Acquisition of intangible assets	(469)	(306)	(1,231)	(575)
Other deferred charges	53	21	(95)	(85)

	(1,882)	(420)	(2,429)	(445)

Cash flows provided by (used in) financing activities:
Proceeds from debt issuance	96,105	400	—	—
Principal payments on borrowings	(88,206)	(4)	(53)	(270)
Debt financing costs	(3,191)	—	(64)	(72)
Other capital transactions	—	—	11
Debt restructuring costs	(1,333)	—	—	—

	3,375	396	(106)	(342)

Increase (decrease) in cash	808	(876)	(1,275)	(200)
Cash, beginning of period	5,768	6,576	5,700	4,425

Cash, end of period	$6,576	$5,700	$4,425	$4,225

Supplemental disclosure:
Interest paid during the period	$4,970	$223	$5,928	$565

Non-cash financing transactions:
Deferred financing costs	—	$230	$2,300	$4,715
Common Stock (Successor Company) issued in exchange for:
12% Senior Notes	$58,900	—	—	—
14% Preferred	2,015	—	—	—
Old Common Stock	1,085	—	—	—
Services	1,271	—	—	—
Warrants for Common Stock (Successor Company) issued in exchange for old Common Stock and 14% Preferred	333	—	—	—
Put related to warrants issued for Series A Preferred	(452)	—	—	—
Other	—	—	39	—

	$63,152	$230	$2,339	$4,715

The accompanying notes are an integral part of these financial statements

PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Ten Months and Seventeen Days Ended November 17, 1999 (Predecessor Company),

the One Month and Thirteen Days Ended December 31, 1999
and the years ended December 31, 2000 and 2001 (Successor Company)

(In thousands except installed public pay telephones,

per call, share and per share amounts)

1.  Summary of Significant Accounting Policies

  Nature of Operations

      PhoneTel Technologies, Inc. and its subsidiary, Cherokee Communications, Inc., (the “Company”) operate in a single business segment within the telecommunications industry. The Company specializes in the business of installing and operating public pay telephones on a revenue sharing basis and offering operator assisted long distance services. At December 31, 1999, 2000, and 2001 the Company operated 36,747, 36,410, and 30,156 public pay telephones, respectively. The Company’s operations are regulated by the Public Service or Utility Commissions of the various States and the Federal Communications Commission (the “FCC”).

  Basis of Reporting

      As of November 17, 1999, the date the Company emerged from its Chapter 11 proceedings (see Note  13 ), the Company adopted fresh start reporting. Pursuant to the provisions of AICPA Statement of Position 90-7 (“SOP 90-7”), assets and liabilities were restated to reflect the reorganization value of the Company, which approximates their fair value at that date. In addition, the accumulated deficit of the Company through November 17, 1999 was eliminated and the debt and capital structure of the Company was recast pursuant to the provisions of the Company’s plan of reorganization. Thus, the balance sheets as of December 31, 2000 and 2001 reflect a new reporting entity (the “Successor Company”) and are not comparable to periods prior to November 17, 1999 (the “Predecessor Company”). Furthermore, the accompanying consolidated statements of operations and cash flows of the Predecessor Company report operations prior to the date of adopting fresh start reporting and are thus not comparable with the results of operations and cash flows of the Successor Company.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The financial statements do not include any adjustments that might result if the Company was unable to continue as a going concern (see Note 3).

  Principles of consolidation

      The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. Intercompany transactions and balances have been eliminated in consolidation.

  Use of estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates, among others, include amounts relating to the carrying value of the Company’s accounts receivable and payphone location contracts and the related revenues and expenses applicable to dial-around compensation and asset impairment. Actual results could differ from those estimates.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

  Cash and cash equivalents

      The Company considers all investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents includes $1,431 on deposit under an informal arrangement at a bank, which is collateral for letters of credit issued to suppliers.

  Property and equipment

      Property and equipment are recorded at cost or, if acquired through a business combination, at the amount established by purchase price allocation. Depreciation for financial reporting and tax purposes is computed using the straight-line method and accelerated methods, respectively, over the estimated useful lives of the assets commencing when the equipment is placed in service. The Company also capitalizes certain costs related to installing telephones and depreciates those costs over the estimated useful life of the telephone or the term of the location contract, whichever is shorter.

  Intangible assets

      Intangible assets include costs incurred in obtaining new locations or in the acquisition of installed public pay telephones through prior business combinations (“location contracts”), non-compete agreements and deferred financing costs. Intangible assets are amortized over the estimated economic life of the respective location contracts or the term of the respective non-compete or financing agreement.

  Impairment of long-lived assets

      The Company periodically evaluates potential impairment of long-lived assets based upon the cash flows derived from each of the Company’s operating districts, the lowest level for which operating cash flows for such asset groupings are identifiable. A loss relating to an impairment of assets occurs when the aggregate of the estimated undiscounted future cash inflows expected to be generated by the Company’s assets groups (including any salvage values) are less than the related assets’ carrying value. Impairment is measured based on the difference between the higher of the fair value of the assets or present value of the discounted expected future cash flows and the assets’ carrying value. No impairment was incurred in 1999. In 2000 and 2001, the Company incurred asset impairment losses relating to its payphone location contracts of $14,787 and $ 15,830, respectively. (see Note 6).

  Revenue recognition

      Revenues from coin calls, reselling operator assisted and long distance services, and compensation for dial-around calls are recognized in the period in which the customer places the related call.

  Regulated Rate Adjustments

      The FCC has the authority pursuant to the Telecommunications Act of 1996 to effect rates related to revenue from dial-around compensation, including retroactive rate adjustments and refunds (see Note 4). Rate adjustments arising from FCC rate actions that require refunds to interexchange or other carriers are recorded in the first period that they become both probable of payment and estimable in amount. Rate adjustments that result in payments to the Company by interexchange or other carriers are recorded when received.

  Comprehensive Income

      The Company has no items of comprehensive income or expense. Accordingly, the Company’s comprehensive income and net income are equal for all periods presented.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

  Stock-based compensation

      The Company accounts for compensation costs associated with stock options issued to employees under the provisions of Accounting Principles Board Opinion No. 25, whereby compensation is recognized to the extent the market price of the underlying stock at the date of grant exceeds the exercise price of the options granted. The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), which requires disclosure of compensation expense that would have been recognized if the fair-value based method of determining compensation had been used for all arrangements under which employees receive shares of stock or equity instruments. Stock-based compensation to non-employees is accounted for using the fair-value based method prescribed by SFAS No. 123.

  Earnings per share

      Basic earnings per share amounts are computed by dividing income or loss applicable to common shareholders by the weighted average number of shares outstanding during the period. Diluted earnings per share amounts are determined in the same manner as basic earnings per share except the number of shares is increased assuming exercise of stock options and warrants using the treasury stock method and conversion of the 14% Cumulative Redeemable Convertible Preferred Stock (“14% Preferred”). In addition, income or loss applicable to common shareholders is not adjusted for dividends and other transactions relating to preferred shares for which conversion is assumed. Diluted earnings per share amounts are the same as basic earnings per share because the Company has a net loss before extraordinary items for all periods presented and the impact of the assumed exercise of the stock options and warrants and the assumed conversion of the 14% Preferred is not dilutive. The number of shares of Common Stock (Successor Company) relating to stock options and warrants that could potentially dilute basic earnings per share in the future that were not included in the computation of diluted earnings per share were 1,134,719 shares for the one month and thirteen days ended December 31, 1999 and 1,422,024 shares for the years ended December 31, 2000 and 2001.

  Income taxes

      The Company utilizes the asset and liability method to account for income taxes whereby deferred tax assets and liabilities are recognized to reflect the future tax consequences attributable to temporary differences between the financial reporting basis of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered and settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period in which the change is enacted. Deferred tax assets are reduced by a valuation allowance when it is deemed more likely than not that the asset will not be utilized.

  Fair Value of Financial Instruments

      The fair values of financial instruments are based on a variety of factors. Where available, fair values represent quoted market prices for identical or comparable instruments. In other cases, fair values have been estimated based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of risk. Accordingly, the fair values may not represent actual values of the financial instruments that could have been realized as of December 31, 2000 and 2001, or that will be realized in the future. At December 31, 2000 and 2001, the difference between the estimated fair values of financial instruments and their carrying values was not material due to either short maturity terms or similarity to terms available to comparable companies in the open market.

  Effect of Recent Accounting Pronouncements

      In June 1998, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, which requires companies to recognize all derivatives as either

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

assets or liabilities in the statement of financial position and measure those instruments at fair value. In 2001, the Company adopted SFAS No. 133 (as amended by SFAS No. 137) which was effective for fiscal years beginning after June 15, 2000. The adoption of SFAS No. 133 did not have a material effect on the Company’s financial position or results of operations.

      In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS No. 142, that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS No. 141.

      SFAS No. 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS No. 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS No. 142. SFAS No. 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS No. 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS No. 142.

      As of December 31, 2000 and 2001, the net carrying amounts of intangible assets was $48,374 and $22,770 respectively. Amortization expense during the ten months and seventeen days ended November 17, 1999, the one month and thirteen days ended December 31, 1999 and the years ended December 31, 2000 and 2001 was $13,345, $1,623, $12,337 and $8,057, respectively. The Company does not expect the adoption of SFAS No. 141 and SFAS No. 142 to affect the classification or useful lives of its intangible assets or the amounts of amortization expense or impairment losses to be recognized under the new standards.

      In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets.” SFAS No. 144 replaces SFAS No. 121, “Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of.” SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for the recognition and measurement of the impairment of long-lived assets to be disposed of by sale. Under SFAS No. 144, long-lived assets are measured at the lower of the carrying amount or fair value, less cost to sell. The Company will be required to adopt this statement no later than January 1, 2002. The Company is currently assessing the impact of this statement on its results of operations, financial condition, and cash flows.

2.  Proposed Merger with Davel Communications, Inc.

      On June 13, 2001, PhoneTel Technologies, Inc. (“PhoneTel”) announced that it has signed a letter of intent to merge with Davel Communications, Inc. (“Davel”) which is headquartered in Tampa, Florida and operates approximately 54,000 payphones in 44 states and the District of Columbia. On February 19, 2002, the Company executed a definitive merger agreement with Davel (the “Davel Merger Agreement”) which was unanimously approved by the boards of directors of both companies. In connection with the expected merger, PhoneTel will become a wholly owned subsidiary of Davel. In addition, in June 2001 the two companies entered into a servicing agreement designed to commence cost savings initiatives in advance of the closing of the merger. During the third quarter of 2001, the two companies implemented the servicing agreement by combining field service office operation networks on a geographic basis to gain efficiencies resulting from the increased concentration of payphone service routes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In connection with the merger, the existing secured lenders of both Davel and PhoneTel have agreed to exchange a substantial amount of debt for equity securities of the respective companies and to restructure the remaining debt. In addition, on February 19, 2002 Davel and PhoneTel have each executed amendments to their existing credit agreements and have entered into a new combined $10,000 senior credit facility.

      In connection with PhoneTel’s debt exchange, its existing secured lenders will own 87% of PhoneTel’s outstanding common stock immediately prior to the merger with the remaining secured debt not to exceed $36,500 (compared to $62,635 outstanding at December 31, 2001, including accrued interest). Existing holders of PhoneTel common stock will own 9% of PhoneTel’s outstanding shares immediately prior to the merger, and 4% will be reserved for issuance of post-closing employee options and other stock-based incentives, on a fully diluted basis. In connection with Davel’s debt exchange, its existing secured lenders will own 93% of Davel’s outstanding common stock immediately prior to the merger, with the remaining secured debt not to exceed $63,500 (compared to approximately $274,000 outstanding at December 31, 2001, including accrued interest). Existing shareholders of Davel common stock will own 3% of Davel’s outstanding shares immediately prior to the merger, and 4% of the common stock will be reserved for issuance of post-closing employee options and other stock-based incentives, on a fully diluted basis.

      Immediately following the merger, current PhoneTel shareholders will own approximately 3.28% of the shares of Davel common stock and current Davel shareholders will own approximately 1.91%. Of the remaining shares, 4.00% are intended to be reserved for issuance of post-closing employee options and other stock-based incentives, on a fully diluted basis and the companies’ existing lenders will own approximately 90.81%.

      Effective with the merger, the then outstanding debt of both entities, currently in the approximate amount of $337,000, will be reduced to $100,000 in debt of the merged entity through the debt and equity restructuring outlined above. Of this $100,000 of restructured debt, $50,000 will be amortizing term debt with interest and principal payable from operating cash flows. Payment of the interest and principal on the remaining $50,000 of term debt will be payable at maturity. Under the commitment letter issued by the existing secured lenders of both PhoneTel and Davel on February 19, 2002, interest on the term debt will be payable at a rate of 10% per annum and the debt will mature on December 31, 2005. The commitment is contingent upon the consummation of the merger and expires on August 31, 2002. Upon consummation of the debt restructuring described above, the Company estimates, based on the carrying value of its debt at December 31, 2001, that it will have an extraordinary gain relating to the restructuring of approximately $6.7 million.

      The Davel Merger is subject to approval by the shareholders of both companies and the receipt of material third party and governmental approvals and consents. In conjunction with the transaction, PhoneTel will also seek shareholder approval to increase the number of authorized shares of common stock from 45,000,000 to approximately 125,000,000 shares. No dates have been set for the stockholders’ meetings.

3.  Financial Condition

      The Company’s working capital deficiency, excluding the current portion of long-term debt, increased from $2,698 at December 31, 2000 to $3,841 at December 31, 2001, which represents a decrease in working capital of $1,143. The Company’s cash provided by operating activities decreased from $1,260 for the year ended December 31, 2000 to $587 for the year ended December 31, 2001. In addition, the Company has incurred continuing operating losses, was not in compliance with certain financial covenants under its Exit Financing Agreement (see Note 7) from December 31, 2000 through December 31, 2001 and has not made the monthly scheduled interest payments that were originally due on February 1, 2001 through March 1, 2002. As a result of certain amendments to the Company’s Exit Financing Agreement, the lenders have waived all defaults relating to the Company’s failure to comply with certain financial covenants, extended the due date of the loan, deferred all monthly interest payments to the maturity date of the loan, and have amended or eliminated certain financial covenants. The Company’s existing lenders have also agreed to restructure this debt in connection with the Davel Merger as described in Note 2. However, if the Company is unable to complete the Davel Merger and does not

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

comply with the terms of the Exit Financing Agreement, as amended, this debt, subject to the rights of the Senior Lenders, could become immediately due and payable.

      The Company’s working capital, liquidity and capital resources may be limited by its ability to generate sufficient cash flow from its operations or its investing or financing activities. Cash flow from operations depends on revenues from coin and non-coin sources, including dial-around compensation, and management’s ability to control expenses. There can be no assurance that coin and operator service revenues will not decrease, that revenues from dial-around compensation will continue at the rates anticipated, or that operating expenses can be maintained at present or reduced to lower levels. In the event that cash flow from operating activities is insufficient to meet the Company’s cash requirements, there can be no assurance that the Company can obtain additional or alternative financing to meet its debt service and other cash requirements.

      On February 19, 2002, the Company obtained $5,000 of new financing under the Senior Credit Agreement described in Note 7. The Company also implemented the servicing agreement with Davel and has begun to achieve the anticipated efficiencies and cost savings associated with the consolidation of both companies’ field office operations. As part of the Company’s ongoing evaluation of its payphone base, in the third quarter of 2001, the Company removed approximately 2,000 additional payphones that had become unprofitable. In addition, the Company is developing alternate sources of revenue. With the current operational efficiencies and additional cost savings expected in connection with the Davel Merger and the continued support of its lenders, management believes, but cannot assure, that cash flow from operations, including any new sources of revenue, will allow the Company to sustain its operations and meet its obligations through the remainder of 2002 or until the proposed merger with Davel is completed.

4.  Accounts Receivable and Dial-Around Compensation

      A dial-around call occurs when a non-coin call is placed from the Company’s public pay telephone which utilizes any carrier other than the presubscribed carrier (the Company’s dedicated provider of long distance and operator assisted calls). Dial-around calls include 1 (800) subscriber calls, as well as 1010xxx calls to access a long distance carrier or operator service provider selected by the caller. The Company receives revenues from such carriers and records those revenues from dial-around compensation based upon the per-phone or per-call rate in effect under orders issued by the FCC. Retroactive changes in the dial-around compensation rate pursuant to orders issued by the FCC are accounted for as changes in accounting estimates and are recorded as adjustments to revenue at the beginning of the most recent period prior to the announcement of such changes by the FCC. At December 31, 2000 and 2001, accounts receivable included $6,561 and $5,291, respectively arising from dial-around compensation. Payments related to such receivables are received on a quarterly basis at the beginning of the second quarter following the quarter in which such revenues are recognized.

      Net revenue from dial-around compensation was $13,325, $1,655, $13,442, and $9,877 for the ten months and seventeen days ended November 17, 1999, the one month and thirteen days ended December 31, 1999 and the years ended December 31, 2000 and 2001, respectively. As further discussed below, the amount recorded as revenue in 2000 reflects a reduction in revenues in the fourth quarter to more closely reflect the actual number of calls for which the Company expects to be compensated.

      Effective November 6, 1996, pursuant to the rules and regulations promulgated by the FCC under section 276 of the Telecommunications Act (“Section 276”), the FCC issued an order to achieve fair compensation for dial-around calls placed from pay telephones (the “1996 Payphone Order”). Among other things, the 1996 Payphone Order prescribed compensation payable to the payphone providers by certain interexchange carriers (“IXCs”) for dial-around calls placed from payphones and, to facilitate per-call compensation, the FCC required the payphone providers to transmit payphone specific coding digits that would identify each call as originating from a payphone (“Flex Ani”). The FCC required local exchange carriers (“LECs”) to make such coding available to the payphone providers as a transmit item included in the local access line service. The 1996 Payphone Order set an initial monthly rate of $45.85 per pay telephone for the November 6, 1996 to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

October 7, 1997 period (the “Interim Period”), an increase from the monthly per pay telephone rate of $6.00 in periods prior to its implementation. Thereafter, the FCC set dial-around compensation on a per-call basis, at the assumed deregulated coin rate of $0.35. The Interim Period monthly rate was arrived at by the product of the assumed deregulated coin rate ($0.35) and the then monthly average compensable dial-around calls per payphone. A finding from the record established at the time that the monthly average compensable calls were 131 per phone.

      The 1996 Payphone Order was appealed by various parties, including the IXCs, to the United States Court of Appeals for the District of Columbia Circuit (the “Appeals Court”). Among other items, the Appeals Court found that the FCC erred in using a market-based method for calculating the amount of dial-around compensation and further determined that the method of allocating payment among IXCs was erroneous. In July 1997, the Appeals Court vacated the 1996 Payphone Order and remanded it to the FCC for further consideration. As a result of this ruling by the Appeals Court, certain IXCs discontinued or reduced the amount of dial-around compensation actually paid to payphone service providers for the Interim Period.

      In response to the remand by the Appeals Court, in October 1997 the FCC issued a new order implementing Section 276 (the “1997 Payphone Order”). The FCC utilized a market-based method to arrive at a per call compensation rate and then reduced it by certain costs attributable to a coin call which it did not believe applied to a dial-around call, and adjusted the per-call rate from $0.35 to $0.284 (the “Default Rate”). The FCC concluded that the Default Rate should be retroactively utilized in determining compensation during the Interim Period and reiterated that payphone providers were entitled to compensation for every call pursuant to the provisions of Section 276; however, the FCC deferred for later decision the method of allocation of the payment among the IXCs.

      The 1997 Payphone Order was subsequently appealed by various parties. In May 1998, the Appeals Court again remanded the per-call compensation rate to the FCC for further explanation, without vacating the Default Rate, indicating that the FCC had failed to adequately explain its derivation of the Default Rate.

      In response to the remand of the 1997 Payphone Order, on February 4, 1999 the FCC issued its Third Report and Order, and Order on Reconsideration of the Second Report and Order (the “1999 Payphone Order”) wherein it adjusted the Default Rate to $0.238, (the “Adjusted Default Rate) retroactive to October 7, 1997. In adjusting the rate, the FCC shifted its methodology from the market-based method utilized in the 1996 and 1997 Payphone Orders to a cost-based method citing technological impediments that it viewed as inhibiting the marketplace and the unreliability of certain assumptions underlying the market-based method as a basis for altering its analysis. In setting the Adjusted Default Rate, the FCC incorporated its prior treatment of certain payphone costs and examined new estimates of payphone costs submitted as part of the proceeding. Pursuant to the 1999 Payphone Order, the $0.24 amount ($0.238 plus $0.002 for amounts charged by LECs for providing Flex Ani) became the Adjusted Default Rate for coinless payphone calls through January 31, 2002.

      The 1999 Payphone Order deferred a final ruling on the treatment of dial-around compensation during the Interim Period to a later order; however, it appeared from the 1999 Payphone Order that the Adjusted Default Rate would be applied to the Interim Period. The FCC further ruled that a true-up will be made for all payments or credits, together with applicable interest due and owing among the IXCs and the payphone service providers for the payment period November 7, 1996 through April 20, 1999. In the fourth quarter of 1998, the Company recorded an adjustment to reduce revenues previously recognized for the period from November 7, 1996 to September 30, 1998 due to the decrease in the per-call compensation rate to the Adjusted Default Rate.

      The 1999 Payphone Order was appealed by various parties and in June 2000, the Appeals Court issued its ruling on the matter. The Appeals Court denied all petitions for review of the per-call compensation rate and kept in place the Adjusted Default Rate mandated by the 1999 Payphone Order. Due to the lack of progress by the FCC in ordering a true-up for underpayments by IXCs during the Interim Period and a true-up for overpayments by IXCs to the Adjusted Default Rate for the payment period October 7, 1997 to April 20, 1999, (the “Intermediate Period”) as well as the Company’s historical collection experience, the Company recorded a bad

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

debt loss of $4,944 in 2000. Of this amount, $4,429 applicable to amounts previously recognized as revenue for the period November 1996 to September 2000 was recorded in the fourth quarter of 2000. In the fourth quarter of 2000, the Company began reporting revenues from dial-around compensation based on $0.24 per call and the Company’s current estimate of the average monthly compensable calls per phone to more closely reflect the Company’s historical collection experience and expected future call volume.

      On January 31, 2002, the FCC released its Fourth Order on Reconsideration and Order on Remand (the “2002 Payphone Order”) that provides a partial decision on how retroactive dial-around compensation adjustments for the Interim Period and Intermediate Period may apply. The 2002 Payphone Order increases the flat monthly dial-around compensation rate for true-ups between individual IXCs and PSPs during the Interim Period from $31.178 to $33.892 (the “New Default Rate”). The New Default Rate is based on 148 calls per month at $0.229 per call. The New Default Rate also applies to flat rate dial-around compensation during the Intermediate Period when the actual number of dial-around calls for each payphone is not available. The 2002 Payphone Order excludes resellers but expands the number of IXCs required to pay dial-around compensation during the Interim and Intermediate Periods. It also prescribes the Internal Revenue Service interest rate for refunds as the interest rate to be used to calculate overpayments and underpayments of dial-around compensation for the Interim Period and Intermediate Period.

      The 2002 Payphone Order kept in place the Adjusted Default Rate for per-call compensation during the Intermediate and subsequent periods. However, the FCC deferred to a later, as yet unreleased order, the method of allocating dial-around compensation among the IXCs responsible for paying fixed rate per-phone compensation. At the present time, the Company is unable to determine the effect of the final implementation of the 2002 Payphone Order. However, it is possible that any retroactive adjustments for the Interim Period and Intermediate Period could have a material adverse effect on the Company.

      On April 5, 2001, the FCC issued an order which makes the first switched based carrier that issues toll-free numbers to resellers, including prepaid calling card companies, responsible for paying dial-around compensation on coinless calls placed from payphones by individuals utilizing such toll-free numbers. Previously, these carriers were not required to pay dial-around compensation on such calls and were not required to disclose the identity of resellers responsible for payment. The FCC order became effective on November 27, 2001. Although the Company expects this FCC order to improve its ability to identify and collect amounts relating to dial-around calls that would otherwise become uncollectible, the amount of the increase in revenues from dial-around compensation, if any, cannot be determined at this time.

5.  Property and Equipment

      Property and equipment at December 31, 2000 and 2001 consisted of the following:

	Estimated
	Useful Lives
	(in years)	2000	2001

Telephone boards, enclosures and cases	3-10	$23,544	$23,228
Furniture, fixtures and other equipment	3-5	827	856
Leasehold improvements	2-5	241	241

		24,612	24,325
Less — accumulated depreciation		(5,754)	(10,342)

		$18,858	$13,983

      Under fresh start reporting, the carrying values of property and equipment have been restated as of November 17, 1999 to reflect the reorganization value of the Company and accumulated depreciation amounts have been eliminated. Depreciation expense was $7,374, $693, $5,132 and $4,929 for the ten months and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

seventeen days ended November 17, 1999, the one month and thirteen days ended December 31, 1999 and the years ended December 31, 2000 and 2001, respectively.

      On December 7, 2001, the Company sold approximately 1,080 payphones and related operating assets for two of its district operations facilities located in Montana for $648. The Company incurred a $378 loss on the sale of these assets which is included in interest and other income (expense) in the accompanying consolidated statements of operations.

6.	Intangible Assets

      Intangible assets at December 31, 2000 and 2001 consisted of the following:

	Amortization
	Period	2000	2001

Location contracts	48-120 months	$56,101	$30,478
Deferred financing costs	24-120 months	5,027	9,814
Non-compete agreements	24-60 months	1,099	1,099
Other	120 months	22	22

		62,249	41,413
Less: accumulated amortization		(13,875)	(18,643)

		$48,374	$22,770

      Under fresh start reporting, the carrying values of intangible assets were restated as of November 17, 1999 to reflect the reorganization value of the Company and accumulated amortization amounts have been eliminated. Amortization of intangible assets, other than deferred financing costs, amounted to $13,345, $1,623, $12,337 and $8,057 for the ten months and seventeen days ended November 17, 1999, the one month and thirteen days ended December 31, 1999, and the years ended December 31, 2000 and 2001, respectively. Amortization of deferred financing costs is included as a component of interest expense in the accompanying consolidated statements of operations.

      As part of the Company’s continuing program to evaluate the profitability of its pay telephones, the Company wrote-off the carrying value of location contracts for 1,839, 3,376 and 1,960 pay telephones removed from service in 1999, 2000, and 2001 respectively. The Company recorded losses of $864 in the ten months and seventeen days ended November 17, 1999, $6,418 in the year ended December 31, 2000 and $1,752 in the year ended December 31, 2001 relating to the write-off of these abandoned location contracts. The Company also evaluated the carrying value of its remaining payphones and location contracts in each of the Company’s operating districts. In certain operating districts, the carrying value of the Company’s payphone assets exceeded the estimated undiscounted future cash inflows and the Company recorded impairment losses of $14,787 and $15,830 to reduce the carrying value of such assets to its fair value during the years ended December 31, 2000 and 2001, respectively. Fair value was determined based on the estimated market value of such payphone assets. The asset impairment losses and the write-off of abandoned location contracts are included in charges relating to locations contracts in the accompanying consolidated statements of operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.  Long-Term Debt

      Long-term debt at December 31, 2000 and 2001 consisted of the following:

	2000	2001

Exit Financing Agreement, due August 31, 2002 with interest payable monthly at 10.75% (or at 3% above the base rate, if greater) at December 31, 2001	$51,611	$62,635
Warrant Put Obligation and Note Payable	1,062	1,116
Other notes payable	36	—

	52,709	63,751
Less current portion of long-term debt	(51,647)	(62,635)

	$1,062	$1,116

      Maturities of long-term debt for each of the next five years consist of $62,635 due in 2002 and $1,116 due in 2004.

     Related Party Debt and Credit Agreement

      On May 30, 1997, the Company entered into an agreement (the “Credit Agreement”) with various lenders (collectively referred to as the “Lenders”). ING (U.S.) Capital Corporation (“ING”), a significant shareholder of the Company’s common equity, was Agent for the Lenders. On May 8, 1998, the Company amended the Credit Agreement and Foothill Capital Corporation (“Foothill”), as replacement Agent and Lender, assumed all of the rights and obligations of the former Lenders. Under the Credit Agreement, the revolving credit commitment was $20,000 and the expansion loan commitment was $20,000. Interest was payable monthly in arrears at 2% above the Lender’s reference rate and the maturity date of the Credit Agreement was extended to May 8, 2001.

      In April 1999, the Company received a commitment from Foothill to provide $45,900 in debtor-in-possession financing (“D.I.P.” financing) in anticipation of the Case described in Note 13. The Company incurred $250 in fees relating to an additional advance and a $250 fee for the D.I.P. financing commitment. On July 21, 1999, the outstanding balance of the Credit Agreement was paid from the proceeds of the D.I.P. financing, the terms of which are described below. The Company incurred an extraordinary loss from extinguishment of debt of $2,095 due to the write-off of deferred financing costs related to the Credit Agreement in 1999.

     Debtor-in-Possession Loan Agreement

      On July 14, 1999, the Company entered into a D.I.P. financing agreement (“D.I.P. Agreement”) with Foothill. The D.I.P. Agreement provided a $45,900 revolving credit commitment, which was used to pay the outstanding balance due under the Credit Agreement, including accrued interest on July 21, 1999. The Company also received advances totaling $2,649 for working capital purposes.

      Interest on the D.I.P. Agreement was payable monthly in arrears at 3% above the base rate (as defined therein) through November 12, 1999 and 3.75% above the base rate thereafter. The loan was secured by substantially all of the assets of the Company. The D.I.P. Agreement included covenants, which limited the incurrence of additional debt, capital leases, liens and the disposition of assets. On November 17, 1999, the Company refinanced the D.I.P. Agreement from the proceeds of the post reorganization loan described below.

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     Post Reorganization Loan Agreement

      The Company executed an agreement with Foothill for post reorganization financing (“Exit Financing Agreement”) on November 17, 1999. The Exit Financing Agreement provides for a $46,000 revolving credit commitment (the “Maximum Amount”), excluding interest and fees capitalized as part of the principal balance. The Exit Financing Agreement is secured by substantially all of the assets of the Company and was originally scheduled to mature on November 16, 2001.

      The Exit Financing Agreement provides for various fees aggregating $9,440 over the original term of the loan, including a $1,150 deferred line fee, which was originally payable one year from the date of closing, together with interest thereon, and a $10 servicing fee which is payable each month. The Exit Financing Agreement, as amended, also provides for an additional fee of $575 per month for each month after the original maturity date of the loan. At the option of the Company, payment of other fees, together with interest due thereon, may be deferred and added to the then outstanding principal balance. Fees due pursuant to the Exit Financing Agreement were subject to certain reductions for early prepayment, providing the Company was not in default on the Exit Financing Agreement.

      The Exit Financing Agreement provides for interest on the outstanding principal balance at 3% above the base rate (as defined in the Exit Financing Agreement) or 10.75%, whichever is greater, with interest on the Maximum Amount payable monthly in arrears. The Exit Financing Agreement, as amended on December 31, 1999, includes covenants, which among other things, require the Company to maintain ratios as to fixed charges, debt to earnings, current ratio, interest coverage and minimum levels of earnings, payphones and operating cash (all as defined in the Exit Financing Agreement). Other covenants limit the incurrence of long-term debt, the level of capital expenditures, the payment of dividends, and the disposal of a substantial portion of the Company’s assets.

      From December 31, 2000 through December 31, 2001, the Company was not in compliance with certain financial covenants under the Exit Financing Agreement. In addition, the Company did not pay the monthly interest payments that were originally due on February 1, 2001 through March 1, 2002 nor the deferred line fee that was originally due on November 17, 2000. Effective November 13, 2000, February 1, March 1, April 1, May 1 and August 13, 2001, and February 19, 2002, the Company executed amendments to the Exit Financing Agreement (the “Amendments”) which extended the due date of the deferred line fee and the maturity date of the Exit Financing Agreement to August 31, 2002. The Amendments provide for the capitalization of monthly interest that was originally due on February 1, 2001 through August 1, 2002 as part of the principal balance and waives defaults through December 31, 2001 for the Company’s failure to comply with certain financial covenants. The Amendments also amended or eliminated certain financial covenants and permits the Company to incur the debt under the Senior Credit Agreement described below, which debt is senior in right of payment to Company’s Exit Financing Agreement. Although the lenders have waived defaults by the Company through December 31, 2001, there can be no assurances that the Company will be able to comply with its financial covenants through the remainder of 2002. If a default occurs with respect to the Company’s Exit Financing Agreement, this obligation, subject to the rights of the Senior Lenders, could become immediately due and payable.

      On February 19, 2002, PhoneTel’s and Davel’s existing secured lenders, including Foothill, consented to the Davel Merger, agreed to exchange a substantial amount of debt for equity securities, and committed to restructure the remaining debt. The Company previously received consent from Foothill to enter into the servicing agreement with Davel (see Note 2).

     Senior Credit Agreement

      On February 19, 2002, in connection with the Davel Merger Agreement, PhoneTel and Davel jointly entered into a new $10,000 senior secured credit facility (the “Senior Credit Agreement”) with Madeleine L.L.C. and

PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ARK CLO 2000-1, Limited (the “Senior Lenders”). Under the Senior Credit Agreement, PhoneTel and Davel each received $5,000 of loan proceeds and will each pay 50% of the interest, fees and principal due thereunder. The companies have joint and several liability for this obligation and each would be responsible for the entire obligation in the event of default by the other party.

      The Senior Credit Agreement is secured by substantially all of the assets of PhoneTel and Davel and provides for the payment of monthly interest at 15% per annum and, beginning July 31, 2002, monthly principal payments of $833 through the earlier of June 30, 2003, the maturity date of the loan, or the termination of the Davel Merger Agreement (which will occur on August 31, 2002 if not extended by the Lenders). If the Davel Merger Agreement is not consummated by August 31, 2002, all outstanding amounts will become immediately due and payable. The Senior Credit Agreement also provides for the payment of a 1% loan fee, loan costs incurred by the Senior Lenders, and advanced payments of principal from excess cash flow or certain types of cash receipts. The Company incurred $190 for its share of costs and loan fees. The Senior Credit Agreement also requires PhoneTel and Davel to maintain a minimum level of combined earnings (as defined in the Senior Credit Agreement) and limits the incurrence of cash expenditures and indebtedness, the payment of dividends, and certain asset disposals.

     Warrant Put Obligation and Note Payable

      On October 18, 1999, in connection with the Prepackaged Plan, the Company reached an agreement with a former lender to settle a claim for the purported exercise of a put right relating to warrants to purchase shares of Series A Special Convertible Preferred Stock (“Series A Preferred”). The Series A Preferred was convertible into Common Stock. The claim was settled for $1,000 in the form of a note payable, subject to certain reductions for early payment, together with deferred interest at 5% per annum, in five years. In addition, the former lender agreed to forfeit its shares of Common Stock (Successor Company) and New Warrants which were issued pursuant to the Prepackaged Plan and immediately canceled. The adjustment to reduce the amount of the warrant put obligation to $1,000, to record a note payable for this obligation and to credit additional paid-in capital was recorded by the Company as of November 17, 1999. The note is secured by substantially all of the assets of the Company and is subordinate in right of payment to the Company’s Exit Financing Agreement. The note includes a cross of default provision which permits the holder to declare the note immediately due and payable if payment of amounts due under the Exit Financing Agreement is accelerated as a result of default.

8.  Income Taxes

      No provisions for income tax were required and no income taxes were paid for the years ended December 31, 1999, 2000 and 2001 because of operating losses generated by the Company. In 1999, the Company had a taxable loss of approximately $23,000 as a result of the Federal tax exclusion relating to the extraordinary gain recognized upon conversion of the Senior Notes to Common Stock (Successor Company) pursuant to the Prepackaged Plan. Special tax rules apply to cancellation of indebtedness income (“COD Income”) arising in bankruptcy. COD Income of $79,267 is excluded from taxation but must be applied to reduce the 1999 taxable loss, tax net operating loss carryforwards and other tax attributes of the Company. Accordingly,

PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

no provisions for income tax were required and no income taxes were payable for the year ended December 31, 1999. Deferred tax assets and (liabilities) at December 31, 2000 and 2001 are as follows:

	2000	2001

Federal net operating loss carryforward	$6,476	$12,497
Depreciation and amortization	6,842	7,777
Allowance for doubtful accounts receivable	28	140
Other	—	113

Gross deferred tax assets	13,346	20,527
Valuation allowance on deferred tax assets	(13,346)	(20,527)

Net deferred tax assets	$—	$—

      A valuation allowance equal to the net deferred tax assets has been provided because management cannot predict, based on the weight of available evidence, that it is more likely than not that such assets will be ultimately realized. The tax net operating loss carryforward of approximately $36,756 will expire in the years 2018 through 2021. The tax benefit of any preconfirmation net operating loss carryforward, if utilized, will be reported as an increase in additional paid-in capital.

      Internal Revenue Code Section 382 provides for an annual limitation on the use of net operating loss carryforwards in years subsequent to significant changes in ownership. As a result of the Company’s Restructuring in 1999, a change in ownership has occurred resulting in an annual limitation which exceeds the amount of the Company’s net operating loss carryforward from years prior to the Restructuring. In addition, any significant change in ownership that occurs within two years after the November 17, 1999 ownership change will result in a loss of tax benefits relating to the then existing tax net operating loss carryforwards. The tax benefit as a percentage of the loss before taxes differs from the statutory tax rate due primarily to the amortization and write-off of certain intangibles, which is not deductible for tax purposes, and the valuation allowance on deferred tax assets.

9.  14% Cumulative Convertible Preferred Stock Mandatorily Redeemable (Predecessor Company)

      At December 31, 1998, the Predecessor Company had 107,918 shares of 14% Preferred issued and outstanding and cumulative dividends issuable of 50,609 shares (valued at $1,118). The Company recorded dividends, declared and undeclared, at their fair market value and recognized the difference between the carrying value of the 14% Preferred and the mandatory redemption amount ($9,512 at December 31, 1998) through monthly accretions using the interest method. The carrying value of the 14% Preferred was increased by $1,197 in the first ten months and seventeen days of 1999 through accretions. Each share of 14% Preferred was entitled to receive a quarterly dividend of 0.035 shares of 14% Preferred. Each share of 14% Preferred was convertible into 10 shares of Common Stock (Predecessor Company) and was subject to mandatory redemption on June 30, 2000.

      As discussed in Note 13, the Successor Company issued 325,000 shares of Common Stock and 722,200 New Warrants in exchange for the 14% Preferred.

10.  Common Stock and Other Shareholders’ Equity

      Under the Amended and Restated Articles of Incorporation confirmed as part of the Company’s Prepackaged Plan, the total authorized capital stock of the Successor Company was 15,000,000 shares of Common Stock. On July 18, 2000, the shareholders approved an amendment to the Amended and Restated Articles of Incorporation to increase the total authorized capital stock of the Successor Company to 45,000,000 shares of Common Stock.

PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Effective November 17, 1999, the Company issued 10,205,000 shares of Common Stock (Successor Company) upon consummation of the Company’s Prepackaged Plan. Prior to the Consummation Date, the Predecessor Company was authorized to issue up to 50,000,000 shares of Common Stock, $0.01 par value, and had 18,754,133 shares issued and outstanding. As discussed in Note 13, the Successor Company issued 175,000 shares of Common Stock and 388,900 New Warrants in exchange for the Common Stock (Predecessor Company). The Predecessor Company was also authorized to issue up to 250,000 shares of Series A Special Convertible Preferred Stock, $0.20 par value, $0.20 stated value, none of which were outstanding as of the Consummation Date.

  Stock warrant activity

      Activity for warrants exercisable into Common Stock during 1999, 2000 and 2001 was as follows:

	Number of	Weighted Average
	Shares	Exercise Price

Predecessor Company
Balance, December 31, 1998	1,235,357	$2.54
Canceled upon expiration or consummation of the Company’s Prepackaged Plan	(1,235,357)	2.54

Balance, November 17, 1999	—	—

Successor Company
November 17, 1999 — Granted pursuant to Prepackaged Plan	1,111,100	10.50
Canceled — settlement of warrant put obligation for Series A Preferred	(36,379)	10.50

Balance, December 31, 1999	1,074,721
Exercised and other capital transactions	2,303	10.50

Balance, December 31, 2000 and 2001	1,077,024	10.50

      All warrants outstanding at each period end were exercisable.

      At December 31, 1998, there were 89,912 warrants which were exercisable into Series A Preferred. These warrants were canceled in 1999 in connection with the settlement of the warrant put obligation discussed in Note 7.

      On November 17, 1999, the Company granted New Warrants to purchase 1,111,100 shares of Common Stock (Successor Company) at an exercise price of $10.50 per share to the holders of the 14% Preferred and Common Stock of the Predecessor Company upon consummation of the Prepackaged Plan. Each New Warrant is exercisable through November 17, 2002. New Warrants to purchase 36,379 shares of Common Stock (Successor Company) were forfeited and immediately canceled on the date of grant in connection with the settlement of the warrant put obligation for the Series A Preferred.

  Stock option activity

      On February 4, 1997, the Company’s Board of Directors adopted and its shareholders ratified the Company’s 1997 Stock Incentive Plan (the “1997 Plan”). The 1997 Plan provided for the issuance of incentive and non-qualified stock options to purchase up to 2,000,000 shares of Common Stock (Predecessor Company) by officers, directors, employees and independent contractors of the Company. In 1997, the Company granted 1,592,400 incentive and non-qualified stock options at exercise prices equal to the market value of the Company’s Common Stock (Predecessor Company) on the dates of grant to substantially all officers and employees. The

PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

options granted provided for graduated vesting, one-third each year on the anniversary of the date of grant, and had a term of eight years.

      Other options to purchase Common Stock (Predecessor Company) were granted by the Company at the discretion of the Board of Directors to employees, officers, directors and others, and generally were exercisable immediately upon issuance, had terms of three to five years and were issued with exercise prices at or slightly below quoted market value of the Company’s Common Stock on the date of grant. All outstanding options to purchase Common Stock (Predecessor Company) that were not previously canceled or exercised were canceled in 1999 in connection with the Prepackaged Plan.

      On November 17, 1999, pursuant to the terms of the Prepackaged Plan, the Company adopted the 1999 Management Incentive Plan (the “1999 Plan”). The 1999 Plan provides for the issuance of incentive and non-qualified stock options, stock appreciation rights and other awards to purchase up to 391,647 shares of Common Stock (Successor Company) by officers, directors and management employees. The 1999 Plan will continue in effect until December 31, 2009.

      On December 27, 1999, the Company granted options to purchase 85,000 shares of Common Stock (Successor Company) with an exercise price of $1.14 per share to four non-employee directors of the Company pursuant to the 1999 Plan. Such options became vested on the date of grant and expire December 26, 2002. On March 9, 2000, pursuant to the 1999 Plan, the Company granted options to purchase 193,000 shares of Common Stock (Successor Company) to certain management employees at an exercise price of $1.56 per share. On April 1, 2000, options to purchase an additional 50,000 shares at an exercise price of $1.16 per share were granted to an officer of the company pursuant to the 1999 Plan. No compensation expense was recorded because the exercise prices of these options were equal to the market value of the Company’s shares on the respective dates of grant. Such options vest equally over a three-year period beginning one year from the date of grant and expire after five years.

      On May 23, 2000, the Company granted options to purchase 75,000 shares of Common Stock (Successor Company) to an officer of the Company pursuant to an employment agreement. Such options vest immediately, have an exercise price of $0.01 per share, and expire three years after the date of grant. The Company recorded $28 of compensation expense under the intrinsic value method of accounting relating to these options.

PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Activity for stock options exerciseable into Common Stock during 1999, 2000 and 2001 was as follows:

	Number of	Weighted Average
	Shares	Exercise Price

Predecessor Company
Balance, December 31, 1998	1,916,735	$2.87
Granted to former executive	35,000	0.81
Canceled upon expiration, termination or consummation of the Company’s Prepackaged Plan	(1,951,735)	2.83

Balance, November 17, 1999	—

Successor Company
Granted to Directors	85,000	1.14

Balance, December 31, 1999	85,000	1.14
Granted:
1999 Management Incentive Plan	243,000	1.48
To officer	75,000	.01

Total options granted	318,000	1.13
Canceled	(2,000)	1.56

Balance, December 31, 2000	401,000	1.13
Canceled	(56,000)	1.37

Balance, December 31, 2001	345,000	1.09

  Stock based compensation

      Under SFAS No. 123 “Accounting for Stock-Based Compensation”, the fair value of each option and warrant granted is estimated on the grant date using the Black-Scholes option pricing model. The fair value of options and warrants issued to non-employees is charged to operations over the periods such options and warrants vest. The Company recognizes compensation expense for options or warrants issued to employees and directors using the intrinsic value method. Under that method, compensation expense is charged for the excess of the market value of the Company’s shares over the exercise price of the options or warrants, if any, on the date of grant. The following assumptions were made in estimating fair value: (i) dividend yield of 0%; (ii) risk-free interest rates of 6.29% for 1999 and 6.57% for 2000; (iii) expected life equal to the period of time remaining in which the options or warrants can be exercised; and (iv) expected volatility of 74% in 1999 and 72% in 2000. There were no compensation costs charged to operations in 1999 or 2001 for stock options issued to employees. In 2000, the Company recorded $28 of compensation expense using the intrinsic value method of accounting.

PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Had compensation cost been determined on the basis of fair value pursuant to SFAS No. 123, net income (loss) and the income (loss) per share would have been as follows:

	Ten Months	One Month and
	and Seventeen	Thirteen Days	Year Ended
	Days Ended	Ended	December 31
	November 17	December 31
	1999	1999	2000	2001

Net income (loss):
As reported	$40,288	$(2,694)	$(48,406)	$(42,581)
Pro forma	43,302	(2,745)	(48,520)	(42,639)
Net income (loss) per share (basic and diluted):
As reported	2.08	(0.26)	(4.75)	(4.18)
Pro forma	2.24	(0.27)	(4.76)	(4.18)

      The weighted average fair value of options and warrants granted to employees and directors was $0.03 in the ten months and seventeen days ended November 17, 1999, $0.60 in the one month and thirteen days ended December 31, 1999 and $0.79 in 2000. All options and warrants that were outstanding prior to November 17, 1999 were canceled pursuant to the Company’s Prepackaged Plan. Under SFAS No. 123, the pro forma net income and net income per share amounts for the ten months and seventeen days ended November 17, 1999 reflect the reversal of compensation expense from prior years due to the cancellation of such options.

      The following is a summary of the status of options and warrants outstanding at December 31, 2001:

Options and Warrants Outstanding				Options and Warrants Exercisable

		Weighted Average
Exercise Price		Remaining	Weighted Average		Weighted Average
Range	Number	Contractual Life	Exercise Price	Number	Exercise Price

$0.00–$0.01	75,000	1.4 years	$0.01	75,000	$0.01
1.14–1.56	270,000	2.7 years	1.39	130,000	1.31
10.50	1,077,024	0.9 years	10.50	1,077,024	10.50

11.  Commitments and Contingencies

      The Company leases its corporate offices and other locations, office equipment and field operations service vehicles under noncancellable operating leases expiring at various times through 2006.

      Future minimum noncancellable payments under operating leases are as follows:

2002	$968
2003	596
2004	105
2005	23
2006	21

$1,713

      Rent expense under all operating leases was $2,269, $299, $2,514 and $1,961 for the ten months and seventeen days ended November 17, 1999, the one month and thirteen days ended December 31, 1999 and the years ended December 31, 2000 and 2001, respectively. The Company, in the course of its normal operations, is subject to regulatory matters, disputes, claims and lawsuits. In management’s opinion all such outstanding

PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

matters of which the Company has knowledge, have been reflected in the financial statements or will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

      In January 2001, the Tennessee Regulatory Authority (the “TRA”) denied a petition for stay of its prior order, which required certain LECs to refund to payphone service providers amounts billed since April 1997 for local line access in excess of the applicable LEC’s cost plus a reasonable profit (the “New Services Test”). In February 2001, the Company received a refund of approximately $500 from Bell South Telecommunications, Inc. who has appealed the TRA’s order. The Company has not recognized this refund as a reduction in expense in 2001 due to the appeal which is currently pending. The Company has recorded this refund in accounts payable at December 31, 2001. The Company expects to receive additional refunds under the New Services Test and will recognize such refunds as a reduction in line and transmission charges during the period in which such refunds are received.

      On June 11, 1998, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Original Davel Merger Agreement”) with Davel Communications Group, Inc. On July 5, 1998, Peoples Telephone Company, Inc., a publicly held, independent pay telephone provider (“Peoples”), also entered into a merger agreement (the “Peoples Merger Agreement”) with Davel.

      On September 29, 1998, the Company received a letter from Davel purporting to terminate the Original Davel Merger Agreement. Thereafter, a complaint against the Company was filed in the Court of Chancery of New Castle County, Delaware by Davel, which was subsequently amended, alleging, among other things, equitable fraud and breach of contract relating to the Original Davel Merger Agreement. On October 27, 1998, the Company filed its answer to the amended complaint denying the substantive allegations contained therein and filed a counterclaim against Davel for breach of contract. At the same time, PhoneTel filed a third party claim against Peoples (acquired by Davel on December 23, 1998) for tortuous interference with contract alleging that Peoples induced Davel to not comply with the terms of the Original Davel Merger Agreement. The counterclaim and third party claim seek specific performance from Davel, which would require Davel to comply with the terms of the Original Davel Merger Agreement or, alternatively, for compensatory damages and costs of an unspecified amount. On February 19, 2002, the Company and Davel entered into a settlement agreement which provides for the dismissal of each company’s claims at the time the current merger of the companies is completed.

12.  Other Revenues and Expenses and Extraordinary Items

      The Company’s President and Chief Executive Officer is a Director, Executive Vice President and a 40% shareholder of Urban Telecommunications, Inc. (“Urban”). During the years ended December 31, 2000 and 2001, other revenues include $81 and $507, respectively, from various telecommunication contractor services provided to Urban, principally residence and small business facility provisioning and inside wiring. Accounts receivable include $38 at December 31, 2000 and $188 at December 31, 2001 due from Urban.

      Other revenues also include $240 of income in both 2000 and 2001 relating to the amortization of deferred revenue resulting from a signing bonus received in connection with a services agreement with an operator service provider.

PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Other unusual charges (income) and contractual settlements is comprised of:

	Predecessor
	Company	Successor Company

	Ten Months	One Month and
	and Seventeen	Thirteen Days	Year Ended
	Days Ended	Ended	December 31
	November 17	December 31
	1999	1999	2000	2001

Professional fees and other costs related to the Prepackaged Plan	$852	$31	$78
Settlement of employee contractual obligations	—	—	—	$108
Costs relating to Davel Merger Agreement	—	—	—	650
Settlement — professional fees	—	(364)	—
Other contractual settlements	—	—	284	21
Other	178	—	217	83

	$1,030	$(333)	$579	$862

      The Company did not pay the semiannual interest payments which were due December 15, 1998 and June 15, 1999 on its $125,000 aggregate principal amount 12% Senior Notes, due 2006, and, pursuant to the terms of the indenture, the Company was in default on this debt. As discussed in Note 13, the Company converted the Senior Notes and accrued interest to Common Stock (Successor Company) on November 17, 1999 and recognized an extraordinary gain on extinguishment of this debt, determined as follows:

Senior Notes	$125,000
Accrued Interest (from June 16, 1998 to November 17, 1999)	21,458
Deferred financing costs, net	(5,556)
Debt restructuring costs (including $1,271 of Common Stock (Successor Company) issued for services)	(2,735)

Net carrying value of Senior Notes	138,167
Fair value of 9,500,000 Common Shares (Successor Company) at $6.20 per share	58,900

Extraordinary gain on extinguishment of debt	$79,267

      The extraordinary gain on extinguishment of debt of $77,172 for the ten months and seventeen days ended November 17, 1999 consisted of the gain on conversion of Senior Notes to Common Stock (Successor Company) of $79,267 less the loss of $2,095 due to the write-off of deferred financing costs upon refinancing of the Company’s Credit Agreement on July 21, 1999.

13.  Chapter 11 Bankruptcy Filing and Restructuring

      In January 1999, the Company announced that it had reached an agreement in principle with an unofficial committee of Senior Noteholders (the “Unofficial Committee”) of its $125,000 aggregate principal amount 12% Senior Notes, due 2006 (the “Senior Notes”) providing for the conversion, through a prepackaged plan of reorganization (the “Prepackaged Plan”), of the Senior Notes and accrued interest thereon into 95% of a new issue of common stock, $0.01 par value per share (“Common Stock (Successor Company)”) of the reorganized Company (the “Restructuring”).

      The Company solicited and received acceptances of the Prepackaged Plan from the holders of the Senior Notes and its 14% Preferred in anticipation of the commencement of a case under chapter 11 of the Bankruptcy Code (the “Case”). On July 14, 1999, the Company commenced the Case in the U.S. Bankruptcy Court in the

PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Southern District of New York (the “Court”) and thereafter continued to operate its business as a debtor-in-possession.

      On October 20, 1999, the Court confirmed the Prepackaged Plan. On November 17, 1999, the Company executed a post reorganization loan agreement (“Exit Financing Agreement”) and consummated the Prepackaged Plan. Pursuant to the terms of the Prepackaged Plan, claims of employees, trade and other creditors of the Company, other than holders of the Senior Notes were paid in full in the ordinary course, unless otherwise agreed. Holders of the Senior Notes received 9,500,000 shares of the Common Stock (Successor Company) in exchange for the Senior Notes. In addition, the Unofficial Committee representing a majority in principal amount of the Senior Notes appointed four of the five members of the Board of Directors of the Company (the “New Board”). The former Chairman and Chief Executive Officer continues to serve as a Director on the New Board.

      Holders of the 14% Preferred received 325,000 shares of Common Stock (Successor Company) and warrants to purchase up to 722,200 shares of Common Stock (Successor Company) at an exercise price of $10.50 per share which expire three years from the date of grant (“New Warrants”). Holders of existing Common Stock received 175,000 shares of Common Stock (Successor Company) and New Warrants to purchase up to 388,900 shares of Common Stock (Successor Company). Options and warrants to purchase existing common stock were extinguished pursuant to the Prepackaged Plan.

      The equity interests issued in connection with the Prepackaged Plan were subject to dilution by certain other equity issuances, including the issuance of 205,000 shares of Common Stock (Successor Company) to certain financial advisors for services rendered in connection with the reorganization, and issuances resulting from the exercise of certain options to purchase up to 5% of Common Stock (Successor Company) to be issued by the New Board pursuant to the terms of a management incentive plan (“1999 Management Incentive Plan”) and other awards included as part of the Prepackaged Plan.

      As of November 17, 1999 (the “Consummation Date”), the total amount of Common Stock (Successor Company) outstanding, after giving effect to the Common Stock (Successor Company) and New Warrants forfeited in connection with the warrant put obligation settlement described in Note 7, was 10,188,630 shares. In addition, 1,074,721 shares of Common Stock (Successor Company) are reserved for future issuance upon the exercise of the New Warrants, and an amount equal to 5% of the shares of Common Stock (Successor Company) is reserved for issuance pursuant to the terms of the 1999 Management Incentive Plan.

      The Company recorded the effects of fresh start reporting as of November 17, 1999, the Consummation Date of the Company’s Prepackaged Plan. In accordance with SOP 90-7, assets and liabilities were restated as of November 17, 1999 to reflect the reorganization value of the Company, which approximated their fair value at the Consummation Date. In addition, the accumulated deficit of the Company through the Consummation Date was eliminated and the debt and capital structure of the Company was recast pursuant to the provisions of the Prepackaged Plan.

      The reorganization value of the Company’s common equity of approximately $63,500 was determined by the Company with the assistance of its financial advisor. This advisor (1) reviewed certain historical information for recent years and interim periods; (2) reviewed certain internal financial and operating data; (3) met with senior management to discuss operations and future prospects; (4) reviewed publicly available financial data and considered the market values of public companies deemed generally comparable to the operating business of the Company; (5) considered certain economic and industry information relevant to the operating business; (6) reviewed a four year forecast prepared by the Company; and (7) conducted such other analysis as appropriate. Based upon the foregoing, the financial advisor determined a range of values for the Company as of the Consummation Date. In developing this range of values the advisor, using rates of 15% to 20%, discounted the Company’s four year forecasted free cash flows and an estimate of sales proceeds which would be received if the Company was sold at the end of the four year period within a range of comparable company multiples. A portion of the reorganization value of the Company’s common equity was assigned to the New Warrants issued to holders

PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of the 14% Preferred and Common Stock of the Predecessor Company based upon the fair value of the New Warrants ($333 or $0.30 per warrant) with the remaining amount assigned to the Common Stock of the Successor Company (approximately $6.20 per share).

      Under fresh start reporting, the accumulated deficit of the Company at November 17, 1999 of approximately $73,941, which included the effects of the reorganization adjustments and the extraordinary gain on extinguishment of debt, was eliminated. In addition, the accumulated depreciation and accumulated amortization balances relating to the Company’s property and equipment and intangible assets were reduced to zero as part of the fresh start reporting adjustment recognized to restate assets and liabilities to reflect the reorganization value of the Company.

      The effects of the Company’s Prepackaged Plan and fresh start reporting on the Company’s condensed consolidated balance sheet at November 17, 1999 are as follows:

Proforma Condensed Consolidated Balance Sheet

November 17, 1999

	Predecessor
	Company	(a)	(b)	Successor
	Pre-emergence	Reorganization	Fresh Start	Company
	Balance Sheet	Adjustments	Adjustment	Balance Sheet

Assets
Current assets:
Cash	$6,576			$6,576
Accounts receivable, net	11,179			11,179
Other current assets	1,708			1,708

Total current assets	19,463	—	—	19,463
Property and equipment, net	21,979		$1,315	23,294
Intangible assets, net	80,762		3,753	84,515
Other assets	532			532

	$122,736	—	$5,068	$127,804

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Current portion of long-term debt	$1,159			$1,159
Accounts payable	9,174			9,174
Accrued expenses	5,987			5,987

Total current liabilities	16,320	—	—	16,320
12% Senior Notes, net	139,438	$(139,438)		—
Other long-term debt	47,992			47,992
14% Preferred	10,322	(10,322)		—
Shareholders’ Equity (Deficit):
Series A Preferred	—			—
Common Stock (Predecessor Company)	188	(188)		—
Common Stock (Successor Company)	—	102		102
Additional Paid-in Capital	61,684	70,579	$(68,873)	63,390
Accumulated Deficit	(153,208)	79,267	73,941	—

Shareholders’ Equity (Deficit)	(91,336)	149,760	5,068	63,492

	$122,736	$—	$5,068	$127,804

PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(a)	To record the issuance of Common Stock (Successor Company) in exchange for the Senior Notes, 14% Preferred, Common Stock (Predecessor Company) and services rendered by certain financial advisors in connection with the Restructuring, less Common Stock (Successor Company) and New Warrants forfeited upon settlement of the warrant put obligation and the extraordinary gain on extinguishment of debt.

(b)	To record assets and liabilities at their fair value pursuant to fresh start reporting and eliminate the existing accumulated deficit.

14.  Quarterly Results (Unaudited)

      The following is a summary of unaudited results of operations for the years ended December 31, 2000 and 2001.

	March 31	June 30	September 30	December 31
Quarter Ended 2000
Revenues	$14,549	$15,361	$16,017	$12,917
Net loss	(5,492)	(4,914)	(7,814)	(30,186)
Net loss per common share, basic and diluted	(0.54)	(0.48)	(0.77)	(2.96)

Quarter Ended 2001

Revenues	11,356	12,280	11,817	9,518
Net loss	(6,217)	(12,786)	(7,367)	(16,211)
Net loss per common share, basic and diluted	(0.61)	(1.25)	(0.72)	(1.59)

      Loss per share amounts for each quarter are required to be computed independently and, therefore, may not equal amounts computed on an annual basis.

      During the fourth quarter of 2000 and the second and fourth quarters of 2001, the Company recorded losses on asset impairment relating to location contracts of $14,787, $6,323 and $9,507 ($1.45, $0.62 and $0.93 per share), respectively. The Company also wrote-off the carrying value of abandoned location contracts of $2,880, $3,538 and $1,752 ($0.28, $0.35 and $0.17 per share) during the quarters ended September 30, 2000, December 31, 2000 and September 30, 2001, respectively (see Note 6). In the fourth quarter of 2000, the Company recorded a provision for uncollectible accounts receivable relating to dial-around compensation of $4,429 ($0.43 per share) to more closely reflect the actual number of dial-around calls for which the Company expects to be compensated.

PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARY

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

		Additions
		charged	Deductions for
	Balance at	(credited) to	write-offs and	Balance
	beginning	costs, expenses	fresh start	at end of
	of period	or tax benefit	reporting	period

	(In thousands)
Ten months and seventeen days ended November 17, 1999
Allowances deducted from related balance sheet accounts:
Accounts Receivable	$935	$345		$1,280
Deferred Tax Assets	22,629	(15,506)	$(447)	6,676
Intangible Assets	42,852	15,279	(58,131)	—

One month and thirteen days ended December 31, 1999
Allowances deducted from related balance sheet accounts:
Accounts Receivable	1,280	59		1,339
Deferred Tax Assets	6,676	(2,114)		4,562
Intangible Assets	—	1,993		1,993

Year ended December 31, 2000
Allowances deducted from related balance sheet accounts:
Accounts Receivable	1,339	4,944	(6,199)	84
Deferred Tax Assets	4,562	8,784		13,346
Intangible Assets	1,993	16,920	(5,038)	13,875

Year ended December 31, 2001
Allowances deducted from related balance sheet accounts:
Accounts Receivable	84	328		412
Deferred Tax Assets	13,346	7,181		20,527
Intangible Assets	13,875	12,845	(8,077)	18,643

PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

		(Unaudited)
	December 31	March 31
	2001	2002

	(In thousands except share
	and per share amounts)
Assets
Current assets:
Cash	$4,225	$5,573
Accounts receivable, net of allowance for doubtful accounts of $412 and $506, respectively	6,769	5,716
Other current assets	992	1,290

Total current assets	11,986	12,579
Property and equipment, net	13,983	12,844
Intangible assets, net	22,770	21,781
Other assets	689	625

	$49,428	$47,829

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$62,635	$69,847
Accounts payable	7,687	4,935
Accrued expenses:
Location commissions	3,810	3,573
Line and transmission charges	2,379	2,185
Personal property and sales tax	1,145	930
Other	806	948

Total current liabilities	78,462	82,418
Long-term debt, net of current maturities	1,116	2,380

Total liabilities	79,578	84,798

Commitments and contingencies	—	—
Shareholders’ equity (deficit):
Common Stock — $0.01 par value; 45,000,000 shares authorized, 10,189,684 shares issued and outstanding	102	102
Additional paid-in capital	63,429	63,429
Accumulated deficit	(93,681)	(100,500)

Total shareholders’ equity (deficit)	(30,150)	(36,969)

	$49,428	$47,829

The accompanying notes are an integral part of these financial statements.

PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended March 31

	2001	2002

	(In thousands except for share and per
	share amounts)
Revenues:
Coin calls	$6,716	$5,586
Non-coin telecommunication services	4,499	2,977
Other	141	189

	11,356	8,752

Operating expenses:
Line and transmission charges	4,362	3,199
Location commissions	1,597	1,460
Field operations	3,328	2,657
Selling, general and administrative	2,052	2,008
Depreciation and amortization	3,418	2,473
Other unusual charges and contractual settlements	110	201

	14,867	11,998

Loss from operations	(3,511)	(3,246)
Other income (expense):
Interest expense	(2,744)	(3,592)
Interest and other income	38	19

	(2,706)	(3,573)

Net loss	($6,217)	($6,819)

Net loss per common share, basic and diluted	($0.61)	($0.67)

Weighted average number of shares, basic and diluted	10,189,684	10,189,684

The accompanying notes are an integral part of these financial statements.

PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended
	March 31

	2001	2002

	(In thousands)
Cash flows provided by (used in) operating activities:
Net loss	$(6,217)	$(6,819)
Adjustments to reconcile net loss to net cash flow from operating activities:
Depreciation and amortization	3,418	2,473
Provision for uncollectible accounts receivable	155	94
Non-cash interest expense	2,738	3,511
Other	(14)	(7)
Changes in current assets	19	661
Changes in current liabilities, excluding reclassification of long-term debt	139	(3,256)

	238	(3,343)

Cash flows provided by (used in) investing activities:
Purchases of property and equipment	(173)	(37)
Proceeds from sale of assets	14	9
Acquisition of intangible assets	(277)	(43)
Other deferred charges	(11)	64

	(447)	(7)

Cash flows provided by (used in) financing activities:
Proceeds from debt issuance	—	5,000
Principal payments on borrowings	(2)	(37)
Debt financing costs	(35)	(265)

	(37)	4,698

Increase (decrease) in cash	(246)	1,348
Cash, beginning of period	4,425	4,225

Cash, end of period	$4,179	$5,573

Supplemental disclosure:
Interest paid during the period	$515	$81

Non-cash transactions:
Deferred financing costs	$345	—

The accompanying notes are an integral part of these financial statements.

PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For the Quarter Ended March 31, 2002

(In thousands of dollars except for per pay telephone, per call and per share amounts)

1.	Basis of Presentation

      The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ended December 31, 2002. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

2.	Proposed Merger with Davel Communications, Inc.

      On June 13, 2001, PhoneTel Technologies, Inc. (“PhoneTel”) announced that it has signed a letter of intent to merge with Davel Communications, Inc. (“Davel”) which is headquartered in Tampa, Florida and currently operates approximately 50,000 payphones in 44 states and the District of Columbia. On February 19, 2002, the Company executed a definitive merger agreement with Davel (the “Davel Merger Agreement”) which was unanimously approved by the boards of directors of both companies. In connection with the expected merger, PhoneTel will become a wholly owned subsidiary of Davel. In addition, in June 2001 the two companies entered into a servicing agreement designed to commence cost savings initiatives in advance of the closing of the merger. During the third quarter of 2001, the two companies implemented the servicing agreement by combining field service office operation networks on a geographic basis to gain efficiencies resulting from the increased concentration of payphone service routes.

      In connection with the merger, the existing secured lenders of both Davel and PhoneTel have agreed to exchange a substantial amount of debt for equity securities of the respective companies and to restructure the remaining debt. In addition, on February 19, 2002 Davel and PhoneTel have each executed amendments to their existing credit agreements and have entered into a new combined $10,000 senior credit facility.

      In connection with PhoneTel’s debt exchange, its existing secured lenders will own 87% of PhoneTel’s outstanding common stock immediately prior to the merger with the remaining secured debt not to exceed $36,500 (compared to $66,097 outstanding at March 31, 2002, including accrued interest). Existing holders of PhoneTel common stock will own 9% of PhoneTel’s outstanding shares immediately prior to the merger, and 4% will be reserved for issuance of post-closing employee options and other stock-based incentives, on a fully diluted basis. In connection with Davel’s debt exchange, its existing secured lenders will own 93% of Davel’s outstanding common stock immediately prior to the merger, with the remaining secured debt not to exceed $63,500 (compared to approximately $237,592 outstanding at March 31, 2002, including accrued interest). Existing shareholders of Davel common stock will own 3% of Davel’s outstanding shares immediately prior to the merger, and 4% of the common stock will be reserved for issuance of post-closing employee options and other stock-based incentives, on a fully diluted basis.

      Immediately following the merger, current PhoneTel shareholders will own approximately 3.28% of the shares of Davel common stock and current Davel shareholders will own approximately 1.91%. Of the remaining shares, 4.00% will be reserved for issuance of post-closing employee options and other stock-based incentives, on a fully diluted basis and the companies’ existing lenders will own approximately 90.81%.

      Effective with the merger, the then outstanding balance of the existing secured debt of both entities, currently in the approximate amount of $303,689, will be reduced to $100,000 in debt of the merged entity

PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

through the debt and equity restructuring outlined above. Of this $100,000 of restructured debt, $50,000 will be amortizing term debt with interest and principal payable from operating cash flows. Payment of the interest and principal on the remaining $50,000 of term debt will be payable at maturity. Under the commitment letter issued by the existing secured lenders of both PhoneTel and Davel on February 19, 2002, interest on the term debt will be payable at a rate of 10% per annum and the debt will mature on December 31, 2005. The commitment is contingent upon the consummation of the merger and expires on August 31, 2002. Upon consummation of the debt restructuring described above, the Company estimates, based on the carrying value of its debt at March 31, 2002, that it will have a gain relating to the restructuring of approximately $8.8 million.

      The Davel Merger is subject to approval by the shareholders of both companies and the receipt of material third party and governmental approvals and consents. In conjunction with the transaction, PhoneTel will also seek shareholder approval to increase the number of authorized shares of common stock from 45,000,000 to approximately 125,000,000 shares. No dates have been set for the stockholders’ meetings.

3.	Financial Condition

      The Company’s working capital, excluding the current portion of long-term debt, increased from a deficiency of $3,841 at December 31, 2001 to $8 at March 31, 2002 primarily due to $5,000 in new borrowings in the first quarter of 2002, the proceeds of which were used to pay accounts payable and other current liabilities. As a result, the Company’s cash provided by (used in) operating activities decreased from $238 for the three months ended March 31, 2001 to $(3,343) for the three months ended March 31, 2002. In addition, the Company has incurred continuing operating losses, was not in compliance with certain financial covenants under its Exit Financing Agreement (see Note 5) from December 31, 2000 through March 31, 2002 and has not made the monthly scheduled interest payments that were originally due on February 1, 2001 through March 1, 2002. As a result of certain amendments to the Company’s Exit Financing Agreement, the lenders have waived all defaults relating to the Company’s failure to comply with certain financial covenants, extended the due date of the loan, deferred all monthly interest payments to the maturity date of the loan, and have amended or eliminated certain financial covenants. The Company’s existing lenders have also agreed to restructure this debt in connection with the Davel Merger as described in Note 2. As further discussed in Note 5, PhoneTel was not in compliance with a financial covenant under the Senior Credit Agreement as a result of an uncertainty regarding the timing and amount of certain revenues the Company expects to receive from dial-around compensation. Effective as of February 19, 2002, this agreement was amended to enable the Company to comply. However, if the Company is unable to complete the Davel Merger and does not comply with the terms of its debt agreements, as amended, such debt could become immediately due and payable.

      The Company’s working capital, liquidity and capital resources may be limited by its ability to generate sufficient cash flow from its operations or its investing or financing activities. Cash flow from operations depends on revenues from coin and non-coin sources, including dial-around compensation, and management’s ability to control expenses. There can be no assurance that coin revenues will not decrease, that revenues from dial-around compensation will continue at the rates anticipated, or that operating expenses can be maintained at present or reduced to lower levels. To the extent that cash flow from operating activities is insufficient to meet the Company’s cash requirements, there can be no assurance that the Company’s lenders will grant additional advances or that the Company can obtain additional financing to meet its debt service and other cash requirements.

      On February 19, 2002, the Company obtained $5,000 of new financing under the Senior Credit Agreement described in Note 5. The Company also implemented the servicing agreement with Davel and has begun to achieve the anticipated efficiencies and cost savings associated with the consolidation of both companies’ field office operations. As part of the Company’s ongoing evaluation of its payphone base, the Company plans to remove additional payphones that have become unprofitable. In addition, the Company is developing alternate sources of revenue. With the current operational efficiencies and additional cost savings expected in connection

PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

with the Davel Merger and the continued support of its lenders, management believes, but cannot assure, that cash flow from operations, including any new sources of revenue, will allow the Company to sustain its operations and meet its obligations through the remainder of 2002 or until the proposed merger with Davel is completed.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The financial statements do not include any adjustments that might result if the Company was unable to continue as a going concern.

4.	Accounts Receivable and Dial-Around Compensation

      A dial-around call occurs when a non-coin call is placed from the Company’s public pay telephone which utilizes any interexchange carrier (“IXC”) other than the presubscribed carrier (the Company’s dedicated provider of long distance and operator assisted calls). The Company receives revenues from such carriers and records those revenues from dial-around compensation based upon the per-call rate in effect pursuant to orders issued by the Federal Communications Commission (the “FCC”) under section 276 of the Telecommunications Act of 1996 (“Section 276”) and the estimated number of dial-around calls per pay telephone per month. Prior to 2001, the Company recorded revenue from dial-around compensation based upon the current rate of $0.24 per call ($0.238 per call prior to April 21, 1999) and 131 monthly calls per phone, which was the monthly average compensable calls used by the FCC in initially determining the amount of dial-around compensation to which payphone service providers (“PSP”) were entitled. In the fourth quarter of 2000, the Company recorded a bad debt expense of $4,429 applicable to amounts previously recognized as revenue for the period November 1996 to September 2000. The Company also began reporting revenues from dial-around compensation based on $0.24 per call and the Company’s current estimate of the average monthly compensable calls per phone, which more closely reflects the Company’s historical collection experience and expected future developments.

      As a result of orders issued by the FCC regarding dial-around compensation and the resulting litigation, the amount of revenue PSPs were entitle to receive and the amount PSPs actually received has varied. In general, there have been underpayments of dial-around compensation from IXCs and other carriers from November 6, 1996 through October 7, 1997 (the “Interim Period”) and overpayments to PSPs, including the Company, from November 7, 1997 through April 20, 1999 (the “Intermediate Period”). On January 31, 2002, the FCC released its Fourth Order on Reconsideration and Order on Remand (the “2002 Payphone Order”) that provides a partial decision on how retroactive dial-around compensation adjustments for the Interim Period and Intermediate Period may apply. The 2002 Payphone Order increases the flat monthly dial-around compensation rate for true-ups between individual IXCs and PSPs during the Interim Period from $31.178 to $33.892 (the “New Default Rate”). The New Default Rate is based on 148 calls per month at $0.229 per call. The New Default rate also applies to flat rate dial-around compensation during the Intermediate Period when the actual number of dial-around calls for each payphone is not available. The 2002 Payphone Order excludes resellers but expands the number of IXCs required to pay dial-around compensation during the Interim and Intermediate Periods. It also prescribes the Internal Revenue Service interest rate for refunds as the interest rate to be used to calculate overpayments and underpayments of dial-around compensation for the Interim Period and Intermediate Period.

      The 2002 Payphone Order kept in place the per-call compensation rate during the Intermediate and subsequent periods. However, the FCC deferred to a later, as yet unreleased order, the method of allocating dial-around compensation among IXCs responsible for paying fixed rate per-phone compensation. At the present time, the Company is unable to determine the effect of the final implementation of the 2002 Payphone Order. However, it is possible that any retroactive adjustments for the Interim Period and Intermediate Period could have a material adverse effect on the Company.

      At December 31, 2001 and March 31, 2002, accounts receivable included $5,291 and $4,797, respectively, arising from dial-around compensation. Such receivables are typically received on a quarterly basis at the beginning of the second quarter following the quarter in which such revenues are recognized. For the three

PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

months ended March 31, 2001 and 2002, revenues from non-coin telecommunications services included $2,822 and $2,347, respectively, for dial-around compensation.

      On April 5, 2001, the FCC issued an order which makes the first switched based interexchange carrier to which a local exchange carrier routes a compensable coinless payphone call responsible for paying dial-around compensation on coinless calls placed from payphones by individuals utilizing toll-free numbers. This order was issued to address the serious difficulties encountered by payphone service providers in identifying and collecting dial-around compensation from telecommunications resellers. The FCC order became effective on November 23, 2001. The Company expects this FCC order to improve its ability to identify and collect amounts relating to dial-around calls that would otherwise have become uncollectible. The amount of this increase in revenues from dial-around compensation in the first quarter of 2002 will not be determinable until at least July 2002 when remittances related to the current quarter are expected. Any future revenues related to this order will be recorded when collection is probable and the amount can be reasonably estimated.

5.	Long-Term Debt

      Long-term debt at December 31, 2001 and March 31, 2002 consisted of the following:

	December 31	March 31
	2001	2002

Exit Financing Agreement, due August 31, 2002 with interest at 10.75% (or 3% above the base rate, if greater) at March 31, 2002	$62,635	$66,097
Senior Credit Agreement, due June 30, 2003 with interest at 15%	—	5,000
Note Payable-Warrant Put Obligation	1,116	1,130

	63,751	72,227
Less current maturities	(62,635)	(69,847)

	$1,116	$2,380

Exit Financing Agreement

      In connection with the Company’s prepackaged plan of reorganization (the “Prepackaged Plan”), which was consummated on November 17, 1999, the Company emerged from its Chapter 11 proceeding and executed an agreement with Foothill Capital Corporation (“Foothill”) for post reorganization financing (“Exit Financing Agreement”). The Exit Financing Agreement provided for a $46,000 revolving credit commitment (the “Maximum Amount”), excluding interest and fees capitalized as part of the principal balance. The Exit Financing Agreement is secured by substantially all of the assets of the Company and was originally scheduled to mature on November 16, 2001.

      The Exit Financing Agreement provides for various fees aggregating $9,440 over the original term of the loan, including a $1,150 deferred line fee, which was originally payable one year from the date of closing, together with interest thereon, and a $10 servicing fee which is payable each month. The Exit Financing Agreement, as amended, also provides for an additional fee of $575 per month for each month after the original maturity date of the loan. At the option of the Company, payment of other fees, together with interest due thereon, may be deferred and added to the then outstanding principal balance. Fees due pursuant to the Exit Financing Agreement were subject to certain reductions for early prepayment, providing the Company was not in default on the Exit Financing Agreement.

      The Exit Financing Agreement provides for interest on the outstanding principal balance at 3% above the base rate (as defined in the Exit Financing Agreement) or 10.75%, whichever is greater, with interest on the Maximum Amount payable monthly in arrears. The Exit Financing Agreement, as amended on December 31, 1999, includes covenants, which among other things, require the Company to maintain ratios as to fixed charges,

PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

debt to earnings, current ratio, interest coverage and minimum levels of earnings, payphones and operating cash (all as defined in the Exit Financing Agreement). Other covenants limit the incurrence of long-term debt, the level of capital expenditures, the payment of dividends, and the disposal of a substantial portion of the Company’s assets.

      From December 31, 2000 through March 31, 2002, the Company was not in compliance with certain financial covenants under the Exit Financing Agreement. In addition, the Company did not pay the monthly interest payments that were originally due on February 1, 2001 through March 1, 2002 nor the deferred line fee that was originally due on November 17, 2000. Effective November 13, 2000, February 1, March 1, April 1, May 1 and August 13, 2001, and February 19 and May 14, 2002, the Company executed amendments to the Exit Financing Agreement (the “Amendments”) which extended the due date of the deferred line fee and the maturity date of the Exit Financing Agreement to August 31, 2002. The Amendments provide for the capitalization of monthly interest that was originally due on February 1, 2001 through August 1, 2002 as part of the principal balance and waives defaults through March 31, 2002 for the Company’s failure to comply with certain financial covenants. The Amendments also amended or eliminated certain financial covenants and permits the Company to incur the debt under the Senior Credit Agreement described below, which debt is senior in right of payment to Company’s Exit Financing Agreement. Although the lenders have waived defaults by the Company through March 31, 2002, there can be no assurances that the Company will be able to comply with its financial covenants through the remainder of 2002. If a default occurs with respect to the Company’s Exit Financing Agreement, this obligation, subject to the rights of the Senior Lenders, could become immediately due and payable.

      On February 19, 2002, PhoneTel’s and Davel’s existing secured lenders, including Foothill, consented to the Davel Merger, agreed to exchange a substantial amount of debt for equity securities, and committed to restructure the remaining debt. The Company previously received consent from Foothill to enter into the servicing agreement with Davel (see Note 2).

Senior Credit Agreement

      On February 19, 2002, in connection with the Davel Merger Agreement, PhoneTel and Davel jointly entered into a new $10,000 senior secured credit facility (the “Senior Credit Agreement”) with Madeleine L.L.C. and ARK CLO 2000-1, Limited (the “Senior Lenders”). Under the Senior Credit Agreement, PhoneTel and Davel each received $5,000 of loan proceeds and will each pay 50% of the interest, fees and principal due thereunder. The companies have joint and several liability for this obligation and each would be responsible for the entire obligation in the event of default by the other party.

      The Senior Credit Agreement is secured by substantially all of the assets of PhoneTel and Davel and provides for the payment of monthly interest at 15% per annum and, beginning July 31, 2002, monthly principal payments of $833 through the earlier of June 30, 2003, the maturity date of the loan, or the termination of the Davel Merger Agreement (which will occur on August 31, 2002 if not extended by the Lenders). If the Davel Merger Agreement is not consummated by August 31, 2002, all outstanding amounts will become immediately due and payable. The Senior Credit Agreement also provides for the payment of a 1% loan fee, loan costs incurred by the Senior Lenders, and advanced payments of principal from excess cash flow or certain types of cash receipts. The Company incurred $235 for its share of costs and loan fees. The Senior Credit Agreement also requires PhoneTel and Davel to maintain a minimum level of combined earnings (as defined in the Senior Credit Agreement) and limits the incurrence of cash expenditures and indebtedness, the payment of dividends, and certain asset disposals.

      On May 14, 2002, PhoneTel and Davel executed an amendment to the Senior Credit Agreement that reduced the minimum level of combined earnings that the companies are required to maintain through June 30, 2002. Although the Senior Lenders have granted an amendment which is effective as of February 19, 2002 to reduce the level of required earnings, there can be no assurance that PhoneTel will be able to comply with the financial covenants through the remainder of 2002. If a default occurs with respect to the Senior Credit Agreement, this

PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

obligation could become immediately due and payable. Further, a default under the Senior Credit Agreement could result in a default under the Exit Financing Agreement which could accelerate amounts due thereunder.

Note Payable-Warrant Put Obligation

      On October 18, 1999, in connection with the Prepackaged Plan, the Company reached an agreement with a former lender to settle a claim for the purported exercise of a put right relating to warrants to purchase shares of Series A Special Convertible Preferred Stock (“Series A Preferred”). The Series A Preferred was convertible into Common Stock. The claim was settled for $1,000 in the form of a note payable, subject to certain reductions for early payment, together with deferred interest at 5% per annum, in five years. In addition, the former lender agreed to forfeit its shares of new Common Stock and warrants to purchase new Common Stock which were issued pursuant to the Prepackaged Plan and immediately canceled.

      The note is secured by substantially all of the assets of the Company and is subordinate in right of payment to the Company’s Exit Financing Agreement and the Senior Credit Agreement. The note contains a cross default provision which permits the holder to declare the note immediately due and payable if payment of amounts due under the Exit Financing Agreement is accelerated as a result of default.

6.	Effect of Recent Accounting Pronouncements

      In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS No. 142, that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS No. 141.

      SFAS No. 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS No. 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS No. 142. SFAS No. 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS No. 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS No. 142.

      In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets.” SFAS No. 144 replaces SFAS No. 121, “Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of.” SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for the recognition and measurement of the impairment of long-lived assets to be disposed of by sale. Under SFAS No. 144, long-lived assets are measured at the lower of the carrying amount or fair value, less cost to sell. The Company was required to adopt this statement no later than January 1, 2002.

      In 2002, the Company adopted SFAS Nos. 141, 142 and 144. There was no effect on the classification or useful lives of the Company’s intangible assets or the amount of amortization expense or impairment losses recorded by the Company as a result of the adoption of the new standards.

      In April 2002, the FASB issued SFAS No. 145 covering, among other things, the recission of SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt”. Under SFAS No. 4, all gains and losses from the extinguishment of debt were required to be aggregated and, if material, classified as an extraordinary item in the statement of operations. By rescinding SFAS No. 4, SFAS No. 145 eliminates the requirement to classify debt

PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

extinguishment as extraordinary items. The new standard is effective for companies with fiscal years beginning after May 15, 2002. However, early application of the standard is encouraged. As discussed in Note 2, the Company is currently contemplating a series of transactions that will include the extinguishment of debt. As a result of the recent issuance of this standard, management of the Company has not determined the effects, if any, that it may have on the related accounting or whether the standard will be adopted early.

7.	Contingencies

      The Company, in the course of its normal operations, is subject to regulatory matters, disputes, claims and lawsuits. In management’s opinion, all such outstanding matters of which the Company has knowledge, have been reflected in the financial statements or will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

8.	Related Party Transactions

      The Company’s President and Chief Executive Officer is a Director, Executive Vice President and a 49% shareholder of Urban Telecommunications, Inc. (“Urban”). During the three months ended March 31, 2001 and 2002, the Company earned revenue of $64 and $107, respectively, from various telecommunication contractor services provided to Urban, principally residence and small business facility provisioning and inside wiring. The net amount of accounts receivable due from Urban was $128 at December 31, 2001 and $206 at March 31, 2002.

APPENDICES

Appendix A	Davel Charter Amendment

Appendix B	PhoneTel Charter Amendment

Appendix C	Fairness Opinion of Marshall & Stevens, Inc. with Respect to the Transactions

Appendix D	Fairness Opinion of Ladenburg Thalmann & Co., Inc. with Respect to the Transactions

Appendix E	Statutory Provisions under the Ohio Law with Respect to Dissenters’ Rights

APPENDIX A

Proposed Davel Charter Amendment

      In the event that the Davel stockholders approve the amendment to the Restated Certificate of Incorporation set forth in Proposal No. 2, Davel will file the following Certificate of Amendment with the Secretary of State of the State of Delaware:

CERTIFICATE OF AMENDMENT

TO THE RESTATED CERTIFICATE OF INCORPORATION
OF
DAVEL COMMUNICATIONS, INC.
A DELAWARE CORPORATION

      Davel Communications, Inc., (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

      FIRST: That, at a meeting of the Board of Directors of the Corporation, resolutions were duly authorized and approved proposing (i) an increase in the number of authorized shares of common stock of the Corporation from 50,000,000 to 1,000,000,000 and (ii) an amendment to the Restated Certificate of Incorporation of the Corporation to reflect such increase. At said meeting the Corporation’s Board of Directors unanimously recommended said resolutions to the stockholders of the Corporation for their approval.

      SECOND: That thereafter a meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

      THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      FOURTH: That the Restated Certificate of Incorporation of the Corporation was accordingly amended by deleting the first sentence of Article Four in its entirety and substituting in lieu thereof the following:

“The total number of shares of stock which the corporation has authority to issue is 1,001,000,000 shares, of which 1,000,000,000 shares are Common Stock, par value of $.01 per share, and 1,000,000 shares are Preferred Stock, par value $.01 per share.”

      IN WITNESS THEREOF, Davel Communications, Inc. has caused this certificate to be signed by Bruce W. Renard, its President, and attested to by Paul W. Tripp, its Assistant Corporate Secretary, this           day of                     , 2002.

DAVEL COMMUNICATIONS, INC.

By:

Bruce W. Renard
President

Attest:

Paul W. Tripp
Assistant Corporate Secretary

A-1

APPENDIX B

Proposed PhoneTel Charter Amendment

      In the event that the PhoneTel stockholders approve the amendment to the Articles of Incorporation set forth in Proposal No. 2, Article Fourth of the PhoneTel Articles of Incorporation would be amended to provide as follows:

ARTICLE IV

CAPITAL STOCK

      A. The maximum number of shares which the Corporation is authorized to have outstanding is One Hundred Twenty-Five Million (125,000,000) which shall be common stock, $.01 par value (hereinafter referred to as “Common Stock”);

      B. Each share of Common Stock shall be equal to every other share of Common Stock. The holders of shares of Common Stock shall be entitled to one vote for each share of such stock upon all matters presented to the shareholders.

      C. Except as otherwise provided herein, the Corporation, by action of the Board of Directors, shall have the power to create and issue, with or without any connection to the issue and sale of any shares of stock or other securities, rights, warrants, or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes, upon such terms and conditions and at such times and prices as the Board of Directors may provide and which shall be incorporated in an instrument or instruments evidencing such rights. In the absence of fraud, the judgment of the directors as to the consideration for the issuance of such rights, warrants or options and the sufficiency thereof shall be conclusive.

      D. In accordance with 11 U.S.C. § 1123 (a)(6), the issuance of non-voting equity securities by the Corporation is prohibited.

B-1

APPENDIX C

[Letterhead of Marshall & Stevens]

February 11, 2002

The Board of Directors

Davel Communications, Inc.
10120 Windhorst Road
Tampa, Florida 33619

Members of the Board:

      You have requested the opinion of Marshall & Stevens (“M&S”) as to the fairness from a financial point of view to the shareholders of Davel Communications, Inc., a Delaware corporation (“Davel”), of the proposed merger (the “Merger”) of a wholly owned subsidiary of Davel with and into PhoneTel Technologies, Inc., an Ohio corporation (“PhoneTel”). Pursuant to the terms of the proposed agreement and plan of merger among Davel and PhoneTel as described in the draft Agreement and Plan of Reorganization and Merger, dated as of February 11, 2002 (the “Agreement”), PhoneTel will become a wholly owned subsidiary of Davel as described more fully in the Agreement negotiated between the parties. Our opinion is based on and limited to the proposed deal terms.

      We understand that the proposed merger is contingent upon the debt restructuring of both PhoneTel and Davel, prior to consummation of the Merger of the Companies. Our opinion regarding the Merger is inclusive of the impact of the debt restructuring as part of the Merger of Davel and PhoneTel. You have also informed us, and we have assumed, that the Merger is expected to be treated as a tax-free reorganization and/or exchange pursuant to the Internal Revenue Code of 1986, as amended.

      According to the proposed deal terms, the existing senior secured creditors of PhoneTel shall have exchanged a sufficient amount of PhoneTel’s consolidated debt into equity securities of PhoneTel and restructured the remaining debt amount, including principal and accrued interest, so that PhoneTel will, as of immediately prior to the effective time of the Merger, have outstanding aggregate senior secured debt not exceeding $36.5 million, consisting of (i) $18.25 million of amortizing, cash-pay term debt and (ii) $18.25 million of debt bearing interest to be paid-in-kind. The existing senior secured creditors of Davel shall have exchanged a sufficient amount of Davel’s consolidated debt into equity securities of Davel and restructured the remaining debt amount, including principal and accrued interest, so that Davel will, as of immediately prior to the effective time of the Merger, have outstanding aggregate senior secured debt not exceeding $63.5 million, consisting of (i) $31.75 million of amortizing, cash-pay term debt and (ii) $31.75 million of debt bearing interest to be paid-in-kind.

      Prior to and contingent upon the consummation of the Merger, each of PhoneTel and Davel will be owned as follows:

PhoneTel

      In connection with the forgiveness of PhoneTel debt as previously described, PhoneTel’s existing senior secured lenders will be granted a sufficient number of shares so that such lenders will, as of immediately prior to the effective time of the Merger, own 87% of the outstanding common stock of PhoneTel (on a fully diluted basis), and 4% of PhoneTel’s common stock will be reserved for the post-Merger issuance of employee stock options to PhoneTel employees. Existing holders of PhoneTel’s common stock will own the remaining 9% of PhoneTel’s common stock. Existing holders of PhoneTel’s common stock will also continue to own, on an equivalently-adjusted basis, the registered rights to purchase additional shares of such stock that were issued in connection with PhoneTel’s plan of reorganization.

Davel

      In connection with the forgiveness of Davel debt as previously described, Davel’s existing senior secured lenders will be granted a sufficient number of shares so that such lenders will, as of immediately prior to the effective time of the Merger, own 93% of the outstanding common stock of Davel (on a fully diluted basis), and 4% of Davel’s common stock will be reserved for the post-Merger issuance of employee stock options to Davel employees. Existing holders of Davel’s common stock will own the remaining 3% of Davel’s common stock.

Combined Entity

      The holders of PhoneTel’s common stock as of immediately prior to the Merger (including holders of options exercisable for PhoneTel common stock that are not canceled in the Merger) shall receive in the Merger a number of shares of Davel common stock equal to 36.5% of the outstanding shares of common stock of Davel (on a fully diluted basis) as of immediately following the Merger, and the holders of Davel’s common stock as of immediately prior to the Merger shall, following the Merger, own the remaining 63.5% of the outstanding shares of common stock of Davel (on a fully diluted basis). The exchange ratio used in connection with the Merger shall be fixed and shall not fluctuate for any reason.

      For purposes of the opinion set forth herein, we have:

i.	reviewed the Letter of Intent as of June 12, 2001 and the draft Agreement and Plan of Reorganization and Merger as of February 11, 2002;

ii.	reviewed the related Servicing Agreement between Davel and PhoneTel as part of our overall review of the transaction;

iii.	reviewed certain publicly available financial statements and other business and financial information of Davel and PhoneTel, respectively;

iv.	analyzed past and current operations and financial condition of Davel;

v.	compared the financial performance and financial position of Davel and PhoneTel;

vi.	reviewed the reported prices and trading activity for Davel’s Common Stock and PhoneTel’s Common Stock;

vii.	reviewed financial forecasts relating to Davel including and excluding the Merger as prepared by the management of Davel;

viii.	discussed with senior executives of Davel, information relating to strategic, financial and operational benefits anticipated from the Merger as prepared by the management of Davel, as well as Davel’s future outlook and prospects both with and without the proposed merger;

ix.	analyzed the potential pro forma impact of the Merger on Davel’s EBITDA and earnings and certain other financial statistics based on forecasts provided by Davel’s management;

x.	reviewed information prepared or discussed with us by members of senior management of Davel relating to the relative contributions of Davel and PhoneTel to the Merged Company;

xi.	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

      Although current ownership will be substantially diluted, the benefits related to the debt reduction, as well as anticipated improvement in financial performance and balance sheet quality resulting from the merger fairly compensates the shareholders for this dilution. Based upon and subject to the foregoing, we are of the opinion on the date hereof that the proposed Merger is fair from a financial point of view to the shareholders of Davel.

      In course of our review, we have relied upon and assumed the accuracy of the financial and other information provided to us. We do not assume any responsibility for the information or projections provided to us. We have relied upon the assurances of the management of Davel that they are unaware of any facts that would make the information provided to us incomplete or misleading and that no material changes have occurred between the amended letter of intent dated June 12, 2001 and the draft Agreement and Plan of Reorganization and Merger dated February 11, 2002 as provided to us. With respect to financial projections or forecasts, potential synergies and strategic benefits relating to Davel and the proposed merged company which we have reviewed and discussed with the management of Davel, we assumed, without independent verification or investigation, that such analyses were reasonably prepared, reflecting the best available information, estimates and judgments of management. We also assumed with the consent of Davel that, in the course of obtaining the necessary regulatory or third party approvals for the Merger, no limitations, restrictions or conditions will be imposed that would have a material adverse effect on Davel, or the contemplated benefits to Davel of the Merger. Pertaining to this fairness opinion, we have not made any independent valuation or appraisal of the assets or liabilities, contingent or otherwise, of Davel or PhoneTel, nor have we been furnished with any such appraisals for purposes of this fairness opinion.

      M&S has received a fee for our services, which is not contingent upon the consummation of the Merger. M&S has also been engaged to provide other financial advisory services for Davel pertaining to an insolvency opinion and has received fees for the rendering of these services.

      It is understood that this letter is for the benefit and use of the Board of Directors of Davel in connection with and for the purposes of its evaluation of the Merger. We hereby consent to references to our opinion and inclusion of the opinion as part of any proxy statement filed with the SEC and mailed in connection with seeking stockholder approval of the transaction.

      In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated there under, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise or reaffirm this opinion. This opinion does not in any manner address the prices at which Davel’s common stock will trade upon or following the announcement or consummation of the Merger. In addition, we express no opinion or recommendation as to how the stockholders of Davel should vote in connection with the Merger.

      Based upon and subject to the foregoing, we are of the opinion on the date hereof that the proposed Merger is fair from a financial point of view to the shareholders of Davel.

Sincerely,

/s/ Marshall & Stevens

APPENDIX D

February 19, 2002

Board of Directors

PhoneTel Technologies, Inc.
North Point Tower
1001 Lakeside Avenue, 7th Floor
Cleveland, OH 44114

Dear Sirs:

      Ladenburg Thalmann & Co. Inc. (“Ladenburg”) understands that PhoneTel Technologies, Inc. (“PhoneTel”), an Ohio corporation, Davel Communications, Inc. (“Davel”), a Delaware corporation, Davel Financing Company, L.L.C., a Delaware limited liability company (“Davel Financing”), DF Merger Corp., a Delaware corporation and wholly owned subsidiary of Davel Financing (“D Sub”), and PT Merger Corp., an Ohio corporation and a wholly owned subsidiary of Davel Financing (“P Sub”) propose to enter an Agreement and Plan of Reorganization and Merger (the “Merger Agreement”), dated February 19, 2002, which provides, among other things, for the merger of P Sub into PhoneTel with PhoneTel surviving as a wholly owned subsidiary of Davel Financing and D Sub shall be merged with and into Davel Financing with Davel Financing surviving as a wholly owned subsidiary of Davel. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

      Prior to the PhoneTel Effective Time of the merger, the PhoneTel Lenders, as set forth in the Commitment Letter and Exchange Agreement, have agreed to exchange a sufficient amount of PhoneTel’s consolidated senior indebtedness outstanding for shares of PhoneTel Common Stock so that PhoneTel will, immediately prior to the PhoneTel Effective Time, have outstanding aggregate senior secured indebtedness not exceeding $36.5 million in the aggregate, consisting of two tranches of $18.25 million each bearing such terms and conditions as are set forth in the Commitment Letter. PhoneTel will also have one tranche of $5.00 million bearing such terms and conditions as are set forth in the 2002 Credit Agreement and one tranche of $1.12 million reflecting an existing subordinated note payable.

      In connection with the PhoneTel Lenders’ exchange of debt for equity securities in PhoneTel, PhoneTel shall issue to the PhoneTel Lenders that number of shares of PhoneTel Common Stock sufficient to cause the PhoneTel Lenders to hold, in the aggregate, 91% of the outstanding PhoneTel Common Stock, immediately prior to the Effective Time and the existing holders of PhoneTel’s Common Stock will own 9% of PhoneTel’s Common Stock. We understand that 4% of PhoneTel’s Common Stock will be reserved for the post-transaction issuance of employee stock options to current and future employees.

      Each share of PhoneTel Common Stock outstanding immediately prior to the PhoneTel Effective Time shall, except as provided in the Merger Agreement, be converted into the right to receive shares of Davel Common Stock at the Exchange Ratio set forth in the Merger Agreement such that the aggregate merger consideration equals 36.5% of Davel common equity.

      Prior to the Davel Effective Time of the merger, Davel Lenders, as set forth in the Commitment Letter and Exchange Agreement, have agreed to exchange a sufficient amount of Davel’s consolidated senior indebtedness outstanding for shares of Davel Common Stock so that Davel will, immediately prior to the Davel Effective Time, have outstanding aggregate senior secured indebtedness not exceeding $63.5 million in the aggregate, consisting of two tranches of $31.75 million each bearing such terms and conditions as are set forth in the Commitment Letter. Davel will also have one tranche of $5.00 million bearing such terms and conditions as are set forth in the 2002 Credit Agreement and approximately $0.79 million in capitalized leases.

      In connection with the exchange of debt for equity securities in Davel, Davel shall issue to the Davel Lenders that number of shares of Davel Common Stock sufficient to cause the Davel Lenders to hold, in the aggregate, 97% of the outstanding Davel Common Stock, immediately prior to the Davel Effective Time and the existing holders of Davel’s Common Stock will own 3% of Davel’s Common Stock. We understand that 4% of

Board of Directors
February 19, 2002

Davel’s Common Stock will be reserved for the post-transaction issuance of employee stock options to current and future employees.

      The holders of Davel’s common stock immediately prior to the Merger shall own the remaining 63.5% of the outstanding shares of common stock of Davel as of immediately following the Merger.

      As set forth in the Merger Agreement, at the PhoneTel Effective Time, each outstanding option to purchase PhoneTel Common Stock (the “PhoneTel Options”) shall be converted into an option to purchase the number of shares of Davel Common Stock equal to the number of shares of PhoneTel Common Stock subject to such options immediately prior to the PhoneTel Effective Time multiplied by the Exchange Ratio, at an exercise price per share equal to the exercise price for each such share of PhoneTel Common Stock subject to such option divided by the Exchange Ratio. At the PhoneTel Effective Time, each outstanding warrant to purchase PhoneTel Common Stock (the “PhoneTel Warrants”) shall be converted into a warrant to purchase the number of shares of Davel Common Stock equal to the number of shares of PhoneTel Common Stock subject to such PhoneTel Warrants immediately prior to the PhoneTel Effective Time multiplied by the Exchange Ratio at an exercise price per share equal to the exercise price for each such share of PhoneTel Common Stock subject to such PhoneTel Warrant divided by the Exchange Ratio.

      You have requested the opinion of Ladenburg, as investment bankers, as to whether the consideration to be paid to PhoneTel’s existing common stockholders with respect to the transactions contemplated by the Merger Agreement (the “Proposed Transaction”) are fair as of the date hereof, from a financial point of view, to the common stockholders of PhoneTel. Ladenburg has not been requested to solicit or entertain any other offers for the purchase of the stock or assets of PhoneTel or any other transaction involving PhoneTel. Ladenburg has not been requested to opine as to, and this opinion does not in any manner address, and shall not be construed as addressing, PhoneTel’s underlying business decision to proceed with the Proposed Transaction, the relative merits of the Proposed Transaction as compared to any alternative business strategies that might exist for PhoneTel, or the fairness or otherwise of any of the other terms of the Proposed Transaction.

      In arriving at its opinion, Ladenburg has: (i) reviewed the drafts of the Merger Agreement and related documents which have been provided to Ladenburg; (ii) reviewed PhoneTel’s annual financial statements contained in its Annual Reports on Form 10-K filed with the Securities and Exchange Commission for the fiscal years ended December 31, 1999 and 2000, respectively, and its quarterly financial statements contained in its Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission for the periods ended March 31, 2001, June 30, 2001 and September 30, 2001, respectively; (iii) reviewed Davel’s annual financial statements contained in its Annual Reports on Form 10-K filed with the Securities and Exchange Commission for the fiscal years ended December 31, 1999 and 2000, respectively, and its quarterly financial statements contained in its Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission for the periods ended March 31, 2001, June 30, 2001 and September 30, 2001, respectively; (iv) reviewed certain other historical operating and financial information and projections, provided to us by the management of PhoneTel and Davel relating to their respective business prospects; (v) met with certain members of senior management and the board of directors of PhoneTel and certain members of senior management and certain board members of Davel to discuss their respective business and operations, historical operations and financial condition and future prospects, and their views of the benefits and other implications of the Proposed Transaction; (vi) visited PhoneTel’s headquarters and offices in Cleveland, Ohio and Davel’s headquarters and offices in Tampa, Florida; (vii) reviewed the historical stock prices and trading volumes of PhoneTel’s and Davel’s common stock; (viii) compared the results of operations of PhoneTel with those of certain companies which we deemed to be reasonably comparable to PhoneTel; and (ix) reviewed the financial terms, to the extent publicly available, of certain comparable transactions. In addition to the foregoing, Ladenburg has conducted such other analyses and examinations and considered such other financial, economic and market criteria as Ladenburg deemed necessary in arriving at its opinion.

Board of Directors
February 19, 2002

      In rendering its opinion, Ladenburg has assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information publicly available or furnished to it by PhoneTel and its respective agents, or otherwise discussed with them. Ladenburg did not undertake an appraisal of any of the individual assets or liabilities of PhoneTel. With respect to financial forecasts and other information provided to or otherwise discussed with Ladenburg and prepared by the senior management of PhoneTel with respect to the expected future financial condition and performance of PhoneTel, Ladenburg assumed that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgements of such senior management. With respect to all legal matters, we have relied on the advice of counsel to PhoneTel. Ladenburg’s opinion expressed herein is necessarily based upon financial, economic, stock market and other conditions and circumstances existing and disclosed as of the date hereof.

      Ladenburg is not expressing an opinion regarding the price at which the shares of the combined company’s common stock may trade at any future time. The Exchange Ratio is a fixed exchange ratio and, accordingly, the market value of the shares of Davel’s common stock to be received by the common stockholders of may vary significantly.

      Ladenburg is acting as a financial advisor to the Board of Directors of PhoneTel in connection with the Proposed Transaction and will receive a fee for its services and reimbursed expenses. In addition, PhoneTel has agreed to indemnify Ladenburg for certain liabilities which may arise in connection with such services.

      The opinion expressed herein is strictly for the use of the Board of the Directors of PhoneTel in its evaluation of the Proposed Transaction. This opinion is not intended to be and shall not constitute a recommendation to any stockholder as to how such stockholder should vote in connection with the Proposed Transaction. Neither this opinion nor any copies or excerpts therefrom may be publicly distributed or disclosed to any third person, firm or corporation without the express prior written consent of Ladenburg which consent will not be unreasonably withheld, provided, however, that Ladenburg hereby consents to the inclusion of this opinion in PhoneTel and Davel’s Joint Proxy Statement/ Prospectus and any related registration statement in connection with the Proposed Transaction, and to the references to this opinion therein.

      Based upon and subject to the foregoing and other factors it deemed relevant, Ladenburg is of the opinion that, as of the date hereof, the consideration to be paid to the holders of common stock of PhoneTel with respect to the Proposed Transaction is fair from a financial point of view to the common stockholders of PhoneTel.

Respectfully submitted,

/s/ LADENBURG THALMANN & CO. INC.

     Ladenburg Thalmann & Co. Inc.

APPENDIX E

      The following statutory provisions govern the availability of dissenters’ rights for shareholders of Ohio corporations:

1701.85 QUALIFICATIONS OF AND PROCEDURES FOR DISSENTING SHAREHOLDERS

      (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

      (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

      (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

      (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

      (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

      (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

      (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

      (D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

      (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

      (E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS OF
                           DAVEL COMMUNICATIONS, INC.

         The undersigned stockholder of Davel Communications, Inc., a Delaware corporation ("Davel"), hereby appoints Bruce W. Renard and Marc S. Bendesky, or either of them, each with full power of substitution, proxies or proxy of the undersigned, to vote all the shares of common stock, par value $.01 per share, of Davel which the undersigned would be entitled to vote if personally present at the 2002 Annual Meeting of Stockholders of Davel, to be held on
July 11, 2002, 9:00 a.m. local time, at Davel's executive offices at 10120 Windhorst
Road, Tampa, Florida, and at any adjournment or adjournments thereof, hereby revoking any proxy heretofore given, all as described in the Notice of 2002
Annual Meeting of Stockholders and accompanying joint proxy statement/prospectus for such meeting, the receipt of which is hereby acknowledged.

         The undersigned hereby authorizes that if this Proxy is delivered by means of a telegram, facsimile transmission, or any other means of electronic transmission, then this proxy and its transmission by such means shall be considered to be the valid proxy of the undersigned for the purposes set forth herein.

       IMPORTANT--THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE

                          (Continued on reverse side.)

                              FOLD AND DETACH HERE
                                   Please mark
                                  your votes as
                            indicated in this example
                                        x
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS.

(1)  APPROVAL OF THE MERGER AGREEMENT AND THE RELATED AGREEMENTS, INCLUDING
     THE EXCHANGE AGREEMENT AND THE COMMITMENT LETTER, UNDER WHICH THE
     TRANSACTIONS WILL BE EFFECTED

              [ ]   FOR             [ ]   AGAINST          [ ]   ABSTAIN

(2)  AMENDMENT OF THE DAVEL CHARTER

              [ ]   FOR             [ ]   AGAINST          [ ]   ABSTAIN

(3)  ELECTION OF DIRECTORS IF MERGER WITH PHONETEL TECHNOLOGIES, INC. IS NOT
     CONSUMMATED.

     FOR [] all nominees listed below     WITHHOLD AUTHORITY  []  to vote
                                                             (except as marked
     Raymond A. Gross                                         to the contrary
     David R. Hill                                            below) for all
     Robert D. Hill                                           nominees listed
     Donald S. Liebentritt                                    below
     William C. Pate
     Theodore C. Rammelkamp, Jr.

(4)  In their sole discretion, the above named proxies are authorized to vote in accordance with their own judgment on other matters properly presented before the annual meeting or any adjournment thereof.

Signature(s)_________________ Dated:_________

Note: This Proxy should be dated, signed by the stockholder(s) exactly as the name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Joint owners should each sign. Trustees, executors and others signing in a representative capacity should indicate this capacity. An authorized officer may sign on behalf of a corporation and should indicate the name of the corporation and his or her capacity.